    As filed with the Securities and Exchange Commission on February 5, 2002

                                                    Registration No. 333-
================================================================================


                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549


                                    FORM S-4

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933




                           BLUE DOLPHIN ENERGY COMPANY

             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)


                   DELAWARE                                         1311                                      73-1268729
         (State or other jurisdiction                   (Primary Standard Industrial                        I.R.S. Employer
      of incorporation or organization)                  Classification Code Name)                      Identification Number)

                                                          801 Travis, Suite 2100
                                                           Houston, Texas 77002
                                                              (713) 227-7660
      (Address, including zip code, and telephone number, including area code, or registrant's principal executive offices)

                           ==========================

                                 G. Brian Lloyd
                     Vice President, Treasurer and Secretary
                           Blue Dolphin Energy Company
                             801 Travis, Suite 2100
                              Houston, Texas 77002
                                 (713) 227-7660
(Address, including zip code, and telephone number, including area code of agent for service)

                           ==========================

                                 With Copies To:

                                Nick D. Nicholas
                             Porter & Hedges, L.L.P.
                            700 Louisiana, 35th Floor
                              Houston, Texas 77002
                                 (713) 226-0600
                               Fax: (713) 226-0237

       APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the registration statement becomes effective and the satisfaction or waiver of all other conditions to the merger, pursuant to the Amended and Restated Agreement and Plan of Merger, dated as of December 19, 2001, as amended, filed as exhibit 2.1 to this registration statement.

                           ==========================

         If the Securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

         If this Form is filed to register additional Securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

                           ==========================


                         CALCULATION OF REGISTRATION FEE

------------------------------------------------------------------------------------------------------------------------------------
             TITLE OF EACH CLASS OF SECURITIES          AMOUNT TO BE    PROPOSED MAXIMUM      PROPOSED MAXIMUM         AMOUNT OF
                     TO BE REGISTERED                    REGISTERED    OFFERING PRICE PER    AGGREGATE OFFERING    REGISTRATION FEE
                                                            (1)               UNIT                PRICE (2)             (2)(3)
------------------------------------------------------------------------------------------------------------------------------------
common stock, par value $.01 per share                    100,903        Not Applicable          $2,922,000             $268.82
------------------------------------------------------------------------------------------------------------------------------------

(1) Represents the maximum number of additional shares of common stock of Blue Dolphin Energy Company ("Blue Dolphin") that may be issued in connection with the merger with American Resources Offshore, Inc. ("ARO") described herein at the exchange ratio of .0362 shares of the registrant's common stock for each share of ARO's common stock outstanding on January 23, 2002 (other than shares owned by registrant and its subsidiaries) and at an exchange ratio of .0301 shares of the registrant's common stock for each share of ARO's preferred stock outstanding on January 23, 2002 (other than shares owned by registrant and its subsidiary.

(2) In accordance with Rule 457(f)(1) and (2), the maximum offering price was calculated as the sum of: (a) the product of approximately 52,000,000 shares of ARO common stock to be cancelled in the merger multiplied by $.05, which is the average of the high and low prices reported for the ARO common stock on February 4, 2002 as reported on the OTC Bulletin Board, plus (b) $322,000, the book value at January 23, 2002 of ARO's preferred stock for which there are no reported bid and ask or sale prices.

(3) Pursuant to Rule 429, this registration statement contains a combined prospectus that relates to Blue Dolphin's Common Stock registered on Form S-4, file no. 333-75842, filed by Blue Dolphin on December 21, 2001 (the "Earlier Registration Statement"). Fees totaling $568.00 covering the previously registered securities were paid by Blue Dolphin upon filing the Earlier Registration Statement and, pursuant to Rule 457(p), will be used to offset the registration fees for this registration statement.

                           ==========================

         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

                           ==========================

         PURSUANT TO RULE 429 UNDER THE SECURITIES ACT OF 1933, THE PROSPECTUS INCLUDED IN THIS REGISTRATION STATEMENT IS A COMBINED PROSPECTUS WHICH RELATES TO REGISTRATION STATEMENT NO. 333-75842, AS AMENDED, PREVIOUSLY FILED BY THE REGISTRANT ON FORM S-4. THIS REGISTRATION STATEMENT ALSO CONSTITUTES POST-EFFECTIVE AMENDMENT NO. 1 WITH RESPECT TO REGISTRATION STATEMENT NO. 333-75842, AS AMENDED, PURSUANT TO WHICH 326,000 SHARES OF COMMON STOCK WERE REGISTERED AND REMAIN TO BE ISSUED.

================================================================================

THE INFORMATION IN THIS JOINT PROXY STATEMENT/PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS JOINT PROXY STATEMENT/PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                     Subject to Completion February 5, 2002

                        AMERICAN RESOURCES OFFSHORE, INC.

To our Stockholders:

         You are cordially invited to attend a special stockholders meeting of American Resources Offshore, Inc. ("ARO") to be held at 10:00 a.m., local time, on Tuesday, February 19, 2002, at ARO's corporate office, located at 801 Travis, Suite 2100, Houston, Texas 77002.

         At the special stockholders meeting, you will be asked to consider and vote upon the approval and adoption of the Amended and Restated Agreement and Plan of Merger, dated December 19, 2001. If the merger agreement is approved and adopted:

         o each issued and outstanding share of ARO common stock, other than those shares held by Blue Dolphin Energy Company ("Blue Dolphin"), ARO and any of their wholly-owned subsidiaries, will be canceled and converted into the right to receive either .0362 of a share of Blue Dolphin common stock or $.06 in cash, subject to proration as described below; and

         o each issued and outstanding share of ARO preferred stock, other than those held by Blue Dolphin, ARO and any of their wholly-owned subsidiaries, will be canceled and converted into the right to receive .0301 of a share of Blue Dolphin common stock or $.07 in cash.

         In connection with the merger, if you own ARO common stock, and elect to receive cash, you may not receive all of your payment in cash. The merger agreement provides that no more than 70% of the total merger consideration paid to holders of common stock will be paid in cash. Therefore, your election to receive cash may be adjusted on a pro rata basis if more than 70% of the holders elect to receive cash.

         The merger agreement is the result of negotiations between Blue Dolphin and a special committee formed by ARO's board of directors, consisting of directors who are not officers or directors of Blue Dolphin. After careful consideration, the Special Committee unanimously determined that the merger is fair to, and in the best interests of, ARO's public stockholders. THE FULL BOARD OF DIRECTORS ALSO UNANIMOUSLY DETERMINED THAT THE MERGER IS FAIR TO, AND IN THE BEST INTERESTS OF, ARO'S STOCKHOLDERS. THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND THE MERGER.

         Under the terms of the merger agreement, ARO can complete the merger only if holders of a majority of the combined voting power of ARO's common stock and preferred stock, voting together as a single class, vote to approve and adopt the merger agreement and the merger and if the holders of a majority of the outstanding shares of preferred stock, voting as a separate class, vote to approve and adopt the merger agreement and the merger. Blue Dolphin controls approximately 77% of the voting power of all outstanding shares of ARO common stock and 50.4% of the outstanding shares of ARO preferred stock and has indicated that it will vote its shares to approve the merger.

         If the merger agreement is approved, ARO will become a wholly-owned subsidiary of Blue Dolphin. The accompanying joint proxy statement/prospectus explains the proposed merger and provides specific information concerning the special stockholders meeting. Please read the joint proxy statement/prospectus carefully.

         Please carefully consider all of the information in this joint proxy statement/prospectus regarding ARO, Blue Dolphin and the merger, including in particular the discussion in the section entitled "Risk Factors" beginning on page 10. Whether or not you plan to attend the special stockholders meeting, we request that you complete, date, sign and return the enclosed proxy card promptly in the enclosed pre-addressed, postage-paid envelope.

                                           Sincerely,


                                           /s/ DOUGLAS L. HAWTHORNE
                                           ------------------------------------
                                           Douglas L. Hawthorne
                                           Chairman of the Special Committee
Houston, Texas
January 25, 2002

         THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF SUCH TRANSACTION NOR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

         This joint proxy statement/prospectus is dated January 25, 2002 and is first being mailed to stockholders on or about January 25, 2002.

                 [AMERICAN RESOURCES OFFSHORE, INC. LETTERHEAD]

                           ---------------------------

                    NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

                         TO BE HELD ON FEBRUARY 19, 2002

                           ---------------------------

To our Stockholders:

         Notice is hereby given that a special stockholders meeting of American Resources Offshore, Inc. will be held at 10:00 a.m., local time, on February 19, 2002, at ARO's corporate office, located at 801 Travis, Suite 2100, Houston, Texas 77002, for the following purposes:

                  1. To consider and vote upon a proposal to approve and adopt the Amended and Restated Agreement and Plan of Merger, dated as of December 19, 2001, among ARO, Blue Dolphin Energy Company and BDCO Merger Sub, Inc., a wholly-owned subsidiary of Blue Dolphin. Under the terms of the merger agreement:

                           o each issued and outstanding share of ARO common stock, other than those shares held by Blue Dolphin, ARO and any of their wholly-owned subsidiaries or stockholders who perfect their statutory appraisal rights under Delaware law, will be canceled and converted into the right to receive either .0362 of a share of Blue Dolphin common stock or $.06 in cash, at the election of each stockholder, subject to proration as described in the merger agreement;

                           o each issued and outstanding share of ARO preferred stock, other than those held by Blue Dolphin, ARO and any of their wholly-owned subsidiaries or stockholders who perfect their statutory appraisal rights under Delaware law, will be canceled and converted automatically into the right to receive either .0301 of a share of Blue Dolphin common stock or $.07 in cash, at the election of each stockholder; and

                           o Blue Dolphin will acquire ARO through the merger of BDCO Merger Sub, Inc., a newly-formed Delaware corporation, into ARO.

                  2. To transact any other business that may properly come before the special meeting or any adjournment or postponement of the special meeting.

                  Only those persons who were holders of record of our common stock or preferred stock at the close of business on January 23, 2002 will be entitled to notice of, and to vote at, the special stockholders meeting and any adjournment(s) or postponement(s) of the special stockholders meeting. A list of these stockholders will be available for review at ARO's principal executive office during normal business hours for a period of ten days before the special stockholders meeting.

         The merger is described in the accompanying joint proxy statement/prospectus, which you are urged to read carefully. In addition, you may obtain information about ARO from documents that ARO has filed with the Securities and Exchange Commission. A copy of the merger agreement is attached as Appendix A to the accompanying joint proxy statement/prospectus.

                                             BY ORDER OF THE BOARD OF DIRECTORS,


                                             /s/ JOHN P. ATWOOD
                                             -----------------------------------
                                             John P. Atwood
                                             Secretary

Houston, Texas
January 25, 2002

                                TABLE OF CONTENTS

                                                                                PAGE
                                                                                ----

QUESTIONS AND ANSWERS ABOUT THE MERGER............................................1

SUMMARY  .........................................................................5
         Purpose of the Special Meeting ..........................................5
         Date, Time and Place of the Special Meeting..............................5
         Record Date and Quorum...................................................5
         Vote Required and Revocation of Proxies..................................5
         ARO Stockholder Elections................................................6
         Parties of the Merger....................................................6
         The Merger Agreement.....................................................6
         Conditions to the Merger.................................................6
         Termination of the Merger Agreement......................................7
         Interests of ARO Directors and Officers in the Merger....................7
         Tax Consequences.........................................................7
         Accounting Treatment.....................................................7
         Regulatory Approvals.....................................................8
         Restrictions on Sales of Shares by Affiliates of Blue Dolphin............8
         Appraisal Rights.........................................................8
         Forward-Looking Statements in this Proxy Statement-Prospectus............8
         Comparison of Rights of Holders of ARO and Blue Dolphin Capital Stock....8

RISK FACTORS.....................................................................10
         Risks Relating to the Merger............................................10
         Risks Relating to the Operation of Blue Dolphin.........................11

PARTIES TO THE MERGER............................................................19

THE SPECIAL STOCKHOLDERS MEETING.................................................20
         Date; Time; Place and Record Date of the Special Stockholders Meeting...20
         The Merger..............................................................20
         Recommendation of ARO's Board of Directors..............................20
         Voting Information......................................................20
         Solicitation; Revocation and Use of Proxies.............................21
         Stockholder Elections...................................................21

THE MERGER.......................................................................22
         Background of the Merger................................................22
              Background of the Formation and Business of American Resources
                   Offshore, Inc.................................................22
              Background of the Evaluation of Strategic Alternatives and the
                   Merger........................................................22
         Determination of the Special Committee and Recommendation of the ARO
              Board of Directors; Fairness of the Merger.........................24
         Reasons for the Special Committee's Determination and the ARO Board's
              Recommendation.....................................................24
         Fairness of the Merger..................................................25
         Reasons of Blue Dolphin for the Merger..................................26
         Effects of the Merger; Plans for ARO Following the Merger...............26
         Risk That the Merger Will Not Be Completed..............................27
         Interests of ARO Directors and Officers in the Merger...................27
         Certain Relationships And Related Transactions..........................28
         Stock Options and Restricted Stock......................................28
         Employment Agreements...................................................28
         Accounting Treatment of the Merger......................................28
         Material Federal Income Tax Consequences................................28

                                       (i)

              Tax Consequences of the Receipt of the Merger Consideration to
                  Holders of ARO Common Stock and Preferred Stock................28
              Dissenters.........................................................29
              Tax Consequences of the Merger to ARO and Blue Dolphin.............29
         Regulatory Matters......................................................29
         Restrictions on Sales of Shares by Affiliates of ARO and Blue Dolphin...29
         Dissenters' Rights of Appraisal.........................................29
         Listing of Blue Dolphin Common Stock....................................32

THE MERGER AGREEMENT.............................................................33
         The Merger..............................................................33
         Effective Time of The Merger............................................33
         Structure; Merger Consideration.........................................33
         Treatment of Options....................................................34
         Stockholder Elections; Proration........................................34
         Payment for Shares; Exchange of ARO Certificates .......................34
         Transfer of Shares......................................................35
         Officers, Directors and Governing Documents.............................35
         Representations and Warranties..........................................35
         Conduct of Business Pending the Merger..................................36
         Stockholders Meeting; Recommendation of Board of Directors..............36
         Regulatory and Other Consents and Approvals.............................36
         Conditions to the Merger................................................36
         Termination of the Merger Agreement by Blue Dolphin or ARO..............37
         Amendment and Waiver....................................................38
         No Termination Fee......................................................38

FEES AND EXPENSES................................................................39

PRICE RANGE OF COMMON STOCK AND DIVIDENDS........................................40

DESCRIPTION OF BLUE DOLPHIN'S CAPITAL STOCK......................................41

COMPARISON OF RIGHTS OF STOCKHOLDERS OF BLUE DOLPHIN AND ARO.....................42


SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT...................45
         ARO  ...................................................................45
         Blue Dolphin............................................................46

DIRECTORS AND EXECUTIVE OFFICERS OF BLUE DOLPHIN.................................47

EXECUTIVE COMPENSATION FOR BLUE DOLPHIN..........................................49
         Executive Officers......................................................49
         Directors...............................................................51

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS FOR BLUE DOLPHIN..................51

OTHER MATTERS....................................................................52

LEGAL OPINION....................................................................52

EXPERTS  ........................................................................52

FUTURE STOCKHOLDER PROPOSALS.....................................................52


                                      (ii)

WHERE YOU CAN FIND MORE INFORMATION...............................................53
              ARO ................................................................53
              Blue Dolphin........................................................53

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS.........................54

Appendix A        Amended and Restated Agreement and Plan of Merger dated as of December 19, 2001, as amended, among American Resources
                  Offshore, Inc., Blue Dolphin Energy Company and BDCO Merger
                  Sub, Inc.

Appendix B        Section 262 of the Delaware General Corporation Law

Appendix C        Annual Report on Form 10-K of American Resources Offshore,
                  Inc. for the year ended December 31, 2000

Appendix D        Quarterly Report on Form 10-Q of American Resources Offshore,
                  Inc. for the quarter ended September 30, 2001

Appendix E        Annual Report on Form 10-K of Blue Dolphin Energy Company for
                  the year ended December 31, 2000

Appendix F        Quarterly Report on Form 10-Q of Blue Dolphin Energy Company
                  for the quarter ended September 30, 2001



                                      (iii)

                     QUESTIONS AND ANSWERS ABOUT THE MERGER

         The following are some questions that you, as a stockholder of ARO, may have and answers to those questions. These answers may not address all questions that may be important to you as a stockholder of ARO. We urge you to read carefully the remainder of this joint proxy statement/ prospectus because additional important information is contained in the remainder of this joint proxy statement/prospectus and the appendices to this joint proxy statement/prospectus.

Q:       WHAT AM I BEING ASKED TO VOTE UPON?

A: You are being asked to approve and adopt a merger agreement that provides for Blue Dolphin to acquire all of the outstanding shares of preferred stock and common stock of ARO in exchange for either shares of Blue Dolphin common stock or cash. The acquisition will be effected by the merger of a wholly-owned subsidiary of Blue Dolphin into ARO with ARO being the surviving corporation. If the merger agreement is approved and adopted, and the merger is completed, ARO will no longer be a publicly-held corporation and you will no longer own ARO common or preferred stock.

Q:       HOW MUCH OF ARO DOES BLUE DOLPHIN CURRENTLY OWN?

A: Blue Dolphin beneficially owns approximately 77% of ARO's outstanding common stock and approximately 50.4% of ARO's outstanding preferred stock.

Q:       WHY IS THE MERGER BEING PROPOSED?

A: The purpose of ARO for engaging in the transactions contemplated by the merger agreement was to become part of a larger, more diverse, operating entity and thereby potentially realize improved operating and financial results and a stronger competitive position. In deciding to undertake the merger, ARO considered the following factors, among others:

         o the greater liquidity of the Blue Dolphin common stock relative to ARO's capital stock;

         o        uncertainty regarding ARO's future growth prospects;

         o        ARO's outstanding litigation with H&N Gas;

         o        recent public capital market trends affecting small companies;
                  and,

         o the costs of, and the burdens on management associated with, being a public company.

Q:       WHAT WILL I RECEIVE IN THE MERGER?

A: Unless you seek appraisal rights, you will be entitled to elect to receive either $.06 in cash or .0362 of a share of Blue Dolphin common stock in exchange for each share of ARO common stock you own at the time of the merger and either $.07 in cash or .0301 of a share of Blue Dolphin common stock in exchange for each share of ARO preferred stock that you own at the time of the merger.

Q:       HOW DO I ELECT THE FORM OF PAYMENT I PREFER?

A: If your shares are registered in your name, you will receive an election form, which you should read carefully. You must return your completed and signed election form, as described in the instructions contained in the election form, to elect the form of payment that you prefer. IF THE EXCHANGE AGENT DOES NOT RECEIVE YOUR ELECTION FORM BY 5:00 P.M., CENTRAL STANDARD TIME, ON FEBRUARY 18, 2002, WHICH IS THE BUSINESS DAY IMMEDIATELY PRECEDING THE SPECIAL MEETING, YOU WILL BE DEEMED TO HAVE ELECTED TO RECEIVE BLUE DOLPHIN COMMON STOCK IN EXCHANGE FOR YOUR ARO COMMON STOCK AND/OR PREFERRED STOCK.

Q:       WILL I RECEIVE THE FORM OF CONSIDERATION THAT I CHOOSE?

A: Not necessarily. The merger agreement provides that no more than 70% of the consideration paid to holders of ARO common stock will be in cash. Therefore, if you are a holder of common stock your election to receive cash may be adjusted on a pro rata basis if more than 70% of the holders of ARO common stock elect to receive cash.

Q:       WHAT DOES THE BOARD OF DIRECTORS RECOMMEND?

A: The Special Committee, consisting solely of directors of ARO who are not officers or employees of ARO or Blue Dolphin, and the Board of Directors, upon recommendation from the Special Committee, have unanimously determined that the merger is fair to, and in the best interests of, ARO's public stockholders. The Board of Directors unanimously recommends that you vote FOR the approval and adoption of the merger agreement and the merger.

Q: WHAT HAPPENS IF THE SPECIAL COMMITTEE OR THE BOARD OF DIRECTORS RECEIVES A BETTER OFFER FOR ARO?

A: The Special Committee and ARO's board of directors may withdraw, modify or refrain from making its recommendation to the stockholders if failure to do so would violate its fiduciary duties. Whether or not the receipt of a better offer would necessitate them to withdraw their recommendation would depend heavily on whether they thought Blue Dolphin would vote in favor of such offer. While the withdrawal of the recommendation of the special committee and board of directors would cause ARO to not meet a condition to closing, Blue Dolphin may waive any of ARO's conditions to closing, other than stockholder approval.

Q:       WHO CAN VOTE ON THE MERGER AGREEMENT?

A: Holders of ARO common stock and preferred stock at the close of business on January 23, 2002, the record date relating to the special stockholders meeting, may vote in person or by proxy on the merger agreement and the merger at the special stockholders meeting.

Q:       WHAT VOTE IS REQUIRED TO APPROVE AND ADOPT THE MERGER AGREEMENT AND THE
         MERGER?

A: The merger agreement and the merger requires the approval of the affirmative vote of a majority of the combined voting power of ARO common stock and ARO preferred stock, voting together as a single class. The approval of the holders of a majority of the outstanding shares of the preferred stock, voting as a separate class, is also required. Blue Dolphin beneficially owns, and as of the record date owned, approximately 77% of the outstanding shares of ARO common stock. In addition, Blue Dolphin owns, and as of the record date owned, approximately 50.4% of the outstanding shares of ARO preferred stock. Blue Dolphin has agreed to vote its shares of ARO common stock and ARO preferred stock to approve and adopt the merger agreement and the merger.

Q:       IS THE MERGER SUBJECT TO THE FULFILLMENT OF CERTAIN CONDITIONS?

A: Yes. Before completion of the merger, certain conditions must be satisfied, including the approval by ARO's stockholders as described in this joint proxy statement/prospectus. If these conditions are not satisfied or waived, the merger will not be completed even if the stockholders vote to approve and adopt the merger agreement.

Q:       WHEN DO YOU EXPECT THE MERGER TO BE COMPLETED?

A: ARO is working toward completing the merger as quickly as possible. If the conditions to the merger are satisfied or waived, ARO hopes to complete the merger promptly following the special stockholders meeting.

Q: DO ARO'S OFFICERS AND DIRECTORS AND BLUE DOLPHIN HAVE INTERESTS IN THE MERGER THAT ARE DIFFERENT FROM, OR IN ADDITION TO, YOUR INTERESTS?

A: When you consider the ARO Board of Directors' recommendation with respect to the merger, you should be aware that members of ARO's management and the ARO Board of Directors have interests in the transaction that are or may be different from, or in addition to, your interests as an ARO stockholder. In particular, three of ARO's directors are also officers or directors of Blue Dolphin and owe fiduciary duties to Blue Dolphin and its stockholders. In addition, each of them own Blue Dolphin stock.

         The interests of Blue Dolphin are different from those of the public stockholders because Blue Dolphin will become the sole stockholder of ARO and hold 100% of the outstanding shares of ARO and therefore Blue Dolphin will be able to directly participate in ARO's future growth. The public stockholders will only be able to indirectly participate in ARO's future growth by electing to receive Blue Dolphin common stock.

Q:       WHAT DO I NEED TO DO NOW?

A: After you have carefully reviewed this proxy statement, including the attachments, please complete the election form and mark your vote on your proxy card and sign and return the election form and proxy card in the enclosed return envelopes as soon as possible. This will ensure that your election will be recorded and your shares will be represented at the special stockholders meeting. If you sign and send in the proxy card and do not indicate how you want to vote, your proxy will be voted FOR the approval and adoption of the merger agreement and the merger.

Q: IF MY SHARES ARE HELD IN "STREET NAME" BY MY BROKER, WILL MY BROKER VOTE MY SHARES FOR ME?

A: Your broker will vote your shares only if you provide written instructions as to how to vote your shares. You should follow the directions provided by your broker regarding how to instruct your broker to vote your shares.

Q:       WHAT RIGHTS DO I HAVE TO DISSENT FROM THE MERGER?

A: If you wish, you may dissent from the merger and seek an appraisal of the fair value of your shares, but only if you comply with all requirements of Delaware law summarized on Pages 30 through 32 and set forth in Appendix B of this proxy statement. Based on the determination of the Delaware Court of Chancery, the appraised fair value of your shares of ARO common stock or ARO preferred stock may be more than, less than or equal to the value of the merger consideration to be issued in the merger. The appraised fair value of your shares of ARO common stock or ARO preferred stock would be paid to you only if the merger is completed and an appraisal proceeding follows.

Q:       CAN I CHANGE MY VOTE AFTER I HAVE MAILED MY SIGNED PROXY CARD?

A: Yes. You can change your vote at any time before the vote is taken at the special stockholders meeting. If you are the record holder of your shares, you can change your vote in one of the following three ways:

         o You can send a written notice dated later than your proxy card stating that you would like to revoke your current proxy.

         o You can complete and submit a new proxy card dated later than your original proxy card.

         o You can attend the special stockholders meeting and vote in person.

         If you choose either of the first two methods, you must submit your notice of revocation or your new proxy card to the Secretary of ARO at 801 Travis, Suite 2100, Houston, Texas 77002. ARO must receive the notice or new proxy card before the vote is taken at the special stockholders meeting.

         Simply attending the special stockholders meeting and not voting, however, will not revoke your proxy. If you hold your shares in "street name" and have instructed a broker to vote your shares, you must follow the directions received from your broker as to how to change your vote.

Q:       SHOULD I SEND IN MY STOCK CERTIFICATES NOW?

A: No. If the merger is completed, ARO will promptly send you written instructions for sending in your stock certificates in exchange for the merger consideration to be issued in exchange for your shares.

Q.       WHO CAN HELP ANSWER MY QUESTIONS?

A.       If you have more questions about the merger you should contact:

         Haavard Strommen
         American Resources Offshore, Inc.
         801 Travis, Suite 2100
         Houston, Texas 77002
         713-227-7660

                                     SUMMARY

         This summary highlights selected information contained elsewhere in this joint proxy statement/prospectus and may not contain all of the information that is important to you. You should carefully read this entire joint proxy statement/prospectus, including the attached appendices, and the other documents to which we refer you to in this joint proxy statement/prospectus. See "Where you can find more information" on Page 53.

PURPOSE OF THE SPECIAL MEETING (SEE PAGE 20)

         At the special meeting, the stockholders of ARO will consider and vote on a proposal to adopt the merger agreement and the merger. The merger agreement provides that a wholly-owned subsidiary of Blue Dolphin would merge with and into ARO. ARO would be the surviving corporation in the merger and would then be a wholly-owned subsidiary of Blue Dolphin. Each outstanding share of common stock of ARO, other than shares held by ARO in treasury, shares held by Blue Dolphin and shares held by stockholders who perfect their statutory appraisal rights under Delaware law, would be converted automatically into the right to receive either .0362 shares of Blue Dolphin common stock or $.06 in cash, at the election of the holder, subject to a pro rata adjustment, and each outstanding share of preferred stock of ARO, other than shares held by ARO in treasury held, shares by Blue Dolphin and shares held by stockholders who perfect their statutory appraisal rights under Delaware law, would be converted automatically into the right to receive .0301 shares of Blue Dolphin common stock or $.07 in cash, at the election of the holder.

DATE, TIME AND PLACE OF THE SPECIAL MEETING (SEE PAGE 20)

         The special meeting will be held on Tuesday, February 19 , 2002, at 10:00 a.m., local time, at ARO's corporate office, located at 801 Travis, Suite 2100, Houston, Texas 77002.

RECORD DATE AND QUORUM (SEE PAGE 20)

         You can vote at the special meeting if you owned ARO common or preferred stock at the close of business on January 23, 2002, which is the record date for the special meeting. You are entitled to one vote for each share of ARO common stock and four votes for each share of ARO preferred stock held by you on the record date. At the close of business on the record date, there were 51,286,766 shares of ARO common stock outstanding and 39,682 shares of ARO preferred stock outstanding. Holders of a majority of the outstanding shares of ARO common stock and preferred stock entitled to vote at the special meeting must be present in person or represented by proxy to constitute a quorum for the transaction of business.

VOTE REQUIRED AND REVOCATION OF PROXIES (SEE PAGES 20 AND 21)

         The merger agreement requires the approval by two separate votes of ARO's stockholders. First, the holders of a majority of the combined voting power of the outstanding shares of ARO common stock and preferred stock entitled to vote at the special meeting will be asked to approve and adopt the merger agreement. Second, the holders of a majority of the outstanding shares of ARO preferred stock, voting separately as a class, will be asked to approve and adopt the merger agreement.

         Blue Dolphin, which owns approximately 77% of the outstanding ARO common stock and approximately 50.4% of the outstanding ARO preferred stock, owns enough shares of ARO preferred stock and common stock to approve the merger agreement without the vote of any other holders of ARO common stock or preferred stock. Blue Dolphin has indicated that it will vote its shares of ARO common stock and preferred stock in favor of the merger agreement.

         The officers and directors of ARO beneficially own approximately 207,847 shares of ARO common stock and no shares of ARO preferred stock. No shares of capital stock of ARO are owned by any director or officer of Blue Dolphin.

         You may revoke your proxy at any time before your shares are voted at the special meeting by sending a written notice to the secretary of ARO so that it is received prior to the special meeting, by executing and returning a later-dated proxy, or by voting in person at the special meeting.

         If you send in your proxy card without instructions on how to vote, your shares will be voted "FOR" the adoption of the proposed merger agreement.

         The board of directors of ARO does not expect any other matters to be voted on at the special meeting. If any other matters do properly come before the special meeting, the people named on the accompanying proxy card will vote the shares represented by all properly executed proxies in their discretion. However, shares represented by proxies that have been voted "AGAINST" adoption of the merger agreement will not be used to vote "FOR" adjournment of the special meeting to allow more time to solicit additional votes "FOR" adoption of the merger agreement.

ARO STOCKHOLDER ELECTIONS (SEE PAGE 34)

         ARO stockholders will receive an election form with this joint proxy statement/prospectus. You should use this form to elect to receive cash, Blue Dolphin common stock or a combination of cash and Blue Dolphin common stock in exchange for your shares of ARO common and/or preferred stock. If you do not make an election, you will be deemed to have elected to receive Blue Dolphin common stock.

          The merger agreement provides that holders of ARO common stock may not receive more than 70% of the aggregate merger consideration in cash and, as a result, at least 30% of the aggregate merger consideration paid to holders of ARO common stock will be Blue Dolphin common stock. The effect of the 70% limitation is that the cash portion of the merger consideration paid to holders of ARO common stock will be prorated if the aggregate number of shares of ARO common stock for which elections to receive cash are made exceeds 70% of the outstanding shares of ARO common stock. If such an adjustment is required, however, holders of ARO common stock will receive shares of Blue Dolphin common stock for any shares of ARO common stock for which they do not receive cash.

PARTIES OF THE MERGER (SEE PAGE 19)

         Blue Dolphin Energy Company -- Blue Dolphin, is a holding company that conducts substantially all of its operations through its subsidiaries. Its business activities are conducted in two primary business segments:

         o        oil and gas exploration and production, and

         o pipeline operations and activities, including developmental midstream projects.

         American Resources Offshore, Inc. -- ARO is an independent oil and gas company engaged in the acquisition, exploration, development, and production of oil and gas properties in the Gulf Coast region offshore Louisiana and Texas.

         BDCO Merger Sub, Inc.-- BDCO Merger Sub, Inc., a newly-formed Delaware corporation, was formed solely for purposes of completing the merger and is sometimes referred to as the merger subsidiary. It is a wholly-owned subsidiary of Blue Dolphin Exploration, a wholly-owned subsidiary of Blue Dolphin.

THE MERGER AGREEMENT (SEE PAGES 33 THROUGH 38)

         The merger agreement, including the significant conditions to the closing of the merger, is described on pages 33 through 38 and is attached as Appendix A to this proxy statement. ARO encourages you to read carefully the entire merger agreement, as it is the legal document that governs the merger.

CONDITIONS TO THE MERGER (SEE PAGES 36 AND 37)

         We will complete the merger only if a number of conditions are satisfied or waived, including, but not limited to, the following:

         o the approval and adoption of the merger agreement and the merger by stockholders who hold a majority of the voting power of the ARO outstanding shares of common stock and preferred stock, voting together as a single class;

         o the approval and adoption of the merger agreement and the merger by stockholders who hold a majority of ARO preferred stock, voting as a separate class;

         o the consummation of the merger is not restrained, enjoined or prohibited by any order, judgment or decree of a court of competent jurisdiction or any governmental entity, including any pending action seeking damages;

         o no law or regulation is enacted or deemed applicable to the merger that prevents the consummation of the merger or impose material limitations on the ability of the surviving corporation to exercise full rights of ARO's assets or business;

         o this registration statement shall have been declared effective by the Securities and Exchange Commission;

         o no stop order suspending the effectiveness of this registration statement and no proceedings for that purpose shall have been initiated;

         o all state securities laws or "Blue Sky" permits or approval shall have been received; and

         o NASDAQ, or the securities exchange where the Blue Dolphin common stock is then listed, shall have authorized for listing the Blue Dolphin common stock to be issued in connection with the merger.

         If these conditions are not satisfied or waived, the merger will not be completed even if the approval requirement is met.

TERMINATION OF THE MERGER AGREEMENT (SEE PAGE 38)

         ARO and Blue Dolphin may agree to terminate the merger agreement at any time before the effective time of the merger. In addition, either party may terminate the merger agreement if, among other things:

         o the stockholder approval condition, requiring that the merger agreement and the merger be approved and adopted by the affirmative vote of the holders of a majority of the combined voting power of the outstanding shares of ARO common stock and ARO preferred stock, voting together as a single class, and the affirmative vote of a majority of the outstanding shares of the preferred stock, voting as a separate class, is not met; or

         o        the effective time has not occurred on or before April 30,
                  2002

         No termination fee is payable by any party in the event of a termination.

INTERESTS OF ARO DIRECTORS AND OFFICERS IN THE MERGER (SEE PAGE 28)

         When considering the recommendation of ARO's Board of Directors with respect to the merger, you should be aware that some of ARO's directors and officers may have interests that are different from, or in addition to, your interests as a ARO stockholder. Three of ARO's directors are also officers or directors of Blue Dolphin and own Blue Dolphin stock.

TAX CONSEQUENCES  (SEE PAGE 29)

         The merger will generally be treated as a taxable exchange by the ARO stockholders of their shares of ARO common stock and preferred stock for the merger consideration. Each ARO stockholder will realize taxable gain, or loss, to the extent that the fair market value of the cash and/or Blue Dolphin common stock received by the ARO stockholder in the merger exceeds, or is less than, the stockholder's basis in the ARO common stock or preferred stock exchanged in the merger. You should consult your own tax advisor for a full understanding of the merger's tax consequences. Additionally, no gain or loss will generally be recognized by ARO or Blue Dolphin as a result of the merger.

ACCOUNTING TREATMENT (SEE PAGE 28)

         The merger will be accounted for as the acquisition of a minority interest by Blue Dolphin, using the purchase method of accounting.

REGULATORY APPROVALS (SEE PAGE 29)

         There are no federal or state regulatory approvals required that have not already been obtained in order for us to complete the merger, except for (1) the requirements of the Delaware General Corporation Law relating to stockholder approval and completion of the merger and (2) the requirements of the federal and state securities laws.

RESTRICTIONS ON SALES OF SHARES BY AFFILIATES OF BLUE DOLPHIN (SEE PAGE 29)

         All shares of Blue Dolphin common stock you receive in the merger will be freely transferable unless you are considered an "affiliate" of Blue Dolphin under the Securities Act of 1933. Shares of Blue Dolphin common stock received by its affiliates in the merger may only be sold under a registration statement or exemption under the Securities Act.

APPRAISAL RIGHTS (SEE PAGES 30 THROUGH 32 AND APPENDIX B)

         ARO is a Delaware corporation. Under the Delaware General Corporation Law, if you do not vote in favor of the merger and you follow all of the procedures for demanding appraisal rights described in Appendix B and summarized on Pages 30 through 32 and, you will be entitled to dissent and elect to have an appraisal of the "fair value" of your shares of common stock or preferred stock by the Delaware Court of Chancery. The value determined by the Delaware Court of Chancery may be more than, the same as or less than the per share payment (in cash or Blue Dolphin common stock) you would have received for each of your shares in the merger if you had not exercised your appraisal rights. Generally, to exercise appraisal rights, among other things:

         o You must NOT vote in favor of the merger agreement and the merger; and

         o You must make a written demand for appraisal in compliance with Delaware law BEFORE the vote on the merger agreement and the merger.

         Merely voting against the merger agreement will not preserve your appraisal rights under Delaware law. Appendix B to this proxy statement contains the Delaware statute relating to your appraisal rights. IF YOU WANT TO EXERCISE YOUR APPRAISAL RIGHTS, YOU ARE URGED TO READ AND FOLLOW CAREFULLY THE PROCEDURES ON PAGES 30 THROUGH 32 AND IN APPENDIX B. FAILURE TO FOLLOW ALL OF THE STEPS REQUIRED UNDER DELAWARE LAW WILL RESULT IN THE LOSS OF YOUR APPRAISAL RIGHTS.

FORWARD-LOOKING STATEMENTS IN THIS PROXY STATEMENT-PROSPECTUS (SEE PAGE 54)

         This joint proxy statement/prospectus and the documents incorporated by reference into this joint proxy statement/prospectus contain forward-looking statements within the "safe harbor" provisions of the Sections 27A of the Securities Act and 21E of the Securities Exchange Act. Words such as "anticipates," "expects," "intends," "plans," "believes," "seeks," "estimates," and similar expressions identify forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties that could cause actual results to differ materially from the results contemplated by the forward-looking statements. In evaluating the merger, you should carefully consider the discussion of risks and uncertainties in the section entitled "Risk Factors" on pages 10 through 18.

COMPARISON OF RIGHTS OF HOLDERS OF ARO AND BLUE DOLPHIN CAPITAL STOCK (SEE PAGES 42 THROUGH 44)

         There are differences between the rights you have as a holder of ARO common stock and preferred stock and the rights you will have as a holder of Blue Dolphin common stock. For a description of these differences, please read the section called "Comparison of Rights of Stockholders of ARO and Blue Dolphin."

COMPARATIVE PER SHARE MARKET PRICE DATA

         The Blue Dolphin common stock is traded on the NASDAQ Small Cap Market under the symbol "BDCO." The ARO common stock is traded on the OTC Bulletin Board under the symbol "GASS.OB." The ARO preferred stock is not publicly traded.

         The following table presents the closing prices per share of the ARO common stock and the closing prices per share of the Blue Dolphin common stock on the following dates:

         o August 29, 2001, the last trading day before the public announcement that Blue Dolphin and ARO had entered into the merger agreement; and

         o January 23, 2002, the last trading day before the date of this joint proxy statement/prospectus.

         The chart also presents, in the line entitled "Equivalent Per Share Price," the price per share of ARO common stock you would have received if the exchange ratio had been set under the terms of the amended merger agreement on each of August 30, 2001, and January 23, 2002.


STOCK DATE                                                              AUGUST 29, 2001              JANUARY 23, 2002
----------                                                              ---------------              ----------------
ARO..................................................................         $ 0.09                      $ 0.05
Blue Dolphin.........................................................           3.90                        1.64
Equivalent Per Share Price...........................................           0.06                        0.06

         You should obtain current stock price quotations for the ARO common stock and the Blue Dolphin common stock.

         The following table presents historical per share data for Blue Dolphin and ARO and pro forma per share data after giving effect to the proposed merger. The historical financial information is derived from the financial statements of Blue Dolphin and ARO, included in or incorporated by reference into this joint proxy statement/prospectus. The pro forma per share data is derived from the selected historical financial data and gives effect to the issuance of shares of Blue Dolphin common stock in the merger. The pro forma per share data has been calculated based on the historical financial data of Blue Dolphin adjusted for the acquisition of the minority interest related to ARO upon the issuance of Blue Dolphin common stock.


                                                                              NINE MONTHS ENDED
                                                                              SEPTEMBER 30, 2001             FISCAL YEAR ENDED
                                                                                  (UNAUDITED)                DECEMBER 31, 2000
                                                                           -------------------------     --------------------------
                                                                                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                             BLUE                          BLUE
PER SHARE DATA (HISTORICAL):                                                DOLPHIN          ARO          DOLPHIN            ARO
                                                                           ----------     ----------     ----------      ----------
    Book Value per Common Share ......................................     $     1.25     $     0.00     $     1.24      $     0.01
    Book Value per Preferred Share ...................................             NA     $    12.00             NA      $    12.00
    Cash Dividends Declared per Common Share(1) ......................     $     0.00     $     0.02     $     0.00      $     0.00
    Cash Dividends Declared per Preferred Share ......................             NA     $     0.00             NA      $     0.00
    Income (Loss) per Common Share from Continuing Operations:
      Basic ..........................................................     $     0.01     $     0.01     $    (1.70)     $    (0.01)
      Diluted ........................................................     $     0.01     $     0.01     $    (1.70)     $    (0.01)

PRO FORMA PER SHARE AMOUNTS(2):
    Book Value per Common Share ......................................     $     1.27             NA     $     1.27              NA
    Income (Loss) per Common Share from Continuing Operations:
      Basic ..........................................................     $     0.04             NA     $    (1.55)             NA
      Diluted ........................................................     $     0.04             NA             NA              NA


----------
(1) No cash dividends were paid by Blue Dolphin for any of the periods presented.

(2) Blue Dolphin owned approximately 77% of the outstanding shares of ARO common stock at September 30, 2001 and December 31, 2000. ARO was included as a majority owned subsidiary in the consolidated financial statements of Blue Dolphin for the periods presented. The pro forma calculations are preliminary and may not reflect future income (loss) or book value per share amounts following the acquisition of ARO's minority interest. The pro forma computation assumes consideration issued consists solely of Blue Dolphin common stock.

                                  RISK FACTORS

         If you hold your shares of ARO common stock or preferred stock until the merger and elect to receive Blue Dolphin common stock, you will be investing in Blue Dolphin. The following important factors, among others, in some cases have affected, and in the future could affect, Blue Dolphin's actual results and could cause its actual results to differ materially from those expressed in any forward-looking statements made by, or on behalf of, Blue Dolphin. In addition to the other information contained in or incorporated by reference into this joint proxy statement/prospectus, you should carefully consider the following risk factors in deciding whether to vote for the merger and/or to elect to receive Blue Dolphin common stock.

RISKS RELATING TO THE MERGER

         We may not achieve the expected benefits of the mergers.

         The merger is intended to achieve certain specific benefits. The likelihood of achieving those benefits represents the subjective judgment of ARO's and Blue Dolphin's managements and boards of directors. Some of those benefits may not be achieved or, if achieved, may not be achieved in the time frame in which they are expected. Whether Blue Dolphin will actually realize these anticipated benefits depends on future events and circumstances beyond the control of Blue Dolphin.

         It is possible that Blue Dolphin will not realize some or all of the benefits of the merger that formed the basis for the recommendations of ARO's board of directors that you approve the merger agreement.

         The value of the Blue Dolphin common stock to be received in the merger will fluctuate.

         The merger agreement does not contain any provisions for adjustment of the exchange ratios and does not provide any right of termination by either party if there are fluctuations in the market price of either ARO or Blue Dolphin stock before the completion of the merger. Because no adjustment will be made to the exchange ratio, ARO stockholders that elect to receive Blue Dolphin common stock will not be able to determine the value of the consideration that they will receive in connection with the merger until the closing, which will depend upon the market price of Blue Dolphin common stock upon completion of the merger. Variations in the trading prices of ARO and Blue Dolphin stock may result from:

         o changes in the business or results of operations of ARO or Blue Dolphin;

         o        the prospects for the post-merger operations of Blue Dolphin;

         o        the timing of the merger;

         o        general stock market and economic conditions; and

         o other factors beyond the control of ARO or Blue Dolphin, including those described elsewhere in this "Risk Factors" section.

         Before voting and electing the form of consideration, stockholders are urged to obtain current market quotations for both Blue Dolphin and ARO common stock.

         No fairness opinion was obtained regarding the merger.

         Due to the economics of the transaction and to conserve cash, no fairness opinion was received by either ARO or Blue Dolphin regarding the merger. No other parties, other than the special committee and the parties involved in the transaction, have evaluated the fairness of the merger consideration to be received by each stockholder of ARO.

         Some stockholders of ARO common stock may not receive their requested form of merger consideration.

         The merger agreement provides that the merger consideration will be paid in cash, Blue Dolphin common stock or a combination of cash and Blue Dolphin common stock. If the aggregate number of shares of ARO common stock for which cash elections are received is greater than 70% of the number of shares of ARO common stock outstanding at the effective time of the merger, the actual amount of cash consideration that holders of ARO common stock receive on a per share basis will be prorated.

Accordingly, no assurance can be given that holders of ARO common stock who elect to receive cash will receive all of their merger consideration in cash.

RISKS RELATING TO THE OPERATION OF BLUE DOLPHIN

         Blue Dolphin will need to raise additional capital to meet its obligations and working capital requirements.

         Blue Dolphin believes that it will need to raise between $3.0 to $5.5 million of capital to meet its obligations and working capital requirements in fiscal 2002. Blue Dolphin will have to either:

         o        sell assets;

         o seek external financing by issuing equity or debt securities or from third party financing; or

         o        a combination of the above.

There can be no assurance that Blue Dolphin will be able to raise additional capital or that it will be able to raise additional capital on commercially acceptable terms. Blue Dolphin's inability to raise additional capital may cause it to reduce its level of operations and would have a material adverse effect on its financial condition. Furthermore, if Blue Dolphin is not able to raise additional capital, its ability to continue to operate as a going concern will be at question and the auditor's report that it receives may contain a qualification regarding Blue Dolphin's ability to continue as a going concern.

         Oil and gas prices are volatile and a substantial and extended decline in the price of oil and gas would have a material adverse effect on Blue Dolphin.

         Blue Dolphin's revenues, profitability, operating cash flow, the carrying value of its oil and gas properties and its potential for growth are largely dependent on prevailing oil and gas prices. Prices for oil and gas are subject to large fluctuations in response to relatively minor changes in the supply and demand for oil and gas, uncertainties within the market and a variety of other factors beyond Blue Dolphin's control. These factors include:

         o        weather conditions in the United States;

         o        the condition of the United States economy;

         o        the actions of the Organization of Petroleum Exporting
                  Countries;

         o        governmental regulation;

         o        political stability in the Middle East and elsewhere;

         o        the foreign supply of oil and gas;

         o        the price of foreign imports; and

         o        the availability of alternate fuel sources.

         In addition to decreasing Blue Dolphin's revenue and operating cash flow, low or declining oil and gas prices could have collateral effects that could adversely affect Blue Dolphin, including the following:

         o reducing the overall volumes of oil and gas that Blue Dolphin can produce from its oil and gas reserves economically;

         o resulting in an impairment to the historical carrying value of Blue Dolphin's oil and gas properties, which could compel Blue Dolphin, under generally accepted accounting principles, to recognize a significant write down of the carrying value of its oil and gas assets on its balance sheet and an associated charge to its income;

         o increasing Blue Dolphin's dependence on external sources of capital to meet its cash needs; and

         o impairing Blue Dolphin's ability to obtain needed equity or debt capital.

         Volatile oil and gas prices also make it difficult to estimate the value of producing properties Blue Dolphin may acquire and also make it difficult for Blue Dolphin to budget for and project the return on acquisitions and development and exploitation projects.

         Factors beyond Blue Dolphin's control affect its ability to market oil and gas.

         Blue Dolphin's ability to market oil and gas from its wells depends upon several factors beyond its control. These factors include:

         o        the level of domestic production and imports of oil and gas;

         o        the proximity of gas production to gas pipelines;

         o        the available pipeline capacity;

         o        the demand for oil and gas by utilities and other end users;

         o        the availability of alternate fuel sources;

         o        the effect of inclement weather;

         o        state and federal regulation of oil and gas marketing; and

         o federal regulation of gas sold or transported in interstate commerce.

If these factors were to change dramatically, Blue Dolphin's ability to market its oil and gas or obtain favorable prices for its oil and gas could be adversely affected.

         The actual cost to abandon Blue Dolphin's Buccaneer Field offshore platform facilities could exceed the $4.9 million reserve it has established.

         As a result of the termination of production from the Buccaneer Field located in the Gulf of Mexico, Galveston Blocks 288 and 296 in 2000, Blue Dolphin must remove the associated offshore platform facilities and debris around the platform facilities. As of September 30, 2001, Blue Dolphin's reserve for these costs was $4.9 million. Operations to remove the platform facilities commenced in September 2001. The actual cost of these operations could substantially exceed $4.9 million if weather conditions are adverse, debris removal is more excessive than expected and other unforeseen conditions are encountered.

         An adverse result from the H&N Gas litigation could effect the consolidated financials of Blue Dolphin.

         If ARO experiences an adverse outcome with respect to the H&N Gas litigation, ARO's ability to contribute to Blue Dolphin's consolidated financial operating results would be adversely affected. An adverse outcome could require Blue Dolphin to fund the on-going operations and cash-flow needs of ARO.

         Blue Dolphin may be subject to contractual penalties if it is unable to pay its share of drilling costs.

         If Blue Dolphin lacks and is unable to obtain cash sufficient to pay its proportionate share of the estimated costs to drill any well in which it owns less than 100% of the working interest, Blue Dolphin may be subject to contractual "non-consent" and other penalties. These penalties may include, for example, full or partial forfeiture of Blue Dolphin's interest in the well or a relinquishment of Blue Dolphin's interest in production from the well in favor of the participating working interest owners until the participating working interest owners have recovered a multiple of the costs which would have been borne by Blue Dolphin had Blue Dolphin elected to participate, which often ranges from 400% to 600% of such costs.

         Blue Dolphin may record an impairment of the net book value of the Petroport and Sabine Seaport projects.

         Blue Dolphin has been attempting to develop a deepwater port. Most of the costs that Blue Dolphin has incurred have been capitalized. At September 30, 2001, Blue Dolphin's financial statements included an asset of $1.9 million related to the Petroport and Sabine Seaport projects. There can be no assurance that Blue Dolphin will further develop the Petroport and Sabine Seaport projects. If additional progress on the development of these projects is not made, Blue Dolphin believes that an impairment of these assets will be recorded for the year ended December 31, 2001, possibly reducing the carrying value of these assets to $0.

         Blue Dolphin's Petroport, Sabine Seaport, Avoca and Drillmar projects are in the development stage and Blue Dolphin may not be able to successfully complete them.

         The cost of the Petroport and Sabine Seaport terminal complex and facilities are each estimated to be approximately $200.0 million. Deepwater ports, such as these facilities, must comply with extensive federal and state regulations. The licensing process is expected to require at least one year. Given the nature and complexity of obtaining the necessary licenses and permits, there can be no assurance that Blue Dolphin will be issued a deepwater port license and the other necessary permits for either facility. Further, the fabrication, construction and installation of a deepwater port is expected to require a minimum of two years. There can be no assurances that if either facility is completed further competition and regulations will not impede the operation of the deepwater port facility nor can there be any assurances as to when Blue Dolphin may expect to receive a return on its capital investment, if any.

         Blue Dolphin's 25% interest in the Avoca salt cavern gas storage project is dependent upon Avoca developing a brine disposal solution and strong commitment base. Avoca is currently reviewing brine disposal alternatives to determine the technical and commercial viability of completing the construction of the Avoca gas storage facility. Avoca will either terminate the project or go forward with its completion based on the brine disposal solution. Further, given the highly regulated and competitive industry, Blue Dolphin can make no assurances that if Avoca goes forward with the project that it will obtain the necessary regulatory approval.

         The success of Drillmar, in which Blue Dolphin owns a 12.8% interest, is dependent on its ability to obtain adequate financing to fund its operating costs and engineering work. The project is highly capital intensive and will require a strong contract base to succeed. Further, its success will also depend on its ability to obtain a patent to protect technology that it has developed. Blue Dolphin can make no assurances that Drillmar will obtain the financing necessary to fund its operations.

         None of Petroport, Sabine Seaport, Avoca or Drillmar will earn any revenues until their completion. We cannot assure you that any of these projects will ever earn any revenues.

         Blue Dolphin will need external financing to support its oil and gas operations and the development of its Avoca, Petroport, Sabine Seaport and Drillmar projects.

         All of the businesses Blue Dolphin engages in are capital intensive. Blue Dolphin will need external financing to support its oil and gas business and to support the development of its Avoca, Petroport, Sabine Seaport and Drillmar projects. Blue Dolphin's ability to expand its reserve base, develop its oil and gas reserves and to fund the Avoca storage project and the Petroport and the Sabine Seaport facilities, is dependent upon its ability to obtain the necessary capital. Blue Dolphin cannot assure you that it will be able to obtain necessary financing, on acceptable terms, to expand its reserve base and invest in future exploitation, acquisition and exploration opportunities. Under financing arrangements which Blue Dolphin may use for future purchases of oil and gas properties or to fund any development projects, it is likely that such property's entire net, after-tax cash flow will be subject to the terms of such financing and will thus be unavailable to Blue Dolphin until the financing is repaid. Any lender may also condition its financing upon its receipt of some form of ownership interest in the property which would reduce Blue Dolphin's interest in revenues from the property acquired. Lack of adequate external financing could prevent Blue Dolphin from acquiring desirable oil and gas properties, may curtail development of its existing oil and gas properties and could impact its ability to continue its Petroport and Sabine Seaport facilities or Avoca project. Lack of adequate capital could force Blue Dolphin to sell some of its assets and on-going projects at less than advantageous prices.

         Blue Dolphin faces strong competition from larger oil and gas companies that may negatively affect its ability to carry on operations.

         Blue Dolphin operates in a highly competitive industry. Blue Dolphin's competitors include major integrated oil companies, substantial independent energy companies, affiliates of major interstate and intrastate pipelines and national and local gas gatherers, many of which possess greater financial and other resources than Blue Dolphin does. Blue Dolphin's ability to successfully compete in the marketplace is affected by many factors.

         o Most of Blue Dolphin's competitors have greater financial resources than Blue Dolphin does, which gives them better access to sources of capital to acquire and develop oil and gas properties.

         o Most of Blue Dolphin's competitors have longer operating histories and have more data generally available to them, including information relating to oil and gas properties.

         o Blue Dolphin often establishes a higher standard for the minimum projected rate of return on an investment than some of its competitors since it cannot afford to absorb certain risks. This, Blue Dolphin believes, puts it at a competitive disadvantage in acquiring oil and gas properties.

         Because of the highly competitive nature of the pipeline business, Blue Dolphin may not be able to retain existing customers or acquire new customers.

         Competition is intense in the markets where Blue Dolphin operates pipeline gathering facilities. Some of Blue Dolphin's competitors have greater financial resources and access to customers who have larger supplies of natural gas than Blue Dolphin's customers. This could allow those competitors to price their services more aggressively than Blue Dolphin does, which could hurt Blue Dolphin's profitability.

         Blue Dolphin cannot give any assurances that it will be able to renew or replace its current contracts as they expire. The renewal or replacement of existing long-term contracts with Blue Dolphin's customers at rates sufficient to maintain current revenues and cash flows depends on a number of factors beyond Blue Dolphin's control, including:

         o        competition from other pipelines;

         o        the price of, and demand for, natural gas in markets served;

         o the successful drilling of new wells by other companies in the market area around Blue Dolphin's pipeline systems; and

         o the production rates that wells connected to Blue Dolphin's pipeline produce.

         Blue Dolphin's future success depends, in part, upon Blue Dolphin's ability to find, develop and acquire additional oil and gas reserves that are economically recoverable.

         Blue Dolphin's future success depends upon its ability to find or acquire additional oil and gas reserves that are economically recoverable. Blue Dolphin's proved reserves will decline as they are produced unless Blue Dolphin conducts successful exploration or development activities or acquires properties containing proved reserves. Blue Dolphin must attempt to increase its proved reserves even during periods of low oil and gas prices when it is difficult to raise the capital necessary to finance these activities. Blue Dolphin cannot assure you that its planned development projects and acquisition activities will result in significant increases in its reserves or that Blue Dolphin will drill or participate in the drilling of productive wells at economic returns. The drilling of oil and gas wells involves a high degree of risk, especially the risk of dry holes or of wells that are not sufficiently productive to provide an economic return on the capital expended to drill the wells. The cost of drilling, completing and operating a well is uncertain, and Blue Dolphin's drilling or production may be curtailed or delayed as a result of many factors.

         You should not place undue reliance on reserve information because reserve information represents estimates.

         This joint proxy statement/prospectus incorporates estimates of Blue Dolphin's oil and gas reserves and the future net revenues from those reserves which Blue Dolphin and its independent petroleum consultants have prepared. Reserve engineering is a subjective process of estimating Blue Dolphin's recovery from underground accumulations of oil and gas that cannot be measured in an exact manner. The accuracy of Blue Dolphin's reserve estimates is a function of the quality of available data and of engineering and geological interpretation and judgment. Estimates of Blue Dolphin's economically recoverable oil and gas reserves and of future net cash flows necessarily depend upon a number of variable factors and assumptions, such as:

         o historical production from the area compared with production from other producing areas;

         o        the assumed effects of regulations by governmental agencies;
                  and

         o assumptions concerning future oil and gas prices, future operating costs, severance and excise taxes, development costs and costs to restore or increase production on a producing well.

         In addition, different reserve engineers may make different estimates of reserve quantities and cash flows based upon the same available data. Blue Dolphin's reserve estimates are to some degree speculative. As a result there may be material variances between Blue Dolphin's actual results and costs, and Blue Dolphin's estimates of:

         o the quantities of oil and gas that Blue Dolphin ultimately recovers;

         o        Blue Dolphin's production and operating costs;

         o the amount and timing of Blue Dolphin's future development expenditures; and

         o        Blue Dolphin's future oil and gas sales prices.

Any significant variance in these assumptions could materially affect the estimated quantity and value of Blue Dolphin's reserves reported in this joint proxy statement/prospectus.

         Blue Dolphin cannot accurately predict the size or foresee all related risks of an exploration target.

         Blue Dolphin's decision to participate in the drilling of exploratory wells on exploratory prospects and, ultimately, the success of Blue Dolphin's participation depends largely on the results of geotechnical evaluations of 3-D seismic surveys being conducted or planned on such prospects. Seismic surveys are digital recordings of shock waves reflected off of underground formations. Three-dimensional seismic is the application of powerful computer workstations and sophisticated software to seismic data acquired from a dense pattern of shot points to create computer-generated, three-dimensional displays of subsurface formations. The acquisition and interpretation of 3-D and conventional seismic survey data and other geological and geophysical data involves subjective professional judgment. Reliance on such data and interpretations poses the risk that a decision to participate in the drilling of a well may be founded on incorrect data, erroneous interpretations of data, or both. Blue Dolphin believes its use of 3-D seismic surveys will increase the probability of success of such exploratory wells and will reduce average exploration costs through the elimination of prospects that might otherwise be drilled solely on the basis of 2-D seismic surveys, which provides two- dimensional displays, and other traditional methods. However, there can be no assurance as to the success of Blue Dolphin's participation in any drilling program.

         Blue Dolphin cannot control the activities on properties it does not operate.

         Other companies operate many of the properties in which Blue Dolphin has an interest. As a result, Blue Dolphin will depend on the operator of the wells to properly conduct lease acquisition, drilling, completion and production operations. The failure of an operator, or the drilling contractors and other service providers selected by the operator to properly perform services, could adversely affect Blue Dolphin.

         Blue Dolphin has and generally anticipates that it will typically own substantially less than a 50% working interest in its prospects and will therefore engage in joint operations with other working interest owners. In instances in which Blue Dolphin owns or controls less than a majority of the working interest in a prospect, decisions affecting the prospect could be made by the owners of more than a majority of the working interest. For instance, if Blue Dolphin is unwilling or unable to participate in the costs of operations approved by a majority of the working interests in a well, Blue Dolphin's working interest in the well (and possibly other wells on the prospect) will likely be subject to contractual "non-consent penalties" such as those described under the caption "Blue Dolphin may be subject to contractual penalties if it is unable to pay its share of drilling costs."

         Blue Dolphin does not have a vested interest in all of its prospects.

         Until an oil and gas exploration company acquires leases covering its "prospects," its prospects are geological ideas rather than recordable title interests in real property and are subject to prior lease in whole or in part by others. Certain of the prospects in Blue Dolphin's inventory are unleased. Until such time as all of the lands within these prospects are leased by Blue Dolphin, it is possible that all or a portion of such prospects could be leased by others.

         Blue Dolphin has pursued, and intends to continue to pursue, acquisitions. Blue Dolphin's business may be adversely affected if it cannot effectively integrate acquired operations.

         One of Blue Dolphin's business strategies has been to acquire operations and assets that are complementary to its existing businesses. Acquiring operations and assets involves financial, operational and legal risks. These risks include:

         o inadvertently becoming subject to liabilities of the acquired company that were unknown to Blue Dolphin when it was acquired by Blue Dolphin, such as later asserted litigation matters or tax liabilities,

         o the difficulty of assimilating operations, systems and personnel of the acquired businesses, and

         o maintaining uniform standards, controls, procedures and policies.

Any future acquisitions would likely result in an increase in expenses. In addition, competition from other potential buyers could cause Blue Dolphin to pay a higher price than it otherwise might have to pay and reduce its acquisition opportunities. Blue Dolphin is often out-bid by larger, more capitalized companies for acquisition opportunities it pursues. Moreover, Blue Dolphin's past success in making acquisitions and in integrating acquired businesses does not necessarily mean Blue Dolphin will be successful in making acquisitions and integrating businesses in the future.

         Operating hazards including those peculiar to the marine environment may adversely affect Blue Dolphin's ability to conduct business.

         Blue Dolphin's operations are subject to risks inherent in the oil and gas industry, such as:

         o sudden violent expulsions of oil, gas and mud while drilling a well, commonly referred to as a blowout;

         o a cave in and collapse of the earth's structure surrounding a well, commonly referred to as cratering;

         o        explosions;

         o        fires;

         o        pollution; and

         o        other environmental risks.

These risks could result in substantial losses to Blue Dolphin from injury and loss of life, damage to and destruction of property and equipment, pollution and other environmental damage and suspension of operations. Blue Dolphin's offshore operations are also subject to a variety of operating risks peculiar to the marine environment, such as hurricanes or other adverse weather conditions and more extensive governmental regulation. These regulations may, in certain circumstances, impose strict liability for pollution damage or result in the interruption or termination of operations.

         Losses and liabilities from uninsured or underinsured drilling and operating activities could have a material adverse effect on Blue Dolphin's financial condition and operations.

         Blue Dolphin maintains several types of insurance to cover its operations, including maritime employer's liability and comprehensive general liability. Amounts over base coverages are provided by primary and excess umbrella liability policies with maximum limits of $50.0 million. Blue Dolphin also maintains operator's extra expense coverage, which covers the control of drilled or producing wells as well as redrilling expenses and pollution coverage for wells out of control.

         Blue Dolphin may not be able to maintain adequate insurance in the future at rates it considers reasonable or losses may exceed the maximum limits under Blue Dolphin's insurance policies. If a significant event that is not fully insured or indemnified occurs, it could materially and adversely affect Blue Dolphin's financial condition and results of operations.

         Compliance with environmental and other government regulations could be costly and could negatively impact production and pipeline operations.

         Blue Dolphin's operations are subject to numerous laws and regulations governing the discharge of materials into the environment or otherwise relating to environmental protection. These laws and regulations may:

         o        require the acquisition of a permit before drilling commences;

         o restrict the types, quantities and concentration of various substances that can be released into the environment from drilling and production activities;

         o limit or prohibit drilling and pipeline activities on certain lands lying within wilderness, wetlands and other protected areas;

         o require remedial measures to mitigate pollution from former operations, such as plugging abandoned wells and abandoning pipelines; and

         o impose substantial liabilities for pollution resulting from Blue Dolphin's operations.

         The recent trend toward stricter standards in environmental legislation and regulation is likely to continue. The enactment of stricter legislation or the adoption of stricter regulation could have a significant impact on Blue Dolphin's operating costs, as well as on the oil and gas industry in general.

         Blue Dolphin's operations could result in liability for personal injuries, property damage, oil spills, discharge of hazardous materials, remediation and clean-up costs and other environmental damages. Blue Dolphin could also be liable for environmental damages caused by previous property owners. As a result, substantial liabilities to third parties or governmental entities may be incurred which could have a material adverse effect on Blue Dolphin's financial condition and results of operations. Blue Dolphin maintains insurance coverage for its operations, including limited coverage for sudden and accidental environmental damages, but Blue Dolphin does not believe that insurance coverage for environmental damages that occur over time or complete coverage for sudden and accidental environmental damages is available at a reasonable cost. Accordingly, Blue Dolphin may be subject to liability or may lose the privilege to continue exploration or production activities upon substantial portions of its properties if certain environmental damages occur.

         The Oil Pollution Act of 1990 imposes a variety of regulations on "responsible parties" related to the prevention of oil spills. The implementation of new, or the modification of existing, environmental laws or regulations, including regulations promulgated pursuant to the Oil Pollution Act of 1990, could have a material adverse impact on Blue Dolphin.

         Existing and future United States governmental regulation, taxation and price controls could seriously hinder Blue Dolphin.

         Blue Dolphin's oil and gas leases in the Gulf of Mexico are administered principally by the Minerals Management Service, an agency of the U.S. Department of Interior. This agency strictly regulates the exploration, development and production of oil and gas reserves in the Gulf of Mexico. Such regulations could seriously impact Blue Dolphin's operations in the Gulf of Mexico. The federal government regulates the interstate transportation of oil and natural gas, through the Federal Energy Regulatory Commission. Federal reenactment of price controls or increased regulation of the transport of oil and natural gas could seriously hinder Blue Dolphin. None of the natural gas pipelines owned by Blue Dolphin are subject to Natural Gas Act regulation. The trend toward greater competition among gas pipelines subject to Natural Gas Act regulation is continuing, making it infeasible for regulated pipelines to rely upon exclusive monopoly status.

         Blue Dolphin may issue shares of preferred stock with greater rights than its common stock.

         Blue Dolphin's certificate of incorporation authorizes its board of directors to issue one or more series of preferred stock and set the terms of the preferred stock without seeking any further approval from its common stockholders. Any preferred stock that is issued may rank ahead of Blue Dolphin's common stock in terms of dividends, priority and liquidation premiums and may have greater voting rights than its common stock.

         Provisions in Blue Dolphin's organizational documents and Delaware law could delay or prevent a change in control of Blue Dolphin, even if that change would be beneficial to Blue Dolphin's stockholders.

         Certain provisions of Blue Dolphin's certificate of incorporation and the provisions of Section 203 of the Delaware General Corporation Law may delay, discourage, prevent or render more difficult an attempt to obtain control of Blue Dolphin, whether through a tender offer, business combination, proxy contest or otherwise, including the charter's authorization of "blank check" preferred stock. In addition, the vote of the holders of 80% of the outstanding shares is required to approve any amendment to the authorized capital stock of Blue Dolphin. Section 203 of the Delaware General Corporation law limits the ability of a company from engaging in a business combination with a party that became an interested stockholder. Each of these provisions could act as a "repellent" to an unsolicited offer from a buyer.

         There is a limited trading market for Blue Dolphin's common stock.

         Blue Dolphin's common stock is traded on the NASDAQ Small Cap Market. Average daily trading volume for Blue Dolphin's common stock, as reported by the NASDAQ Small Cap Market for the third quarter and fourth quarter of 2001, was approximately 433 and 1,053 shares, respectively. Despite the increase in the number of shares of common stock to be publicly held as a result of this offering, or should additional equity be issued, Blue Dolphin cannot assure you that a more active trading market will develop. Because there is a small public float in Blue Dolphin's common stock and it is thinly traded, sales of small amounts of common stock in the public market could materially adversely affect the market price for Blue Dolphin's common stock. If a more active market does not develop, Blue Dolphin may not be able to sell shares in the future promptly, for prices that it deems appropriate, or perhaps at all.

         Blue Dolphin has not paid dividends on its common stock and does not expect to in the foreseeable future.

         Blue Dolphin has not paid dividends on its common stock since its inception and does not expect to in the foreseeable future, so Blue Dolphin's stockholders will not be able to receive a return on their investments without selling their shares. Blue Dolphin presently anticipates that all earnings, if any, will be retained for development of its business. Any future dividends will be subject to the discretion of Blue Dolphin's board of directors and will depend on, among other things, future earnings, Blue Dolphin's operating and financial condition, Blue Dolphin's capital requirements and general business conditions.

         The market price of Blue Dolphin's common stock could be adversely affected by sales of substantial amounts of common stock in the public market or the perception that such sales could occur.

         As of January 23, 2002, Blue Dolphin had 6,091,592 shares of common stock outstanding. Approximately 153,173 additional shares of common stock were issuable upon the exercise of outstanding options, warrants and convertible securities. The market price of Blue Dolphin's common stock could be adversely affected by the issuance of shares of common stock pursuant to the terms of the merger.

                              PARTIES TO THE MERGER

AMERICAN RESOURCES OFFSHORE, INC.

         ARO is an independent oil and gas company engaged in the acquisition, exploration, development, and production of oil and gas properties in the Gulf Coast region offshore Louisiana and Texas. ARO's principal offices are located at 801 Travis, Suite 2100, Houston, Texas 77002 and the telephone number is
(713) 227-7660.

         ARO's Annual Report on Form 10-K for the fiscal year ended December 31, 2000 and its Quarterly Report on Form 10-Q for the quarter ended September 30, 2001, accompany this joint proxy statement/prospectus.

BLUE DOLPHIN ENERGY COMPANY

         Blue Dolphin conducts its business activities in two primary business segments:

         o        oil and gas exploration and production; and

         o pipeline operations and activities, including our developmental midstream projects.

         Blue Dolphin is a holding company that conducts substantially all of its operations through its subsidiaries. Blue Dolphin primarily concentrates on areas located along the western and central coasts of the Gulf of Mexico. Blue Dolphin's oil and gas exploration and production activities include the exploration, acquisition, development, operation and, when appropriate, disposition of oil and gas properties. Blue Dolphin's oil and gas assets are held by, and it conducts its operations through Blue Dolphin Exploration Company, its wholly-owned subsidiary, and ARO. Blue Dolphin's principal offices are located at 801 Travis, Suite 2100, Houston, Texas 77002 and the telephone number is (713) 227-7660.

         Blue Dolphin's Annual Report on Form 10-K for the fiscal year ended December 31, 2000 and its Quarterly Report for the quarter ended September 30, 2001, accompany this joint proxy statement/prospectus.

BDCO MERGER SUB, INC.

         The merger subsidiary was formed in August 2001 solely for the purposes of engaging in the merger. The merger subsidiary is a wholly-owned subsidiary of Blue Dolphin Exploration, a direct, wholly-owned subsidiary of Blue Dolphin. The merger subsidiary has not carried on any activities to date other than those incident to its formation and the negotiation and execution of the merger agreement. The merger subsidiary's principal offices are located at 801 Travis, Suite 2100, Houston, Texas 77002 and the telephone number is (713) 227-7660.

                        THE SPECIAL STOCKHOLDERS MEETING

DATE; TIME; PLACE AND RECORD DATE OF THE SPECIAL STOCKHOLDERS MEETING

         The special stockholders meeting will be held on Tuesday, February 19, 2002, 10:00 a.m., local time, at ARO's corporate office, located at 801 Travis, Suite 2100, Houston, Texas 77002. The accompanying proxy is being solicited by ARO's Board of Directors and is to be voted at the special stockholders meeting or any adjournment(s) or postponement(s) thereof. The holders of record of ARO's common stock or preferred stock as of the close of business on January 23, 2002 are entitled to receive notice of, and to vote at, the special stockholders meeting. On the record date, there were 51,286,766 shares of ARO common stock and 39,682 shares of preferred stock outstanding and entitled to vote. No other voting securities of ARO are outstanding.

THE MERGER

         At the special stockholders meeting, you will be asked to consider and vote upon the approval and adoption of the merger agreement and the merger, which provides for the merger of a wholly-owned subsidiary of Blue Dolphin into ARO. In the merger, each issued and outstanding share of ARO common stock held by ARO's public stockholders will be canceled and converted into the right to receive either .0362 shares of Blue Dolphin common stock or $.06 in cash, at the election of the stockholder, subject to proration, and each issued and outstanding share of ARO preferred stock held by ARO's public stockholders will be canceled and converted into the right to receive .0301 shares of Blue Dolphin common stock or $.07 in cash, at the election of the stockholder. The shares of stock of the merger subsidiary, all of which are indirectly owned by Blue Dolphin, will be canceled and converted automatically into 100 shares of common stock of the surviving corporation in the merger. Following the merger, Blue Dolphin will hold indirectly 100% of the outstanding shares of stock in the surviving corporation. Treasury shares and shares of ARO common stock and preferred stock owned by Blue Dolphin, the merger subsidiary or by any of their wholly-owned subsidiaries will be canceled. Shares held by stockholders who perfect their dissenters' rights will be subject to appraisal in accordance with Delaware law.

RECOMMENDATION OF ARO'S BOARD OF DIRECTORS

         The ARO board unanimously approved the merger agreement and the merger. The ARO board believes the merger agreement and the transaction contemplated by the merger agreement are advisable and in the best interests of the stockholders of ARO. Accordingly, the ARO board unanimously recommends the ARO common and preferred stockholders vote "FOR" approval and adoption of the merger agreement. For a discussion of the factors the ARO board considered in making this recommendation, see "The Merger."

VOTING INFORMATION

         Each outstanding share of ARO common stock is entitled to one vote. Each outstanding share of ARO preferred stock is entitled to four votes. The merger agreement must be approved by two separate votes of ARO's stockholders. First, the holders of a majority of the combined voting power of the outstanding shares of ARO common stock and preferred stock entitled to vote at the special meeting will be asked to approve and adopt the merger agreement. Blue Dolphin, which owns approximately 77% of the outstanding ARO common stock, owns enough shares of ARO common stock to satisfy this vote requirement without the vote of any other holders of ARO common stock or preferred stock. Second, the holders of a majority of the outstanding shares of ARO preferred stock, voting separately as a class, will be asked to approve and adopt the merger agreement. Blue Dolphin, which also owns 50.4% of the outstanding ARO preferred stock, owns enough shares of ARO preferred stock to also satisfy this vote requirement without the vote of any other holders of ARO preferred stock. Blue Dolphin has indicated that it will vote its shares of ARO common stock and preferred stock in favor of the merger agreement. Blue Dolphin acquired the shares of preferred stock in November 2001 in exchange for restricted shares of Blue Dolphin common stock.

         The presence, in person or by proxy, of the holders of a majority of the outstanding shares of ARO's common stock and preferred stock entitled to vote at the special stockholders meeting is necessary to constitute a quorum for the transaction of business at the special stockholders meeting. Abstentions are counted for purposes of determining whether a quorum exists at the special stockholders meeting for purposes of the approval requirement.

         Brokers who hold shares in street name for customers have the authority to vote on "routine" proposals when they have not received instructions from beneficial owners. However, absent specific instructions from the beneficial owner of the shares, brokers are not allowed to exercise their voting discretion with respect to the approval and adoption of non-routine matters such as the merger proposal. Abstentions and properly executed broker non-votes will be treated as shares that are present and entitled to vote at the special stockholders meeting for purposes of determining whether a quorum exists and will have the same effect as a vote against approval of the merger agreement.

SOLICITATION; REVOCATION AND USE OF PROXIES

         ARO will pay the costs of all mailing and filing fees incurred in connection with this joint proxy statement/prospectus. Some of ARO's directors, officers and employees may solicit proxies by telephone, facsimile and personal contact, without separate compensation for those activities. Copies of solicitation materials will be furnished to fiduciaries, custodians and brokerage houses for forwarding to beneficial owners of common stock, and these persons will be reimbursed for their reasonable out-of-pocket expenses.

         The grant of a proxy on the enclosed form does not preclude you from attending the special stockholders meeting and voting in person. You may revoke your proxy at any time before it is voted at the special stockholders meeting. If you are a record holder, you may revoke your proxy by:

         o delivering to the Secretary of ARO, before the vote is taken at the special stockholders meeting, a written notice of revocation bearing a later date than the proxy;

         o duly executing a later dated proxy relating to the same shares of common stock and delivering it to the Secretary of ARO before the vote is taken at the special stockholders meeting; or

         o attending the special stockholders meeting and voting in person.

         Attendance at the special stockholders meeting will not in and of itself constitute a revocation of a proxy. Any written notice of revocation or subsequent proxy should be sent to the Secretary of ARO at 801 Travis, Suite 2100, Houston, Texas 77002, or hand delivered to the Secretary of ARO before the vote is taken at the special stockholders meeting. All valid proxies will be voted at the special stockholders meeting in accordance with the instructions given. If no instructions are given, the shares represented by the proxy will be voted at the special stockholders meeting for approval and adoption of the merger agreement and the merger. If you hold your shares in "street name" and have instructed a broker to vote your shares, you must follow the directions received from your broker as to how to change your vote.

         Stockholders who do not vote in favor of approval and adoption of the merger agreement and the merger, and who otherwise comply with the applicable statutory procedures of the Delaware General Corporation law summarized elsewhere in this proxy statement, will be entitled to seek appraisal of the value of their common stock under Section 262 of the Delaware General Corporation law. See "The Merger -- Dissenters' Rights of Appraisal."

STOCKHOLDER ELECTIONS

         Detailed instructions regarding how you may make an election between receiving Blue Dolphin common stock, cash or a mix of both are provided on the enclosed election form. If you do not make an election, you will receive Blue Dolphin common stock in exchange for all shares of ARO stock that you own. If you own ARO common stock and elect to receive cash your election may be prorated. If holders of more than 70% of the shares of ARO common stock that are outstanding at the effective time of the merger elect to receive cash, the actual amount of cash consideration that each holder of common stock will receive will be proportionately reduced.

         PLEASE DO NOT SEND IN YOUR STOCK CERTIFICATES AT THIS TIME. IF THE MERGER IS COMPLETED, ARO WILL SEND YOU INSTRUCTIONS REGARDING THE PROCEDURES FOR EXCHANGING YOUR EXISTING STOCK CERTIFICATES FOR THE MERGER CONSIDERATION.

                                   THE MERGER

         This section of the joint proxy statement/prospectus describes the proposed merger. While ARO and Blue Dolphin believe that this description covers the material terms of the merger, this summary may not contain all of the information that is important to you. You should read carefully this entire joint proxy statement/prospectus and the documents we incorporate by reference for a more complete understanding of the merger. In addition, certain important business and financial information are incorporated about each of Blue Dolphin and ARO into this joint proxy statement/prospectus by reference. You may obtain the information incorporated by reference into this joint proxy statement/prospectus without charge by following the instructions in the section entitled "Where You Can Find More Information" that begins on Page 64.

BACKGROUND OF THE MERGER

BACKGROUND OF THE FORMATION AND BUSINESS OF AMERICAN RESOURCES OFFSHORE, INC.

         ARO is an independent oil and gas company engaged in the acquisition, exploration, development, and production of oil and gas properties in the Gulf Coast region offshore Louisiana and Texas. In December 1999, ARO sold to Blue Dolphin Exploration Company, a wholly-owned subsidiary of Blue Dolphin, 39,509,457 shares of common stock. The net purchase price for the shares was $4.5 million.

         In addition, on December 1999, ARO sold to Fidelity Oil Holdings, Inc. 80% of its interest in all of its oil and gas properties located in the Gulf of Mexico. The net purchase price for the 80% interest was $24.2 million.

         The transactions resulted in Blue Dolphin Exploration owning shares of ARO common stock representing approximately 75% of the combined voting power of its outstanding voting securities and controlling ARO's management. Blue Dolphin Exploration's ownership interest increased to 77% in December 2000, when ARO repurchased 1,241,722 shares of its common stock.

BACKGROUND OF THE EVALUATION OF STRATEGIC ALTERNATIVES AND THE MERGER

         The proposed merger is the result of an arm's length negotiation between representatives of ARO and Blue Dolphin. The following is a summary of the background of these negotiations, which led to the unanimous approval of the merger agreement by the boards of directors of both ARO and Blue Dolphin.

         In April 2000, ARO received a letter from an ARO stockholder and former executive officer of ARO, recommending that ARO enter into discussions with Blue Dolphin to exchange shares of ARO common and preferred stock for shares of Blue Dolphin common stock.

         On May 2, 2000, ARO formed a special committee consisting of Messrs. Douglas Hawthorne and Andrew Agosto to consider the possibility of a merger with Blue Dolphin. The special committee was formed to act on behalf of, and in the interests of, the public stockholders in evaluating the merits of, and negotiating the terms of, any potential transaction with Blue Dolphin. The full board of directors of ARO determined that Messrs. Hawthorne and Agosto should serve on the special committee because of their independence from Blue Dolphin and that because all of the other directors were either employed by or directors of, and had equity interests in Blue Dolphin.

         On June 6, 2000, the special committee and their legal counsel met with representatives of Blue Dolphin to discuss a valuation of the two companies.

         In July 2000, Blue Dolphin and the special committee decided to post-pone discussions regarding the merger until Blue Dolphin's registration statement that was filed with the Securities and Exchange Commission became effective.

         In January 2001, upon Blue Dolphin's registration statement becoming effective, Mr. Brian Lloyd, Vice President, Treasurer and Secretary of Blue Dolphin contacted Mr. Hawthorne to resume merger discussions between ARO and Blue Dolphin. Mr. Hawthorne indicated that he needed additional information in connection with a possible merger and indicated that he would like to see updated reserve reports. Mr. Lloyd stated that the reports were currently being updated, but as soon as they were updated, they would be sent to the special committee of ARO.

         In March 2001, preliminary reserve reports with various pricing cases were sent to Messrs. Agosto and Hawthorne along with drafts of Blue Dolphin's financial statements and background information on its other assets and activities.

         On April 5, 2001, ARO held a meeting of its board of directors and discussed, among other things, a possible merger with Blue Dolphin. Final reserve reports for both ARO and Blue Dolphin were distributed to all directors. Mr. Ivar Siem discussed the changes that have occurred since the last discussions between the special committee and Blue Dolphin. Mr. Agosto requested an updated valuation analysis of Blue Dolphin. Mr. Siem stated that updated valuations of ARO and Blue Dolphin would be provided to the special committee.

         During April 2001, Blue Dolphin provided the special committee with various pricing scenarios, valuations and stock trading activity of each of ARO and Blue Dolphin, and updated valuations for ARO and Blue Dolphin and additional information regarding the value of certain of Blue Dolphin's assets.

         ARO held another board meeting on April 26, 2001 to continue discussions with respect to the Blue Dolphin merger. Each director was given updated valuations that had been prepared for the special committee. A discussion ensued regarding the method of valuation of the assets. The Executive Vice President of Exploration and Operations of Blue Dolphin who is also a Vice President of ARO gave a detailed analysis of exploratory prospects for both Blue Dolphin and ARO. The meeting was adjourned so that the special committee could discuss the valuation. The special committee then met with representatives of Blue Dolphin to discuss the merger further. The special committee concluded the meeting by requesting that Blue Dolphin send them a written proposal.

         On May 3, 2001, Blue Dolphin sent the special committee a written offer to exchange each outstanding share of ARO capital stock for shares of Blue Dolphin common stock at an exchange ratio of 38 to 1.

         On May 8, 2001, the special committee sent a written rejection of the Blue Dolphin offer, and stated that they could not go above an exchange ratio of 30 to 1. The special committee stated that their position was based on the uncertainty in assessing an accurate value for several of the Blue Dolphin projects. The special committee also attached their own valuation for Blue Dolphin to review.

         On May 15, 2001, Blue Dolphin responded to the special committee's letter by stating that management believes that the Blue Dolphin projects offer significant value, whereas ARO has no such similar upside and which should be considered in the valuation. Blue Dolphin offered to adjust the exchange ratio to 36 to 1.

         In May and June, 2001, Mr. Lloyd and Mr. John Atwood engaged in discussions with Messrs. Hawthorne and Agosto regarding the exchange ratio. The parties initially agreed to an exchange ratio of 31 to 1. On June 11, 2001, the parties discussed the effect of a $.02 per share cash dividend to ARO common stockholders on the exchange ratio. On June 30, 2001, the ARO board declared a cash dividend of $.02 per share on all outstanding shares of ARO common stock. The cash dividend was paid on July 12, 2001. On June 19, 2001, Mr. Hawthorne and Mr. Lloyd agreed to adjust the exchange ratios to 36 to 1 as a result of the cash dividends.

         On August 3, 2001, the special committee of ARO held a meeting to discuss the exchange ratios. At the meeting, the special committee approved the exchange ratios. On August 6, 2001, the full board of directors of ARO met and the special committee gave its presentation and recommendation to the full board of directors that the exchange ratios of one share of ARO common stock for .0276 of a share of Blue Dolphin common stock and one share of ARO preferred stock for
 .0301 of a share of Blue Dolphin common stock be approved. The ARO board of directors then unanimously approved the exchange ratios.

         On August 22, 2001, a final draft of the merger agreement was circulated to the members of the board of directors of Blue Dolphin. On the same date, the board of Blue Dolphin held a meeting and discussed the merger agreement, the exchange ratios and related issues. The Blue Dolphin board then unanimously approved the merger agreement.

         On August 27, 2001, the special committee of ARO unanimously recommended that the ARO board approve the merger agreement. On August 27, 2001, a final draft of the merger agreement, together with the special committee's recommendation was forwarded to the full board of ARO. On August 30, 2001, the full board of directors of ARO unanimously approved the merger agreement and authorized management to submit the merger agreement to the stockholders for their approval.

         In late October 2001, Blue Dolphin notified the special committee of ARO of the occurrence of certain events that may adversely effect Blue Dolphin's financial condition and liquidity in the future, primarily the delay in receipt of revenues from a reversionary interest in a field located in the Gulf of Mexico. On November 14, 2001, Mr Hawthorne, on behalf of the special committee, informed Mr. Lloyd that the special committee, in light of the recent events and their potential effect on Blue Dolphin, felt it was important to provide an option for ARO's stockholders other than Blue Dolphin common stock. Mr. Hawthorne also informed Mr. Lloyd that the special committee believed that it was in the best interests of ARO's stockholders to revise the terms of the original merger agreement to allow ARO's stockholders to select either cash, Blue Dolphin common stock or a combination of both as a form of merger consideration.

         In November, 2001, members of senior management of Blue Dolphin, including Mr. Lloyd, and the special committee of ARO began to discuss the possibility of revising the terms of the merger agreement to allow stockholders of ARO to elect the form of merger consideration, either Blue Dolphin common stock or cash, they desired. During the period between November 16 through December 4 members of senior management of Blue Dolphin and the special committee of ARO held conference calls and meetings to discuss the proposed revised terms of the merger agreement. On December 5, 2001, the special committee of ARO and senior management of Blue Dolphin agreed on the revised terms of the merger which, if approved by the boards of both companies, would amend the merger agreement to allow ARO's stockholders to select as a form of merger consideration of either Blue Dolphin common stock or cash.

         On December 17, 2001 the special committee of ARO unanimously determined that the proposed terms of the amended and restated agreement and plan of merger were fair to, and in the best interest of, the stockholders of ARO, other than Blue Dolphin and its affiliates, and recommended that the board of directors approve the amended and restated merger agreement.

         On December 18, 2001, the board of directors of ARO and Blue Dolphin both unanimously approved the amended and restated merger agreement.

         On January 14, 2002, the board of directors of ARO held a special meeting to consider amending the amended and restated merger agreement. Mr. Lloyd made a presentation to the ARO board and recommended that the exchange ratio for the ARO common stock be based on the market price of Blue Dolphin's common stock at the time of mailing the joint proxy statement/prospectus to the ARO stockholders rather than a fixed ratio. After Mr. Lloyd's presentation, the ARO board considered and unanimously approved the proposed amendment to the amended and restated merger agreement which provided that the amount of Blue Dolphin common stock that holders of ARO's common stock would be entitled to receive would be the greater of either (a) .0276 of share of Blue Dolphin common stock, or (b) that amount of Blue Dolphin's common stock determined by dividing
 .06 by the average sales price of Blue Dolphin's common stock for the ten trading days immediately preceding the day the joint proxy statement/prospectus is first mailed to ARO's stockholders. On January 15, 2002, the board of directors of Blue Dolphin unanimously approved the amendment to the amended and restated merger agreement.

DETERMINATION OF THE SPECIAL COMMITTEE AND RECOMMENDATION OF THE ARO BOARD OF DIRECTORS; FAIRNESS OF THE MERGER

         The special committee unanimously determined that the terms of the merger are advisable, and are fair to, and in the best interests of, ARO's public stockholders and unanimously recommended to the ARO board that the merger agreement and the merger be approved and adopted by the ARO board. Following its receipt of the special committee recommendation the ARO board unanimously resolved that the terms of the merger are advisable, and are fair to, and in the bests interests of, ARO's public stockholders, and determined to approve the merger agreement and to recommend to ARO's public stockholders that the merger agreement and the merger be approved and adopted. The special committee and the ARO board considered a number of factors, as more fully described below, in making its determination and recommendation, respectively. The ARO board unanimously recommends that you vote FOR the approval and adoption of the merger agreement and the merger.

REASONS FOR THE SPECIAL COMMITTEE'S DETERMINATION AND THE ARO BOARD'S RECOMMENDATION

         The special committee in reaching its determination, and the ARO Board in reaching its recommendation, considered a number of factors, both positive and negative, including the following material factors:

         o the continued decline in trading prices for the ARO common stock in the period since its initial public offering;

         o the financial performance of Blue Dolphin and its subsidiaries;

         o        uncertainty regarding ARO's future growth prospects;

         o uncertainty surrounding the outcome of the H&N litigation and effects on ARO if there is an adverse outcome.

         o recent public capital market trends affecting small companies, and the impact of those trends on ARO, including the lack of liquidity in the public markets for ARO's common and preferred stock;

         o        ARO's debt;

         o the costs associated with continuing to be a public company, including the costs of preparing and filing quarterly, annual, and other required reports with the SEC and publishing and distributing annual reports and proxy statements to stockholders, including fees for an audit by an independent accounting firm and legal fees;

         o the burdens on management of public reporting and other obligations required of public companies, including for example, time and resources required to deal with stockholder and analyst inquiries and investor and public relations;

         o the relatively low volume of trading in ARO common stock and the consideration that a merger based on a stock for stock exchange of ARO stock for Blue Dolphin stock would result in the ARO public stockholders' receiving a relatively more liquid, more readily tradable security. A combination of ARO and Blue Dolphin would likely result in greater access to capital than ARO would have on its own;

         o the special committee's and the ARO board's considerations of ARO's strategic alternatives and determinations that such alternatives would likely result in significantly less value for ARO's public stockholders than the merger consideration provided for in the merger agreement;

         o the special committee's and the ARO board's judgments, in view of ARO's business growth, that it is unlikely that one or more strategic or financial acquirors would be willing to pay a price for ARO or its assets equal to the value of the shares of Blue Dolphin common stock to be received in the merger;

         o structure of the proposed merger agreement such that the holders of ARO common and preferred stock could realize a loss on the transaction;

         o the ability to have any new proposal approved considering that Blue Dolphin's approval as a majority stockholder of ARO would be essential to a proposed sale of ARO;

         o the business reputation of Blue Dolphin and the belief that Blue Dolphin has the ability and desire to complete the merger in a timely manner; and

         o if the merger is completed, ARO's public stockholders will not participate in any future growth of ARO, although in view of the risks and uncertainties associated with ARO's future prospects, and in light of the market price of its common stock, the special committee and the ARO board concluded that the merger was preferable to continuing as a public company with a speculative return to its public stockholders.

         The foregoing discussion addresses the material information and factors considered by the special committee and the ARO board in their consideration of the merger, including factors that support the merger as well as those that may weigh against it. In view of the variety of factors and the amount of information considered, neither the special committee nor the ARO board found it practicable to, and did not specifically, make assessments of, quantify or otherwise assign relative weights to the various factors and analyses considered in reaching its determination. The determination to approve the merger agreement and the merger was made after consideration of all the factors as a whole.

FAIRNESS OF THE MERGER

         The members of the special committee and the ARO board also determined that the merger is both fair to the public stockholders and procedurally fair because, among other things:

         o the special committee, consisting solely of directors who are not officers or employees of Blue Dolphin or ARO, was given exclusive authority to, among other things, consider, negotiate and evaluate the terms of any proposed transaction, including the merger;

         o the special committee retained and received advice from legal counsel selected and engaged by it in negotiating and evaluating the terms of the Blue Dolphin proposal and the merger agreement;

         o the merger consideration and the other terms and conditions of the merger agreement resulted from arm's-length bargaining between the special committee and its representatives, on one hand, and Blue Dolphin and its representatives, on the other hand; and

         o the special committee's and the ARO board's consideration of ARO's strategic alternatives and determinations that such alternatives would likely result in significantly less value for ARO's public stockholders than the share exchange provided for in the merger agreement.

REASONS OF BLUE DOLPHIN FOR THE MERGER

         Blue Dolphin intends to undertake the merger in order to acquire all of the outstanding shares of ARO capital stock. In deciding to acquire all of the outstanding shares of ARO common stock and preferred stock, Blue Dolphin considered the following factors:

         o the costs of being a public company, including the costs of preparing and filing quarterly, annual and other required reports with the SEC and publishing and distributing annual reports and proxy statements to stockholders, which Blue Dolphin estimates to be approximately $100,000 per year, including fees for an audit by an independent accounting firm and legal fees;

         o the burdens on management of public reporting and other tasks required of public companies, including for example, the time and resources required to deal with stockholder and analyst inquires, and investor and public relations; and

         o the combined company should be able to reduce its corporate general and administrative expenses in the range of approximately $100,000 to $200,000 annually.

         Blue Dolphin also considered the number of ARO shares held by the public stockholders, recent trends in the price of ARO common stock and the relative lack of liquidity for ARO common stock and preferred stock. Blue Dolphin also reviewed the net overall cost of the transaction and its benefits, including the transaction's contribution to Blue Dolphin's earnings and the risks associated with ARO's on-going litigation. Blue Dolphin also explored the impact on its own common stock of the issuance of shares proposed to be used for this transaction.

         After consideration of the factors identified above, Blue Dolphin determined that the advantages of acquiring all of the outstanding shares of ARO outweighed the disadvantages, and decided to propose that Blue Dolphin acquire all of the outstanding shares of ARO common stock and preferred stock not already owned by Blue Dolphin in a stock for stock exchange.

         Also see "The Merger -- Background of the Merger" for a discussion of the events that led to the decisions by Blue Dolphin and ARO to enter into the merger agreement on August 30, 2001, the amended merger agreement on December 19, 2001 and the amendment to the amended merger agreement on January 15, 2002. The transaction has been structured to provide the public stockholders of ARO with either shares of Blue Dolphin common stock or cash for all of their shares.

EFFECTS OF THE MERGER; PLANS FOR ARO FOLLOWING THE MERGER

         After the effective time of the merger, ARO's public stockholders will cease to have ownership interests in ARO or rights as ARO stockholders. Upon completion of the merger, ARO will be an indirect wholly-owned subsidiary of Blue Dolphin. Blue Dolphin will be the sole beneficiary of the future earnings and growth of ARO, if any.

         As a result of the merger, ARO will be a privately-held corporation with no public market for its common stock. After the merger, the common stock will cease to be quoted on the OTC Bulletin Board and bid and ask prices with respect to sales of shares of common stock in the public market will no longer be available. After the effective time of the merger, ARO will no longer be required by law to file periodic reports with the Securities and Exchange Commission.

         At the effective time of the merger, the certificate of incorporation and bylaws of the merger subsidiary in effect immediately prior to the effective time will be the certificate of incorporation and bylaws, of the surviving corporation; provided however, that the certificate of incorporation will be amended to provide that the name of the surviving entity is "American Resources Offshore, Inc." Subject to applicable law, the directors of the merger subsidiary immediately prior to the effective time of the merger will be the directors of the surviving corporation immediately following the effective time and will hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal. The officers of ARO immediately prior to the effective time of the merger will be the officers of the surviving corporation immediately following the effective time and will hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.

         Following the merger, Blue Dolphin expects that ARO will manage its business and assets in a manner to appropriately address the existing condition of ARO's business and the oil and gas industry in general. In this regard, after the merger, Blue Dolphin expects that ARO will evaluate its business, practices, operations, properties, corporate structure, management and personnel to determine what changes, if any, are desirable.

         Blue Dolphin does not have any current plans or proposals relating to any extraordinary corporate transactions, such as a merger, reorganization, or liquidation involving ARO, any sale or transfer of a material amount of the assets of ARO or any other material change in ARO's corporate structure or business. However, Blue Dolphin will continue to review and explore any opportunities to maximize stockholder value and will evaluate any transactions involving its business, including a potential sale of ARO or some or all of its assets, as they arise.

RISK THAT THE MERGER WILL NOT BE COMPLETED

         Completion of the merger is subject to various conditions, including, but not limited to, the following:

         o performance in all material respects of the parties' obligations contained in the merger agreement at or before the effective time of the merger;

         o consummation of the merger is not restrained, enjoined or prohibited by any order, judgment or decree of any court or governmental authority;

         o no law or regulation is enacted or applicable to the merger that prevents the consummation of the merger or makes the consummation of the merger illegal; and

         o certain representations and warranties made by the parties in the merger agreement must be true and correct in all material respects.

         As a result of the various conditions to the completion of the merger, we cannot assure you that the merger will be completed even if the requisite stockholder approval is obtained.

         It is expected that, if ARO stockholders do not approve and adopt the merger agreement and the merger, or if the merger is not completed for any other reason, the current management of ARO, under the direction of the ARO board, will continue to manage ARO as an on-going business.

INTERESTS OF ARO DIRECTORS AND OFFICERS IN THE MERGER

         In considering the recommendations of the ARO board of directors, you should be aware that members of ARO's management and the ARO board of directors have interests in the transaction that are or may be different from, or in addition to, your interests as an ARO stockholder. In particular, three members of the ARO board of directors are also members of the Blue Dolphin board of directors and/or officers of Blue Dolphin and owe fiduciary duties to Blue Dolphin and its stockholders and each of them also owns Blue Dolphin stock. In connection with the discussions regarding the proposed merger of ARO and Blue Dolphin, the ARO board of directors appointed the special committee, consisting solely of directors who are not officers or employees of ARO or Blue Dolphin, to consider and negotiate the merger agreement and to evaluate whether the merger is in the best interests of ARO stockholders. The special committee was aware of these differing interests and considered them, among other matters, in determining that the merger is fair to and in the best interests of ARO's public stockholders and recommending that the ARO board of directors consider approval of the merger agreement and the merger. The ARO board of directors was also aware of these differing interests and considered them, among other matters in approving the merger and recommending that ARO stockholders approve and adopt the merger agreement and the merger.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         Blue Dolphin is the beneficial owner of approximately 77.0% of ARO's outstanding common stock and 50.4% of ARO's outstanding preferred stock. Blue Dolphin Exploration and Blue Dolphin Services are wholly-owned subsidiaries of Blue Dolphin. Ivar Siem, the Chairman of ARO's Board of Directors, is a director and Chairman of the Board of Blue Dolphin. Additionally, Michael J. Jacobson and John P. Atwood, also members of ARO's Board of Directors, are President and Vice President - Business Development of Blue Dolphin, respectively.

         As of December 20, 2001, ARO was indebted to Blue Dolphin Exploration for approximately $5.0 million. This indebtedness was incurred in 1999 in connection with ARO's restructuring transactions when Blue Dolphin Exploration acquired ARO's indebtedness from Den norske Bank. This indebtedness is due on the earlier of (i) the occurrence of an event of default under the credit agreement, or (ii) December 31, 2005. This indebtedness is non-interest bearing.

         In connection with the Investment Agreement with Blue Dolphin Exploration, ARO entered into a Management Services Agreement pursuant to which Blue Dolphin Services provides the management and administrative services necessary to operate ARO's business. ARO pays Blue Dolphin Services a management fee of $83,333 per month. This agreement initially expired on December 31, 2000, but continues on a year-to-year basis unless terminated.

STOCK OPTIONS AND RESTRICTED STOCK

         Pursuant to the merger agreement, all of the outstanding stock options, warrants, convertible securities or other rights entitling the holder to acquire common or preferred stock that ARO has granted will be canceled (without cost to ARO and without regard to whether these options are then vested), exercised or converted to the extent that these options remain outstanding immediately prior to the time that the merger becomes effective.

EMPLOYMENT AGREEMENTS

         No officers of ARO currently have employment agreements. Consummation of the merger will not trigger any severance payments under any agreements of ARO.

ACCOUNTING TREATMENT OF THE MERGER

         The merger will be accounted for as the acquisition of a minority interest by Blue Dolphin using the "purchase" method of accounting.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES

         The following is a summary of the material U.S. federal income tax consequences of the merger. This summary is based on laws, regulations, rulings and decisions now in effect, all of which are subject to change, possibly with retroactive effect. This summary does not address all of the U.S. federal income tax consequences that may be applicable to a particular holder of ARO's common and/or preferred stock or to holders who are subject to special treatment under U.S. federal income tax law (including, for example, banks, insurance companies, tax-exempt investors, S corporations, dealers in Securities, non-U.S. persons, holders who hold their ARO common and/or preferred stock as part of a hedge, straddle or conversion transaction, and holders who acquired ARO common and/or preferred stock through the exercise of employee stock options or other compensation arrangements). In addition, this summary does not address the tax consequences of the merger under applicable state, local or foreign tax laws. YOU SHOULD CONSULT YOUR TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES TO YOU OF THE MERGER, INCLUDING THE APPLICATION OF ANY STATE, LOCAL OR FOREIGN TAX LAWS.

TAX CONSEQUENCES OF THE RECEIPT OF THE MERGER CONSIDERATION TO HOLDERS OF ARO COMMON STOCK AND PREFERRED STOCK

         The merger will be treated as a taxable transaction, and not a tax free reorganization, by the ARO stockholders with respect to their shares of ARO preferred stock or common stock. As a result, subject to certain exceptions, each ARO stockholder will have a sale or exchange and recognize taxable gain, or loss, to the extent that the fair market value of the cash and/or Blue Dolphin common stock received by the stockholder in the merger exceeds, or is less than, the stockholder's basis in the ARO stock surrendered. Such gain or loss will be a capital gain if the shareholder's ARO shares are held as a capital asset. The stockholder's basis in any Blue

Dolphin common stock received as such a sale or exchange in the merger will equal its fair market value at the effective time of the merger, and the holding period for such stock will commence on the day following the merger.

DISSENTERS

         A holder of ARO common stock or preferred stock who perfects dissenters' rights will recognize capital gain or loss at the effective time of the merger equal to the difference between the "amount realized" by such holder and such holder's basis in such holder's shares of common stock or preferred stock. For this purpose, the amount realized generally will equal the trading value per share of common stock at the effective time of the merger. Such gain or loss will be capital gain or loss and will be long-term if such holder's holding period for the common stock or preferred stock at the effective time of the merger exceeds one year. Additional capital gain or loss will be recognized by such holder at the time the appraised fair value is received to the extent such payment exceeds (or is less than) the amount realized by such holder at the effective time of the merger. Also, a portion of such payment may be characterized as interest income.

TAX CONSEQUENCES OF THE MERGER TO ARO AND BLUE DOLPHIN

         No gain or loss will be realized by ARO or Blue Dolphin as a result of the merger.

         THE FOREGOING SUMMARY OF FEDERAL INCOME TAX CONSEQUENCES IS INCLUDED HEREIN FOR GENERAL INFORMATION PURPOSES ONLY. ACCORDINGLY, EACH HOLDER OF COMMON STOCK AND/OR PREFERRED STOCK IS URGED TO CONSULT HIS OR HER TAX ADVISOR REGARDING THE FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES OF THE MERGER.

REGULATORY MATTERS

         ARO and Blue Dolphin have determined that no material governmental or regulatory approvals are required for the merger to occur. In particular, a filing is not required under Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

RESTRICTIONS ON SALES OF SHARES BY AFFILIATES OF ARO AND BLUE DOLPHIN

         The shares of Blue Dolphin common stock to be issued in the merger will be registered under the Securities Act of 1933, as amended, and will be freely transferable under the Securities Act, except for shares of Blue Dolphin common stock issued to any person who is deemed to be an "affiliate" of either ARO or Blue Dolphin at the time of the special meeting. Persons who may be deemed to be affiliates include individuals or entities that control, are controlled by, or are under the common control of either ARO or Blue Dolphin. Affiliates may not sell their shares of Blue Dolphin common stock acquired in the merger except pursuant to:

         o an effective registration statement under the Securities Act covering the resale of those shares;

         o an exemption under paragraph (d) of Rule 145 under the Securities Act; or

         o        any other applicable exemption under the Securities Act.

         Blue Dolphin's registration statement on Form S-4, of which this joint proxy statement/prospectus forms a part, does not cover the resale of shares of Blue Dolphin common stock to be received by affiliates in the merger.

DISSENTERS' RIGHTS OF APPRAISAL

         Under Section 262 of the Delaware General Corporation Law, which is referred to as the "DGCL" in this proxy statement, any holder of common stock who does not wish to accept .0276 of a share of Blue Dolphin common stock per share for the holder's shares of common stock or .0301 of a share of Blue Dolphin common stock per share for the holder's shares of preferred stock may dissent from the merger and elect to have the fair value of their shares of common stock and preferred stock (exclusive of any element of value arising from the accomplishment or expectation of the merger) judicially determined and paid to the holder in cash, together with a fair rate of interest, if any, provided that the holder complies with the provisions of Section 262.

         The following discussion is not a complete statement of the law pertaining to appraisal rights under the DGCL, and is qualified in its entirety by the full text of Section 262, which is provided in its entirety as Appendix B to this proxy statement. All references in Section 262 and in this summary to a "stockholder" are to the record holder of the shares of common stock or preferred stock as to which appraisal rights are asserted. A PERSON HAVING A BENEFICIAL INTEREST IN SHARES OF COMMON STOCK OR PREFERRED STOCK HELD OF RECORD IN THE NAME OF ANOTHER PERSON, SUCH AS A BROKER OR NOMINEE, MUST ACT PROMPTLY TO CAUSE THE RECORD HOLDER TO FOLLOW PROPERLY THE STEPS SUMMARIZED BELOW AND IN A TIMELY MANNER TO PERFECT APPRAISAL RIGHTS.

         Under Section 262, where a proposed merger is to be submitted for approval and adoption at a meeting of stockholders, as in the case of the special stockholders meeting, the corporation, not less than 20 days before the meeting, must notify each of its stockholders entitled to appraisal rights that appraisal rights are available and include in that notice a copy of Section 262. This proxy statement constitutes that notice to the holders of common stock and preferred stock and the applicable statutory provisions of the DGCL are attached to this proxy statement as Appendix B. Any stockholder who wishes to exercise appraisal rights or who wishes to preserve the right to do so should review carefully the following discussion and Appendix B to this proxy statement. FAILURE TO COMPLY WITH THE PROCEDURES SPECIFIED IN SECTION 262 TIMELY AND PROPERLY WILL RESULT IN THE LOSS OF APPRAISAL RIGHTS. Moreover, because of the complexity of the procedures for exercising the right to seek appraisal of the common stock or preferred stock, ARO believes that stockholders who consider exercising such appraisal rights should seek the advice of counsel.

         Any holder of common stock or preferred stock wishing to exercise the right to demand appraisal under Section 262 of the DGCL must satisfy each of the following conditions:

         o as more fully described below, the holder must deliver to ARO a written demand for appraisal of the holder's shares before the vote on the merger agreement at the special stockholders meeting, which demand will be sufficient if it reasonably informs ARO of the identity of the holder and that the holder intends to demand the appraisal of the holder's shares;

         o the holder must not vote the holder's shares of common stock or preferred stock in favor of the merger agreement; a proxy which does not contain voting instructions will, unless revoked, be voted in favor of the merger agreement, therefore, a stockholder who votes by proxy and who wishes to exercise appraisal rights must vote against the merger agreement or abstain from voting on the merger agreement; and

         o the holder must continuously hold the shares from the date of making the demand through the effective time of the merger; a stockholder who is the record holder of shares of common stock or preferred stock on the date the written demand for appraisal is made but who thereafter transfers those shares before the effective time of the merger will lose any right to appraisal in respect of those shares.

         Neither voting (in person or by proxy) against, abstaining from voting on or failing to vote on the proposal to approve and adopt the merger agreement and the merger will constitute a written demand for appraisal within the meaning of Section 262. The written demand for appraisal must be in addition to and separate from any such proxy or vote.

         Only a holder of record of shares of common stock or preferred stock issued and outstanding immediately before the effective time of the merger is entitled to assert appraisal rights for the shares of common stock registered in that holder's name. A demand for appraisal should be executed by or on behalf of the stockholder of record, fully and correctly, as the stockholder's name appears on the stock certificates, should specify the stockholder's name and mailing address, the number of shares of common stock or preferred stock owned and that the stockholder intends to demand appraisal of the stockholder's common stock or preferred stock, as the case may be. If the shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of the demand should be made in that capacity. If the shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or on behalf of all owners. An authorized agent, including one or more joint owners, may execute a demand for appraisal on behalf of a stockholder; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, the agent is acting as agent for such owner or owners. A record holder such as a broker who holds shares as nominee for several beneficial owners may exercise appraisal rights with respect to the shares held for one or more beneficial owners while not exercising appraisal rights with respect to the shares held for one or more beneficial owners; in such case, the written demand should set forth the number of shares as to which appraisal is sought, and where no number of shares is expressly mentioned the demand will be presumed to cover all shares held in the name of the record owner. STOCKHOLDERS WHO HOLD THEIR SHARES IN BROKERAGE ACCOUNTS OR OTHER NOMINEE FORMS AND WHO WISH TO EXERCISE APPRAISAL RIGHTS ARE URGED TO CONSULT WITH THEIR BROKERS TO DETERMINE APPROPRIATE PROCEDURES FOR THE MAKING OF A DEMAND FOR APPRAISAL BY THE NOMINEE.

         A stockholder who elects to exercise appraisal rights under Section 262 should mail or deliver a written demand to: American Resources Offshore, Inc., 801 Travis, Suite 2100, Houston, Texas 77002, Attention: Corporate Secretary.

         Within ten days after the effective time of the merger, ARO must send a notice as to the effectiveness of the merger to each former stockholder of ARO who has made a written demand for appraisal in accordance with Section 262 and who has not voted to approve and adopt the merger agreement and the merger. Within 120 days after the effective time of the merger, but not thereafter, either ARO or any dissenting stockholder who has complied with the requirements of Section 262 may file a petition in the Delaware Court of Chancery demanding a determination of the value of the shares of common stock or preferred stock held by all dissenting stockholders. ARO is under no obligation to and has no present intention to file a petition for appraisal, and stockholders seeking to exercise appraisal rights should not assume that ARO will file such a petition or that ARO will initiate any negotiations with respect to the fair value of the shares. Accordingly, stockholders who desire to have their shares appraised should initiate any petitions necessary for the perfection of their appraisal rights within the time periods and in the manner prescribed in Section 262. Inasmuch as ARO has no obligation to file such a petition, the failure of a stockholder to do so within the period specified could nullify the stockholder's previous written demand for appraisal.

         Under the merger agreement Blue Dolphin is not required to close the transaction if ARO has received notice of any written demand for appraisal or if there has been instituted or pending any action under Delaware law by an ARO stockholder demanding appraisal of his shares.

         Within 120 days after the effective time of the merger, any stockholder who has complied with the provisions of Section 262 to that point in time will be entitled to receive from ARO, upon written request, a statement setting forth the aggregate number of shares not voted in favor of the merger agreement and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. ARO must mail that statement to the stockholder within 10 days of receipt of the request or within 10 days after expiration of the period for delivery of demands for appraisals under Section 262, whichever is later.

         A stockholder timely filing a petition for appraisal with the Delaware Court of Chancery must deliver a copy to ARO, which will then be obligated within 20 days to provide the Delaware Court of Chancery with a duly verified list containing the names and addresses of all stockholders who have demanded appraisal of their shares. After notice to those stockholders, the Delaware Court of Chancery is empowered to conduct a hearing on the petition to determine which stockholders are entitled to appraisal rights. The Delaware Court of Chancery may require stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings, and if any stockholder fails to comply with the requirement, the Delaware Court of Chancery may dismiss the proceedings as to that stockholder.

         After determining the stockholders entitled to an appraisal, the Delaware Court of Chancery will appraise the "fair value" of their shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. The costs of the action may be determined by the Delaware Court of Chancery and taxed upon the parties as the Delaware Court of Chancery deems equitable. Upon application of a dissenting stockholder, the Delaware Court of Chancery may also order that all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys' fees and the fees and expenses of experts, be charged pro rata against the value of all of the shares entitled to appraisal. STOCKHOLDERS CONSIDERING SEEKING APPRAISAL SHOULD BE AWARE THAT THE FAIR VALUE OF THEIR SHARES AS DETERMINED UNDER SECTION 262 COULD BE MORE THAN, THE SAME AS OR LESS THAN THE PERCENTAGE OF SHARES OF BLUE DOLPHIN COMMON STOCK PER SHARE THEY WOULD RECEIVE UNDER THE MERGER AGREEMENT IF THEY DID NOT SEEK APPRAISAL OF THEIR SHARES. STOCKHOLDERS SHOULD ALSO BE AWARE THAT BANKING OPINIONS ARE NOT OPINIONS AS TO FAIR VALUE UNDER
SECTION 262.

         In determining fair value and, if applicable, a fair rate of interest, the Delaware Court of Chancery is to take into account all relevant factors. In Weinberger v. UOP, Inc., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that "proof of value by any techniques or methods that are generally considered acceptable in the financial community and otherwise admissible in court" should be considered, and that "fair price obviously requires consideration of all relevant factors involving the value of a company." The Delaware Supreme Court stated that, in making this determination of fair value, the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts that could be ascertained as of the date of the merger that throw any light on future prospects of the merged corporation. In Weinberger, the Delaware Supreme Court stated that "elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered." Section 262 provides that fair value is to be "exclusive of any element of value arising from the accomplishment or expectation of the merger."

         Any stockholder who has duly demanded an appraisal in compliance with
Section 262 will not, after the effective time of the merger, be entitled to vote the shares subject to that demand for any purpose or be entitled to the payment of dividends or other distributions on those shares (except dividends or other distributions payable to holders of record of shares as of a record date before the effective time of the merger).

         Any stockholder may withdraw its demand for appraisal and accept its allocable portion of Blue Dolphin shares by delivering to ARO a written withdrawal of the stockholder's demand for appraisal, except that (1) any such attempt to withdraw made more than 60 days after the effective time of the merger will require written approval of ARO and (2) no appraisal proceeding in the Delaware Court of Chancery will be dismissed as to any stockholder without the approval of the Delaware Court of Chancery, and such approval may be conditioned upon such terms as the Delaware Court of Chancery deems just. If ARO does not approve a stockholder's request to withdraw a demand for appraisal when that approval is required or if the Delaware Court of Chancery does not approve the dismissal of an appraisal proceeding, the stockholder would be entitled to receive only the appraised value determined in any such appraisal proceeding, which value could be more than, the same or less than its allocable portion of Blue Dolphin shares.

         FAILURE TO COMPLY STRICTLY WITH ALL OF THE PROCEDURES SET FORTH IN
SECTION 262 OF THE DGCL MAY RESULT IN THE LOSS OF A STOCKHOLDER'S STATUTORY APPRAISAL RIGHTS. CONSEQUENTLY, ANY STOCKHOLDER WISHING TO EXERCISE APPRAISAL RIGHTS IS URGED TO CONSULT LEGAL COUNSEL BEFORE ATTEMPTING TO EXERCISE APPRAISAL RIGHTS.

LISTING OF BLUE DOLPHIN COMMON STOCK

         Blue Dolphin will apply for listing on the Nasdaq Small Cap Market, or such securities exchange on which the Blue Dolphin common stock is then listed, of the shares of Blue Dolphin common stock to be issued in the merger. This listing is a condition to both ARO and Blue Dolphin to effect the merger.


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


                              THE MERGER AGREEMENT

         The description of the merger agreement contained in this joint proxy statement/prospectus describes the material terms of the merger agreement. The actual legal terms of the merger agreement may be found in Appendix A to this joint proxy statement/prospectus and are incorporated herein by reference. You are urged to read the entire merger agreement as it is the legal document that governs the merger.

THE MERGER

         The merger agreement provides that, subject to conditions summarized below, the merger subsidiary, a Delaware corporation, and wholly-owned subsidiary of Blue Dolphin will merge with and into ARO. Following the completion of the merger, the merger subsidiary will cease to exist as a separate entity, and ARO will be the surviving corporation.

EFFECTIVE TIME OF THE MERGER

         The merger will become effective when a certificate of merger is filed with the Secretary of State of the State of Delaware in accordance with the DGCL or at such later time as is specified in the certificate of merger. This time is referred to as the "effective time" in this joint proxy statement/prospectus. The filing is expected to occur as soon as practicable after approval and adoption of the merger agreement by ARO's stockholders at the special stockholders meeting and satisfaction or waiver of the other conditions to the merger contained in the merger agreement. ARO cannot guarantee that all conditions contained in the merger agreement will be satisfied or waived. See "--Conditions to the Merger."

STRUCTURE; MERGER CONSIDERATION

         At the effective time of the merger, each share of ARO common stock outstanding immediately before the effective time of the merger will be converted into the right to receive either .0362 of a share of Blue Dolphin common stock or $.06 in cash, at the election of the stockholder, and each share of ARO preferred stock outstanding immediately before the effective time of the merger will be converted into the right to receive .0301 of a share of Blue Dolphin common stock or $.07 in cash, at the election of the stockholder, without any other payment thereon, with the following exceptions:

         o the merger has been structured and adjustments to the elections of holders of ARO common stock will be made, so that no more than 70% of the aggregate consideration paid to holders of ARO common stock will be cash. The proration mechanism is discussed below under "Election Procedure, Proration."

         o in lieu of receiving fractional shares of common stock of Blue Dolphin, each holder of shares of ARO common stock or preferred stock that would otherwise be entitled to receive a fractional share of Blue Dolphin common stock by virtue of the merger will be paid cash (rounding up the aggregate cash to be paid to each such stockholder, to the extent necessary, to the next $.01), without any interest, equal to the average closing price per share of Blue Dolphin common stock on the five trading days immediately preceding the effective time multiplied by the fraction of a share that such holder would otherwise be entitled to receive (rounded to the nearest hundredth of a share);

         o treasury shares and shares of ARO common stock owned by any wholly-owned subsidiary of ARO will be canceled without any payment thereon;

         o shares of ARO common stock and preferred stock owned by Blue Dolphin, the merger subsidiary or any wholly owned subsidiary of Blue Dolphin will be canceled without any payment thereon; and

         o shares held by stockholders who have perfected their dissenters' rights will be subject to appraisal in accordance with Delaware law.

         At the effective time of the merger, each share of the merger subsidiary common stock issued and outstanding immediately before the effective time will be converted into the right to receive one share of surviving corporation common stock. As a result, the outstanding merger subsidiary common stock will be converted into 100 shares of surviving corporation common stock.

TREATMENT OF OPTIONS

         At the effective time of the merger, all options, warrants, convertible securities and other securities or rights to purchase shares of ARO common stock outstanding and unexercised (whether vested or unvested) will be canceled at no cost to ARO or such options, warrants, convertible securities and rights to acquire ARO common stock will be exercised or converted.

STOCKHOLDER ELECTIONS; PRORATION

         Included with this joint proxy statement/prospectus is a form of election. You should use the form of election to elect whether to receive cash or Blue Dolphin common stock as consideration in connection with the merger. For an election to be properly made, the form of election must be received by the exchange agent by 5:00 p.m., Central Standard Time, on February 18, 2002, which is the business day immediately preceding the special meeting. If no form of election is received, you will be deemed to have elected to convert your ARO stock to Blue Dolphin common stock. A form of election may be revoked by written notice to the exchange agent prior to the due date of the election form or after such time if the exchange agent is legally required to permit revocations and the merger is not yet effective. The determination of the exchange agent is binding as to whether an election has been properly made or revoked. If holders of ARO common stock elect to receive cash representing more than 70% of the aggregate consideration to be paid to holders of ARO common stock, the exchange agent will allocate to the holders making this election on a pro rata basis, a sufficient number of shares of Blue Dolphin common stock instead of cash so that the number of shares of ARO common stock to be converted into cash equals 70% of the aggregate consideration paid to holders of ARO common stock.

PAYMENT FOR SHARES; EXCHANGE OF ARO CERTIFICATES

         At the effective time, Blue Dolphin will deliver the cash, certificates representing the shares of Blue Dolphin common stock to be issued and the cash to be paid in lieu of fractional shares in the merger, which is referred to as the "merger consideration" in this joint proxy statement/prospectus, to Securities Transfer Corporation, the exchange agent. Promptly after the effective time, the exchange agent will mail to each record holder of ARO common stock and preferred stock a letter of transmittal and instructions to effect the surrender of the stock certificates that, immediately before the effective time, represented the record holder's shares of ARO common stock or preferred stock in exchange for payment of the merger consideration. When you deliver your certificates of ARO common stock and preferred stock to the exchange agent, along with a properly executed letter of transmittal and any other required documents, you will receive either cash and/or certificates representing, or statements indicating book-entry ownership of, the number of shares of Blue Dolphin common stock that you are entitled to receive under the merger agreement. The surrendered certificates will be canceled.

         Each holder will be entitled to receive the merger consideration only upon surrender to the exchange agent of the relevant share certificates. No interest will accrue or will be paid on the cash portion, if any, of the merger consideration upon the surrender of any certificate. The exchange agent will not issue any securities or make payments to any person who is not the registered holder of the certificate surrendered unless the certificate is properly endorsed and otherwise in proper form for transfer. Further, the person requesting such certificates or payment will be required to pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of the certificate surrendered or establish to the satisfaction of the exchange agent that such tax has been paid or is not payable.

         Neither Blue Dolphin nor the exchange agent or any other person will be liable to any former ARO stockholder for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

         YOU SHOULD NOT FORWARD STOCK CERTIFICATES WITH THE ENCLOSED PROXY CARD. YOU SHOULD SUBMIT YOUR STOCK CERTIFICATES WHEN YOU RECEIVE THE TRANSMITTAL INSTRUCTIONS AND A FORM OF LETTER OF TRANSMITTAL FROM THE EXCHANGE AGENT.

TRANSFER OF SHARES

         At and after the effective time, ARO's transfer agent will not record on the stock transfer books transfers of any shares of ARO common stock or preferred stock that were outstanding immediately prior to the effective time of the merger.

OFFICERS, DIRECTORS AND GOVERNING DOCUMENTS

         From and after the effective time of the merger, the directors of the merger subsidiary will become the directors of the surviving corporation, and the officers of the merger subsidiary will become the officers of the surviving corporation, in each case until their successors are duly elected or appointed and qualified.

         From and after the effective time of the merger, the certificate of incorporation of the merger subsidiary will become the certificate of incorporation of the surviving corporation until it is altered or amended and the bylaws of the merger subsidiary will become the bylaws of the surviving corporation until the bylaws are altered, amended, or repealed.

REPRESENTATIONS AND WARRANTIES

         The merger agreement contains various representations and warranties made by ARO to Blue Dolphin and the merger subsidiary, subject to identified exceptions, including representations and warranties relating to:

         o the due incorporation, valid existence, good standing, and necessary corporate powers of ARO;

         o        the capitalization of ARO;

         o the authorization, execution, delivery and enforceability of the merger agreement;

         o the absence of any conflicts between the merger agreement and ARO's certificate of incorporation or bylaws, any applicable laws and any other material contracts or documents;

         o the absence of consents, approvals or authorizations of any governmental authorities, except those specified in the merger agreement, in order for ARO to complete the merger;

         o the accuracy of information concerning ARO in this proxy statement and other documents required to be filed with the Securities and Exchange Commission in connection with the merger; and

         o        the approval of the merger by ARO's Board of Directors.

         The merger agreement contains various representations and warranties made by Blue Dolphin and the merger subsidiary to ARO, subject to identified exceptions, including representations and warranties relating to:

         o the due incorporation, valid existence, good standing and necessary corporate powers of Blue Dolphin and the merger subsidiary;

         o the authorization, execution, delivery and enforceability of the merger agreement;

         o the absence of any conflicts between the merger agreement and Blue Dolphin's or the merger subsidiary's certificate of incorporation or bylaws, any applicable laws and any other material contracts or documents;

         o the absence of consents, waivers, approvals or authorizations of governmental authorities, except those specified in the merger agreement, in order for Blue Dolphin and the merger subsidiary to complete the merger; and

         o the accuracy of information supplied for inclusion in this proxy statement and other documents required to be filed with the Securities and Exchange Commission in connection with the merger.

         None of the representations and warranties in the merger agreement will survive after the completion of the merger.

CONDUCT OF BUSINESS PENDING THE MERGER

         In the merger agreement, ARO has agreed, before completion of the merger, to conduct its operations only in the ordinary and usual course of business consistent with past practice and to use its best efforts to:

         o        preserve intact its business organization

         o keep available the services of its present officers, employees and consultants; and

         o preserve its current relations with suppliers, customers and others having material business relations with ARO.

STOCKHOLDERS MEETING; RECOMMENDATION OF BOARD OF DIRECTORS

         In the merger agreement, ARO has agreed to:

         o duly call, give notice of, convene and hold a special stockholders meeting as soon as practicable after the date of the merger agreement; and

         o except as described below, include in the proxy statement sent to stockholders in connection with the solicitation of proxies relating to the merger the recommendation of ARO's special committee and Board of Directors that ARO's stockholders vote in favor of approval of the merger and adoption of the merger agreement.

         The merger agreement provides that the ARO Board of Directors may withdraw, modify or change or propose publicly to withdraw, modify or change, in a manner adverse to Blue Dolphin or the merger subsidiary, its recommendation of the merger or the merger agreement if the ARO Board of Directors determines in good faith, after consultation with its outside legal counsel, that the failure to do so would violate the Board's fiduciary duty under applicable law.

         The merger agreement also provides that the special committee may make or publicly propose, in a manner adverse to Blue Dolphin and the merger subsidiary, a recommendation as to the merger or the merger agreement or withdraw, modify or change or publicly propose to change, in a manner adverse to Blue Dolphin or the merger subsidiary, its determination that the merger and the merger agreement are fair and in the best interests of ARO's public stockholders, failure to do so would violate the Board's fiduciary duty under applicable law if the special committee determines in good faith, after consultation with its outside legal counsel, that the failure to do so would violate the Board's fiduciary duty under applicable law.

         However, unless the merger agreement is terminated in accordance with its terms, even if an adverse board determination or an adverse special committee determination occurs, ARO is still required to convene and hold the special stockholders meeting.

REGULATORY AND OTHER CONSENTS AND APPROVALS

         Subject to the terms and conditions of the merger agreement, ARO, Blue Dolphin and the merger subsidiary have agreed to cooperate and use their reasonable best efforts to make all filings necessary, proper or advisable under applicable laws to consummate the merger and to do all other things necessary, proper or advisable under applicable laws to consummate the merger. Each of the parties has also agreed to use its reasonable best efforts to obtain as promptly as practicable all consents of any governmental entity or any other person required in connection with the consummation of the merger.

CONDITIONS TO THE MERGER

         The obligations of ARO, Blue Dolphin and the merger subsidiary to complete the merger are subject to the satisfaction of each of the following conditions:

         o stockholders who hold a majority of the combined voting power of the outstanding shares of ARO common stock and preferred stock, voting together as a single class, must approve and adopt the merger agreement and the merger;

         o stockholders who hold a majority of ARO preferred stock, voting as a separate class, must approve and adopt the merger agreement and the merger;

         o the consummation of the merger is not restrained, enjoined or prohibited by any order, judgment or decree of a court of competent jurisdiction or any governmental entity, including any pending action seeking damages;

         o no law or regulation is enacted or deemed applicable to the merger that prevents the consummation of the merger or impose material limitations on the ability of the surviving corporation to exercise full rights of ARO's assets or business;

         o this registration statement shall have been declared effective by the Securities and exchange commission;

         o no stop order suspending the effectiveness of this registration statement and no proceedings for that purpose shall have been initiated;

         o all state securities or "Blue Sky" permits or approval shall have been received; and

         o NASDAQ, or such securities exchange on which the shares of Blue Dolphin common stock are then listed, shall have authorized for listing the Blue Dolphin common stock to be issued in connection with the merger.

         The obligations of Blue Dolphin and the merger subsidiary to complete the merger are subject to the satisfaction of each of the following conditions:

         o each of the representations and warranties made by ARO in the merger agreement that is qualified by a material adverse effect on ARO must be true and correct and each of the representations and warranties made by ARO in the merger agreement that is not so qualified must be true and correct except where the failure to be so true and correct would not reasonably be expected to have a material adverse effect on ARO, in each case as of the date of the merger agreement and with respect to certain representations and warranties as of the closing (provided that if a representation or warranty was made regarding a specific date, it need only be true as of that date);

         o ARO must have observed and performed in all material respects all of its material covenants under the merger agreement.

         o there shall have not been any event or occurrence that has had or would reasonably be expected to have a material adverse effect on ARO; and

         o ARO shall not have received notice of any written demand for appraisal and there shall not be instituted or pending any action under Delaware law by an ARO stockholder demanding appraisal of his shares.

         The obligation of ARO to complete the merger is subject to the satisfaction of each of the following conditions:

         o each of the representations and warranties made by Blue Dolphin and the merger subsidiary in the merger agreement must be true and correct in all material respects as of the date of the merger agreement and as of the closing (provided that if a representation or warranty was made regarding a specific date, it need only be true as of that date); and

         o each of Blue Dolphin and the merger subsidiary must have observed and performed in all material respects all of its material covenants under the merger agreement.

         The merger agreement defines a material adverse effect on ARO as an effect, change, event, development or occurrence that has had or will have, individually or in the aggregate, a material adverse effect on the condition, financial or otherwise, business, business prospects, assets or results of operations of ARO. In this proxy statement, references to "a material adverse effect on ARO" are intended to refer to this definition.

TERMINATION OF THE MERGER AGREEMENT BY BLUE DOLPHIN OR ARO

         At any time before the effective time of the merger, Blue Dolphin and ARO may terminate the merger agreement and abandon the merger by mutual written consent, regardless of whether the stockholders of ARO have adopted and approved the merger and the merger agreement. Either party may also terminate the merger agreement if:

         o the stockholder approval condition, requiring that the merger agreement and the merger be approved and adopted by the affirmative vote of the holders of a majority of the combined voting power of the outstanding shares of ARO common stock and ARO preferred stock, voting together as a single class, and the affirmative vote a majority of the outstanding shares of the preferred stock, voting as a separate class, is not met; or

         o the effective time has not occurred on or before April 30, 2002, provided that the right to terminate shall not be available to a party whose failure to perform any of its obligations under this merger agreement results in the failure of the effective time not occurring before April 30, 2002.

         Termination by Blue Dolphin. Blue Dolphin may terminate the merger agreement before the effective time of the merger upon a material breach by ARO of any of its representations, warranties, covenants or agreements which would give rise to a material change relating to ARO and is not cured with 30 days after written notice thereof or is not curable by ARO.

         Termination by ARO. ARO may terminate the merger agreement before the effective time of the merger upon a breach by Blue Dolphin or the merger subsidiary of any of their representations, warranties, covenants or agreements which would give rise to a material change relating to Blue Dolphin and is not cured with 30 days after written notice thereof or is not curable by Blue Dolphin.

AMENDMENT AND WAIVER

         Any provision of the merger agreement may be amended before the effective time of the merger. Further, at any time before the effective time, any party to this agreement may extend, in writing, the time for the performance of any obligation of any other party, waive any inaccuracy in the representations and warranties of any other party in the merger agreement or in any other document and waive compliance with any agreement or condition to its obligations.

NO TERMINATION FEE

         ARO is not required by the terms of the merger agreement to pay any termination fees to Blue Dolphin if the merger agreement is terminated in accordance with its terms.

                                FEES AND EXPENSES

         Whether or not the merger is completed and except as otherwise provided in the merger agreement, all fees and expenses incurred in connection with the merger will be paid by the party incurring those fees and expenses. Estimated fees and expenses (rounded to the nearest thousand) to be incurred in connection with the merger and related transactions are as follows:


Filing fees (Securities and Exchange Commission).................................    $         568.00
Legal and accounting fees and expense............................................    $     272,135.00
Printing and solicitation fees and expenses......................................    $      25,000.00
                                                                                     ----------------
         Total...................................................................    $     297,703.00
                                                                                     ================

         The fees and expenses listed above include approximately $136,067 in estimated legal and accounting fees and expenses to be paid by Blue Dolphin Energy Company to its advisors.

                    PRICE RANGE OF COMMON STOCK AND DIVIDENDS

         The following table shows the high and low sales prices for Blue Dolphin Energy Company common stock and ARO common stock for the periods presented in the table.

         ARO's common stock is quoted on the OTC Bulletin Board under the trading symbol "GASS.OB." Prior to August 19, 1999, ARO's common stock was traded on the NASDAQ SmallCap Market under the trading symbol "GASS." Blue Dolphin's common stock trades and is quoted on the NASDAQ Small Cap Market under the symbol "BDCO."

         These prices are believed to be representative inter-dealer quotations, without retail mark-up, mark-down or commissions and may not represent prices at which actual transactions occurred.


                                                                         ARO                         BLUE DOLPHIN
                                                             ---------------------------      ---------------------------
                                                                HIGH             LOW             HIGH             LOW
                                                             ----------       ----------      ----------       ----------
YEAR ENDED DECEMBER 31, 1999
   First quarter............................................   0.563            0.250            4.69             3.13
   Second quarter...........................................   0.500            0.156            6.00             4.00
   Third quarter............................................   0.344            0.130            6.88             5.00
   Fourth quarter...........................................   0.188            0.063            7.94             5.75
YEAR ENDED DECEMBER 31, 2000
   First quarter............................................   0.297            0.078            6.38             5.00
   Second quarter...........................................   0.313            0.094            6.13             4.50
   Third quarter............................................   0.141            0.094            5.56             2.75
   Fourth quarter...........................................   0.109            0.040            5.56             2.50
YEAR ENDED DECEMBER 31, 2001
   First quarter............................................   0.172            0.063            5.19             3.25
   Second quarter...........................................   0.180            0.070            4.85             3.75
   Third quarter............................................   0.160            0.060            4.31             2.81
   Fourth quarter...........................................   0.090            0.030            3.40             1.60

         On August 30, 2001, the last full trading day before the public announcement of the merger agreement, the high and low prices for ARO common stock as reported on the OTC Bulletin Board were $.09 and $.10 per share, respectively, and the closing sales price on that date was $.09 per share. On January 24, 2002, the last trading day before the date of this proxy statement, the closing sales price for shares of ARO common stock, as reported on the OTC Bulletin Board, was $0.06. There is no public market for the ARO preferred stock. You are urged to obtain current market quotations for ARO common stock before making any decision with respect to the merger.

         On August 30, 2001, the last full trading day before the public announcement of the merger agreement, the high and low sales prices for Blue Dolphin common stock as reported on the Nasdaq Small Cap Market were $3.69 and $3.95 per share, respectively, and the closing sales price on that date was $3.90 per share. On January 23, 2002, the last trading day before the date of this proxy statement, the closing sales price for shares of the common stock, as reported on the Nasdaq Small Cap Market, was $1.64. You are urged to obtain current market quotations for Blue Dolphin common stock before making any decision with respect to the merger.

         Holders of shares of ARO's Series 1993 Preferred Stock, $12.00 par value, are entitled to receive, when declared, cumulative dividends at the rate of 8% per share based upon the total number of shares outstanding. Such dividends are payable semi-annually to holders of record on the 15th of January and July of each year. All dividends are payable in cash or common stock, at ARO's election. On July 12, 2001, ARO made a cash dividend to its holders of common stock of record on July 2, 2001. Blue Dolphin has never paid cash dividends on its common stock and does not intend to do so in the future. Any future dividends will be subject to the discretion of Blue Dolphin's board of directors and will depend on, among other things, future earnings, Blue Dolphin's operating and financial condition, Blue Dolphin's capital requirements and general business conditions.

                   DESCRIPTION OF BLUE DOLPHIN'S CAPITAL STOCK

         Common Stock. Each share of common stock is entitled to one vote on all matters submitted for a vote to the holders of the capital stock of Blue Dolphin. The common stock does not have cumulative voting rights. Subject to the superior rights of any series of preferred stock, the holders of common stock may receive ratably dividends if, when and as declared by the board of directors of Blue Dolphin out of funds legally available therefore and, upon liquidation of Blue Dolphin, are entitled to all assets remaining after the satisfaction of liabilities. The common stock has no redemption, conversion, preemptive or other subscription rights. The Transfer agent and registrar of the common stock is Securities Transfer Corporation, Dallas, Texas.

         Preferred Stock. The board of directors is empowered, without the approval of the stockholders, to authorize the issuance of preferred stock in one or more series, to establish the number of shares included in each series, and to fix the relative rights, powers, preferences and limitations of each series. As a result, the board of directors has the power to afford the holders of any series of preferred stock greater rights, powers, preferences and limitations than the holders of common stock. The ability of the board of directors to establish the rights, powers, preferences and limitations and to issue preferred stock could be used as an anti-takeover device.

          COMPARISON OF RIGHTS OF STOCKHOLDERS OF BLUE DOLPHIN AND ARO

         Both ARO and Blue Dolphin were incorporated under the laws of the State of Delaware. At the time the merger becomes effective, the stockholders of ARO who elect to receive Blue Dolphin common stock will become stockholders of Blue Dolphin. As stockholders of Blue Dolphin, their rights will be governed by the Delaware General Corporation Law and Blue Dolphin's certificate of incorporation and bylaws, which differ in certain respects from ARO's certificate of incorporation and bylaws.

         The following is a summary of the material differences between the rights of the holders of Blue Dolphin common stock and ARO capital stock. You might regard as important other differences that we do not include here. You should refer to the documents and statutory sections we mention in this section if you want more information. THE SUMMARY CONTAINED IN THE CHART BELOW IS NOT INTENDED TO BE A COMPLETE STATEMENT OF THE RIGHTS OF HOLDERS OF BLUE DOLPHIN COMMON STOCK AND ARO COMMON OR PREFERRED STOCK UNDER THE DELAWARE GENERAL CORPORATION LAW OR THE CHARTER OR BYLAWS OF EITHER COMPANY.


                                                 ARO                                               BLUE DOLPHIN
                           -------------------------------------------------   ----------------------------------------------------

Authorized Capital Stock:  The authorized capital stock of ARO consists        The authorized capital stock of Blue Dolphin
                           of 73,000,000 shares, 70,000,000 of which           consists of 12,500,000 shares, 10,000,000 of
                           are shares of ARO common stock, 1,000,000           which are shares of Blue Dolphin common stock
                           of which are shares of Series 1993 8%               and 2,500,000 of which are shares of
                           Convertible Preferred Stock, and 2,000,000          Blue Dolphin preferred stock. The Blue Dolphin
                           of which are shares of ARO preferred stock. The     charter grants specific authority to the board of
                           ARO charter grants specific authority to            directors, without action by the stockholders, to
                           the board of directors, without action by the       issue preferred stock with designations,
                           stockholders, to issue preferred stock with         preferences, and special rights and qualifications,
                           designations, preferences, and special rights       limitations, and restrictions designated by the
                           and qualifications, limitations, or restrictions    board of directors. At January 24, 2002,
                           designated by the board of directors. At January    6,091,592 shares of Blue Dolphin common stock
                           24, 2002, 51,286,766 shares of ARO common           were outstanding. Blue Dolphin's bylaws deny
                           stock were outstanding, and 39,682 shares of        cumulative voting and no preemptive rights are
                           Series 1993 8% Convertible Preferred Stock were     granted by Blue Dolphin's charter or bylaws.
                           outstanding. ARO's charter does not provide for
                           cumulative voting and no preemptive rights are
                           granted by ARO's charter or bylaws.

Stockholder Proposals:     The bylaws and charter of ARO do not contain        The bylaws provide that no person other than a
                           any provisions regarding stockholder proposals or   person nominated by Blue Dolphin shall be
                           nominations for director.                           eligible for election, unless a written notice (with
                                                                               required information), together with a written
                                                                               consent of such person to serve, is received by
                                                                               the secretary of Blue Dolphin not later than (i)
                                                                               with respect to an annual meeting, ninety days
                                                                               prior to the anniversary date, or (ii) with
                                                                               respect to an election held at a special meeting,
                                                                               ten days after notice of such meeting is first
                                                                               delivered.

Class Voting:              The ARO charter provides that so long as any        The Blue Dolphin charter does not provide for
                           shares of the Series 1993 Preferred Stock remain    class voting only; as otherwise permitted by
                           outstanding the affirmative vote or consent of at   Delaware law.
                           least a majority of such shares are required for
                           certain corporate actions.


Number, Term and Election  The ARO bylaws provide for a single class of        The Blue Dolphin bylaws provide that the number of
of Directors:              directors which shall consist of not less than      directors shall be determined from time to time by
                           three nor more than nine directors to be elected    the board of directors and without any such
                           at the annual meeting of stockholders, and each     determination the number of directors on the board
                           director shall serve until the director's           shall be five. Each director shall be elected at
                           successor shall be elected and shall qualify.       the annual meeting and each director shall hold
                                                                               office for the term for which he is elected, until
                                                                               a successor shall have been elected and qualified
                                                                               or until his earlier death, resignation, or
                                                                               removal.

                                                 ARO                                               BLUE DOLPHIN
                           -------------------------------------------------   ----------------------------------------------------

Vacancies on the Board of  The ARO bylaws provide that if there is any         The Blue Dolphin bylaws provide that vacancies may
Directors:                 vacancy on the board of directors, the              be filled by a majority of the directors then in
                           stockholders by a majority vote, may appoint any    office, although less than a quorum, or a sole
                           qualified person to fill such vacancy, and that     remaining director, and any director so chosen
                           person shall hold office for the unexpired term     shall hold office until the next annual election
                           until his successor shall be duly chosen.           and until his successor shall be duly elected and
                                                                               shall qualify, unless sooner displaced.

Removal of Directors:      The ARO bylaws provide that any director may be     The bylaws and charter of Blue Dolphin do not
                           removed either for or without cause at any time by  contain any specific provisions regarding the
                           the affirmative vote of the holders of a majority   procedures to be followed in removing directors.
                           of all the shares of stock outstanding and
                           entitled to vote, at a special meeting of the
                           stockholders called for the purpose of removal.
                           ARO's bylaws also provide that stockholders may
                           effect the removal of a director who is a member
                           of a classified board of directors only for cause.

Amendment of Bylaws:       The ARO bylaws provide that the board of directors  The Blue Dolphin charter provides that the bylaws shall have the power without the assent or vote of  may be altered, amended, or repealed, or new
                           the stockholders to adopt, amend, or repeal the     bylaws may be adopted, by the board of directors,
                           bylaws.                                             subject to the right of stockholders to adopt,
                                                                               alter, amend or repeal the bylaws as provided by
                                                                               law subject to any limitation contained in the
                                                                               Blue Dolphin bylaws.

Action by Written Consent  ARO's bylaws provide that any action required to    The Blue Dolphin bylaws provide that any action
and Special Meetings of    be taken at any annual or special meeting of        permitted or required by law, the charter, or the
Stockholders:              stockholders, or any action which may be taken at   bylaws to be taken at a meeting of stockholders,
                           any annual or special meeting, may be taken         may be taken without a meeting, without prior
                           without a meeting, without prior notice and         notice and without a vote, if a consent in
                           without a vote, if a consent in writing, setting    writing, setting forth the action so taken, shall
                           forth the action so taken, shall be signed by the   be signed by the holders of outstanding stock
                           holders of outstanding stock having not less than   having not less than the minimum number of votes
                           the minimum number of votes that would be           that would be necessary to authorize or take such
                           necessary to authorize or take such action at a     action at a meeting at which all shares entitled
                           meeting at which all shares entitled to vote        to vote thereon were present and voted. The Blue
                           thereon were present and voted. The ARO bylaws      Dolphin bylaws also provide that special meetings
                           also provide that special meetings of the           of the stockholders may be called by the chairman
                           stockholders for any purpose or purposes may be     of the board, the president, or a majority of the
                           called by the President or Secretary, or by         directors and shall be called upon the written
                           resolution of the board of directors.               request, stating the purpose of the meeting,
                                                                               signed by the holders of not less than 25% of all
                                                                               the shares outstanding and entitled to vote at
                                                                               such meeting.

                                                 ARO                                               BLUE DOLPHIN
                           -------------------------------------------------   ----------------------------------------------------

Indemnification of         The ARO bylaws provide that the corporation shall   The Blue Dolphin charter provides that each person
Directors and Officers:    have the power to indemnify any person who was or   who was or is made a party or is threatened to be
                           is a party or is threatened to be made a party to   made a party to or is involved in any action by
                           any suit by reason of the fact that he is or was a  reason of the fact that he or she or a person of
                           director, officer, employee, or agent of the        whom he or she is the legal representative, is or
                           corporation against expenses, judgments, fines and  was or has agreed to become a director or officer amounts paid in settlement actually and reasonably  of the corporation shall be indemnified and held
                           incurred by him in connection with such action if   harmless by the corporation to the fullest extent
                           he acted in good faith and in a manner he           authorized by the Delaware General Corporation Law
                           reasonably believed to be in or not opposed to the  against all expense, liability, and loss
                           best interests of the corporation, and, with        reasonably incurred or suffered by such person in
                           respect to any criminal action, had no reasonable   connection therewith and such indemnification
                           cause to believe his conduct was unlawful. ARO's    shall continue as to a person who has ceased to
                           bylaws also provide that to the extent that a       serve in the capacity which initially entitled
                           director, officer, employee, or agent of the        such person to indemnity, provided, however, that
                           corporation has been successful on the merits or    the corporation shall indemnify any such person
                           otherwise in defense of any action, he shall be     seeking indemnification in connection with a
                           indemnified against expenses actually and           proceeding initiated by such person only if such
                           reasonably incurred by him in connection            proceeding was authorized by the corporation's
                           therewith. ARO's bylaws also give the corporation   board of directors.
                           the power to purchase insurance on behalf of any
                           person who is or was a director, officer,
                           employee, or agent of the corporation.

Limitation of Director     ARO's charter provides that, to the fullest extent  Blue Dolphin's charter provides that a director
Liability:                 permitted by the Delaware General Corporation Law,  shall not be personally liable to the corporation
                           no director or the corporation shall be liable to   or its stockholders for monetary damages for
                           the corporation or its stockholders for monetary    breach of his or her fiduciary duty as a director,
                           damages for breach of fiduciary duty as a           except for liability for:
                           director.
                                                                               o  any breach of such director's duty of loyalty to
                                                                                  the corporation or its stockholders;

                                                                               o  acts or omissions not in good faith or which
                                                                                  involve intentional misconduct or knowing
                                                                                  violation of law;

                                                                               o  liability under Section 174 of the Delaware
                                                                                  General Corporation Law, as that section is
                                                                                  thereafter amended; or

                                                                               o  any transaction from which the director derived
                                                                                  an improper personal benefit.

                          SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

ARO

         The following table furnishes information concerning all persons known to beneficially own 5% or more of any class of voting stock of ARO as of January 23, 2002.


                                                                                              Shares
                                                                                           Beneficially         Percent of
      Title of Class                      Name and Address of Beneficial Owner                Owned               Class
      --------------                      ------------------------------------             ------------         ----------
Common Stock                          Blue Dolphin Energy Company                           39,510,257             77.0%
                                      Blue Dolphin Exploration Company
                                      801 Travis, Suite 2100
                                      Houston, Texas 77002

                                      TECO Oil & Gas, Inc.                                   2,751,852             5.4%
                                      702 North Franklin Street
                                      Tampa, Florida 33602

Series 1993 Preferred                 Blue Dolphin Energy Company                             20,000               50.4%
Stock                                 801 Travis, Suite 2100
                                      Houston, Texas 77002

                                      James and Daphne Perry, JTWROS                          12,016               30.3%
                                      2608 Ridgeview Road
                                      Sioux Falls, South Dakota 57105


         The following table furnishes information concerning the ownership by directors, officers and directors and officers as a group of any class of voting stock of ARO as of January 23, 2002.


                                                                                              Shares
                                                                                           Beneficially         Percent of
      Title of Class                      Name and Address of Beneficial Owner                Owned               Class
      --------------                      ------------------------------------             ------------         ----------
Common Stock                          Douglas L. Hawthorne                                     207,847                *

Common Stock                          Directors and Executive Officers as a Group              207,847                *

----------
(1) Includes 181,400 shares held in Mr. Hawthorne's retirement plan and 1,792 shares of common stock to which Mr. Hawthorne is entitled as a 1/3 beneficiary of the Frances R. Hawthorne Trust.

* Represents less than 1%.

BLUE DOLPHIN

         The following table sets forth, as of January 23, 2002, certain information with respect to the beneficial ownership of shares of Blue Dolphin common stock (Blue Dolphin's only class of voting security issued and outstanding) as to

         o all persons known by Blue Dolphin to be beneficial owners of 5% or more of the outstanding shares of Blue Dolphin,

         o        each director,

         o        each executive officer, and

         o        all executive officers and directors, as a group.

         Unless otherwise indicated, each of the following persons has sole voting and dispositive power with respect to such shares.


                                                     SHARES OWNED BENEFICIALLY
               NAME OF                     --------------------------------------------
          BENEFICIAL OWNER                         NUMBER              PERCENT (1)
-------------------------------------      --------------------------------------------

Colombus Petroleum
Limited, Inc. (2)                                          911,712                 15.1
Ivar Siem (3)                                              438,562                  7.3
Harris A. Kaffie (3)                                       710,147                 11.8
Michael S. Chadwick (3)                                     13,473                    *
Robert Barbanell (3)                                        30,706                    *
Michael J. Jacobson (3)                                    146,000                  2.4
Roland B. Keller (3)                                        47,137                    *
John P. Atwood (3)                                          28,535                    *
Robert D. Wagner, Jr.                                          706                    *
Directors, as a Group
(9 persons) (3)                                          1,433,039                 23.7

                  ----------
                  *        Less than 1%

(1) Based upon 6,091,592 shares of Blue Dolphin common stock outstanding on January 24, 2002.

(2) Based on a Schedule 13D filed with the Securities and Exchange Commission on February 1, 1999. The address of Colombus Petroleum Limited, Inc., is Aeulestrasse 74, FL-9490, Vaduz, Liechtenstein.

(3) Includes shares of Common Stock issuable upon exercise of options that may be exercised within 60 days of December __, 2001 as follows: Mr. Siem - 22,667; Mr. Kaffie - 8,556; Mr. Chadwick - 4,890; Mr. Barbanell
         - 10,000; Mr. Jacobson - 17,333; Mr. Keller - 13,890; Mr. Atwood -
         11,558 and all directors and executive officers as a group - 94,673.

                DIRECTORS AND EXECUTIVE OFFICERS OF BLUE DOLPHIN


         The following table provides certain information with respect to the directors and the executive officers of Blue Dolphin.


                                                                                         POSITION
            NAME               AGE                       POSITION                       HELD SINCE
            ----               ---                       --------                       ----------
Ivar Siem                       55    Chairman of the Board                                1989
Robert L. Barbanell             71    Director                                             2000
Michael S. Chadwick             50    Director                                             1992
Harris A. Kaffie                51    Director                                             1989
Robert D. Wagner, Jr.           59    Director                                             2001
Michael J. Jacobson             55    President and Chief Executive Officer                1990
Roland B. Keller                63    Executive Vice President                             1990
John P. Atwood                  49    Vice President                                       1998
G. Brian Lloyd                  43    Vice President, Treasurer  and Secretary             1989

         The following is a brief description of the background and principal occupation of each director and executive officer:

         Ivar Siem - Chairman of the Board of Directors - From 1995 to 2000, Mr. Siem served on the Board of Directors of Grey Wolf, Inc., during which time he served as Chairman from 1995 to 1998 and interim President (1995) during its restructuring. Since 1985, he has been an international consultant in energy, technology and finance. He has served as a Director of Business Development for Norwegian Petroleum Consultants and as an independent consultant to the oil and gas exploration and production industry based in London, England. Mr. Siem holds a Bachelor of Science Degree in Mechanical Engineering from the University of California, Berkeley, and has completed an executive MBA program at Amos Tuck School of Business, Dartmouth University. Since October 1999, Mr. Siem has also served as a director of ARO, and since December 1999 he has served as President of American Resources, which is a 77% owned subsidiary of the Company.

         Robert L. Barbanell - Director - Mr. Barbanell has served as President of Robert L. Barbanell Associates, Inc., a financial consulting firm since July 1994. Mr. Barbanell was employed by Bankers Trust New York Corporation from June 1986 to June 1994 as Managing Director and from December 1981 to June 1986 as Senior Vice President. He is also a director of Cantel Medical Corp. and Pride International, Inc.

         Michael S. Chadwick - Director - Mr. Chadwick has been engaged in the commercial and investment banking businesses since 1975. From 1988 to 1994, Mr. Chadwick was President of Chadwick, Chambers & Associates, Inc., a private merchant and investment banking firm in Houston, Texas, which he founded in 1988. In 1994, Mr. Chadwick joined Sanders Morris Harris, an investment banking and financial advisory firm, as Senior Vice President and a Managing Director in the Corporate Finance Group. Mr. Chadwick holds a Bachelor of Arts Degree in Economics from the University of Texas at Austin and a Master of Business Administration Degree from Southern Methodist University.

         Harris A. Kaffie - Director - Mr. Kaffie is a partner in Kaffie Brothers, a real estate, farming and ranching company, and investment company. He currently serves as a Director of KBK Capital Corporation and Director of CCNG, Inc., the General Partner of Corpus Christi Natural Gas Company, L.P., a privately-held company which owns and operates natural gas pipelines and processing facilities, and is engaged in the marketing of natural gas. Mr. Kaffie received a Bachelor of Business Administration Degree from Southern Methodist University in 1972.

         Robert D. Wagner, Jr. - Director - Mr. Wagner was the Managing Director of Arthur Andersen's Global Energy Corporate Finance Group from 1999 through April 2001. He previously was the Managing Director of Energy Corporate Finance of Bankers Trust/BT Alex. Brown and Bear Stearns and was an Executive Vice President of First City Houston. He is a past President and Director of the Petroleum Club of Houston. He is also a director of Comfort Systems USA and Electric City. Mr. Wagner received his Bachelor of Arts degree in History from Holy Cross College in 1963 and his Master of Business Administration degree in Finance from New York University in 1971.

         Michael J. Jacobson - President and Chief Executive Officer - Mr. Jacobson has been associated with the energy industry since 1968, serving in various senior management capacities since 1980. He served as Senior Vice President and Chief Financial and Administrative Officer for Creole International, Inc. and it's subsidiaries, international providers of engineering and technical services to the energy sector, as well as Vice President of Operations for the parent holding company, from 1985 until joining Blue Dolphin in January 1990. He has also served as Vice President and Chief Financial Officer of Volvo Petroleum, Inc., and for certain Fred. Olsen oil and gas interests. Mr. Jacobson began his career with Shell Oil Company, where he served in various analytical and management capacities in the exploration and production organization during the period 1968 through 1974. Mr. Jacobson holds a Bachelor of Science Degree in Finance from the University of Colorado. Mr. Jacobson has served as President and Chief Executive Officer of Blue Dolphin since January 1990. Since October 1999, Mr. Jacobson has served as a Director of ARO.

         Roland B. Keller - Executive Vice President Exploration and Production
- Mr. Keller has been associated with the energy industry since 1962, serving in senior management capacities since 1976. Prior to joining Blue Dolphin in 1990, he served as Senior Vice President - Exploration for Sandefer Oil and Gas Company, an independent oil and gas company from 1982. He served as Vice President - Exploration and Production for Volvo Petroleum, Inc., from 1980 to 1982, and Vice President and Division Manager for Florida Exploration Co., from 1976 to 1980. Mr. Keller began his career with Amoco Production Co., serving in various technical and management capacities from 1962 through 1976. Mr. Keller holds Bachelor of Science and Master of Science degrees in Geology from the University of Florida. Mr. Keller has served as Executive Vice President - Exploration and Production of Blue Dolphin since September 1990. Since December 1999, Mr. Keller has served as Vice President of ARO.

         John P. Atwood - Vice President, Business Development - Mr. Atwood has been associated with the energy industry since 1974, serving in various management capacities since 1981. He served as Senior Vice President of Land and Administration for Glickehaus Energy from 1987 to 1991, Area Land Manager for CSX Oil & Gas Corporation and Division Land Manager for Hamilton Brothers Oil Company/Volvo Petroleum, Inc. He served in various land capacities for Tenneco Oil Company from 1977 to 1981. Mr. Atwood is a Certified Professional Landman and holds a Bachelor of Arts Degree from Oklahoma City University and a Master of Business Administration Degree from Houston Baptist University. Mr. Atwood has held various positions with Blue Dolphin. He served as Vice President of Land from 1991 to 1998 and Vice President of Finance and Corporate Development from 1998 until his appointment as Vice President of Business Development in 2001. Since December 1999, Mr. Atwood has served as a Director, Vice President and Secretary of ARO.

         G. Brian Lloyd - Vice President, Treasurer and Secretary - Mr. Lloyd is a Certified Public Accountant and has been employed by Blue Dolphin since December 1985. Prior to joining Blue Dolphin, he was an accountant for DeNovo Oil and Gas Inc., an independent oil and gas company. Mr. Lloyd received a Bachelor of Science Degree in Finance from Miami University, Oxford, Ohio in 1982 and attended the University of Houston in 1983 and 1984. Mr. Lloyd has served as Secretary of Blue Dolphin since May 1989, Treasurer since September 1989 and Vice President since March 1998. Since December 1999, Mr. Lloyd has served as Vice President and Treasurer of ARO.

         There are no family relationships between any director or executive officer.

                     EXECUTIVE COMPENSATION FOR BLUE DOLPHIN

EXECUTIVE OFFICERS

         The following table sets forth the compensation paid to the Chief Executive Officer and each of the executive officers of Blue Dolphin whose annual salary exceeded $100,000 in fiscal 2000 for services rendered to Blue Dolphin.

                           SUMMARY COMPENSATION TABLE



                                                                ANNUAL COMPENSATION*
                                                          ---------------------------------      LONG-TERM COMPENSATION AWARDS
            NAME AND PRINCIPAL POSITION         YEAR           SALARY            BONUS         SECURITIES UNDERLYING OPTIONS (#)
            ---------------------------      -----------  ---------------- ----------------    ---------------------------------
Ivar Siem                                       2000              $150,000        --                        10,965
   Chairman of the Board                        1999              $150,000        --                        14,292
                                                1998              $ 65,085        --                            --
Michael J. Jacobson                             2000              $200,000        --                         9,283
   President and Chief Executive                1999              $200,000        --                        14,445
   Officer                                      1998              $200,000        --                            --
Roland B. Keller                                2000              $140,000        --                         5,704
   Executive Vice President -                   1999              $140,000        --                        10,140
   Exploration and Production                   1998              $140,000        --                            --
John P. Atwood **                               2000              $124,167        --                         6,423
   Vice President -                             1999              $120,000        --                         9,834
   Business Development                         1998              $105,000        --                            --

* Excludes certain personal benefits, the aggregate value of which do not exceed 10% of the Annual Compensation shown for each person.

**       Mr. Atwood became an executive officer in October 1998.

                        OPTION GRANTS IN LAST FISCAL YEAR


                                             Percent of
                                               Total                                          Potential Realizable
                              Number of       Options                                           Value At Assumed
                             Securities      Granted to                                         Annual Rates of
                             Underlying      Employees      Exercise or                        Stock Appreciation
                               Options       In Fiscal      Base Price      Expiration        for Option Term (1)
           Name               Granted #         Year          ($/Sh)           Date          5% ($)          10% ($)
           ----             -------------  --------------  -------------  -------------- ---------------  ----------
Ivar Siem                        8,000             14%          $6.00        5/17/2010        $20,400       $60,937

Michael J. Jacobson              6,000             11%          $6.00        5/17/2010        $15,300       $45,703

Roland B. Keller                 3,000              5%          $6.00        5/17/2010        $ 7,650       $22,851

John P. Atwood                   4,000              7%          $6.00        5/17/2010        $10,200       $30,469


(1) The per share market price, as reported by the Nasdaq Smallcap Market on May 17, 2000, the date of grant was $5.25.


                 AGGREGATE OPTION EXERCISES IN LAST FISCAL YEAR
                           AND YEAR-END OPTION VALUES

                                                                   NUMBER OF UNEXERCISED       VALUE OF UNEXERCISED IN-THE-MONEY
                          SHARES                                   OPTIONS AT YEAR END(#)           OPTIONS AT YEAR END (1)
                        ACQUIRED ON                           -------------------------------  ---------------------------------
           NAME         EXERCISE (#)    VALUE REALIZED        EXERCISABLE       UNEXERCISABLE    EXERCISABLE      UNEXERCISABLE
           ----         ------------    --------------        -----------       -------------  --------------    ---------------
Ivar Siem                    2,778         $  3,539             16,444              8,446               $ 0           $ 0
Michael J. Jacobson         23,445         $ 14,166             22,223              7,332               $ 0           $ 0
Roland B. Keller                 0         $      0             11,222              8,112               $ 0           $ 0
John P. Atwood               1,000         $  1,274              8,778              8,669               $ 0           $ 0


(1) Based on the difference between the average of the closing bid and ask prices on December 29, 2000 (the last trading day of 2000) and the exercise price.

DIRECTORS

         In fiscal 2000 the Blue Dolphin paid non-employee members of its Board of Directors an annual retainer of $3,000, plus $500 for each committee the director served on, and stock options as determined by the compensation committee. In 2001, Blue Dolphin increased the annual retainer to $12,000, payable 50% in cash and 50% in Blue Dolphin common stock. The Audit Committee chairman receives an annual retainer of $3,000 and other Audit Committee members receive an annual retainer of $1,500. In addition, directors shall receive stock options to acquire Blue Dolphin common stock with a market value of $20,000. No additional remuneration is paid to directors for committee meetings attended, except that directors are entitled to be reimbursed for expenses related to attendance of board or committee meetings.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS FOR BLUE DOLPHIN

         In June 1999, Blue Dolphin received $1,960,000 through a private placement of 392,000 shares of Blue Dolphin common stock at $5.00 per share. Harris A. Kaffie, a director of Blue Dolphin, purchased 100,000 shares in the private placement.

         In December 1999, Blue Dolphin completed a private placement of 1,016,718 shares of common stock at $6.00 per share. Consideration for the common stock sold consisted of approximately $4,200,000 cash and the surrender of approximately $1,900,000 of Blue Dolphin's promissory notes due December 31, 2000 along with accrued interest through December 1, 1999. Two directors and one former director of Blue Dolphin participated in this private placement:

         o Daniel B. Porter, paid cash for 16,667 shares and tendered a note and accrued interest totaling $100,200 for 16,700 shares;

         o Mr. Kaffie tendered a note and accrued interest totaling $187,800 for 31,300 shares; and

         o Ivar Siem tendered a note and accrued interest totaling $28,200 for 4,700 shares.

         On December 1, 1999, Blue Dolphin issued a $1,000,000 convertible promissory note to Mr. Kaffie. The note was originally due June 1, 2000, bore interest at 10% per annum, and was convertible into common stock at a conversion price of $6.60 per share. The due date of the note was subsequently extended to March 31, 2001, and the conversion price was reduced to $6.00 per share. Blue Dolphin issued three convertible promissory notes to Mr. Siem in the principal amount of $200,000, $200,000 and $600,000 on May 25, 2000, July 6, 2000 and
November 30, 2000, respectively. These convertible promissory notes to Mr. Siem were due March 31, 2001, bore interest at the rate of 10% per annum and were convertible into common stock at a conversion price of $6.00 per share. The principal and accrued interest due to Messrs. Kaffie and Siem were paid in full in January 2001.

         In late 2000, Blue Dolphin formed Drillmar, Inc., a Delaware corporation and had a 37.5% equity interest in Drillmar. In addition to Mr. Siem's position with Blue Dolphin, he also serves as Chairman and President of Drillmar. In late 2000 Drillmar acquired a 1% general partner interest in Zephyr Drilling, Ltd. Zephyr owns a semi-submersible drilling rig that is being retrofitted into a semi-tender. At December 31, 2000, Drillmar's investment in Zephyr was $86,000. Messrs. Kaffie and Siem were limited partners in Zephyr owning 37.5% and 37.1% interests, respectively.

         On May 1, 2001 Blue Dolphin increased its ownership in Drillmar from 37.5% to 64%. Blue Dolphin paid cash of approximately $131,000 and contributed services in the amount of $434,000. A portion of the services contributed by Blue Dolphin to Drillmar were pursuant to an agreement with Drillmar whereby Blue Dolphin agreed to provide office space and certain administrative services to Drillmar for approximately $40,000 per month. Historically, Blue Dolphin has used the payments it is entitled to receive under this agreement to fund its investment in Drillmar. Blue Dolphin received a partial payment under this agreement in October 2001 and began receiving full payments in November 2001. This agreement may be terminated by mutual agreement of both parties.

         On September 30, 2001, Drillmar entered into a merger agreement and merged with Zephyr. Prior to the merger, Zephyr was a limited partnership in which Drillmar was the general partner. As a result of the merger, Blue Dolphin's interest in Drillmar decreased from 64% to 12.8%, and Messrs. Kaffie and Siem now hold ownership interests in Drillmar of 30.6% and 30.3%, respectively.

         At June 30, 2001, Ivar Siem loaned Drillmar $100,000 and was issued an unsecured promissory note due December 31, 2001, bearing interest at 10% per annum. In July 2001, Drillmar was loaned $300,000 from Mr. Siem and $200,000 from Mr. Kaffie and they were issued unsecured promissory notes due December 31, 2001 bearing interest at 10% per annum. The promissory note and accrued interest of $986 due to Mr. Kaffie was paid in August 2001. In August 2001, Drillmar was loaned $125,000 from Mr. Siem and $125,000 from Mr. Kaffie and they were issued unsecured promissory notes due December 31, 2001, bearing interest at 10% per annum. In October 2001, Mr. Kaffie loaned an additional $200,000 to Drillmar under the same terms. The promissory notes issued by Drillmar are non-recourse to Blue Dolphin.

                                  OTHER MATTERS

         The Board of Directors does not presently know of any matters to be presented for consideration at the special stockholders meeting other than matters described in the notice of special stockholders meeting mailed together with this joint proxy statement/prospectus. If other matters are presented, the persons named in the accompanying proxy to vote on such matters will have discretionary authority to vote in accordance with their best judgment.

                                  LEGAL OPINION

         The validity of the shares of Blue Dolphin common stock offered by this joint proxy statement/prospectus will be passed upon for Blue Dolphin by Porter & Hedges, L.L.P.

                                     EXPERTS

         The consolidated financial statements of Blue Dolphin Energy Company as of December 31, 2000 and 1999, and for each of the years in the three year period ended December 31, 2000, have been included in and incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG LLP and Ernst & Young LLP, independent certified public accountants, included in and incorporated by reference herein, and upon the authority of said firms as experts in accounting and auditing. The report of KPMG LLP covering the December 31, 2000 and 1999 consolidated financial statements of Blue Dolphin Energy Company refers to a change in the method of accounting for costs of start-up activities.

         The consolidated financial statements of American Resources Offshore, Inc. at December 31, 2000 and 1999, and for each of the three years in the period ended December 31, 2000, appearing in this joint proxy statement/prospectus and the financial statements incorporated by reference in the registration statement of which this joint proxy statement forms a part have been audited by Ernst & Young LLP, independent auditors as set forth in their reports thereon appearing elsewhere herein and incorporated by reference, and are included and incorporated by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

         The estimated reserve evaluations and related calculations of Ryder Scott Company, L.P., independent petroleum engineering consultants, incorporated by reference in this registration statement have been incorporated by reference in reliance on the authority of said firm as experts in petroleum engineering.

                          FUTURE STOCKHOLDER PROPOSALS

         If the merger is completed there will be no public participation in any future meetings of stockholders of ARO. However, if the merger is not completed, ARO stockholders will continue to be entitled to attend and participate in ARO's stockholders meetings. If the merger is not completed, you will be informed, by press release or other means determined reasonable by us, of the date by which stockholder proposals must be received by us for inclusion in the proxy materials relating to the annual meeting, which proposals must comply with the rules and regulations of the Commission then in effect.

                       WHERE YOU CAN FIND MORE INFORMATION

         ARO and Blue Dolphin file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any reports, statements or other information filed by ARO or Blue Dolphin at the Commission's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549, and at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Please call the Commission at 1-800-732-0330 for further information on the operation of the Public Reference Room. ARO's and Blue Dolphin's filings with the Commission are also available to the public from commercial document retrieval services and at the website maintained by the Commission located at: "http://www.sec.gov."

         The Commission allows ARO and Blue Dolphin to "incorporate by reference" information into this proxy statement. This means that ARO and Blue Dolphin can disclose important information by referring to another document filed separately with the Commission. The information incorporated by reference is considered to be part of this proxy statement.

         YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR THAT TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH ANY INFORMATION THAT IS DIFFERENT.

ARO

         The following documents, filed by ARO with the Commission, are hereby incorporated by reference into this joint proxy statement/prospectus:

         o        ARO's Annual Report on Form 10-K for the year ended December
                  31, 2000;

         o ARO's Quarterly Reports on Form 10-Q for the quarters ended March 31, 2001, June 30, 2001 and September 30, 2001; and

         o ARO's Current Reports on Form 8-K, dated June 21, 2001, August 31, 2001 and December 20, 2001.

BLUE DOLPHIN

         The following documents, filed by Blue Dolphin with the Commission, are hereby incorporated by reference into this joint proxy statement/prospectus:

         o Blue Dolphin's Annual Report on Form 10-K for the year ended December 31, 2000;

         o Blue Dolphin's Quarterly Reports on Form 10-Q for the quarters ended March 31, 2001, June 30, 2001 and September 30, 2001; and

         o Blue Dolphin's Current Reports on Form 8-K, dated January 31, 2001, August 31, 2001, November 8, 2001 and December 20, 2001.

         Any statement contained in a document incorporated or deemed to be incorporated by reference into this joint proxy statement/prospectus will be deemed to be modified or superseded for purposes of this joint proxy statement/prospectus to the extent that a statement contained in this joint proxy statement/prospectus modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this joint proxy statement/prospectus.

         The documents incorporated by reference into this joint proxy statement/prospectus are available from us upon request. We will provide a copy of any and all of the information that is incorporated by reference in this joint proxy statement/prospectus to any person, without charge, upon written or oral request. ANY REQUEST FOR DOCUMENTS SHOULD BE MADE BY FEBRUARY 12, 2002 TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS.

         Requests for documents relating to ARO or Blue Dolphin should be directed to: Haavard Strommen, Blue Dolphin Energy Company, 801 Travis, Suite 2100, Houston, Texas 77002 (telephone: (713) 227-7660; facsimile: (713)
227-7626.

         Blue Dolphin has filed a registration statement on Form S-4 under the Securities Act with the Commission with respect to the Blue Dolphin common stock to be issued to ARO stockholders in the merger. This joint proxy statement/prospectus constitutes the prospectus of Blue Dolphin filed as part of the registration statement. This joint proxy statement/prospectus does not contain all of the information set forth in the registration statement because certain parts of the registration statement are omitted in accordance with the rules and regulations of the Commission. The registration statement and its exhibits are available for inspection and copying as set forth above.

         Copies of ARO's Form 10-K for the year ended December 31, 2000, and its Quarterly Report on Form 10-Q for the quarter ended September 30, 2001, are attached to this joint proxy statement/prospectus as Appendices C and D, respectively. Copies of Blue Dolphin's Annual Report on Form 10-K for the year ended December 31, 2000, and its Quarterly Reports on Form 10-Q for the quarter ended September 30, 2001, are attached to this joint proxy statement/prospectus as Appendices E and F, respectively. Please read each of such documents in their entirety for the important information they contain regarding the business of ARO and Blue Dolphin.

         THIS JOINT PROXY STATEMENT/PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO PURCHASE, THE SECURITIES OFFERED BY THIS JOINT PROXY STATEMENT/PROSPECTUS, OR THE SOLICITATION OF A PROXY, IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER, SOLICITATION OF ANY OFFER OR PROXY SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS JOINT PROXY STATEMENT/PROSPECTUS NOR ANY DISTRIBUTION OF SECURITIES PURSUANT TO THIS JOINT PROXY STATEMENT/PROSPECTUS SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE INFORMATION SET FORTH OR INCORPORATED INTO THIS JOINT PROXY STATEMENT/PROSPECTUS BY REFERENCE OR IN OUR AFFAIRS SINCE THE DATE OF THIS JOINT PROXY STATEMENT/PROSPECTUS.

            CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

         This joint proxy statement/prospectus and the documents incorporated by reference into this proxy statement prospectus (see "WHERE YOU CAN FIND MORE INFORMATION") include forward-looking statements about Blue Dolphin and ARO within the "safe harbor" provisions of Section 21E of the Exchange Act and
Section 27A of the Securities Act. These statements relate to expectations concerning matters that are not historical facts, such as future financial performance, anticipated developments, business strategy, projected costs and plans and objectives of Blue Dolphin and ARO. Many of these statements are preceded by, followed by or otherwise include the words "anticipates," "expects," "intends," "plans," "believes," "seeks," "estimates" or similar expressions. These statements may be made expressly in this document or may be incorporated by reference to other documents Blue Dolphin and ARO have filed with the Commission.

         Although each of Blue Dolphin and ARO believes that such forward-looking statements are reasonable, neither can assure you that such expectations will prove to be correct. Forward-looking statements are not guarantees of future performance an are subject to risks and uncertainties that may cause actual results of Blue Dolphin or ARO to be materially different from any future results expressed or implied by either Blue Dolphin or ARO. The risks and uncertainties include those risks, uncertainties and risk factors identified, among other places, under "RISK FACTORS" in this document. Important factors that could cause actual results to differ materially from those described in the forward-looking statements include the following:

         o        benefits, effects or results of the merger;

         o cost reductions, operating efficiencies or synergies and the integration of operations;

         o        future stock market valuations;

         o        timing of the merger;

         o        tax and accounting treatment of the merger;

         o        repayment of debt;

         o market conditions, expansion and other development trends in the oil and gas industry;

         o        business strategies;

         o        expansion and growth of operations after the merger; and

         o future operating results and financial condition after the merger.

         These cautionary statements should not be construed by you as an exhaustive list or as any admission by Blue Dolphin or ARO regarding the adequacy of disclosures made by either company. We cannot always predict or determine after the fact what factors would cause actual results to differ materially from those indicated by the forward-looking statements or other statements. All cautionary statements should be read as being applicable to all forward-looking statements wherever they appear. Blue Dolphin and ARO do not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed herein might not occur.

                                                                      APPENDIX A
                                                                     (Composite)


                              AMENDED AND RESTATED

                          AGREEMENT AND PLAN OF MERGER


                                      AMONG

                          BLUE DOLPHIN ENERGY COMPANY,


                              BDCO MERGER SUB, INC.


                                       AND


                        AMERICAN RESOURCES OFFSHORE, INC.


                          DATED AS OF DECEMBER 19, 2001

                               TABLE OF CONTENTS(1)

                                                                                                               PAGE
                                                                                                               ----

ARTICLE 1

         THE MERGER...............................................................................................1
         1.1        The Merger....................................................................................1
         1.2        Closing.......................................................................................2
         1.3        Effective Time................................................................................2
         1.4        Effects of the Merger.........................................................................2
         1.5        Certificate of Incorporation..................................................................2
         1.6        Bylaws........................................................................................2
         1.7        Directors and Officers of the Surviving Corporation...........................................2
         1.8        Conversion of Capital Stock...................................................................2
                    (a)    Cancellation of Capital Stock..........................................................2
                    (b)    Conversion of Common Stock.............................................................3
                    (c)    Conversion of Preferred Stock..........................................................3
                    (d)    Conversion of Merger Sub Common Stock..................................................4
                    (e)    Stock Rights...........................................................................4
         1.9        Surrender and Payment.........................................................................4
         1.10       Share Elections.  ............................................................................5
         1.11       Proration.....................................................................................7
         1.12       Dissenters' Rights............................................................................7
         1.13       Stock Transfer Books..........................................................................8
         1.14       Fractional Shares.............................................................................8
         1.15       Further Assurances............................................................................8

ARTICLE 2

         REPRESENTATIONS, WARRANTIES AND AGREEMENTS OF ARO........................................................8
         2.1        Organization and Standing.....................................................................8
         2.2        Authorization; Validity of Agreement; Company Action..........................................9
         2.3        Capitalization................................................................................9
         2.4        Board Approval...............................................................................10
         2.5        Registration Statement, Proxy Statement/Prospectus...........................................10
         2.6        SEC Reports and Financial Statements.........................................................10
         2.7        No Violation of Agreements or Governing Documents............................................11
         2.8        Litigation...................................................................................12
         2.9        Investigations...............................................................................12
         2.10       Brokers......................................................................................12
         2.11       Vote Required................................................................................12
         2.12       Untrue Statements............................................................................12



--------
     (1) This Table of Contents is not part of the Agreement and Plan of Reorganization to which it refers.

                                                                                                               PAGE
                                                                                                               ----
ARTICLE 3

         REPRESENTATIONS AND WARRANTIES OF BDCO..................................................................12
         3.1        Organization and Standing....................................................................12
         3.2        Authorization; Validity of Agreement; Company Action.........................................13
         3.3        Capitalization...............................................................................13
         3.4        Registration Statement, Proxy Statement/Prospectus...........................................13
         3.5        SEC Reports and Financial Statements.........................................................14
         3.6        No Violation of Agreements or Governing Documents............................................14
         3.7        Litigation...................................................................................14
         3.8        Investigations...............................................................................14
         3.9        Undisclosed Liabilities......................................................................15
         3.10       Brokers......................................................................................15
         3.11       Untrue Statements............................................................................15
         3.12       Merger Sub...................................................................................15

ARTICLE 4

         COVENANTS AND ADDITIONAL AGREEMENTS.....................................................................15
         4.1        Conduct of Business by ARO...................................................................15
         4.2        Conduct of Business by BDCO..................................................................15
         4.3        Obligations of Merger Sub....................................................................16
         4.4        Additional Agreements Regarding Registration Statement, Proxy
                    Statement/Prospectus.........................................................................16
         4.5        Meeting of the ARO Stockholders..............................................................17
         4.6        Public Disclosure............................................................................18
         4.7        NASDAQ Small Cap Market Listing..............................................................18
         4.8        Indemnification..............................................................................18

ARTICLE 5

         CONDITIONS PRECEDENT TO OBLIGATIONS OF BDCO AND ARO.....................................................19
         5.1        Conditions to the Obligations of Each Party..................................................19
         5.2        Conditions to the Obligations of ARO.........................................................20
         5.3        Conditions to the Obligations of BDCO and Merger Sub.........................................20

                                                                                                               PAGE
                                                                                                               ----
ARTICLE 6

         TERMINATION, AMENDMENT AND WAIVER.......................................................................21
         6.1        Termination..................................................................................21
         6.2        Effect of Termination........................................................................22
         6.3        Amendment....................................................................................22
         6.4        Extension; Waiver............................................................................22
         6.5        Procedure for Termination, Amendment, Extension or Waiver....................................22
         6.6        Fees and Expenses............................................................................22

ARTICLE 7

         MISCELLANEOUS...........................................................................................22
         7.1        Survival of Representations and Warranties...................................................22
         7.2        Notices......................................................................................22
         7.3        Interpretation...............................................................................23
         7.4        Time of Essence..............................................................................24
         7.5        Headings and Captions........................................................................24
         7.6        Entire Agreement.............................................................................24
         7.7        Successors and Assigns.......................................................................24
         7.8        Gender, and Certain References...............................................................24
         7.9        Applicable Law and Venue.....................................................................24
         7.10       Severability.................................................................................25
         7.11       Rights of Parties............................................................................25

ARTICLE 8

         DEFINITIONS.............................................................................................25
         8.1        2000 Form 10-K...............................................................................25
         8.2        Affiliate....................................................................................25
         8.3        Aggregate Common Transaction Value...........................................................25
         8.4        Agreement....................................................................................25
         8.5        ARO..........................................................................................25
         8.6        ARO SEC Documents............................................................................25
         8.7        ARO Stockholders' Meeting....................................................................25
         8.8        BDCO.........................................................................................25
         8.9        BDCO 2000 Form 10-K..........................................................................26
         8.10       BDCO Common Stock............................................................................26
         8.11       BDCO Financial Statements....................................................................26
         8.12       BDCO Form 10-Qs..............................................................................26

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
         8.13       BDCO Preferred Stock.........................................................................26
         8.14       BDCO SEC Documents...........................................................................26
         8.15       BDEX.........................................................................................26
         8.16       Cash Consideration...........................................................................26
         8.17       Cash Election................................................................................26
         8.18       Certificates.................................................................................26
         8.19       Closing......................................................................................26
         8.20       Closing Date.................................................................................26
         8.21       Common Cash Cap..............................................................................26
         8.22       Common Cap Fraction..........................................................................26
         8.23       Common Cash Consideration....................................................................26
         8.24       Common Cash Election.........................................................................26
         8.25       Common Share Election........................................................................26
         8.26       Common Stock.................................................................................26
         8.27       Common Stock Consideration...................................................................26
         8.28       Common Stock Merger Consideration............................................................26
         8.29       Common Stock Number..........................................................................27
         8.30       DGCL.........................................................................................27
         8.31       Dissenting Shares............................................................................27
         8.32       Dissenting Stockholders......................................................................27
         8.33       Effective Time...............................................................................27
         8.34       Election Date................................................................................27
         8.35       Encumbrance..................................................................................27
         8.36       Exchange Act.................................................................................27
         8.37       Exchange Agent...............................................................................27
         8.38       Financial Statements.........................................................................27
         8.39       Form 10-Qs...................................................................................27
         8.40       Form of Election.............................................................................27
         8.41       GAAP.........................................................................................27
         8.42       Governmental Authority.......................................................................27
         8.43       Indemnified Parties..........................................................................27
         8.44       Material Adverse Effect......................................................................27
         8.45       Merger.......................................................................................28
         8.46       Merger Consideration.........................................................................28
         8.47       Merger Sub...................................................................................28
         8.48       Person.......................................................................................28
         8.49       Preferred Cash Consideration.................................................................28
         8.50       Preferred Cash Election......................................................................28
         8.51       Preferred Share Election.....................................................................28
         8.52       Preferred Stock..............................................................................28

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
         8.53       Preferred Stock Consideration................................................................28
         8.54       Preferred Stock Merger Consideration.........................................................28
         8.55       Proxy Statement..............................................................................28
         8.56       Registration Statement.......................................................................28
         8.57       Requested Common Cash Amount.................................................................28
         8.58       SEC..........................................................................................28
         8.59       Securities Act...............................................................................28
         8.60       Share Election...............................................................................28
         8.61       Special Committee............................................................................28
         8.62       Stock Consideration..........................................................................28
         8.63       Surviving Corporation........................................................................28
         8.64       Surviving Corporation Common Stock...........................................................29

EXHIBIT A           Certificate of Incorporation of Merger Sub
EXHIBIT B           Bylaws of Merger Sub

                              AMENDED AND RESTATED
                          AGREEMENT AND PLAN OF MERGER


         AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER, dated as of December 19, 2001 ("Agreement"), by and among Blue Dolphin Energy Company, a Delaware corporation ("BDCO"), BDCO Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of BDCO ("Merger Sub"), and American Resources Offshore, Inc., a Delaware corporation ("ARO").

                              W I T N E S S E T H:

         WHEREAS, the parties hereto desire to cause Merger Sub to merge with and into ARO (the "Merger") on the terms and subject to the conditions herein set forth and in accordance with the Delaware General Corporation Law (the "DGCL");

         WHEREAS, a special committee (the "Special Committee") of the Board of Directors of ARO deems that the Merger and this Agreement are fair to and in the best interests of stockholders of ARO (other than BDCO and its affiliates) and has recommended approval of this Agreement by the Board of Directors of ARO;

         WHEREAS, the Board of Directors of ARO deems that the Merger is advisable and in the best interest of the stockholders and has approved and adopted this Agreement and the transactions contemplated hereby and recommended approval and adoption of this Agreement by the stockholders of ARO;

         WHEREAS, the Board of Directors of each of BDCO and Merger Sub deem that the Merger is advisable and in the best interest of their respective stockholders and have approved and adopted this Agreement and the transactions contemplated hereby; and

         WHEREAS, this Agreement and the transactions contemplated hereby have been approved by the sole stockholder of Merger Sub by written consent of its sole stockholder, BDCO.

         NOW, THEREFORE, in consideration of the premises and of the representations, covenants and agreements contained herein, the parties hereto hereby agree as follows:

                                    ARTICLE 1

                                   THE MERGER

         1.1 The Merger. Upon the terms and subject to conditions of this Agreement, at the Effective Time (as defined in Section 1.3) Merger Sub shall be merged with and into ARO in accordance with DGCL, whereupon the separate existence of Merger Sub shall cease, and ARO shall be the surviving corporation in the merger (the "Surviving Corporation").

         1.2 Closing. Upon the terms and subject to the conditions of this Agreement, the closing of the Merger (the "Closing") shall take place at the offices of Porter & Hedges, L.L.P., 700 Louisiana Street, Suite 3500, Houston, Texas 77002 on a date to be specified by the parties (the "Closing Date") which shall be no later than the fifth business day after satisfaction or waiver of the conditions set forth in Article 5, unless another time, date or place is agreed to in writing by the parties hereto.

         1.3 Effective Time. Subject to the provisions of this Agreement, as soon as practicable on or after the Closing Date, the parties shall (i) file a certificate of merger with the Secretary of State of the State of Delaware and
(ii) make all other filings or recordings required by the DGCL in connection with the Merger. The Merger shall become effective at such time as the certificate of merger is duly filed with the Secretary of State of the State of Delaware or at such other time as is specified in the certificate of merger (the "Effective Time").

         1.4 Effects of the Merger. The Merger shall have the effects set forth in the DGCL. From and after the Effective Time, the Surviving Corporation shall possess all the rights, privileges, powers and franchises and be subject to all of the restrictions, disabilities and duties of Merger Sub and ARO, and all debts and liabilities of Merger Sub and ARO shall become the debts and liabilities of the Surviving Corporation, all as provided under the DGCL.

         1.5 Certificate of Incorporation. At the Effective Time, the Certificate of Incorporation of Merger Sub, attached hereto as EXHIBIT A, shall become the Certificate of Incorporation of the Surviving Corporation until the same shall be altered or amended in accordance with applicable law.

         1.6 Bylaws. At the Effective Time, the Bylaws of Merger Sub, attached hereto as EXHIBIT B, shall become the Bylaws of the Surviving Corporation until the same shall be altered, amended, or repealed, or until new bylaws shall be adopted in accordance with applicable law or the Certificate of Incorporation.

         1.7 Directors and Officers of the Surviving Corporation. From and after the Effective Time, until the earlier of their death, resignation or removal or until their respective successors are duly elected and qualified in accordance with applicable law, as the case may be, (a) the directors of Merger Sub at the Effective Time shall be the directors of the Surviving Corporation, and (b) the officers of ARO at the Effective Time shall be the officers of the Surviving Corporation.

         1.8      Conversion of Capital Stock.  At the Effective Time:

                  (a) Cancellation of Capital Stock. Immediately prior to the Effective Time, (i) all shares of capital stock of ARO held in treasury by ARO or any subsidiary of ARO and (ii) any shares of common stock, par value $0.00001 per share (the "Common Stock"), of ARO and Series 1993 Preferred Stock, par value $12.00 per share (the "Preferred Stock"), of ARO owned by BDCO or any subsidiary of BDCO, including the shares of Common Stock owned by Blue Dolphin Exploration Company, a wholly owned subsidiary of BDCO ("BDEX"), shall be cancelled and retired and shall cease to exist from the Effective Time and no consideration shall be paid with respect thereto.

                  (b) Conversion of Common Stock. At the Effective Time, each issued and outstanding share of Common Stock, other than Dissenting Shares (as defined in Section 1.12) that are owned by Dissenting Stockholders (as defined in Section 1.12) that have properly exercised appraisal rights pursuant to Section 262 of the DGCL and shares to be cancelled in accordance with Section 1.8(a), shall be converted into the right to receive, at the election of the holder thereof, one of the following (as adjusted pursuant to Section 1.11, the "Common Stock Merger Consideration"):

                           (i) for each share of Common Stock with respect to which an election to receive shares of BDCO common stock, par value $0.01 per share (the "BDCO Common Stock"), has been effectively made, and not revoked or lost, pursuant to Section 1.10 (a "Common Share Election") and for each share with respect to which a Common Share Election is deemed to have been made pursuant to Section 1.10, the right to receive a fraction of a share of BDCO Common Stock equal to the Common Exchange Ratio (as defined below) (the "Common Stock Consideration"); and

                           (ii) for each such share of Common Stock with respect to which an election to receive Cash has been effectively made, and not revoked or lost, pursuant to Section 1.10 (a "Common Cash Election"), the right to receive $.06 in cash, without interest, (the "Common Cash Consideration").

         All such shares of Common Stock shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate representing any such shares of Common Stock shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration (as defined in Section 1.9(a)) upon surrender of such certificate in accordance with Section
         1.9. The "Common Exchange Ratio" shall be equal to the greater of either (A) .0276 or (B) .06 divided by the BDCO Share Price (as defined below). The "BDCO Share Price" shall be equal to the average of the per share sales price (excluding after-market trading) for BDCO Common Stock on the Small Cap Market System of the National Association of Securities Dealers Automated Quotation System as reported in the Wall Street Journal, calculated to two decimal places, for the ten (10) trading days immediately preceding the date on which the Proxy Statement is first mailed.


                  (c) Conversion of Preferred Stock. At the Effective Time, each issued and outstanding share of Preferred Stock, other than Dissenting Shares that are owned by Dissenting Stockholders that have properly exercised appraisal rights pursuant to Section 262 of the DGCL and shares to be cancelled in accordance with Section 1.8(a), shall be converted into the right to receive, at the election of the holder thereof, one of the following (the "Preferred Stock Merger Consideration"):

                           (i) for each share of Preferred Stock with respect to which an election to receive shares of BDCO Common Stock has been effectively made, and not revoked or lost, pursuant to Section 1.10 (a "Preferred Share Election", and together with the Common Share Election, a "Share Election"), and for each share with respect to which a Preferred Share

                                    Election is deemed to have been made
                                    pursuant to Section 1.10, the right to
                                    receive .0301 of a share of BDCO Common
                                    Stock (the "Preferred Stock Consideration", and together with the Common Stock Consideration, the "Stock Consideration"); and

                           (ii) for each such share of Preferred Stock with respect to which an election to receive cash has been effectively made, and not revoked or lost, pursuant to Section 1.10 (a "Preferred Cash Election" and together with a Common Cash Election, a "Cash Election") the right to receive $.07 in cash, without interest, (the "Preferred Cash Consideration" and together with the Common Cash Consideration, the "Cash
                                    Consideration").

         All such shares of Preferred Stock shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate representing any such shares of Preferred Stock shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration upon surrender of such certificate in accordance with Section 1.9.

                  (d) Conversion of Merger Sub Common Stock. At the Effective Time, each issued and outstanding share of common stock, par value $.01 per share, of Merger Sub shall be converted into one fully paid and nonassessable share of common stock, par value $.01 per share, of the Surviving Corporation ("Surviving Corporation Common Stock").

                  (e) Stock Rights. ARO agrees that prior to the Effective Time it will cause any and all options, warrants, convertible securities (or other securities or rights issued by ARO, which entitle the holder to acquire Common Stock, Preferred Stock, other securities or assets from
         ARO), other than the Preferred Stock, to be (i) canceled without cost to ARO, or (ii) exercised or converted into Common Stock.

         1.9      Surrender and Payment of Certificates.

                  (a) Exchange Agent. Prior to the Effective Time, BDCO shall appoint Securities Transfer Corporation (or such other person or entity as BDCO may designate) to act as Exchange Agent (the "Exchange Agent"). As soon as practicable after the Effective Time, BDCO shall deposit with the Exchange Agent an amount of cash, certificates representing shares of BDCO Common Stock and cash in lieu of fractional shares, if any, as provided below, (the Cash Consideration and Stock Consideration together with any cash necessary to make payments in lieu of fractional shares, the "Merger Consideration") to be issued in exchange for the issued and outstanding shares of Common Stock and Preferred Stock. Promptly after the Effective Time, the Exchange Agent will send, to each holder of record, as of the Effective Time, of a certificate or certificates which at the Effective Time represented shares of Common Stock and

         Preferred Stock (the "Certificates") (i) a letter of transmittal (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Certificates to the Exchange Agent and which shall be in customary form and have such provisions as BDCO may reasonably specify) and (ii) instructions for use in surrendering the Certificates in exchange for the Merger Consideration.

                  (b) Upon surrender of a Certificate for cancellation to the Exchange Agent, together with a duly completed and validly executed letter of transmittal and such other documents as the Exchange Agent and BDCO shall reasonably require, the holder of such Certificates will be entitled to receive the Merger Consideration payable in respect of each such Certificate. Until so surrendered, each such Certificate shall, after the Effective Time, represent for all purposes, only the right to receive the Merger Consideration.

                  (c) If any portion of the Merger Consideration is to be paid to a Person (as defined in Section 7.3) other than the registered holder of the Common Stock or Preferred Stock represented by the Certificates surrendered in exchange therefor, it shall be a condition to such payment that the Certificates so surrendered shall be properly endorsed or otherwise be in proper form for transfer and that the Person requesting such payment shall pay to the Exchange Agent any transfer or other taxes required as a result of such payment to a Person other than the registered holder of such Certificates or establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

                  (d) Termination of Payment Fund. Any portion of the Merger Consideration made available to the Exchange Agent pursuant to Section 1.9(a) that remains unclaimed by holders of Common Stock and Preferred Stock six months after the Effective Time shall be promptly returned to the Surviving Corporation, upon demand, and any such holder who has not exchanged his Certificates for the Merger Consideration in accordance with this Section prior to that time shall thereafter look only to the Surviving Corporation for payment of their claim for the Merger Consideration.

                  (e) No Liability. Notwithstanding the foregoing, the Surviving Corporation shall not be liable to any holder of Common Stock or Preferred Stock for any amount paid to a public official pursuant to any applicable abandoned property law. Any amounts remaining unclaimed by holders of Common Stock or Preferred Stock two years after the Effective Time (or such earlier date immediately prior to such time as such amounts would otherwise escheat to or become property of any governmental entity) shall, to the extent permitted by applicable law, become the property of the Surviving Corporation free and clear of any claims or interest of any Person previously entitled thereto.

         1.10     Share Elections.

                  (a) Each person who, on or prior to the Election Date (as hereinafter defined), is a record holder of shares of Common Stock or Preferred Stock shall be entitled, with respect to all or any portion of such shares, to make a Cash Election, subject to adjustment pursuant to Section 1.11, or an unconditional Share Election, in each case specifying that number of shares of Common Stock or Preferred Stock such holder desires to have converted into the Share Consideration and that number of shares of Common Stock or Preferred Stock such holder desires to have converted into the Cash Consideration, as applicable, on or prior to such Election Date, on the basis hereinafter set forth.

                  (b) BDCO shall prepare a form of election, which form shall be subject to the reasonable approval of ARO (the "Form of Election") and shall be mailed with the Proxy Statement (as defined in Section 4.4(a)) to the record holders of Common Stock and Preferred Stock as of the record date for the ARO Stockholders' Meeting (as defined in Section 4.5), which Form of Election shall be used by each record holder of shares of Common Stock and Preferred Stock who wishes to elect to receive the Share Consideration or the Cash Consideration as applicable, for any or all shares of Common Stock and Preferred Stock held by such holder. ARO shall use all reasonable efforts to make the Form of Election and the Proxy Statement available to all persons who become record holders of Common Stock and Preferred Stock during that period between such record date and the Election Date. Any such holder's (and such authorized representative's) election to receive the Share Consideration or the Cash Consideration, as applicable, shall have been properly made only if the Exchange Agent shall have received a Form of Election, properly completed and signed, at its designated office, by 5:00 p.m., Central Standard Time, on the business day immediately preceding the date of the ARO Stockholders' Meeting (the "Election Date").

                  (c) Any Form of Election may be revoked, by the stockholder who submitted such Form of election to the Exchange Agent, only by written notice received by the Exchange Agent (i) prior to 5:00 p.m., Central Standard Time, on the Election Date or (ii) after such time, if (and only to the extent that) the Exchange Agent is legally required to permit revocations and only if the Effective Time shall not have occurred prior to such date. In addition, all Forms of Election shall automatically be revoked if the Exchange Agent is notified in writing by BDCO and ARO that the Merger has been abandoned. If a Form of Election is revoked, the Certificate or Certificates (or guarantees of delivery, as appropriate) for the shares of Common Stock or Preferred Stock, to which such Form of Election is relates shall be promptly returned to the stockholder that submitted the same to the Exchange Agent.

                  (d) The determination of the Exchange Agent in its sole discretion shall be binding as to whether or not elections to receive the Stock Consideration or the Cash Consideration have been properly made or revoked pursuant to this Section 1.10 with respect to shares of Common Stock or Preferred Stock and when elections and revocations were received by it. If no Form of Election is received with respect to shares of Common Stock or Preferred Stock, or if the Exchange Agent determines that any election to receive the Merger Consideration was not properly made with respect to shares of Common Stock or Preferred Stock, the holder of such shares shall be treated by the Exchange Agent as having submitted a Share Election with respect to 100% of the shares held by such holder. The Exchange Agent shall also make all computations as to the proration contemplated by Section 1.11, and absent manifest error any such computation shall be conclusive and binding on the holders of shares of Common Stock and Preferred Stock. The Exchange Agent may, with the mutual agreement of BDCO and ARO, make such rules as are consistent with this
         Section 1.10 for the implementation of the elections provided for herein as shall be necessary or desirable fully to effect such elections and the provisions of this Section 1.10.

         1.11     Proration.

                  (a)      For purposes of this Section 1.11:

                           (i) "Common Stock Number" shall mean the number
                  of shares of Common Stock that are issued and outstanding at the Effective Time (excluding any shares of Common Stock to be canceled pursuant to Section 1.8(a).

                           (ii) "Aggregate Common Transaction Value" shall
                  mean the product of (x) the Common Stock Number, multiplied by
                  (y) the Common Cash Consideration.

                  (b) The maximum aggregate amount of Common Cash Consideration to be paid to holders of Common Stock pursuant to this Article 1 (the "Common Cash Cap") shall be equal to the product of (x) 0.7 and (y) the Aggregate Common Transaction Value.

                  (c) In the event that the aggregate amount of cash subject to Common Cash Elections (the "Requested Common Cash Amount") exceeds the Common Cash Cap, then each holder who has made a Common Cash Election shall receive, for each share of Common Stock with respect to which a Common Cash Election has been made, (i) cash in an amount equal to (A) the Common Cash Consideration multiplied by (B) a fraction, the numerator of which is the Common Cash Cap and the denominator of which is the Requested Common Cash Amount (the "Common Cap Fraction"), (ii) a whole number of shares of BDCO Common Stock equal to (A) .0276 multiplied by (B) one minus the Common Cap Fraction, and (iii) cash in lieu of any fractional shares of BDCO Common Stock.

         1.12 Dissenters' Rights. Notwithstanding anything in this Agreement to the contrary, any shares of Common Stock or Preferred Stock outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of the Merger or consented thereto in writing (a "Dissenting Stockholder") and who has timely delivered a written demand for appraisal of such shares in accordance with Section 262 of the DGCL ("Dissenting Shares"), if any, shall not be converted into the right to receive the Merger Consideration, unless and until such holder fails to perfect or effectively withdraws or otherwise loses his right to appraisal and payment under the DGCL. If any person who otherwise would be deemed a Dissenting Stockholder shall have failed to properly perfect or shall have effectively withdrawn or lost the right to dissent with respect to any Common Stock or Preferred Stock, such shares of Common Stock or Preferred Stock shall thereupon be treated as though such shares had been converted into the right to receive the Merger Consideration with respect to such Common Stock and Preferred Stock as provided in this Article 1. ARO shall give BDCO (i) prompt notice of any written demands for appraisal, attempted withdrawals of such demands and any other instruments served pursuant to applicable law received by ARO relating to stockholders' rights of appraisal and (ii) the opportunity to participate in all negotiations and proceedings with respect to demand for appraisal under the DGCL. ARO shall not, except with the prior written consent of BDCO, voluntarily make any payment with respect to any demands for appraisals of Dissenting Shares, offer to settle or settle any such demands or approve any withdrawal of any such demands.

         1.13 Stock Transfer Books. After the Effective Time, there shall be no further registration of transfers of shares of the Common Stock or Preferred Stock on the stock transfer books of the Surviving Corporation. If, after the Effective Time, certificates representing shares of Common Stock or Preferred Stock are presented to the Surviving Corporation or the Exchange Agent, they shall be canceled and exchanged for the Merger Consideration provided for, and in accordance with the procedures set forth, in this Article 1.

         1.14 Fractional Shares. No certificates representing fractional shares of BDCO Common Stock shall be issued to holders of Common Stock or Preferred Stock upon the surrender for exchange of Certificates, and such holders shall not be entitled to any voting rights, rights to receive any dividends or distributions or other rights as a stockholder of BDCO with respect to any fractional shares of BDCO Common Stock that would otherwise be issued to such holders. In lieu of any fractional shares of BDCO Common Stock that would otherwise be issued, each holder of Common Stock or Preferred Stock that would have been entitled to receive a fractional share of BDCO Common Stock shall, upon proper surrender of such holder's Certificates, receive a cash payment (rounded to the nearest cent), without interest, equal to the average closing price per share of BDCO Common Stock as reported in the consolidated transaction reporting system on the five trading days immediately preceding the Effective Time, multiplied by the fraction of a share that such holder would otherwise be entitled to receive (rounded to the nearest hundredth of a share).

         1.15 Further Assurances. Each party hereto agrees that it will take appropriate action so that if, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement, the persons who are officers and directors of the Surviving Corporation are fully authorized in the name of Merger Sub and ARO to take, and shall take, all such lawful and necessary action.

                                    ARTICLE 2

                         REPRESENTATIONS, WARRANTIES AND
                                AGREEMENTS OF ARO

         ARO represents and warrants to BDCO and Merger Sub that:

         2.1 Organization and Standing. ARO is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, has full requisite corporate power and authority to carry on its business as it is presently conducted, and to own and operate the properties owned and operated by it. ARO is, or at the Effective Time will be, duly qualified or licensed to do business in, and is, or at the Effective Time will be, in good standing as a foreign corporation authorized to do business in, all jurisdictions in which the character of the properties owned or the nature of the business conducted would make such qualification or licensing necessary, except in those jurisdictions where the failure to be so qualified or licensed and in good standing does not and will not, individually or in the aggregate, have a Material Adverse Effect (as defined in Section 8.44) on ARO.

         2.2 Authorization; Validity of Agreement; Company Action. The execution and delivery of this Agreement by ARO has been duly authorized by the Board of Directors of ARO, and consummation of the transactions contemplated hereby are within ARO's corporate powers and has been duly and validly authorized by all necessary corporate action on the part of ARO, subject only to the adoption of this Agreement by the affirmative vote of (i) a majority of the combined voting power the Common Stock and Preferred Stock voting together as a class and (ii) the holders of a majority of the Preferred Stock voting separately as a class. This Agreement is a valid and binding obligation of ARO, enforceable against it in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting the rights of creditors generally and general principles of equity.

         2.3      Capitalization.

                  (a) The authorized capital stock of ARO consists of (i) 70,000,000 shares of Common Stock, of which 51,285,178 shares are issued and outstanding and 39,682 shares of Common Stock reserved issuance upon exercise of outstanding options or conversion of Preferred Stock on the date of this Agreement, and (ii) 3,000,000 shares of Preferred Stock, of which 39,682 are shares issued and outstanding. Other than the Common Stock and Preferred Stock, no other class or series of security has been authorized or designated by the Board of Directors of ARO. All outstanding shares of Common Stock have been, and all shares which may be issued pursuant to exercise of outstanding options or conversion of Preferred Stock will be, when issued in accordance with the respective terms thereof, duly authorized and validly issued, fully paid and non-assessable, issued in compliance with all applicable state and federal laws.

                  (b) There are no outstanding subscriptions, options, notes, bonds, debentures, convertible securities, warrants, rights or calls of any kind issued or granted by or binding upon ARO which entitle any person to purchase or otherwise acquire any security of, or equity interest in, ARO other than the Preferred Stock and options to acquire 100,000 shares of Common Stock. There are no outstanding rights or agreements of any kind obligating ARO to repurchase or redeem any securities of ARO or any other Person. No shares of ARO capital stock are held as treasury shares. To the knowledge of ARO, none of ARO's outstanding Common Stock is subject to any right of first refusal, voting trust, voting agreement, or other agreement or understanding with respect to the voting thereof, nor is any proxy in existence with respect thereto, other than proxies solicited by the Board of Directors of ARO in connection with the ARO Stockholders' Meeting.

                  (c) Immediately after the Effective Time: (i) there will be no outstanding subscriptions, options, convertible securities, warrants, rights or calls of any kind issued or granted by ARO, or binding upon the Surviving Corporation, which would entitle the holder thereof upon exercise or conversion to acquire Common Stock, Preferred Stock, or any other equity security or debt security of ARO or to receive any of the Merger Consideration; and (ii) any outstanding subscriptions, options, warrants, rights or calls to acquire shares of Common Stock, and, any securities convertible into Common Stock that were outstanding immediately prior to the Effective Time shall be canceled whether or not then vested, or exercisable or convertible.

         2.4 Board Approval. The execution and delivery of the Agreement by ARO, and the consummation of the transactions contemplated hereby, has been recommended to the Board of Directors of ARO by the Special Committee of the Board of Directors of ARO formed for the purpose of considering the transactions contemplated hereby, and the Special Committee has not withdrawn or modified its recommendation as of the date of this Agreement. The Board of Directors of ARO, upon recommendation of the Special Committee that this Agreement is fair to, and in the best interests of, the stockholders of ARO (other than BDCO and its subsidiaries), has, as of the date of this Agreement, unanimously (i) adopted a resolution approving this Agreement and declaring its advisability, (ii) determined that the Merger is fair to and in the best interests of, ARO and its stockholders (other than BDCO and its subsidiaries), and (iii) determined to recommend that the stockholders of ARO vote to adopt this Agreement.

         2.5 Registration Statement, Proxy Statement/Prospectus. The information to be supplied by or on behalf of ARO for inclusion in the Registration Statement (as defined in Section 4.4(a)), including any information incorporated by reference in the Registration Statement from other filings made by ARO with the U.S. Securities and Exchange Commission (the "SEC"), shall not at the time the Registration Statement becomes effective under the Securities Act of 1933, as amended (the "Securities Act"), contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein not misleading in light of the circumstances under which they were made. Other than with respect to the information supplied by or on behalf of BDCO or the Merger Sub, the Proxy Statement shall not on the date the Proxy Statement is first mailed to stockholders or at the time of the ARO Stockholders' Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statement therein, in light of the circumstances under which they are made, not false or misleading. The Proxy Statement will comply (other than with respect to information relating to BDCO and/or Merger Sub) as to form in all material respects with the provisions of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and the rules and regulations thereunder.

         2.6      SEC Reports and Financial Statements.

                  (a) ARO has timely filed with the SEC all forms, reports, schedules, statements and other documents required to be filed by it since December 31, 1997 under the Exchange Act, without regard to Rule 12b-25 under the Exchange Act, (as such documents have been amended since the time of their filing, collectively, the "ARO SEC

         Documents"). As of their respective dates or, if amended, as of the date of the last such amendment, ARO's Annual Report on Form 10-K for the fiscal year ended December 31, 2000 (the "2000 Form 10-K") and the quarterly reports on Form 10-Q for the periods ended March 31, 2001 and June 30, 2001 (collectively, the "Form 10-Qs"), and all other forms, reports, schedules, statements and other documents required to be filed since January 1, 2001 under the Exchange Act, including, without limitation, any financial statements or schedules included therein (i) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading and (ii) complied in all material respects with the applicable requirements of the Exchange Act, as the case may be, and the applicable rules and regulations thereunder. The financial statements (and the related notes thereto collectively, the "Financial Statements") included in the 2000 Form 10-K and the Form 10-Qs have been prepared in accordance with United States generally accepted accounting principles ("GAAP") applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto and subject, in the case of quarterly financial statements, to normal and recurring year-end adjustments) and fairly present the consolidated financial position and the consolidated results of operations and cash flows (and changes in financial position, if any) of ARO at the dates thereof or for the periods presented therein.

                  (b) There is no event or condition which would render ARO ineligible for, or would otherwise prevent (i) the suspension of its reporting obligations pursuant to Rule 12h-3 under the Exchange Act, or
         (ii) the deregistration of the Common Stock and the Preferred Stock under Section 12(g) of the Exchange Act.

                  (c) ARO is not a party to or bound by any contract, document or arrangement prohibiting ARO from (i) obtaining the suspension of its reporting obligations pursuant to Rule 12h-3 under the Exchange Act, or
         (ii) causing the Common Stock and the Preferred Stock to be deregistered under the Exchange Act.

         2.7 No Violation of Agreements or Governing Documents. Neither the execution and delivery of this Agreement by ARO nor consummation of the Merger by ARO or the other transactions contemplated hereby by ARO will (a) conflict with the certificate of incorporation or the bylaws of ARO, (b) result in any breach or termination of, or constitute an event which with notice or lapse of time, or both, would become a default under, or result in the creation of any Encumbrance (as defined in Section 8.23) upon any asset of ARO, or create any rights of termination, cancellation, modification, amendment, or acceleration in any Person under any agreement, lease, insurance policy, arrangement or commitment, (c) violate any order, writ, injunction or decree, to which ARO is a party or by which any of its assets, businesses or operations may be bound or affected, or under which ARO or any of its assets, businesses or operations receive benefits, (d) require the consent, approval, authorization, or order of any person or Governmental Authority (as defined in Section 8.29) (other than the stockholders of ARO), or court under any agreement, arrangement, commitment, order, writ, injunction, or decree not heretofore obtained other than those consents or approvals specifically contemplated hereby, or (e) result in the loss or modification of any license, franchise, permit or other authorization granted to or otherwise held by ARO. ARO agrees that it will use its best efforts to obtain any consents necessary to be obtained by ARO prior to the Effective Time.

         2.8 Litigation. Except for the proceedings styled H&N Gas Limited Partnership, et. al. v. Richard A. Hale, et. al. (Case No. H-02-1371) and James
D. Lyon, Trustee, v. American Resources of Delaware, Inc. et. al. (Adversary Case No. 98-5023) and as would not, individually or in the aggregate have a Material Adverse Effect on the Company, there is no suit, action, or legal, administrative, arbitration, or other proceeding or governmental investigation pending or threatened to which ARO is a party and none is threatened.

         2.9 Investigations. No investigation or review by any Governmental Authority with respect to ARO or any of the transactions contemplated by this Agreement is pending or threatened, nor has any Governmental Authority indicated to ARO an intention to conduct the same. There is no action, suit or proceeding pending or threatened against or specially affecting ARO at law or in equity, or before any Governmental Authority.

         2.10 Brokers. No broker, investment banker, financial advisor or other person is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement.

         2.11 Vote Required. The affirmative votes of a majority of (i) the combined voting power of the outstanding shares of Common Stock and Preferred Stock voting together as a class and (ii) the holders of the Preferred Stock voting separately as a class are the only votes of the holders of any class or series of capital stock of ARO necessary to approve the Merger and the transactions contemplated hereby.

         2.12 Untrue Statements. This Agreement, the Disclosure Letter, the exhibits, the Financial Statements and all other documents and information furnished by ARO or any of its respective Affiliates (as defined in Section 7.3) or representatives to BDCO or their representatives pursuant hereto or in connection herewith does not include and will not include any untrue statement of a material fact or omit to state any material fact necessary to make the statements made herein and therein not misleading. There are no facts which materially and adversely affect or, so far as ARO can now reasonably foresee, will materially and adversely affect the business, prospects, operations or principal properties of ARO or the ability of any party to perform its obligations under this Agreement.

                                    ARTICLE 3

                     REPRESENTATIONS AND WARRANTIES OF BDCO

         BDCO hereby represents and warrants to ARO:

         3.1 Organization and Standing. Each of BDCO and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, has full requisite corporate power and authority to carry on its business as it is presently conducted, and to own and operate the properties owned and operated by it. BDCO is duly qualified or licensed to do business in, and is in good standing as a foreign corporation authorized to do business in, all jurisdictions in which the character of the properties owned or the nature of the business conducted would make such qualification or licensing necessary, except in those jurisdictions where the failure to be so qualified or licensed and in good standing does not and will not, individually or in the aggregate, have a Material Adverse Effect on BDCO.

         3.2 Authorization; Validity of Agreement; Company Action. The execution and delivery of this Agreement by BDCO and Merger Sub has been duly authorized by the Board of Directors of BDCO and Merger Sub, respectively, and consummation of the transactions contemplated hereby are within the corporate powers of BDCO and Merger Sub and has been duly and validly authorized by all necessary corporate action. This Agreement is a valid and binding obligation of each of BDCO and Merger Sub, enforceable against BDCO and Merger Sub in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting the rights of creditors generally and general principles of equity.

         3.3 Capitalization. The authorized capital stock of BDCO consists of
(i) 10,000,000 shares of BDCO Common Stock of which 6,020,051 shares are issued and outstanding and 146,903 shares are reserved for issuance upon exercise of outstanding options on the date of this Agreement, and (ii) 2,500,000 shares of preferred stock, par value $0.10 per share (the "BDCO Preferred Stock"). Other than the BDCO Common Stock and the BDCO Preferred Stock, no other class or series of security has been authorized or designated by the Board of Directors of BDCO. All outstanding shares of BDCO Common Stock have been, and all shares which may be issued pursuant to exercise of outstanding options or conversion of promissory notes will be, when issued in accordance with the respective terms thereof, duly authorized and validly issued, fully paid and non-assessable, and issued in compliance with all applicable state and federal laws.

         3.4 Registration Statement, Proxy Statement/Prospectus. The information to be supplied by or on behalf of BDCO and Merger Sub for inclusion in the Proxy Statement (including any information incorporated by reference in the Registration Statement from other filings made by BDCO with the SEC) shall not on the date the Proxy Statement is first mailed to stockholders or at the time of the ARO Stockholders' Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statement therein, in light of the circumstances under which they are made, not false or misleading. Other than with respect to the information supplied by or on behalf of ARO, the Registration Statement shall not at the time the Registration Statement becomes effective under the Securities Act contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein not misleading in light of the circumstances under which they were made. The Registration Statement will comply (other than with respect to information relating to ARO) as to form in all material respects with the provisions of the Securities Act and the rules and regulations thereunder.

         3.5 SEC Reports and Financial Statements. As of their respective dates or, if amended, as of the date of the last such amendment, all reports and other documents required to be filed by BDCO under the Exchange Act since January 1, 2001 (as such documents have been amended since the time of their filing, collectively, the "BDCO SEC Documents"), including, without limitation, any financial statements or schedules included therein (i) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading and (ii) complied in all material respects with the applicable requirements of the Exchange Act, as the case may be, and the applicable rules and regulations thereunder. The financial statements (and the related notes thereto collectively the "BDCO Financial Statements") included in BDCO's Annual Report on Form 10-K for the fiscal year ended December 31, 2000, as amended, (the "BDCO 2000 Form 10-K") and the quarterly reports on Form 10-Q for the periods ended March 31, 2001 and June 30, 2001 (collectively, the "BDCO Form 10-Qs"), have been prepared in accordance with GAAP applied on a consist basis during the periods involved (except as may be indicated in the notes thereto and subject, in the case of quarterly financial statements, to normal and recurring year-end adjustments) and fairly present the consolidated financial position and the consolidated results of operations and cash flows (and changes in financial position, if any) of BDCO as of the dates thereof or for the periods presented therein.

         3.6 No Violation of Agreements or Governing Documents. Neither the execution and delivery of this Agreement by each of BDCO and Merger Sub nor consummation of the Merger or the other transactions contemplated hereby will
(a) conflict with the certificate of incorporation or the bylaws of BDCO, or the certificate of incorporation or the bylaws of Merger Sub, (b) result in any breach or termination of, or constitute an event which with notice or lapse of time, or both, would become a default under, or result in the creation of any Encumbrance upon any asset of BDCO, or create any rights of termination, cancellation, modification, amendment, or acceleration in any Person under any agreement, lease, insurance policy, arrangement or commitment, (c) violate any order, writ, injunction or decree, to which BDCO is a party or by which any of its assets, businesses or operations may be bound or affected, or under which BDCO or any of its assets, businesses or operations receive benefits, (d) require the consent, approval, authorization, or order of any person or Governmental Authority, or court under any agreement, arrangement, commitment, order, writ, injunction, or decree not heretofore obtained other than those consents or approvals specifically contemplated hereby, or (e) result in the loss or modification or any license, franchise, permit or other authorization granted to or otherwise held by BDCO. BDCO agrees that it will use its best efforts to obtain any consents necessary to be obtained by BDCO prior to the Effective Time.

         3.7 Litigation. Except as would not, individually or in the aggregate, have a Material Adverse Effect on the Company or as described in the BDCO SEC Documents, there is no suit, action, or legal, administrative, arbitration, or other proceeding or governmental investigation pending or threatened to which BDCO is a party and none is threatened.

         3.8 Investigations. No investigation or review by any Governmental Authority with respect to BDCO or any of the transactions contemplated by this Agreement is pending or threatened, nor has any Governmental Authority indicated to BDCO an intention to conduct the same. There is no action, suit or proceeding pending or threatened against or specially affecting BDCO at law or in equity, or before any Governmental Authority.

         3.9 Undisclosed Liabilities. Neither BDCO nor any of its Subsidiaries has any liabilities or obligations of any nature, whether or not fixed, accrued, contingent or otherwise, except liabilities and obligations that (i) are disclosed in the BDCO SEC Documents or (ii) do not and are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on BDCO.

         3.10 Brokers. No broker, investment banker, financial advisor or other person is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement.

         3.11 Untrue Statements. This Agreement, the exhibits and appendices hereto, the financial statements and all other documents and information furnished by BDCO or any of its respective Affiliates or representatives to ARO or their representatives pursuant hereto or in connection herewith does not include and will not include any untrue statement of a material fact or omit to state any material fact necessary to make the statements made herein and therein not misleading. There are no facts which materially and adversely affect or, so far as BDCO can now reasonably foresee, will materially and adversely affect the business, prospects, operations or principal properties of BDCO or the ability of any party to perform its obligations under this Agreement.

         3.12 Merger Sub. Since the date of its incorporation, Merger Sub has not engaged in any activities other than in connection with or as contemplated by this Agreement.

                                    ARTICLE 4

                       COVENANTS AND ADDITIONAL AGREEMENTS

         4.1 Conduct of Business by ARO. ARO agrees that from the date hereof to the Effective Time it shall (i) conduct its business only in the usual, ordinary course in a manner consistent with past practice, except to the extent otherwise expressly provided in this Agreement; (ii) use its best efforts to preserve intact its present business organization, keep available the services of its present officers, employees and consultants; and (iii) preserve the present relationships with its customers, suppliers, and other persons with whom it has material business relations.

         4.2 Conduct of Business by BDCO. BDCO agrees that from the date hereof to the Effective Time, it shall (i) conduct its business only in the usual, ordinary course in a manner consistent with past practice, except to the extent otherwise expressly provided in this Agreement; (ii) use its best efforts to preserve intact its present business organization, keep available the services of its present officers, employees and consultants; and (iii) preserve the present relationships with its customers, suppliers, and other persons with who it has material business relations. Without limiting the generality of the foregoing and subject to the last sentence of this Section 4.2 and except as set forth on the BDCO Disclosure Schedules, without the prior written consent of ARO (which shall not be unreasonably withheld) or as contemplated by this Agreement, from the date of this Agreement until the Effective Time:

                  (a) BDCO will not, and will not permit any of its subsidiaries to, adopt or propose any change in its certificate of incorporation or bylaws, except as contemplated by this Agreement;

                  (b) BDCO will not adopt a plan or agreement of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of BDCO or any of its Subsidiaries (other than transactions between direct and/or indirect wholly owned Subsidiaries of BDCO);

                  (c) BDCO will not (i) split, combine, subdivide or reclassify its outstanding shares of capital stock or (ii) declare, set aside or pay any dividend or other distribution payable in cash, stock or property with respect to its capital stock;

                  (d) BDCO will not, and will not permit any Subsidiary of BDCO to, redeem, purchase or otherwise acquired directly or indirectly any of BDCO's capital stock, except for repurchases, redemptions or acquisitions required by or in connection with the respective terms of any employee stock option plan or compensation plan or arrangement of BDCO;

                  (e) except for any such change which is not material or which is required by the SEC or reason of a concurrent change in GAAP, BDCO will not, and will not permit any Subsidiary of BDCO to, change any method of accounting or accounting practice (other than any change for tax purposes) used by it; and

                  (f) BDCO will not, and will not permit any of its Subsidiaries to, take any action that would make any representation or warranty of BDCO hereunder inaccurate in any material respect at, or as of any time prior to, the Effective Time.

         4.3 Obligations of Merger Sub. BDCO will take all action necessary to cause Merger Sub to perform its obligations under or related to this Agreement.

         4.4 Additional Agreements Regarding Registration Statement, Proxy Statement/Prospectus.

                  (a) As promptly as practicable after the execution of this Agreement, ARO and BDCO will jointly prepare and file with the SEC a preliminary proxy statement (with appropriate requests for confidential treatment) relating to the Merger and this Agreement (such proxy statement, as amended or supplemented, the "Proxy Statement"), and BDCO will prepare and file with the SEC a registration statement on Form S-4 (as amended or supplemented, the "Registration Statement"), in which the Proxy Statement shall be included as a part of the prospectus. BDCO will use commercially reasonable efforts to cause the Registration Statement to be declared effective under the Securities Act as soon as practicable after such filing, and will take all actions required under applicable federal or state securities laws in connection with the issuance of the BDCO Common Stock in the Merger. Each party will notify the other promptly upon the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff or any other government officials for amendments or supplements to the Proxy Statement, the Registration Statement and any other filing or for additional information and will supply the other party with copies of all correspondence between such party or any of its representatives, on the one hand, and the SEC, or its staff or any other government officials, on the other hand, with respect to the Registration Statement, the Proxy Statement or the Merger. Whenever any event occurs that is required to be set forth in an amendment or supplement to the Registration Statement or the Proxy Statement, the relevant party will promptly inform the other party of such occurrence and cooperate in filing with the SEC or its staff or any other government officials, and/or mailing to stockholders of ARO, such amendment or supplement.

                  (b) The Proxy Statement will include the recommendation of the Special Committee in favor of approval of this Agreement (except that the Special Committee may withdraw, modify or refrain from making such recommendation to the extent that the Special Committee determines after consultation with outside legal counsel that failure to do so would violate the Special Committee's fiduciary duties under applicable law).

                  (c) The Proxy Statement will include the recommendation of the Board of Directors of ARO in favor of approval of this Agreement (except that the Board of Directors of ARO may withdraw, modify or refrain from making such recommendation to the extent that the Board determines after consultation with outside legal counsel that failure to do so would violate the Board's fiduciary duties under applicable law).

                  (d) ARO agrees that the Proxy Statement: (i) will be prepared and circulated pursuant to and in compliance with Section 14(a) of the Exchange Act, Regulation 14A promulgated under the Exchange Act, and all other applicable federal and state securities laws and regulations;
         (ii) will contain all notices and disclosures to stockholders required by the DGCL with respect to this Agreement, the Merger and the other transactions contemplated hereby, and (iii) will not contain any statement which, at the time and in the light of the circumstances under which it is made, is false or misleading with respect to any material fact, or which omits to state any material fact necessary in order to make the statements therein not false or misleading or necessary to correct any statement in any earlier communication with respect to the solicitation of a proxy for the same meeting or subject matter which has become false or misleading.

         4.5 Meeting of the ARO Stockholders. Promptly after the date hereof, ARO will, in accordance with the DGCL and its certificate of incorporation and bylaws, use its reasonable best efforts to convene a stockholders' meeting (the "ARO Stockholders' Meeting") to be held as promptly as practicable for the purpose of voting upon this Agreement and the Merger. Unless the Special Committee determines, after consultation with outside legal counsel, that to do so would be inconsistent with the Board's or the Special Committee's fiduciary duties under applicable law, ARO will use its reasonable best efforts to solicit from its stockholders proxies in favor of the approval of this Agreement and the Merger and to take all other reasonable action necessary or advisable to secure the vote or consent of its stockholders required by the DGCL to obtain such approvals. BDEX shall vote or cause to be voted, all of the Common Stock then owned by it and any of its subsidiaries in favor of the approval of this Agreement and the Merger.

         4.6 Public Disclosure. BDCO and ARO will consult with each other before issuing any press release or otherwise making any public statement with respect to the Merger or this Agreement and will not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable law or any rules or regulations of any securities exchange or automated quotation system of a national securities association. Promptly upon the execution hereof, the parties shall jointly make a press release with respect to the transactions contemplated by this Agreement, in form reasonably satisfactory to the Special Committee.

         4.7 NASDAQ Small Cap Market Listing. BDCO shall use its best efforts to cause all shares of BDCO Common Stock issuable to holders of Common Stock and Preferred Stock as a result of the Merger to be authorized for listing on the NASDAQ Small Cap Market or such securities exchange or automated quotation system of a national securities association on which the BDCO Common stock is then listed or upon which the BDCO Common Stock will become listed upon the Closing.

         4.8      Indemnification.

                  (a) BDCO shall indemnify each current director and officer of the Company and its subsidiaries (the "Indemnified Parties") who was or is a party or is threatened to be a party to any action, suit or proceeding by reason of the fact that such person is or was a director or officer of ARO or its subsidiaries to the fullest extent permitted by Delaware law.

                  (b) BDCO agrees that all rights to indemnification and advancement of expenses now existing in favor of any Indemnified Party and any other person who was a director or officer of ARO and its subsidiaries as provided in their respective charters or by-laws shall survive the Merger and shall continue in full force and effect for a period of not less than the longer of six years from the Effective Time and any applicable statute of limitations. After the Effective Time, BDCO agrees to cause the Surviving Corporation to honor all rights to indemnification and advancement of expenses referred to in the preceding sentence.

                  (c) BDCO agrees that the Surviving Corporation shall cause to be maintained in effect for not less than six years (except as provided in the last sentence of this Section 4.8(c)) from the Effective Time the current policies of the directors' and officers' liability insurance maintained by ARO; provided that the surviving corporation may substitute therefor other not less advantageous (other than to a de minimis extent) to the beneficiaries of the current policies and provided that such substitution shall not result in any gaps or lapses in coverage with respect to matters occurring prior to the Effective Time.

                  (d) From and after the Effective Time, any Indemnified Party wishing to claim indemnification under paragraphs (a) or (b) of this
         Section 4.8, upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify BDCO thereof. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (i) BDCO or the Surviving Corporation shall have the right, from and after the Effective Time, to assume the defense thereof and BDCO shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, (ii) the Indemnified Parties will cooperate in the defense of any such matter, and (iii) BDCO shall not be liable for any settlement effected without its prior written consent, provided that BDCO shall not have any obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall ultimately determine, and such determination shall have become final, that such person is not entitled to indemnification under applicable law.

                                    ARTICLE 5

               CONDITIONS PRECEDENT TO OBLIGATIONS OF BDCO AND ARO

         5.1 Conditions to the Obligations of Each Party. The obligations of BDCO, Merger Sub and ARO to consummate the Merger are subject to the satisfaction of the following conditions:

                  (a) No provision of any applicable United States federal or state statute, rule or regulation and no judgment, preliminary or permanent injunction, order or decree shall prohibit the consummation of the Merger or impose material limitations on the ability of the Surviving Corporation to exercise full rights of ownership of ARO's assets or business; and

                  (b) All action by or in respect of or filings with any governmental body, agency, official, or authority or any other third party required or necessary to permit the consummation of the Merger shall have been obtained.

                  (c) Registration Statement. The Registration Statement shall have been declared effective by the SEC and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC.

                  (d) Blue Sky. All state securities or "blue sky" permits or approvals required to issue the BDCO Common Stock as contemplated by this Agreement shall have been received.

                  (e) Stockholder Approval. This Agreement shall have been approved and adopted by the requisite vote under the DGCL by the stockholders of ARO.

                  (f) NASDAQ Small Cap Market Listing. The shares of BDCO Common Stock to be issued in the Merger shall have been approved for listing on the NASDAQ Small Cap Market or such securities exchange or automated quotation system of a national securities association on which the BDCO Common Stock is then listed or upon which the BDCO Common Stock will become listed upon the Closing, subject to official notice of issuance.

                  (g) No Injunctions or Restraints. There shall not be instituted or pending any action or proceeding before any court or Governmental Authority or agency seeking (i) to restrain, prohibit or otherwise interfere with the Merger or the other transactions contemplated by this Agreement or (ii) damages from BDCO, Merger Sub or ARO as a result of the Merger.

         5.2 Conditions to the Obligations of ARO. The obligations of ARO to consummate the Merger are subject to the satisfaction of the following conditions:

                  (a) Representations and Warranties. Each of the representations and warranties of BDCO shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date (except to the extent such representations and warranties speak as of a specific date in which case such representations and warranties shall be true and correct as of such specific date).

                  (b) Covenants. BDCO shall have observed and performed in all material respects all of its material covenants under this Agreement.

         5.3 Conditions to the Obligations of BDCO and Merger Sub. The obligations of BDCO and Merger Sub are subject to the satisfaction of the following conditions:

                  (a) Representations and Warranties. Each of the representations and warranties of ARO that is qualified by a Material Adverse Effect on ARO shall be true and correct and each of the representations and warranties of ARO that is not so qualified shall be true and correct except where the failure to be so true and correct would not reasonably be expected to have a Material Adverse Effect on ARO, in each case, as of the date of this Agreement and as of the Closing Date (except to the extent such representations and warranties speak as of a specific date in which case such representations and warranties shall be so true and correct as of such specific date).

                  (b) Covenants. ARO shall have observed and performed in all material respects all of its material covenants under this Agreement.

                  (c) Material Adverse Effect. At any time after the date of this Agreement, there shall not have been any event or occurrence that has had or would reasonably be expected to have a Material Adverse Effect on ARO.

                  (d) Exercise of Dissenter's Rights. ARO shall not have received notice of any written demand for appraisal and there shall not be instituted or pending any action, pursuant to Section 262 of the DGCL, by a Dissenting Stockholder demanding appraisal of his shares of Common Stock or Preferred Stock.

                                    ARTICLE 6

                        TERMINATION, AMENDMENT AND WAIVER

         6.1 Termination. Anything contained in this Agreement to the contrary notwithstanding, this Agreement may be terminated and the Merger abandoned at any time (whether before or after the approval and adoption thereof by the stockholders of ARO) prior to the Effective Time:

                  (a) By mutual written consent of BDCO and ARO;

                  (b) by either BDCO or ARO:

                           (i) if the Merger shall not have been consummated by
                  April 30, 2002; provided, however, that the right to terminate this Agreement pursuant to this Section 6.1(b)(i) shall not be available to any party whose failure to perform any of its obligations under this Agreement results in the failure of the Merger to be consummated by such time; or

                           (ii) if stockholder approval shall not have been
                  obtained at the ARO Stockholders' Meeting duly convened therefor or at any adjournment or postponement thereof.

                  (c) By BDCO, if ARO shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform would give rise to a material adverse change relating to ARO and (A) is not cured within 30 days after written notice thereof or (B) is incapable of being cured by ARO; or

                  (d) By ARO, if BDCO shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, and such breach or failure to perform (A) is not cured within 30 days after written notice thereof or (B) is incapable of being cured by BDCO.

         6.2 Effect of Termination. In the event of the termination and abandonment of this Agreement pursuant to and in accordance with the provisions of Section 6.1(a), hereof, this Agreement shall become void and have no effect, without any liability on the part of any party hereto (or its stockholders or controlling persons or directors or officers).

         6.3 Amendment. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

         6.4 Extension; Waiver. At any time prior to the Effective Time, a party may (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties of the other party contained in this Agreement or in any document delivered pursuant to this Agreement or (c) waive compliance by the other party with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a wavier of such rights.

         6.5 Procedure for Termination, Amendment, Extension or Waiver. A termination of this Agreement pursuant to Section 6.1 shall, in order to be effective, require, in the case of BDCO or ARO, action by its Board of Directors or, with respect to any amendment to this Agreement, the duly authorized committee of its Board of Directors to the extent permitted by law.

         6.6 Fees and Expenses. All fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, whether or not the Merger is consummated.

                                    ARTICLE 7

                                  MISCELLANEOUS

         7.1 Survival of Representations and Warranties. None of the representations and warranties of ARO or BDCO contained herein or any certificate or other writing delivered or to be delivered pursuant to or in connection with this Agreement, shall survive the Effective Time, except for the agreements set forth in Sections 1.3, and 1.8 through 1.12., which shall survive the Effective Time. All covenants and agreements contained herein shall survive the Closing without limitation, except as otherwise provided herein.

         7.2 Notices. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given if served personally on the party entitled thereto to whom notice is to be given, or if mailed to the party entitled thereto to whom notice is to be given, by first-class mail, registered or certified, postage prepaid, or if telexed or telefaxed to the party entitled thereto to whom notice is to be given, addressed as follows (or such other address as the party entitled thereto may have prior thereto specified by notice given as contemplated in this Section). Any such notice shall initially be directed as follows:

                  (a)      If to ARO:

                           801 Travis, Suite 2100
                           Houston, Texas 77002
                           Attention:  John P. Atwood

                  (b)      If to Merger Sub:

                           801 Travis, Suite 2100
                           Houston, Texas 77002
                           Attention:  G. Brian Lloyd

                  (c)      If to BDCO:

                           801 Travis, Suite 2100
                           Houston, Texas 77002
                           Attention:  G. Brian Lloyd

                           with copies to:

                           Porter & Hedges, L.L.P.
                           700 Louisiana, Suite 3500
                           P. O. Box 4744
                           Houston, Texas 77210-4744
                           Attention:  Nick D. Nicholas

If mailed or telefaxed, the same shall not be deemed effective unless and until actually received by the party entitled thereto.

         7.3 Interpretation. When a reference is made in this Agreement to an Article, Section or Exhibit, such reference shall be to an Article or Section of, or an Exhibit to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." The words "hereof", "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. For purposes of this Agreement, (i) "Person" means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity, (including its permitted successors and assigns) and (ii) an "Affiliate" of any person means another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person, where "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a person, whether through the ownership of voting securities, by contract or otherwise.

         7.4 Time of Essence. Time is of the essence in the performance of this Agreement.

         7.5 Headings and Captions. The headings and captions contained in this Agreement are solely for convenient reference and shall not be deemed to affect the meaning or interpretation of any Article, Section, or paragraph hereof, of this Agreement.

         7.6 Entire Agreement. This Agreement (including the schedules and appendices hereto, all of which are by this reference fully incorporated into this Agreement for all purposes) sets forth the entire agreement and understanding of the parties with respect to the transactions contemplated hereby, and supersedes all prior agreements, arrangements, and understandings relating to the subject matter hereof.

         7.7 Successors and Assigns. All of the terms, provisions, covenants, representations, warranties, and conditions of this Agreement shall be binding upon and shall inure to the benefit of and be enforceable by the parties hereto and their respective heirs, legal representatives, and successors, but this Agreement and the rights and obligations hereunder shall not be assignable or delegable by any party.

         7.8 Gender, and Certain References. Whenever from the context it appears appropriate, each term stated in either the singular or the plural shall include both the singular and the plural, and pronouns stated in the masculine or the neutral gender shall include the masculine, the feminine and the neutral gender. The terms "hereof," "herein," "herewith," or "hereunder" refer to this Agreement as a whole and not to any particular Article, Section, or paragraph hereof. The term "include" and derivatives thereof are used in an illustrative sense and not in a limiting sense. The term "or" is not exclusive.

         7.9 Applicable Law and Venue. All questions concerning the construction, validity and interpretation of this Agreement shall be governed by the internal laws, and not the law of conflicts, of the State of Delaware. Except where arbitration is expressly provided for in this agreement, all controversies which may arise out of or in connection with this agreement, particularly with respect to the performance, interpretation, breach, or enforcement of this agreement, shall be brought and resolved solely and exclusively in the state or federal courts of Texas, and each party hereto consents to service, jurisdiction, and venue of such courts for such purpose, and each hereby irrevocably waives any other venue to which it might be entitled by virtue of domicile, residence, jurisdiction of formation or otherwise. Each party hereto acknowledges and agrees that it has consulted legal counsel in connection with the negotiation of this Agreement and that it has bargaining power equal to that of the other parties hereto in connection with the negotiation and execution of this Agreement. Accordingly, the rule of contract construction that an agreement shall be interpreted and construed against the draftsman shall have no application in the interpretation or construction of this Agreement.

         7.10 Severability. If any term, provision, covenant, or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void, or unenforceable, the remainder of the terms, provisions, covenants and restrictions shall remain in full force and effect and shall in no way be affected, impaired or invalidated. It is hereby stipulated and declared to be the intention of the parties that they would have executed this Agreement had the terms, provisions, covenants and restrictions which may be hereafter declared invalid, void, or unenforceable not initially been included herein.

         7.11 Rights of Parties. Nothing in this Agreement, whether express or implied, is intended to confer any rights or remedies under or by reason of this Agreement on any persons other than the parties to it and their respective successors and assigns, nor shall any provision give any third persons any right of subrogation or action over or against any party to this Agreement. Without limiting the generality of the foregoing, it is expressly understood that this Agreement does not create any third party beneficiary rights.

                                    ARTICLE 8

                                   DEFINITIONS

         As used in this Agreement, the following terms shall have the meanings assigned to them below:

         8.1 2000 Form 10-K. Shall have the meaning given that term in Section 2.6(a).

         8.2 Affiliate. Shall have the meaning given that term in Section 7.3.

         8.3 Aggregate Common Transaction Value. Shall have the meaning given that term in Section 1.11(a).

         8.4 Agreement. Shall have the meaning given that term in the Recital.

         8.5 ARO. Shall have the meaning given that term in the Recital.

         8.6 ARO SEC Documents. Shall have the meaning given that term in
Section 2.6(a).

         8.7 ARO Stockholders' Meeting. Shall have the meaning given that term in Section 4.5.

         8.8 BDCO. Shall have the meaning given that term in the Recital.

         8.9 BDCO 2000 Form 10-K. Shall have the meaning given that term in
Section 3.5.

         8.10 BDCO Common Stock. Shall have the meaning given that term in
Section 1.8(b).

         8.11 BDCO Financial Statements. Shall have the meaning given that term in Section 3.5.

         8.12 BDCO Form 10-Qs. Shall have the meaning given that term in Section 3.5.

         8.13 BDCO Preferred Stock. Shall have the meaning given that term in
Section 3.3.

         8.14 BDCO SEC Documents. Shall have the meaning given that term in
Section 3.5.

         8.15 BDEX. Shall have the meaning given that term in Section 1.8(a).

         8.16 Cash Consideration. Shall have the meaning given that term in
Section 1.8(c).

         8.17 Cash Election. Shall have the meaning given that term in Section 1.8(c).

         8.18 Certificates. Shall have the meaning given that term in Section 1.9(a).

         8.19 Closing. Shall have the meaning given that term in Section 1.2.

         8.20 Closing Date. Shall have the meaning given that term in Section
1.2.

         8.21 Common Cash Cap. Shall have the meaning given that term in Section 1.11(b).

         8.22 Common Cap Fraction. Shall have the meaning given that term in
Section 1.11(c).

         8.23 Common Cash Consideration. Shall have the meaning given that term in Section 1.8(b).

         8.24 Common Cash Election. Shall have the meaning given that term in
Section 1.8(b).

         8.25 Common Share Election. Shall have the meaning given that term in
Section 1.8(b).

         8.26 Common Stock. Shall have the meaning given that term in Section 1.8(a).

         8.27 Common Stock Consideration. Shall have the meaning given that term in Section 1.8(b).

         8.28 Common Stock Merger Consideration. Shall have the meaning given that term in Section 1.8(b).

         8.29 Common Stock Number. Shall have the meaning given that term in
Section 1.11(a).

         8.30 DGCL. Shall have the meaning given that term in the Recital.

         8.31 Dissenting Shares. Shall have the meaning given that term in
Section 1.12.

         8.32 Dissenting Stockholders. Shall have the meaning given that term in
Section 1.12.

         8.33 Effective Time. Shall have the meaning given that term in Section 1.3.

         8.34 Election Date. Shall have the meaning given that term in Section 1.10(b).

         8.35 Encumbrance. The term "Encumbrance" means and includes (a) any security interest, mortgage, deed of trust, lien, charge, claim, demand, action, defect, contract or lease obligation, equitable interest, power of attorney, or restriction of any kind, including but not limited to, any restriction or servitude on the use, transfer, receipt of income, or other exercise of any attributes of ownership, and (b) any Uniform Commercial Code financing statement or other public filing, notice, or record that by its terms purports to evidence or notify interested parties of any of the matters referred to in clause (a) that has not been terminated or released by another proper public filing, notice, or record.

         8.36 Exchange Act. Shall have the meaning given that term in Section
2.5.

         8.37 Exchange Agent. Shall have the meaning given that term in Section 1.9(a).

         8.38 Financial Statements. Shall have the meaning given that term in
Section 2.6(a).

         8.39 Form 10-Qs. Shall have the meaning given that term in Section 2.6(a).

         8.40 Form of Election. Shall have the meaning given that term in
Section 1.10(b).

         8.41 GAAP. Shall have the meaning given that term in Section 2.6(a).

         8.42 Governmental Authority. Any (a) federal, state, county, municipal, or other local governmental body, department, agency, commission, board, or authority, or any subdivision thereof, (b) any Indian tribe and any council, commission, board or authority or subdivision thereof, or (c) any private or quasi-governmental body exercising any regulatory or taxing authority.

         8.43 Indemnified Parties. Shall have the meaning given that term in
Section 4.8(a).

         8.44 Material Adverse Effect. Shall mean with respect to any Person a material adverse effect on, or change in, the financial condition, business, liabilities, properties, assets or results of operations, taken as a whole, of such Person and its Subsidiaries on a consolidated basis, except for such effects or changes in general economic conditions in industries in which the Person operates or resulting from the announcement of this Agreement.

         8.45 Merger. Shall have the meaning given that term in the Recital.

         8.46 Merger Consideration. Shall have the meaning given that term in
Section 1.9(a).

         8.47 Merger Sub. Shall have the meaning given that term in the Recital.

         8.48 Person. Shall have the meaning given that term in Section 7.3.

         8.49 Preferred Cash Consideration. Shall have the meaning given that term in Section 1.8(c).

         8.50 Preferred Cash Election. Shall have the meaning given that term in
Section 1.8(c).

         8.51 Preferred Share Election. Shall have the meaning given that term in Section 1.8(c).

         8.52 Preferred Stock. Shall have the meaning given that term in Section 1.8(a).

         8.53 Preferred Stock Consideration. Shall have the meaning given that term in Section 1.8(c).

         8.54 Preferred Stock Merger Consideration. Shall have the meaning given that term in Section 1.8(c).

         8.55 Proxy Statement. Shall have the meaning given that term in Section 4.4(a).

         8.56 Registration Statement. Shall have the meaning given that term in
Section 4.4(a).

         8.57 Requested Common Cash Amount. Shall have the meaning given that term in Section 1.11(c).

         8.58 SEC. Shall have the meaning given that term in Section 2.5.

         8.59 Securities Act. Shall have the meaning given that term in Section 2.5.

         8.60 Share Election. Shall have the meaning given that term in Section 1.8(c).

         8.61 Special Committee. Shall have the meaning given that term in the Recital.

         8.62 Stock Consideration. Shall have the meaning given that term in
Section 1.8(c).

         8.63 Surviving Corporation. Shall have the meaning given that term in
Section 1.1.

         8.64 Surviving Corporation Common Stock. Shall have the meaning given that term in Section 1.8(d).



                            [SIGNATURE PAGE FOLLOWS]

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed in their respective corporate names by their respective duly authorized representatives, all as of the day and year first above written.

                                        AMERICAN RESOURCES OFFSHORE, INC.


                                        ----------------------------------------
                                        By:     John P. Atwood
                                        Title:  Vice President


                                        BLUE DOLPHIN ENERGY COMPANY

                                        ----------------------------------------
                                        By:     G. Brian Lloyd
                                        Title:  Vice President and Treasurer


                                        BDCO MERGER SUB, INC.


                                        ----------------------------------------
                                        By:     G. Brian Lloyd
                                        Title:  Vice President and Treasurer

                                    EXHIBIT A

                   CERTIFICATE OF INCORPORATION OF MERGER SUB

                          CERTIFICATE OF INCORPORATION
                                       OF
                              BDCO MERGER SUB, INC.


                                    ARTICLE 1

         The name of the corporation is BDCO Merger Sub, Inc. (the
"Corporation").


                                    ARTICLE 2

         The address of its registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware, 19801. The name of its registered agent at such address is The Corporation Trust Company.


                                    ARTICLE 3

         The purpose of the Corporation shall be to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (as from time to time in effect, the "DGCL").


                                    ARTICLE 4

         The authorized capital stock of the Corporation consists of 100 shares of common stock, par value $0.01 per share ("Common Stock").

         Shares of any class of capital stock of the Corporation may be issued for such consideration and for such corporate purposes as the board of directors of the Corporation may from time to time determine. Each share of Common Stock shall be entitled to one vote. No stockholder shall, by reason of the holding of shares of any class or series of capital stock of the Corporation, have a preemptive or preferential right to acquire or subscribe for any shares or securities of any class, whether now or hereafter authorized, which may at any time be issued, sold or offered for sale by the Corporation.


                                    ARTICLE 5

         A. Directors. The business and affairs of the Corporation shall be managed by or under the direction of the board of directors. In addition to the authority and powers conferred upon the board of directors by the DGCL or by the other provisions of this Certificate of Incorporation, the board of directors is hereby authorized and empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject to the provisions of the DGCL, this Certificate of Incorporation and any bylaws adopted by the stockholders of the Corporation; provided, however, that no bylaws hereafter adopted by the stockholders of the Corporation, or any amendments thereto, shall invalidate any prior act of the board of directors that would have been valid if such bylaws or amendment had not been adopted.

         B. Number, Election and Terms of Directors. The number of directors constituting the board of directors shall be fixed by, or in a manner provided in, the bylaws. Each director shall serve for a term ending on the next annual meeting of stockholders following his or her election to the board of directors and until such director's successor shall have been duly elected and qualified or until his or her earlier death, resignation or removal. Election of directors shall not be by written ballot unless the bylaws of the corporation shall so provide.

         C. Removal of Directors. Any director, or the entire board of directors, may be removed from office with or without cause by the affirmative vote of the holders of a majority of the voting power of the then outstanding shares of stock entitled to vote generally in the election of directors, voting together as a single class.

         D. Action Without a Meeting. Any action required or permitted by law or by the Certificate of Incorporation or the bylaws of the Corporation to be taken at a meeting of the board of directors or a committee thereof may be taken without a meeting, without prior notice, and without a vote, if a written consent or consents, setting forth the action so taken, shall have been signed by all the members of the board of directors or such committee.

         E. Amendments of Certificate of Incorporation. The affirmative vote of the holders of a majority of the outstanding shares of capital stock of the Corporation entitled to vote thereon shall be required to alter, amend, adopt any provision inconsistent with, or repeal, this Article 5 or any provision hereof.


                                    ARTICLE 6

         No director of the Corporation shall be personally liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director, provided, however, that this Article 6 shall not eliminate or limit the liability of a director:

         A. for any breach of the director's duty of loyalty to the Corporation or its stockholders;

         B. for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

         C. under Section 174 of the DGCL, as it may hereafter be amended from time to time, for any unlawful payment of a dividend or unlawful stock purchase or redemption; or

         D. for any transaction from which the director derived an improper personal benefit.

If the DGCL is amended after the filing of this Certificate of Incorporation to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended. No amendment to or repeal of this Article 6 will apply to, or have any effect on, the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of the director occurring prior to such amendment or repeal.


                                    ARTICLE 7

         A. Mandatory Indemnification. Each person who at any time is or was a director or officer of the Corporation, and is threatened to be or is made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, arbitrative or investigative (a "Proceeding"), by reason of the fact that such person is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation as a director, officer, partner, venturer, proprietor, member, employee, trustee, agent or similar functionary of another domestic or foreign corporation, partnership, joint venture, sole proprietorship, trust, employee benefit plan or other for-profit or non-profit enterprise, whether the basis of a Proceeding is alleged action in such person's official capacity or in another capacity while holding such office, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the DGCL, or any other applicable law as may from time to time be in effect (but, in the case of any such amendment or enactment, only to the extent that such amendment or law permits the Corporation to provide broader indemnification rights than such law prior to such amendment or enactment permitted the Corporation to provide), against all expense, liability and loss (including, without limitation, court costs and attorneys' fees, judgments, fines, excise taxes or penalties, and amounts paid or to be paid in settlement) actually and reasonably incurred or suffered by such person in connection with a Proceeding if such person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful, and such indemnification shall continue as to a person who has ceased to be a director or officer of the Corporation or a director, officer, partner, venturer, proprietor, member, employee, trustee, agent or similar functionary of another domestic or foreign corporation, partnership, joint venture, sole proprietorship, trust, employee benefit plan or other for-profit or non-profit enterprise, and shall inure to the benefit of such person's heirs, executors and administrators. The Corporation's obligations under this paragraph A include, but are not limited to, the convening of any meeting, and the consideration of any matter thereby, required by statute in order to determine the eligibility of any person for indemnification.

         B. Prepayment of Expenses. Expenses incurred by a director or officer of the Corporation in defending a Proceeding shall be paid by the Corporation in advance of the final disposition of such Proceeding to the fullest extent permitted by, and only in compliance with, the DGCL or any other applicable laws as may from time to time be in effect, including, without limitation, any provision of the DGCL which requires, as a condition precedent to such expense advancement, the delivery to the Corporation of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified under paragraph A of this Article 7 or otherwise. Repayments of all amounts so advanced shall be upon such terms and conditions, if any, as the Corporation's board of directors deems appropriate.

         C. Vesting. The Corporation's obligation to indemnify and to prepay expenses under paragraphs A and B of this Article 7 shall arise, and all rights granted to the Corporation's directors and officers hereunder shall vest, at the time of the occurrence of the transaction or event to which a Proceeding relates, or at the time that the action or conduct to which such Proceeding relates was first taken or engaged in (or omitted to be taken or engaged in), regardless of when such Proceeding is first threatened, commenced or completed. Notwithstanding any other provision of this Certificate of Incorporation or the bylaws of the Corporation, no action taken by the Corporation, either by amendment of this Certificate of Incorporation or the bylaws of the Corporation or otherwise, shall diminish or adversely affect any rights to indemnification or prepayment of expenses granted under paragraphs A and B of this Article 7 which shall have become vested as aforesaid prior to the date that such amendment or other corporate action is effective or taken, whichever is later.

         D. Enforcement. If a claim under either or both of paragraphs A and B of this Article 7 is not paid in full by the Corporation within thirty days after a written claim has been received by the Corporation, the claimant may at any time thereafter bring suit in a court of competent jurisdiction against the Corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall also be entitled to be paid the expense of prosecuting such claim. It shall be a defense to any such suit (other than a suit brought to enforce a claim for expenses incurred in defending any Proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to the Corporation) that the claimant has not met the standards of conduct which make it permissible under the DGCL or other applicable law to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the Corporation. The failure of the Corporation (including its board of directors, independent legal counsel, or stockholders) to have made a determination prior to the commencement of such suit as to whether indemnification is proper in the circumstances based upon the applicable standard of conduct set forth in the DGCL or other applicable law shall neither be a defense to the action nor create a presumption that the claimant has not met the applicable standard of conduct. The termination of any Proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal Proceeding, had reasonable cause to believe that his conduct was unlawful.

         E. Nonexclusive. The indemnification provided by this Article 7 shall not be deemed exclusive of any other rights to which a person seeking indemnification may be entitled under any statute, bylaw, other provisions of this Certificate of Incorporation, agreement, vote of by the stockholders or disinterested directors or otherwise, both as to action in such person's official capacity and as to action in another capacity while holding such office.

         F. Permissive Indemnification. The rights to indemnification and prepayment of expenses which are conferred to the Corporation's directors and officers by paragraphs A and B of this Article 7 may be conferred upon any employee or agent of the Corporation if, and to the extent, authorized by the board of directors.

         G. Insurance. The Corporation shall have power to purchase and maintain insurance, at its expense, on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, partner, venturer, proprietor, member, employee, trustee, agent or similar functionary of another domestic or foreign corporation, partnership, joint venture, sole proprietorship, trust, employee benefit plan or other for-profit or non-profit enterprise against any expense, liability or loss asserted against such person and incurred by such person in any such capacity, or arising out of such person's status as such, whether or not the Corporation would have the power to indemnify him against such expense, liability or loss under the Corporation's bylaws, the provisions of this Article 7, the DGCL or other applicable law.

         H. Other Arrangements for Indemnification. Without limiting the power of the Corporation to procure or maintain insurance or other arrangement on behalf of any of the persons as described in paragraph G of this Article 7, the Corporation may, for the benefit of persons eligible for indemnification by the Corporation, (1) create a trust fund, (2) establish any form of self-insurance,
(3) secure its indemnity obligation by grant of a security interest or other lien on the assets of the Corporation or (4) establish a letter of credit, guaranty or surety arrangement.


                                    ARTICLE 8

         The board of directors is expressly authorized to adopt, amend or repeal the bylaws of the Corporation, or adopt new bylaws, without any action on the part of the stockholders, except as may be otherwise provided by applicable law or the bylaws of the Corporation. Any bylaws made, altered or amended by the board of directors under the powers conferred hereby may be further altered or amended, or repealed, by the directors or by the stockholders, provided, however, that the bylaws shall not be altered, amended or repealed and no provision inconsistent therewith shall be adopted by stockholder action without the affirmative vote of a majority of the voting power of the then outstanding shares entitled to vote generally in the election of directors, voting together as a single class.


                                    ARTICLE 9

         The names and mailing addresses of the persons who are to serve as the directors of the Company until the first annual meeting of its stockholders or until their successors are elected and qualified are as follows:

Ivan Siem                        c/o Blue Dolphin Energy Co.
                                 801 Travis, Suit 2100
                                 Houston, TX 77002

John P. Atwood                   c/o Blue Dolphin Energy Co.
                                 801 Travis, Suit 2100
                                 Houston, TX 77002

Michael J. Jacobson              c/o Blue Dolphin Energy Co.
                                 801 Travis, Suit 2100
                                 Houston, TX 77002



                                   ARTICLE 10

         The name and mailing address of the incorporator is as follows:

NAME                             ADDRESS
Bryan K. Brown                   Porter & Hedges, L.L.P.
                                 700 Louisiana, 35th Floor
                                 Houston, Texas  77002

                                    EXHIBIT B

                              BYLAWS OF MERGER SUB

                                     BYLAWS
                                       OF
                              BDCO MERGER SUB, INC.


                                    ARTICLE 1

                                     OFFICES

         Section A. Registered Office. The registered office of the Corporation required by the General Corporation Law of the State of Delaware to be maintained in the State of Delaware shall be the registered office named in the Certificate of Incorporation of the Corporation, or such other office as may be designated from time to time by the board of directors in the manner provided by law. Should the Corporation maintain a principal office or place of business within the State of Delaware, such registered office need not be identical to such principal office or place of business of the Corporation.

         Section B. Other Offices. The Corporation may also have offices at such other places within or without the State of Delaware as the board of directors may from time to time determine or the business of the Corporation may require.

                                    ARTICLE 2

                            MEETINGS OF STOCKHOLDERS

         Section A. Place of Meetings. All meetings of the stockholders will be held at the principal office of the Corporation, or at such other place within or without the State of Delaware as may be determined by the board of directors and stated in the notice of the meeting or in duly executed waivers of notice the meeting.

         Section B. Annual Meetings. An annual meeting of the Corporation's stockholders shall be held for the election of directors at such date, time and place, either within or without the State of Delaware, as may be designated by resolution of the board of directors from time to time; provided that each successive annual meeting shall be held on a date within 13 months after the date of the preceding annual meeting.

         Section C. Postponement or Adjournment of Meetings. The board of directors may, at any time prior to the holding of a meeting of shareholders, postpone such meeting to such time and place as is specified in the notice of postponement of such meeting, which notice shall be given in accordance with
Article 6 of these bylaws at least ten days before the date to which the meeting is postponed. In addition, any meeting of the stockholders may be adjourned at any time by the Chairman of the Board or such other person who shall be lawfully acting as chairman of the meeting, if such adjournment is deemed by the chairman of the meeting to be a reasonable course of action under the circumstances.

         Section D. Notice of Annual Meeting. Written or printed notice of the annual meeting, stating the place, day and hour thereof, will be served upon or mailed to each stockholder entitled to vote thereat at such address as appears on the books of the Corporation, not less than ten days nor more than 60 days before the date of the meeting.

         Section E. Special Meeting. Special meetings of the stockholders, for any purpose or purposes, unless otherwise prescribed by statute or the Certificate of Incorporation, may only be called by the President, the Chairman of the Board, the Chief Executive Officer or one or more stockholders holding in the aggregate not less than a majority of the outstanding shares entitled to vote at such special meeting.

         Section F. Notice of Special Meeting. Written notice of a special meeting of stockholders, stating the place, day and hour and purpose or purposes thereof, will be served upon or mailed to each stockholder entitled to vote thereat at such address as appears on the books of the Corporation, not less than ten days nor more than 60 days before the date of the meeting.

         Section G. Business at Special Meeting. Business transacted at all special meetings will be confined to the purpose or purposes stated in the notice.

         Section H. Stockholder List. At least ten days before each meeting of stockholders, a complete list of the stockholders entitled to vote at such meeting or any adjournment thereof, arranged in alphabetical order, with the address of and the number of shares held by each stockholder, will be prepared by the Secretary. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, during usual business hours, for a period of ten days prior to the meeting, either at a place within the city where the meeting is to be held, which place shall be specified in the notice, or, if not so specified, at the place where the meeting is to be held. Such list will also be produced and kept open at the time and place of the meeting and shall be subject to the inspection of any stockholder during the whole time of the meeting.

         Section I. Quorum. The holders of a majority of the shares of capital stock issued and outstanding and entitled to vote thereat, represented in person or by proxy, will constitute a quorum at all meetings of the stockholders for the transaction of business except as otherwise provided by statute, the Certificate of Incorporation or these bylaws. If, however, a quorum is not present or represented at any meeting of the stockholders, the chairman of the meeting or a majority of the shares of stock, present in person or represented by proxy, although not constituting a quorum, shall have power to postpone or recess the meeting without notice other than announcement at the meeting of the date, time and place of the postponed or recessed meeting. At any such adjourned meeting at which a quorum is represented any business may be transacted which might have been transacted at the meeting as originally noticed.

         Section J. Required Vote. When a quorum is present at any meeting, the vote of the holders of a majority of the shares having voting power represented at the meeting in person or by proxy will decide any question brought before the meeting, unless the question is one upon which, by statute or express provision of the Certificate of Incorporation or these bylaws, a different vote is required, in which case such express provision will govern and control the decision of such question. Where a separate vote by class is required, the affirmative vote of the majority of shares of such class present in person or represented by proxy at the meeting shall be the act of such class.

         Section K. Proxies. At any meeting of the stockholders every stockholder having the right to vote will be entitled to vote in person or by proxy appointed by an instrument in writing subscribed by such stockholder or his duly authorized attorney in fact and bearing a date not more than eleven months prior to the date of the meeting.

         Section L. Voting. Unless otherwise provided by statute, the Certificate of Incorporation or these bylaws, each stockholder will have one vote for each share of stock having voting power, registered in his name on the books of the Corporation. Stockholders may take action by written consent as contained in the General Corporation Law of the State of Delaware.

         Section M. Consent of Stockholders in Lieu of a Meeting. Unless otherwise prohibited by statute, any action required to be taken at any annual or special meeting of stockholders of a corporation, or any action which may be taken at any annual or special meeting of such stockholders, may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to the Corporation by delivery to its registered office in Delaware, its principal place of business or an officer or agent of the Corporation having custody of the book in which proceedings of meetings of stockholders are recorded. Delivery to the Corporation's registered office shall be by hand or by certified or registered mail, return receipt requested.

         Every written consent shall bear the date of signature of each stockholder who signs the consent, and no written consent shall be effective to take the corporate action referred to therein unless, within 60 days of the earliest dated consent delivered in the manner required by this section to the Corporation, written consents signed by a sufficient number of holders to take action are delivered to the Corporation by delivery to its registered office in Delaware, its principal place of business or an officer or agent of the Corporation having custody of the book in which proceedings of meetings of stockholders are recorded. Delivery to the Corporation's registered office shall be by hand or by certified or registered mail, return receipt requested.

         Prompt notice of the taking of the corporate action without a meeting without a meeting by less than unanimous written consent shall be given to those stockholders or members who have not consented in writing and who, if the action had been taken at a meeting, would have been entitled to notice of the meeting if the record date for such meeting had been the date that written consents signed by a sufficient number of holders or members to take the action were delivered to the corporation as provided in the preceding paragraph. If the action that is consented to is such that the filing of a certificate under any section of the statute is required, the certificate filed under such section shall state that written consent has been given in accordance with Section 228 of the Delaware General Corporation Law.

         Section N. Voting of Stock of Certain Holders; Elections; Inspections. Shares standing in the name of another corporation, domestic or foreign, may be voted by such officers, agent or proxy as the bylaws of such corporation may prescribe, or in the absence of such provision, as the board of directors of such corporation may determine. Shares standing in the name of a deceased person may be voted by the executor or administrator of such deceased person, either in person or by proxy. Shares standing in the name of a guardian, conservator or trustee may be voted by such fiduciary, either in person or by proxy, but no fiduciary shall be entitled to vote shares held in such fiduciary capacity without a transfer of such shares into the name of the fiduciary. Shares standing in the name of a receiver may be voted by the receiver. A stockholder whose shares are pledged shall be entitled to vote such shares, unless in the transfer by the pledgor on the books of the Corporation, he has expressly empowered the pledgee to vote thereon, in which case only the pledgee, or his proxy, may represent the stock and vote thereon.

         If shares or other securities having voting power stand of record in the names of two or more persons, whether fiduciaries, members of a partnership, joint tenants, tenants in common, tenants by the entirety or otherwise, or if two or more persons have the same fiduciary relationship respecting the same shares, unless the Secretary of the Corporation is given in written notice to the contrary and is furnished with a copy of the instrument or order appointing them or creating the relationship wherein it is so provided, their acts with respect to voting shall have the following effect:

                  (a) If only one votes, his act binds all;

                  (b) If more than one vote, the act of the majority so voting binds all;

                  (c) If more than one vote, but the vote is evenly split on any particular matter, each fraction may vote the securities in question proportionally, or any person voting the shares, or a beneficiary, if any, may apply to the Court of Chancery or such other court as may have jurisdiction to appoint an additional person to act with the persons so voting the shares, which shall then be voted as determined by a majority of such persons and the person appointed by the Court.

         All voting, except as required by the Certificate of Incorporation or where otherwise required by law, may be by a voice vote; provided, however, that upon demand therefor by stockholders holding a majority of the issued and outstanding stock present in person or by proxy at any meeting, a stock vote shall be taken. Every stock vote shall be taken by written ballots, each of which shall state the name of the stockholder or proxy voting and such other information as may be required under the procedure established for the meeting. All elections of directors shall be by ballot.

         At any meeting at which a vote is taken by ballots, the chairman of the meeting may appoint one or more inspectors, each of whom shall subscribe an oath or affirmation to execute faithfully the duties of inspector at such meeting with strict impartiality and according to the best of his ability. Such inspector shall receive the ballots, count the votes and make and sign a certificate of the result thereof. The chairman of the meeting may appoint any person to serve as inspector, except no candidate for the office of director shall be appointed as inspector.

                                    ARTICLE 3

                               BOARD OF DIRECTORS

         Section A. Powers. The business and affairs of the Corporation will be managed by a board of directors. The board may exercise all such powers of the Corporation and do all such lawful acts and things as are not by statute, by the Certificate of Incorporation or these bylaws directed or required to be exercised or done by the stockholders.

         Section B. Number of Directors. The number of directors which constitute the whole board will be 3.

         Section C. Election and Term. The directors shall be elected at the annual meeting of stockholders, except as provided in Section 4 of this Article 3, and each director elected shall hold office until his successor shall be elected and duly qualified or until such director's earlier death, resignation or removal. Directors need not be residents of Delaware or stockholders of the Corporation.

         Section D. Vacancies. If any vacancy occurs in the board of directors caused by the death, resignation, retirement, disqualification, or removal from office of any director, or otherwise, or if any new directorship is created by an increase in the authorized number of directors, a majority of the directors then in office, though less than a quorum, or a sole remaining director, may choose a successor or fill the resulting vacancy or the newly created directorship; and a director so chosen shall hold office until the next election and until his successor shall be duly elected and shall qualify, unless sooner removed.

         Section E. Resignation; Removal. Any director may resign at any time. Any director may be removed either for or without cause at any special meeting of stockholders duly called and held for such purpose. Unless otherwise restricted by the certificate of incorporation or by law, any director or the entire board of directors may be removed, with or without cause, by the holders of a majority of shares entitled to vote at an election of directors.

         Section F. Compensation of Directors. The board of directors shall have the authority to fix the compensation of directors. The board shall also have the authority to fix the compensation of members of committees of the board. No provision of these bylaws shall be construed to preclude any director from serving the Corporation in any other capacity and receiving compensation therefor.

                                    ARTICLE 4

                      MEETINGS AND COMMITTEES OF THE BOARD

         Section A. First Meeting. Each newly elected board of directors may hold its first meeting for the purpose of organization and the transaction of business, if a quorum is present, immediately after and at the same place as the annual meeting of the stockholders, and no notice of such meeting shall be necessary; or the board may meet for such purpose at such place and time as is fixed by the consent in writing of all the directors.

         Section B. Regular Meetings. Regular meetings of the board may be held at such time and place either within or without the State of Delaware and with such notice or without notice as is determined from time to time by the board.

         Section C. Special Meetings. Special meetings of the board may be called by the President or the Chairman of the Board on 24 hours notice to each director, either personally or by mail, telegram or facsimile transmission. Special meetings will be called by the President or the Secretary in like manner and on like notice upon the written request of any director.

         Section D. Quorum and Voting. At all meetings of the board, 1 of the directors will be necessary and sufficient to constitute a quorum for the transaction of business. The act of a majority of the directors present at any meeting at which there is a quorum will be the act of the board of directors, except as may be otherwise specifically provided by statute, the Certificate of Incorporation or these bylaws. If there is only 1 director present at a meeting, the act of that 1 director shall be the act of the board. If there are 2 directors present at a meeting, then the act of both shall constitute the act of the board. If a quorum is not present at any meeting of directors, the directors present may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum is present.

         Section E. Telephone Meetings. The directors may hold their meetings in any manner permitted by law. Without limitation, at any meeting of the board, a member may attend by telephone, radio, television, interactive media or similar means of communication by means of which all participants can hear each other and which permits him to participate in the meeting, and a director so attending will be deemed present at the meeting for all purposes, including the determination of whether a quorum is present.

         Section F. Action by Written Consent. Any action required or permitted to be taken by the board of directors or any committee, if one is established, under applicable statutory provisions, the Certificate of Incorporation, or these bylaws, may be taken without a meeting if a consent in writing, setting forth the action so taken, is signed by all the members of the board of directors or committee, as the case may be, and filed with the minutes of the proceedings of the directors or committee, as the case may be.

         Section G. Committees of Directors. The board of directors may, by resolution passed by a majority of the whole board, establish one or more committees. Each committee shall consist of one or more members of the board. Members of committees of the board of directors shall be elected annually by vote of a majority of the board. Presence of a majority of the committee members shall constitute a quorum at committee meetings. A committee may act by a majority vote of its voting members present at a meeting. Each committee shall have and may exercise such of the powers of the board of directors in the management of the business and affairs of the Corporation as may be provided in these bylaws or by resolution of the board of directors. Each committee may authorize the seal of the Corporation to be affixed to any document or instrument. The board of directors may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of such committee. Meetings of a committee may be called by any member of the committee by written, telegraphic, facsimile or telephonic notice to all members of the committee and shall be at such time and place as shall be stated in the notice of such meeting. Any member of a committee may participate in any meeting of the committee by means of conference telephone or similar communications equipment. In the absence or disqualification of a member of any committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not constituting a quorum may, if deemed advisable, unanimously appoint another member of the board to act at the meeting in the place of the disqualified or absent member. Each committee may fix such other rules and procedures governing conduct of its meetings as it shall deem appropriate.

                                    ARTICLE 5

                                     NOTICES

         Section A. Methods of Notice. Whenever any notice is required to be given to any stockholder under the provisions of any statute, the Certificate of Incorporation or these bylaws, it will not be construed to require personal notice, but such notice may be given in writing by mail addressed to such stockholder at such address as appears on the books of the Corporation, and such notice shall be deemed to be given at the time when the same shall be deposited in the United States mail with postage thereon prepaid.

         Section B. Waiver of Notice. Whenever any notice is required to be given to any stockholder or director under the provisions of any statute, the Certificate of Incorporation or these bylaws, a waiver thereof in writing signed by the person or persons entitled to the notice, whether before or after the time stated therein, will be deemed equivalent to the giving of such notice. Attendance at any meeting will constitute a waiver of notice thereof except as otherwise provided by statute.

                                    ARTICLE 6

                                    OFFICERS

         Section A. Executive Officers. The officers of the Corporation shall consist of Chairman of the Board, President, and Secretary, each of whom shall be elected by the board of directors. The board of directors may also elect a Chief Executive Officer, Chief Operating Officer, Chief Financial Officer, Treasurer, one or more Vice Presidents, and one or more Assistant Secretaries and Assistant Treasurers. Any two or more offices may be held by the same person, and, except for the Chairman of the Board, none of the officers of the Corporation need be directors.

         Section B. Other Officers and Agents. The board may elect or appoint such other officers, assistant officers and agents as it deems necessary, who will hold their offices for such terms and shall exercise such powers and perform such duties as determined from time to time by the board.

         Section C. Compensation. The compensation of all officers of the Corporation will be fixed by the board of directors except as otherwise directed by the board.

         Section D. Term, Removal and Vacancies. The officers of the Corporation will hold office until their resignation or their successors are chosen and qualify. Any officer, agent or member of any committee elected or appointed by the board of directors may be removed at any time by the board of directors; provided, that such removal shall be without prejudice to the contract rights, if any, of the removed party. If any such office becomes vacant for any reason, the vacancy will be filled by the board of directors.

         Section E. Chairman of the Board. The Chairman of the Board shall preside at meetings of the board of directors and stockholders. The Chairman shall formulate and submit to the board of directors or the executive committee, if any, matters of general policy of the Corporation and shall have such other powers and duties as may from time to time be prescribed by duly adopted resolutions of the board of directors.

         Section F. Chief Executive Officer. The Chief Executive Officer, if one is elected, shall preside at meetings of the board of directors and stockholders if there is no Chairman of the Board or in his absence, and shall supervise and have overall responsibility for the business, administration and operations of the Corporation. In general, he shall perform all duties as from time to time may be assigned to him by the board. He shall from time to time make such reports of the affairs of the Corporation as the board may require.

         Section G. President, Chief Operating Officer, and Chief Financial Officer. The President, the Chief Operating Officer and the Chief Financial Officer shall have such duties as shall be assigned to each from time to time by the Chairman of the Board, the Chief Executive Officer, if one is elected, or the board. During the absence of the Chief Executive Officer, if one is elected, or during his inability to act, the President shall exercise the powers and shall perform the duties of the Chief Executive Officer, subject to the direction of the board of directors. Subject to any limitations imposed on such officers by the board of directors, each such officer shall have the power and authority to take actions necessary for the proper performance of his duties.

         Section H. Vice Presidents. The Vice Presidents, in the order determined by the board, will, in the absence or disability of the President, perform the duties and exercise the powers of the President, and will perform such other duties as the board of directors or President may prescribe.

         Section I. Secretary. The Secretary will attend all meetings of the board of directors and all meetings of the stockholders and record all votes and the minutes of all proceedings in a book to be kept for that purpose and will perform like duties for the standing committees of the board when required. He will give, or cause to be given, notice of all meetings of the stockholders and special meetings of the board of directors, and will perform such other duties as may be prescribed by the board of directors, the Chief Executive Officer or the President. He will keep in safe custody the seal of the Corporation and, when authorized by the board, affix the seal to any instrument requiring it, and when so affixed it shall be attested by his signature or by the signature of an assistant secretary.

         Section J. Assistant Secretaries. The assistant secretaries in the order determined by the board of directors will perform, in the absence or disability of the Secretary, the duties and exercise the powers of the Secretary and will perform such other duties as the board of directors, the Chief Executive Officer or the President may prescribe.

         Section K. Treasurer. The Treasurer will have the custody of the Corporation's funds and securities and will keep full and accurate accounts of receipts and disbursements in books belonging to the Corporation and will deposit all monies and other valuable effects in the name and to the credit of the Corporation in such depositories as may be designated by the board of directors. The Treasurer will disburse the funds of the Corporation as may be ordered by the board, and will render to the board of directors, the Chief Executive Officer or the President, whenever they may require it, an account of all of his transactions as Treasurer and of the financial condition of the Corporation.

         Section L. Assistant Treasurers. The Assistant Treasurers in the order determined by the board of directors, in the absence or disability of the Treasurer, perform the duties and exercise the powers of the Treasurer and will perform such other duties as the board of directors, the Chief Executive Officer or the President may prescribe.

                                    ARTICLE 7

                             SHARES AND STOCKHOLDERS

         Section A. Certificates Representing Shares. The certificates representing shares of the Corporation will be numbered and entered in the books of the Corporation as they are issued. They will exhibit the holder's name and number of shares and will be signed by the President or Vice-President and the Secretary or an Assistant Secretary, and will be sealed with the seal of the Corporation or a facsimile thereof. The signature of any such officer may be facsimile if the certificate is countersigned by a transfer agent or registered by a registrar, other than the Corporation itself or an employee of the Corporation. In case any officer who has signed or whose facsimile signature has been placed upon such certificate has ceased to be such officer before such certificate is issued, it may be issued by the Corporation with the same effect as if he were such officer at the date of its issuance.

         Section B. Transfer of Shares. Upon surrender to the Corporation of a certificate for shares duly endorsed or accompanied by proper evidence of succession, assignment or authority to transfer, it will be the duty of the Corporation to issue a new certificate to the person entitled thereto, cancel the old certificate and record the transaction upon its books. Notwithstanding the foregoing, no transfer will be recognized by the Corporation if such transfer would violate federal or state securities laws, the Certificate of Incorporation, or any stockholders agreements which may be in effect at the time of the purported transfer.

         Section C. Fixing Record Date. For the purpose of determining stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, or entitled to receive payment of any dividend, or in order to make a determination of stockholders for any other proper purpose, the board of directors may provide that the stock transfer books be closed for a stated period not to exceed, in any case, 60 days. If the stock transfer books are closed for the purpose of determining stockholders entitled to notice of or to vote at a meeting of stockholders, such books must be closed for at least ten days immediately preceding such meeting. In lieu of closing the stock transfer books, the board of directors may fix in advance a date as the record date for any such determination of stockholders, such date, in any case, to be not more than 60 days and, in case of a meeting of stockholders, not less than ten days prior to the date on which the particular action requiring such determination of stockholders is to be taken. If the stock transfer books are not closed and no record date is fixed for the determination of stockholders entitled to notice of or to vote at a meeting of stockholders, or stockholders entitled to receive payment of a dividend, the date on which notice of the meeting is mailed or the date on which the resolution of the board of directors declaring such dividend is adopted, as the case may be, will be the record date for such determination of stockholders. When a determination of stockholders entitled to vote at any meeting of stockholders has been made as herein provided, such determination will apply to any adjournment thereof except where the determination has been made through the closing of stock transfer books and the stated period of closing has expired.

         Section D. Registered Stockholders. The Corporation is entitled to recognize the exclusive right of a person registered on its books as the owner of a share or shares to receive dividends, and to vote as such owner, and for all other purposes; and the Corporation is not bound to recognize any equitable or other claim to or interest in such share or shares on the part of any other person, whether or not it has express or other notice thereof, except as otherwise provided by the laws of Delaware.

         Section E. Lost Certificate. The board of directors may direct a new certificate or certificates to be issued in place of any certificate or certificates theretofore issued by the Corporation alleged to have been lost or destroyed, upon the making of an affidavit of that fact by the person claiming the certificate of stock to be lost or destroyed. When authorizing such issue of a new certificate or certificates, the board of directors may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost or destroyed certificate or certificates, or his legal representatives, to advertise the same in such manner as it shall require and/or give the Corporation a bond in such sum as it may direct as indemnity against any claim that may be made against the Corporation with respect to the certificate alleged to have been lost or destroyed.

         Section F. Fractional Share Interests. The Corporation may, but shall not be required to, issue fractions of a share. If the Corporation does not issue fractions of a share, it shall (a) arrange for the disposition of fractional interests by those entitled thereto, (b) pay in cash the fair value of fractions of a share as of the time when those entitled to receive such fractions are determined, or (c) issue script or warrants in registered form (either represented by a certificate or uncertificated) or bearer form (represented by a certificate) which shall entitle the holder to receive a full share upon the surrender of such script or warrants aggregating a full share. A certificate for a fractional share or an uncertificated fractional share shall, but script or warrants shall not unless otherwise provided therein, entitle the holder to exercise voting rights, to receive dividends thereon, and to participate in any of the assets of the Corporation in the event of liquidation. The board of directors may cause script or warrants to be issued subject to the conditions that they shall become void if not exchanged for certificates representing the full shares or uncertificated full shares before a specified date, or subject to the conditions that the shares for which script or warrants are exchangeable may be sold by the Corporation and the proceeds thereof distributed to the holders of script or warrants, or subject to any other conditions which the board of directors may impose.

                                    ARTICLE 8

                                     GENERAL

         Section A. Dividends. The board of directors may from time to time declare, and, if so declared, the Corporation shall pay, dividends on its outstanding shares of capital stock in cash, in property, or in its own shares, except when the declaration or payment thereof would be contrary to law or the Certificate of Incorporation or any agreement restricting payment of dividends. Such dividends may be declared at any regular or special meeting of the board, and the declaration and payment will be subject to all applicable provisions of law, the Certificate of Incorporation and these bylaws.

         Section B. Reserves. Before payment of any dividend, there may be set aside out of any funds of the Corporation available for dividends such sum or sums as the directors from time to time, in their absolute discretion, deem proper as a reserve fund to meet contingencies, or for equalizing dividends, or for repairing or maintaining any property of the Corporation, or for such other purpose as the directors may think conducive to the interest of the Corporation, and the directors may modify or abolish any such reserve in the manner in which it was created.

         Section C. Directors' Annual Statement. The board of directors will present at each annual meeting and when called for by vote of the stockholders at any special meeting of the stockholders, a full and clear statement of the business and condition of the Corporation.

         Section D. Checks. All checks or demands for money and notes of the Corporation will be signed by such officer or officers or such other person or persons as the board of directors may from time to time designate.

         Section E. Corporate Records. The Corporation will keep at its registered office or principal place of business, or at the office of its transfer agent or registrar, a record of its stockholders giving the names and addresses of all stockholders and the number and class of shares held by each. All other books and records of the Corporation may be kept at such place or places within or without the State of Delaware as the board of directors may from time to time determine.

         Section F. Seal. The corporate seal will have inscribed thereon the name of the Corporation. The seal may be used by causing it or a facsimile thereof to be impressed, affixed or reproduced.

         Section G. Amendment. These bylaws may be altered, amended or repealed or new bylaws may be adopted by the board.

         Section H. Indemnification. Except as otherwise provided in the Certificate of Incorporation, each director, officer and former director or officer of the Corporation, and any person who may have served or who may hereafter serve at the request of the Corporation as a director or officer of another corporation in which it owns shares of capital stock or of which it is a creditor, is hereby indemnified by the Corporation against expenses actually and necessarily incurred by him in connection with the defense of any action, suit or proceeding in which he is made a party by reason of being or having been such director or officer to the fullest extent authorized by the General Corporation Law of the State of Delaware, or any other applicable law as may from time to time be in effect. Such indemnification will not be deemed exclusive of any other rights to which such director, officer or other person may be entitled under any agreement, vote of stockholders, or otherwise. Without limitation, nothing in this section shall limit any indemnification provisions in the Certificate of Incorporation.

                                   APPENDIX B

                                APPRAISAL RIGHTS

                 SECTION 262 OF DELAWARE GENERAL CORPORATION LAW
                                APPRAISAL RIGHTS

         (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to Section 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

         (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to Section 251 (other than a merger effected pursuant to Section 251(g) of this title), Section 252, Section 254, Section 257, Section 258, Section 263 or Section 264 of this title:

                  (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depositary receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of Section 251 of this title.

                  (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to Sections 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

                           a. Shares of stock of the corporation surviving or
                  resulting from such merger or consolidation, or depository receipts in respect thereof;

                           b. Shares of stock of any other corporation, or
                  depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

                           c. Cash in lieu of fractional shares or fractional
                  depository receipts described in the foregoing subparagraphs
                  a. and b. of this paragraph; or

                           d. Any combination of the shares of stock, depository
                  receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

                  (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under Section 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

         (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and
(e) of this section, shall apply as nearly as is practicable.

         (d) Apprisal rights shall be perfected as follows:

                  (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

                  (2) If the merger or consolidation was approved pursuant to
         Section 228 or Section 253 of this title, each constituent corporation, either before the effective date of the merger or consolidation, or within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation or that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporations shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated, therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

         (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

         (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

         (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

         (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

         (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

         (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

         (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to received payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

         (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

                                                                      APPENDIX C


                    U.S. Securities and Exchange Commission
                            Washington, D.C. 20549

                                   FORM 10-K
(Mark One)

  [X] ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934 FOR THE FISCAL YEAR ENDED DECEMBER 31, 2000

  [_] TRANSITION REPORT UNDER SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
         For the transition period from ___ to ____.

                          Commission File No.0-21472

                       AMERICAN RESOURCES OFFSHORE, INC.
                (Name of small business issuer in its charter)

           DELAWARE                                     86-0713506
 (State or other jurisdiction of                     (I.R.S. Employer
 incorporation or organization)                     Identification No.)


     801 TRAVIS, SUITE 2100
     HOUSTON, TEXAS                                        77002
 (Address of principal executive offices)                (Zip Code)

Issuer's telephone number, including area code: 713-227-7660

Securities registered pursuant to Section 12(b) of the Exchange Act:    NONE

Securities registered pursuant to Section 12(g) of the Exchange Act:

                  PREFERRED STOCK, PAR VALUE $12.00 PER SHARE
                               (Title of Class)

                   COMMON STOCK, PAR VALUE $.00001 PER SHARE
                               (Title of Class)

     Check whether the issuer (1) filed all reports required to be filed by
Section 13 or 15(d) of the Exchange Act during the past 12 months (or for such shorter period that the registrant was required to filed such reports), and (2) has been subject to such filing requirements for the past 90 days.

                         YES   xx            NO
                             ------            ____

[X] Indicate by check mark if disclosure of delinquent filers in response to
Item 405 of Regulation S-K ((S)229.405 of this Chapter) is not contained herein, and will not be contained, to the best of the registrant's knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to this Form 10-K.

     The aggregate market value of the voting stock held by non-affiliates of the Registrant was approximately $973,953 as of March 2, 2001, based upon the closing bid price of the Common Stock on the OTC Bulletin Board on March 2, 2001 of $0.11 per share. As of March 2, 2001, Registrant had 51,283,590 shares of Common Stock, par value $.00001 per share, and 39,682 shares of Series 1993 Preferred Stock, par value $12.00 per share, outstanding.

                      DOCUMENTS INCORPORATED BY REFERENCE

                            None.

                               TABLE OF CONTENTS
                                                                        Page
                                                                        ----
                                    PART I

Item 1.  Business......................................................   1

Item 2.  Properties....................................................  13

Item 3.  Legal Proceedings.............................................  13

Item 4.  Submission of Matters to a Vote of Security Holders...........  14

                                    PART II

Item 5.  Market for Common Equity and Related Stockholder Matters......  14

Item 6.  Selected Financial Data.......................................  16

Item 7.  Management's Discussion and Analysis of Financial Condition
            and Results of Operations..................................  16

Item 7a. Quantitative and Qualitative Disclosure About Market Price....  23

Item 8.  Financial Statements..........................................  23

Item 9.  Changes in and Disagreements with Accountants on Accounting and Financial Disclosure...................................  24

                                    PART III

Item 10. Directors and Executive Officers..............................  24

Item 11. Executive Compensation........................................  27

Item 12. Security Ownership of Certain Beneficial Owners and Management  27

Item 13. Certain Relationships and Related Transactions................  29

                                    PART IV

Item 14. Exhibits and Reports on Form 8-K..............................  29

Signatures.............................................................  61

Exhibit Index..........................................................  62

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

     This Annual Report on Form 10-K includes "forward looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and
Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical facts included in this Report on Form 10-K, including without limitation, statements under "Management's Discussion and Analysis of Financial Condition and Results of Operations," regarding the planned capital expenditures, increases in oil and natural gas production, the number of anticipated wells to be drilled in 2001 and thereafter, our financial position, business strategy and other plans and objectives for future operations, are forward-looking statements. Although we believe that the expectations reflected in these forward looking statements are reasonable, we can give no assurance that such expectations will prove to have been correct. Some of the risks which could affect future results and could cause actual results to differ materially from those expressed in forward-looking statements in this report include:

 .  the volatility of oil and natural gas prices;

 .  the uncertainty of estimates of oil and natural gas reserves;

 .  the impact of competition;

 . difficulties encountered during the exploration for and production of oil and natural gas;

 .  changes in customer demand;

 .  the uncertainty of our ability to attract necessary capital;

 . changes in the extensive government regulations regarding the oil and natural gas business; and

 .  compliance with environmental regulations.

Our forward-looking statements speak only as of the date of this report. We do not undertake any obligation or duty to update any forward-looking statements to reflect any changes in our expectations or with regard to any changes in events, circumstances or conditions on which our forward-looking statements are based. Additional important factors that could cause actual results to differ materially from our expectations are disclosed elsewhere in this Form 10-K.

                                 PART I

ITEM 1.  BUSINESS

OVERVIEW

     American Resources Offshore, Inc. is engaged in the exploration, development, and production of oil and natural gas properties located offshore in the Gulf of Mexico off the coasts of Louisiana and Texas. Our area of concentration is the outer continental shelf of the Gulf of Mexico, which we believe is a well established oil and natural gas producing basin with a substantial history of exploration and development activity. Presently, we own interests in 31 wells and 32 lease blocks in this area. In December 1999, our stockholders approved the sale of a substantial part of our assets, including our Appalachian oil and natural gas properties and operations, an 80% interest in our assets located in the Gulf of Mexico and other assets. At the same time, Blue Dolphin Exploration Company ("Blue Dolphin Exploration") acquired approximately 75% of our outstanding common stock, which constitutes approximately 75% of the combined voting power of all classes of our voting securities. These transactions and other related matters are discussed in Item 7, "Management's Discussion and Analysis of Financial Condition and Results of Operations."

OIL AND NATURAL GAS PROPERTIES

     As of December 31, 2000, all of our oil and natural gas properties were located in the outer continental shelf of the Gulf of Mexico and represent interests in 32 leases. These leases cover a total of 157,502 acres and account for 100% of our proved reserves. Our working interest in these leases ranges from 10% to 1%, with an average working interest of 5.5%. Of these leases, 17 are offshore Louisiana and 15 are offshore Texas. Twelve of the leases are currently producing, and 20 are held for future development. Those leases not producing are under primary term. The expiration of primary terms of the undeveloped leases occurs as follows: 15 in 2001, 4 in 2002, and 1 in 2003.

     The following table provides information on our proved reserves as of December 31, 2000:

                                                                         NATURAL          % OF
                                                         NATURAL           GAS          DISCOUNTED
                                               OIL         GAS          EQUIVALENT        PRESENT
                                              (BBL)      (MMCF)          (MMCFE)        VALUE(1)
                                            ---------    -------       ----------      -----------

  South Timbalier 148................           57,064      1,231        1,573             32%
  West Cameron 172...................            1,782        575          586             17%
  South Timbalier 211................            2,413        476          490             13%
  Galveston 418......................                0        446          446             12%
  Ship Shoal 150.....................          119,097        185          900             11%
  Other..............................            1,817        516          527             15%
                                               -------      -----        -----            ---

         Total net proved reserves             182,173      3,429        4,522            100%
                                               =======      =====        =====            ===

(1) Estimated present value of future net cash flows from proved reserves discounted at 10% per annum.

SIGNIFICANT FIELDS

     SOUTH TIMBALIER 148. The South Timbalier Block 148 is located 30 miles offshore Louisiana in an average water depth of 100 feet and is operated by Newfield Exploration Company. We own a working interest in the lease on the west half of the block that covers approximately 2,500 acres. We own interests in seven producing wells on three production platforms in this block. Our working interest in the wells ranges from 9% to 1%.

     WEST CAMERON 172. The West Cameron Block 172 is located 25 miles offshore Louisiana in an average water depth of 40 feet. We own a 5.4% working interest in this lease that covers 5,000 acres. We currently own working interests in four producing wells on this lease, which are operated by Pure Resources, Inc. ("Pure").

     SOUTH TIMBALIER 211. The South Timbalier Block 211 is located 42 miles offshore Louisiana in an average water depth of 140 feet. We own a 6.00012% working interest in this lease that covers 5,000 acres. We own working interests in two producing wells on the lease, which are operated by Pure. We own an overriding royalty interest in one well on the lease that was drilled under a farmout by Spinnaker Exploration Company, LLC, during 1999 and commenced production in the first quarter of 2000.

     GALVESTON 418. The Galveston Block 418 is located 16 miles offshore Texas in an average water depth of 95 feet. The field, operated by The William G. Helis Company, was a discovery in late 2000. We own a 6% working interest in one well which has been drilled on this discovery. We expect that production will start early in the second quarter of 2001, with the well being tied into a facility on Galveston Block 395.

     SHIP SHOAL 150. The Ship Shoal Block 150 is located 31 miles offshore Louisiana in an average water depth of 53 feet. We own a 10% working interest in 4,297 acres of the lease that covers the entire 5,000 acre block. We own working interests in two producing wells on the lease, which are operated by Century Exploration Company. We own an overriding royalty interest in one producing well on the lease.

     OTHER. Other leases that contain proven reserves are West Cameron Block 368, offshore Louisiana, accounting for 293 MMcfe; High Island 37, offshore Texas, accounting for 189 MMcfe; and Galveston 394/395, offshore Texas, accounting for 45 MMcfe.

OIL AND NATURAL GAS OPERATIONS

     OIL AND NATURAL GAS RESERVES. Estimated net quantities and the related costs and present values of our oil and natural gas reserves are set out in Note 9, "Oil and Gas Producing Activities" to the Financial Statements included in
Item 8 to this Report on Form 10-K. No estimates of our total, proved net oil or natural gas reserves have been filed with, or included in, reports to any other federal authority or agency.

     PRODUCTION.    The following tables set forth for each of the last three
fiscal years by the primary geographic areas in which we own, or previously owned, production, which are identified as the Appalachian Region of Kentucky and the Gulf Coast Region, the average sale price and production cost per Bbl of oil or Mcf of natural gas produced by wells we own or owned. The amounts include only marketable production of oil or natural gas (on an "as sold" basis) and produced to our interest, less royalties and production due others.

                    GULF COAST REGION (OIL AND NATURAL GAS)

                     Average Sales Price Per Unit       Average Production Cost Per Unit
                        Oil           Natural Gas          Oil               Natural Gas
Year                 (per Bbl)        (per Mcf)         (per Bbl)              (per Mcf)
===========================================================================================
     2000              $28.58           $4.22(1)           $3.66                 $0.61
------------------------------------------------------------------------------------------
     1999              $16.88           $2.22(1)           $2.46                 $0.41
------------------------------------------------------------------------------------------
     1998              $12.59           $2.47(1)           $2.58                 $0.43
==========================================================================================

(1) Includes effect of hedging activities.

                                 KENTUCKY (NATURAL GAS ONLY)(1)

                      Average Sales Price Per Unit           Average Production Cost Per Unit
Year                       Natural Gas (Mcf)                        Natural Gas (Mcf)
================================================================================================
     2000                         N/A                                     N/A
-----------------------------------------------------------------------------------------------
     1999                       $1.99                                    $0.76
-----------------------------------------------------------------------------------------------
     1998                       $2.19                                    $0.49
===============================================================================================

(1) For the years 1999 and 1998, the Average Sales Price and Production Cost per Unit were calculated using the weighted average method, comparing volumes delivered with the price for each category previously reported. During the periods reflected in the table, we did not own any oil properties in Kentucky. We sold all of our properties and operations in Kentucky during the fourth quarter of 1999.

     PRODUCTIVE WELLS AND ACREAGE. The following tables present the total gross and net productive wells in which we had an interest (expressed separately for oil and natural gas) as of December 31, 2000. Productive wells are producing wells and wells capable of production, including natural gas wells awaiting pipeline connections to commence deliveries and oil wells awaiting connection to production facilities. Wells that are completed in more than one producing horizon are counted as one well.


Total Gross                      Total Net
Productive Wells             Productive Wells             Total Gross                Total Net
Oil      Natural Gas       Oil      Natural Gas         Developed Acres           Developed Acres
=====================================================================================================

14          17            .76           .92                 56,626                     3,118
=====================================================================================================

     UNDEVELOPED ACREAGE. As of December 31, 2000, we had an interest in 100,876 gross undeveloped acres and 5,641 net undeveloped acres.

     DRILLING ACTIVITIES. The following table describes our drilling activity for the last three fiscal years.


                       Net Productive          Net Dry           Net Productive          Net Dry
                        Exploratory          Exploratory         Developmental        Developmental
    Year               Wells Drilled        Wells Drilled        Wells Drilled        Wells Drilled
=======================================================================================================
   2000                     .09(1)               .07(1)                  .19(2)                  .05(2)
-------------------------------------------------------------------------------------------------------
   1999                    0.00                 0.27(3)                 0.00                    0.00
-------------------------------------------------------------------------------------------------------
   1998                    1.20(4)              2.10(5)                 8.30(4)                 0.00
=======================================================================================================

(1) We drilled four Exploratory wells with working interests ranging between .82% and 6.6%.
(2) We drilled five Development wells with working interest ranging between 3.3% and 5.87%, four of which were productive and one of which was dry.
(3) We drilled the D-3 well on West Cameron 172, in which we had a 27% working interest.
(4) We owned working interests ranging between 26.95% and 33.33% in four Exploratory wells drilled in the outer continental shelf of the Gulf of Mexico, 100% working interest in six Development wells drilled in the Kentucky region, together with working interests ranging between 27% and 100% in three Development wells drilled in the outer continental shelf of the Gulf of Mexico.
(5) We drilled six dry Exploratory wells in which we had working interests ranging between 16.2% and 100%. All of these wells were located in the outer continental shelf of the Gulf of Mexico.

MARKETING AND CUSTOMERS

     Presently, we sell substantially all of our oil and natural gas production through contracts administered by the operators of our properties. The price we receive is based on current market prices for oil and natural gas at delivery points along the gulf coast of Texas and Louisiana. Previously, forward sales contracts were used to reduce the effect of fluctuations in natural gas prices. Decreases in the prices of oil and natural gas could adversely affect the carrying value of our proved reserves and our revenue, profitability and cash flow. We are not experiencing any significant involuntary curtailment of our production; however, market, economic and regulatory factors may materially affect our ability to sell our oil or natural gas production in the future.

COMPETITION

     The oil and natural gas industry is highly competitive, particularly with respect to the acquisition of producing properties and proved undeveloped acreage. We compete with major and independent oil and natural gas companies for oil and natural gas properties acquisitions, as well as for the equipment and labor required to operate and develop such properties. Many of our competitors have financial and personnel resources and exploration and development budgets that are substantially greater than ours, which may affect our ability to compete with these companies.

REGULATIONS

     ENVIRONMENTAL. Our activities with respect to (1) exploration, development and production of oil and natural gas and (2) the operation and construction of pipelines, plants, and other facilities for the transportation and processing of natural gas and natural gas liquids are subject to stringent environmental regulation by local, state and federal authorities, including the U.S. Environmental Protection Agency ("EPA"). Such regulation has increased the cost of planning, designing, drilling, operating and in some instances, abandoning wells. Similarly, such regulation has also increased the cost of design, construction, and operation of natural gas pipelines and processing facilities. Although we believe that compliance with existing environmental regulations will not have a material adverse affect on operations or earnings, there can be no assurance that significant costs and liabilities, including civil and criminal penalties, will not be incurred. Moreover, future developments, such as stricter environmental laws and regulations or claims for personal injury or property damage resulting from our operations could result in substantial costs and liabilities.

     The Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA") imposes liability, without regard to fault or the legality of the original conduct, on responsible parties with respect to the release or threatened release of a "hazardous substance" into the environment. Responsible parties, which include the owner or operator of a site where the release occurred and persons that disposed or arranged for the disposal of a hazardous substance at the site, are liable for response and remediation costs and for damages to natural resources. Petroleum and natural gas are excluded from the definition of "hazardous substances;" however, this exclusion does not apply to all materials associated with the production of petroleum or natural gas. At this time, neither ARO nor any of its predecessors has been designated as a potentially responsible party under CERCLA.

     The federal Resource Conservation and Recovery Act ("RCRA") and its state counterparts regulate solid and hazardous wastes and impose civil and criminal penalties for improper handling and disposal of such wastes. EPA and various state agencies have promulgated regulations that limit the disposal options for such wastes. Certain wastes generated by our oil and gas operations are currently exempt from regulation as "hazardous wastes," but in the future may be designated as "hazardous wastes" under RCRA or other applicable statutes and therefore may become subject to more rigorous and costly requirements.

     We currently own or lease, or have in the past owned or leased, numerous properties used for the exploration and production of oil and gas or used to store and maintain equipment regularly used in these operations. Although our past operating and disposal practices at these properties were standard for the industry at the time, hydrocarbons or other substances may have been disposed of or released on or under these properties or on or under other locations. In addition, many of these properties have been operated by third parties whose waste handling activities were not under our control. These properties and any waste disposed thereon may be subject to CERCLA, RCRA, and analogous state laws which could require us to remove or remediate wastes and other contamination or to perform remedial plugging operations to prevent future contamination.

     The Oil Pollution Act ("OPA") and regulations promulgated thereunder include a variety of requirements related to the prevention of oil spills and impose liability for damages resulting from such spills. OPA imposes liability on owners and operators of onshore and offshore facilities and pipelines for removal costs and certain public and private damages arising from a spill. OPA establishes a liability limit for onshore facilities of $350 million and for offshore facilities of all removal costs plus $75 million, and lesser liability limits for vessels depending upon their size. A party cannot take advantage of the liability limits if the spill is caused by gross negligence or willful misconduct or resulted from a violation of a federal safety, construction, or operating regulations. If a party fails to report a spill or cooperate in the cleanup, liability limits likewise do not apply. OPA imposes ongoing requirements on responsible parties, including proof of financial responsibility for potential oil spills. A responsible party may establish financial responsibility through insurance, guaranty, indemnity, surety bond, letter of credit, qualification as a self-insurer, or a combination thereof. The amount of financial responsibility required depends upon a variety of factors including the type of facility or vessel, its size, storage capacity, oil throughput, proximity to sensitive areas, type of oil handled, history of discharges, and other factors. The Company believes it currently has established adequate financial responsibility. While the financial responsibility requirements under OPA may be amended to impose additional costs on us, the impact of the rule is not expected to be any more burdensome to us than to others similarly situated.

     The Clean Water Act ("CWA") regulates the discharge of pollutants to waters of the United States and imposes permit requirements on such discharges, including discharges to wetlands. Federal regulations under the CWA and OPA require certain owners or operators of facilities that store or otherwise handle oil, such as us, to prepare and implement spill prevention, control and countermeasure plans and facility response plans relating to the possible discharge of oil into surface waters. With respect to certain of our operations, we are required to prepare and comply with such plans and to obtain and comply with permits. We believe that we are in substantial compliance with the requirements of the CWA and OPA and that any non-compliance would not have a material adverse effect on us. The CWA also prohibits spills of oil and hazardous substances to waters of the United States in excess of levels set by regulations and imposes liability in the event of a spill. State laws further provide varying civil and criminal penalties and liabilities for the spills to both surface and groundwaters.

     FEDERAL REGULATION OF SALES AND TRANSPORTATION OF NATURAL GAS. Historically, the transportation and sale for resale of natural gas in interstate commerce have been regulated pursuant to the Natural Gas Act of 1938 (the "NGA"), the Natural Gas Policy Act of 1978 (the "NGPA") and the regulations promulgated thereunder by the FERC. Maximum selling prices of certain categories of natural gas sold in "first sales," whether sold in interstate or intrastate commerce, were regulated pursuant to the NGPA. On July 29, 1989, the Natural Gas Wellhead Decontrol Act (the "Decontrol Act") was enacted, which removed, as of January 1, 1993, all remaining federal price controls from natural gas sold in "first sales," such as sales by us of our own production. The FERC's jurisdiction over natural gas transportation was unaffected by the Decontrol Act.

     Our sales of natural gas are affected by the availability, terms and cost of transportation. The price and terms for access to pipeline transportation remain subject to extensive federal and state regulation. Several major regulatory changes have been implemented by Congress and the FERC from 1985 to the present that affect the economics of natural gas production, transportation and sales. In addition, the FERC continues to promulgate revisions to various aspects of the rules and regulations affecting those segments of the natural gas industry, most notably interstate natural gas transmission companies, that remain subject to the FERC's jurisdiction. These initiatives may also affect the intrastate transportation of natural gas under certain circumstances. The stated purpose of many of these regulatory changes is to promote competition among the various sectors of the natural gas industry and these initiatives generally reflect more light-handed regulation of the natural gas industry. The ultimate impact of the complex rules and regulations issued by the FERC since 1985 cannot be predicted. In addition, many aspects of these regulatory developments have not become final but are still pending judicial and FERC final decisions. We cannot predict what further action the FERC will take on these matters; however, we do not believe that we will be affected by any action taken materially differently than other natural gas producers and marketers with which we compete.

     The Outer Continental Shelf Lands Act (the "OCSLA") requires that all pipelines operating on or across the OCS provide open-access, non-discriminatory service. Although the FERC has opted not to impose the regulations of Order No. 509, in which the FERC implemented the OCSLA, on gatherers and other non-jurisdictional entities, the FERC has retained the authority to exercise jurisdiction over those entities if necessary to permit non-discriminatory access to service on the OCS. While we do not currently own or operate any gathering lines on the OCS, future expansion of our business in the Gulf of Mexico may be impacted by the OCSLA.

     Additional proposals and proceedings that might affect the natural gas industry are pending before Congress, the FERC and the courts. The natural gas industry historically has been very heavily regulated; therefore, there is no assurance that the less stringent regulatory approach recently pursued by the FERC and Congress will continue.

     FEDERAL LEASES. Certain of our operations are located on federal oil and natural gas leases, which are administered by the MMS. Such leases are issued through competitive bidding, contain relatively standardized terms and require compliance with detailed MMS regulations and orders pursuant to the OCSLA (which are subject to change by the MMS). For offshore operations, lessees must obtain MMS approval for exploration plans and development and production plans prior to the commencement of such operations. In addition to permits required from other agencies (such as the Coast Guard, the Army Corps of Engineers and the Environmental Protection Agency), lessees must obtain a permit from the MMS prior to the commencement of drilling. The MMS has promulgated regulations requiring offshore production facilities located on the OCS to meet stringent engineering and construction specifications. The MMS also has regulations restricting the flaring or venting of natural gas and has recently proposed to amend such regulations to prohibit the flaring of liquid hydrocarbons and oil without prior authorization. Similarly, the MMS has promulgated other regulations governing the plugging and abandonment of wells located offshore and the removal of all production facilities. To cover the various obligations of lessees on the OCS, the MMS generally requires that lessees post substantial bonds or other acceptable assurances that such obligations will be met. The cost of such bonds or other surety can be substantial, and there is no assurance that bonds or other surety can be obtained in all cases. Under certain circumstances, the MMS may require any of our operations on federal leases to be suspended or terminated; and the MMS has recently proposed, but not yet enacted, regulations that would allow it to expel unsafe operators from existing OCS platforms and bar them from obtaining future leases. If such regulations are adopted, we do not anticipate any suspension, termination or bar. However, any such suspension, termination or bar could materially and adversely affect our financial condition and operations. The MMS also intends to adopt financial responsibility regulations under the OPA, as described below.

     The MMS issued a notice of proposed rulemaking in which it proposes to amend its regulations governing the calculation of royalties and the valuation of crude oil produced from federal leases. This proposed rule would modify the valuation procedures for both arm's length and non-arm's length crude oil transactions to decrease reliance on oil posted prices and assign a value to crude oil that better reflects market value, establishing a new MMS form for collecting value differential data, and amend the valuation procedure for the sale of federal royalty oil. We cannot predict what action the MMS will take on this matter, nor can we predict at this stage of the rulemaking proceeding how we might be affected by this amendment to the MMS' regulations.

     In April 1997, after two years of study, the MMS withdrew proposed changes to the way it values natural gas for royalty payments. These proposed changes would have established an alternative market-based method to calculate royalties on certain natural gas sold to affiliates or pursuant to non-arm's length contracts. Informed discussions among MMS and industry officials are continuing, although it is uncertain whether and what changes may be proposed regarding natural gas royalty valuation. In addition, MMS announced its intention to issue a proposed rule that would require all but the smallest producers to be capable of reporting production information electronically.

     Recently, the MMS has issued a final rule to clarify the types of costs that are deductible transportation costs for purposes of royalty valuation of production sold off the lease. In particular, under the rule, the MMS will not allow deduction of costs associated with marketer fees, cash out and other pipeline imbalance penalties, or long-term storage fees. We cannot predict what, if any effect the new rule will have on our operations.

     OIL PRICE CONTROLS AND TRANSPORTATION RATES. Sales of crude oil, condensate and natural gas liquids by us are not currently regulated and are made at market prices. Commencing in October 1993, the FERC issued a series of rules (Order Nos. 561 and 561-A) establishing an indexing system under which oil pipelines will be able to change their transportation rates, subject to prescribed ceiling levels. The indexing system, which allows or may require pipelines to make rate changes to track changes in the Producer Price Index for Finished Goods, minus one percent, became effective January 1, 1995. In certain circumstances, these rules permit oil pipelines to establish rates using traditional cost of service or other methods of rate making. The effect that these rules may have on the cost of moving our product to market is uncertain.

     With respect to intrastate crude oil, condensate and natural gas liquids pipelines subject to the jurisdiction of state agencies, regulation is generally less rigorous than the regulation of interstate pipelines. State agencies have generally not investigated or challenged existing or proposed rates in the absence of shipper complaints or protests. Complaints or protests have been infrequent and are usually resolved informally.

     We do not believe that the regulatory decisions or activities relating to interstate or intrastate crude oil, condensate or natural gas liquids pipelines will affect us in a way that materially differs from the way it affects other crude oil, condensate and natural gas liquids producers or marketers.

OPERATING HAZARDS AND INSURANCE

     The oil and natural gas business involves a variety of operating risks, including the risk of fire, explosions, blow-outs, pipe failure, casing collapse, abnormally pressured formations and environmental hazards such as oil spills, natural gas leaks, ruptures and discharges of toxic gases, the occurrence of any of which could result in substantial losses to us due to injury or loss of life, severe damage to or destruction of property, natural resources and equipment, pollution or other environmental damage, clean-up responsibilities, regulatory investigation and penalties and suspension of operations. In addition to the foregoing, our operations are currently offshore and subject to the additional hazards of marine operations, such as capsizing, collision and adverse weather and sea conditions.

     In accordance with customary industry practice, we maintain insurance against some, but not all, of the risks described above. We maintain insurance to cover business interruption and loss of revenues on our proved producing properties; however, there can be no assurance that any insurance obtained by us will be adequate to cover any losses or liabilities. We cannot predict the continued availability of insurance or the availability of insurance at premium levels that justify its purchase. The occurrence of a significant event not fully insured or indemnified against could materially and adversely affect our financial condition and operations.

EMPLOYEES

     During 2000, we had no full time employees due to our contractual arrangement with Blue Dolphin Services for management and administrative services. We also had a consulting arrangement with some of our former management personnel that expired February 28, 2001, which functions will hereafter be provided by Blue Dolphin Services. From time to time, we also use a series of independent consultants and contractors to perform various professional services, particularly in the areas of geology and environmental assessment.

GLOSSARY OF CERTAIN OIL AND NATURAL GAS TERMS

     The following are abbreviations and definitions of certain terms commonly used in the oil and natural gas industry.

     BBL. One stock tank barrel, or 42 U.S. gallons liquid volume, used in reference to oil or other liquid hydrocarbon.

     BTU OR BRITISH THERMAL UNIT. The quantity of heat required to raise the temperature of one pound of water by one degree Fahrenheit.

     CONDENSATE. Liquid hydrocarbons associated with the production of a primarily natural gas reserve.

     DEVELOPMENT WELL. A well drilled within the proved area of a natural gas or oil reservoir to the depth of a stratigraphic horizon known to be productive.

     EXPLORATORY WELL. A well drilled to find and produce natural gas or oil in an unproved area, to find a new reservoir in a field previously found to be productive of natural gas or oil in another reservoir or to extend a known reservoir.

     FIELD. An area consisting of a single reservoir or multiple reservoirs all grouped on or related to the same individual geological structural feature and/or stratigraphic condition.

     LEASE BLOCK. Refers to several leases within close proximity of one another.

     LEASEHOLD INTEREST. The interest of a lessee under an oil and natural gas lease.

     MBBLS.  One thousand barrels of oil or other liquid hydrocarbons.

     MCF.  One thousand cubic feet of natural gas.

     MCFE. One thousand cubic feet equivalent, determined using the ratio of six Mcf of natural gas to one barrel of oil, condensate or natural gas liquids.

     MMBTU.  One million British Thermal Units.

     MMCF.  One million cubic feet of natural gas.

     MMCFE. One million cubic feet equivalent, determined using the ratio of six Mcf of natural gas to one Bbl of oil, condensate or natural gas liquids.

     OVERRIDING ROYALTY. An interest in oil and natural gas produced at the surface, free of the expense of production that is in addition to the usual royalty interest reserved to the lessor in an oil and natural gas lease.

     PROSPECT. A specific geographic area which, based on supporting geological, geophysical or other data and also preliminary economic analysis using reasonably anticipated prices and costs, is deemed to have potential for the discovery of oil, natural gas or both.

     PROVED DEVELOPED RESERVES. Reserves that can be expected to be recovered through existing wells with existing equipment and operating methods.

     PROVED RESERVES. The estimated quantities of oil, natural gas and condensate that geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions.

     PROVED UNDEVELOPED RESERVES. Reserves that are expected to be recovered from new wells on undrilled acreage or from existing wells where a relatively major expenditure is required for recompletion.

     ROYALTY INTEREST. An interest in a natural gas and oil property entitling the owner to a share of natural gas and oil production free from costs of production.

     WORKING INTEREST. The operating interest that gives the owner the right to drill, produce and conduct operating activities on the property and receive a share of production.

ITEM 2.  PROPERTIES

     Please see the description of our oil and natural gas properties under the section captioned "Business - Oil and Natural Gas Properties."

ITEM 3.  LEGAL PROCEEDINGS

     On May 13, 1998, we and our former subsidiary, Southern Gas, were named as defendants in a lawsuit filed by Wright Enterprises asserting successor liability to certain alleged obligations of Southern Gas Company, Inc., the company from which we purchased the Kentucky operations that we sold in 1999. On November 8, 1999, a summary judgment was entered in our favor. The summary judgment has since been appealed by the Trustee for Wright Enterprises to the United States District Court for the Eastern District of Kentucky. That appeal remains pending; however, we believe that we will be successful in the defense of this matter and that the litigation will have no material impact on our financial condition, operating results or cash flows.

     On May 8, 2000, we were named in a lawsuit in the United States District Court for the Southern District of Texas, Houston Division, styled H&N Gas, Limited Partnership, et. al. v. Richard A. Hale, et. al. (Case No. H-02-1371). Our former Chief Financial Officer was also named in the lawsuit. The lawsuit alleges, among other things, that H&N Gas was defrauded by us in connection with natural gas purchase options and natural gas price swap contracts entered into from February 1998 through September 1999. H&N Gas alleges unlawful collusion between our prior management and the then president of H&N Gas, Richard Hale ("Hale"), to the detriment of H&N Gas. H&N Gas generally alleges that Hale directed H&N Gas to purchase illusory options from us that bore no relation to any physical natural gas business and that we did not have the financial resources and/or sufficient quantity of natural gas to perform. H&N Gas further alleges that we and Hale colluded with respect to swap transactions that were designed to benefit us at the expense of H&N Gas. H&N Gas further alleges civil conspiracy against all the defendants. H&N Gas is seeking approximately $6.15 million in actual damages plus treble damages, punitive damages, prejudgment interest and attorneys' fees against ARO directly. As a result of its conspiracy allegation, H&N Gas also contends that all the defendants are jointly and severally liable for over $62.0 million in actual damages plus treble damages, punitive damages, prejudgment interest and attorneys' fees. We intend to vigorously defend this claim. We cannot determine the outcome of this matter; however, we do not expect that the outcome will have a material adverse affect on our financial condition or operations.

ITEM 4.  SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

     None.

                                    PART II

ITEM 5.  MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

MARKET INFORMATION

     Our common stock is quoted on the OTC Bulletin Board under the trading symbol "GASS.OB." Prior to August 19, 1999, our common stock was traded on the NASDAQ SmallCap Market under the trading symbol "GASS."

     The following table sets forth the prices of our common stock for the periods indicated as reported by NASDAQ and the OTC Bulletin Board. These prices are believed to be representative inter-dealer quotations, without retail mark-up, mark-down or commissions and may not represent prices at which actual transactions occurred.

                                                                 2000                                      1999
                                                      -------------------------------           -----------------------------
                                                        HIGH                  LOW                  HIGH                LOW
                                                      ----------            ---------           ---------           ---------
First Quarter..................................        $0.297                $0.078               $0.563               $0.250

Second Quarter.................................        $0.313                $0.094               $0.500               $0.156

Third Quarter..................................        $0.141                $0.094               $0.344               $0.130

Fourth Quarter.................................        $0.109                $0.047               $0.188               $0.063

     Our preferred stock is infrequently traded. We are not aware of any trading of our preferred stock during the years ended December 31, 1999 and 2000.

HOLDERS

     On March 2, 2001, the last sale price of our common stock as reported on the OTC Bulletin Board was $0.11; and there were approximately 402 holders of record of our common stock and approximately 11 holders of record of our Series 1993 Preferred Stock.

DIVIDENDS

     Holders of shares of our Series 1993 Preferred Stock, $12.00 par value, are entitled to receive, when declared, cumulative dividends at the rate of 8% per share based upon the total number of shares outstanding. Such dividends are payable semi-annually to holders of record on the 15th of January and July of each year. All dividends payable on our capital stock are payable in cash or common stock, at our election.

     We have not paid, nor do we intend to pay, dividends on our common stock or cash dividends on our Series 1993 Preferred Stock in the foreseeable future. We intend to retain earnings, if any, for the future operation and development of our business. In addition, the payment of cash dividends on our capital stock is prohibited by the terms of our credit facility as discussed in Item 7, "Management's Discussion and Analysis of Financial Condition and Results of Operations."

ITEM 6.  SELECTED FINANCIAL DATA


                                                                    YEAR ENDED DECEMBER 31,
                                                          (DOLLARS IN THOUSANDS EXCEPT SHARE DATA)
                           ----------------------------------------------------------------------------------------------------
                                  2000                     1999                   1998                  1997              1996
                              -----------              -----------            -----------            ----------         -------
-------------------------------------------------------------------------------------------------------------------------------
Operating Revenues         $     5,233              $    22,523            $    36,137            $   38,032         $   33,039

Income (loss) from
  continuing operations    $      (567)(1)          $(26,768)(1)(2)        $   (46,224)(1)        $   (1,847)(1)     $      912

Income (loss) from
  continuing operations
  per common share         $     (0.01)             $     (1.61)           $     (4.61)           $    (0.21)        $     0.14

Weighted Average
  number of common
  shares outstanding        52,519,359               16,607,830             10,029,415             9,021,810          6,123,635

Income (loss) from
  continuing operations
  per diluted common
  share                    $     (0.01)             $     (1.52)           $     (4.61)           $    (0.21)        $     0.13

Weighted average
  number of common
  shares and dilutive
  potential common
  shares outstanding        52,519,359               17,582,675             10,029,415             9,021,810          6,895,446

Net Income (loss)          $      (567)             $    18,598            $   (46,224)           $   (1,847)        $      912

Working Capital
 (deficit)                 $     1,846              $       644            $   (88,495)           $     (821)        $   (5,112)

Total Assets               $     7,175              $     8,169            $    76,224            $   61,566         $   64,838

Long-term debt             $     5,000              $     5,000            $    83,239            $   30,300         $   25,936

(1) Includes a non-cash impairment of oil and natural gas properties effective December 31, 2000, 1999, 1998 and 1997.
(2)  Excludes extraordinary gain from forgiveness of debt of $45,266,000.


ITEM 7. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion is intended to assist in an understanding of our financial position and results of operations for each year of the three-year period ended December 31, 2000 and should be read in conjunction with our consolidated financial statements, the "Selected Financial Data" and the related notes included herein.

RECENT DEVELOPMENTS

     In fiscal 1999, to improve our financial condition, we:

     .  sold an 80% interest in our Gulf of Mexico properties;

     .  sold all of our Appalachian oil and natural gas properties; and

     .  issued 39,509,507 shares of our common stock to Blue Dolphin
        Exploration.

     As a result of these transactions, we materially improved our financial condition and decreased our oil and natural gas assets. Accordingly, our revenue from oil and natural gas producing activities, oil and natural gas production expenses and depletion, depreciation and amortization expense for the current period have materially decreased from prior periods.

     During 2000, we participated in the drilling of successful exploratory wells in High Island Area Block 37 and Galveston Area Block 418. We own a 3.33% working interest in two wells drilled in the High Island Block 37 which began producing in December 2000 at the combined rate of 37 MMcf of natural gas per day and 178 Bbls of condensate per day. We own a 6% working interest in one well drilled and completed in Galveston Area Block 418 which is expected to commence production in the second quarter of 2001 at a rate of 7 MMcf of natural gas per day. Also during 2000, we participated in the drilling or re-completion of 12 additional wells on other of our existing properties at an average working interest of 5.2%. The result of this effort was nine successful completions and three dry holes.

RESULTS OF OPERATIONS

     YEAR ENDED DECEMBER 31, 2000 COMPARED TO YEAR ENDED DECEMBER 31, 1999

     REVENUES. Our total revenues decreased 77% to $5.2 million for 2000 from $22.5 million for the comparable period in 1999. Oil and natural gas production revenue decreased 73% to $5.2 million due to significantly reduced production volumes as a result of the sale of an 80% interest in our Gulf of Mexico properties as of December 2, 1999 and our Appalachian properties and operations effective July 1, 1999. The decrease in production was offset in part by a 89% increase in commodity prices received on an Mcfe basis. Additionally, we did not have any marketing revenues in 2000 as compared with $3.8 million in 1999, due to the sale of our Appalachian properties and operations.

     The following table summarizes production volumes, average sales prices and period to period comparisons for our oil and natural gas operations for the periods indicated:

                                                                 YEAR ENDED                %
                                                                 DECEMBER 31,           INCREASE
                                                             2000           1999       (DECREASE)
                                                            ----------    ----------  -------------
      Production volumes:
         Natural gas (MMcf)...............................       812         5,267        (85)
         Oil (MBbls)......................................        63           284        (78)
       Total (MMcfe)......................................     1,190         6,971        (83)
     Average sale prices:(1)
         Natural gas (per Mcf)............................    $ 4.22        $ 2.22         90
         Oil (per Bbl)....................................    $28.58        $16.88         64
         Per Mcfe(2)......................................    $ 4.40        $ 2.36         86
     Expenses (per Mcfe):
       Lease operating (including production taxes).......    $ 0.61        $ 0.41         49
       Depreciation, depletion and amortization...........    $ 1.58        $ 1.67         (5)
       Administrative.....................................    $ 1.23        $ 0.68         79

(1)  Includes effect of hedging.
(2)  Total production revenues divided by total Mcfe sold.

     OIL AND GAS PRODUCTION EXPENSE. Oil and natural gas production expense decreased 75% to $728,000 in 2000 due primarily to the sale of an 80% interest in our Gulf of Mexico properties and our Appalachian properties and operations. Oil and natural gas production expense was $0.61 per Mcfe for 2000 compared with $0.41 for the same period in 1999, an increase of 49%. The per unit increase resulted due to the fact that all of our oil and natural gas properties are now located in the Gulf of Mexico where operating costs are significantly higher than those in the Appalachian Region.

     EXPLORATION COSTS. During 2000, costs of approximately $478,000 were attributable to dry hole expense and other directly allocable geological and geophysical costs. Exploration costs for 1999 were approximately $2.4 million.

     IMPAIRMENT OF ASSETS. As of January 1, 1996, we began assessing the impairment of capitalized costs of proved oil and natural gas properties and other long-lived assets in accordance with Statement of Financial Accounting Standards No. 121 (SFAS No. 121), "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of." SFAS No. 121 requires that an impairment loss be recognized whenever the carrying amount of an asset exceeds the sum of the estimated future undiscounted cash flows of the asset. For each asset determined to be impaired, an impairment loss equal to the difference between the carrying value and the fair value of the asset was recognized. With respect to our oil and natural gas properties, fair value was estimated to be the present value of expected future cash flows computed by applying estimated future natural gas and oil prices, as determined by Management, to estimated future production of oil and natural gas reserves over the economic lives of the reserves. We incurred impairment of oil and natural gas properties of $769,000 during 2000 compared with $2.4 million during 1999. The 2000 impairment relates to unproved leases which are scheduled to expire in 2001 and for which there are currently no plans to drill.

     ADMINISTRATIVE EXPENSE. Administrative expense decreased 69% to $1.5 million in 2000, and was $1.23 per Mcfe, an increase of 79% from the prior year. The per unit increase occurred as the result of decreased production volumes.
In 1999, as part of our restructuring efforts, we entered into a consulting arrangement with MAP II, LLC, an affiliate of our former chief executive officer, under which certain former members of our management assisted the current management with transition matters at a monthly cost of $7,000. We also entered into a contractual arrangement with Blue Dolphin Services, a wholly owned subsidiary of Blue Dolphin, pursuant to which Blue Dolphin Services provides management and administrative services to us at the rate of $83,333 per month. As a result, we closed our Kentucky office; and the size of the New Orleans office was substantially reduced with the remaining employees becoming employees of Blue Dolphin Services.

     DEPRECIATION, DEPLETION AND AMORTIZATION (DD&A) EXPENSE. DD&A expense decreased 84% to $1.9 million in 2000 and was $1.58 per Mcfe, a decrease of 5% from the prior year. The decrease in total DD&A was due primarily to our significantly reduced production volumes.

     GAIN (LOSS) ON SALE OF ASSETS. In 2000, we recognized a gain of $68,000 on the sale of interests in leases. In 1999, we experienced a loss on the sale of assets of approximately $13.4 million, resulting primarily from the sale of 80% of our Gulf of Mexico properties and the sale of all of our Appalachian properties and operations.

     EXTRAORDINARY GAIN. During the fourth quarter of 1999, we recorded an extraordinary gain of $45.4 million due to the extinguishment and forgiveness of our debts held by Den norske Bank and TECO. There was no tax effect related to this gain. No such gains were recorded during 2000.

     YEAR ENDED DECEMBER 31, 1999 COMPARED TO YEAR ENDED DECEMBER 31, 1998

     REVENUES. Our total revenues decreased 38% to $22.5 million for 1999 from $36.1 million for the comparable period in 1998. Oil and natural gas production revenue decreased 38% to $16.5 million due to reduced commodity prices and significantly reduced production volumes. Reduced production from our South Timbalier 148 and 211 properties accounted for approximately 96% of the decrease; and the sale of an 80% interest in our Gulf of Mexico properties and our Appalachian properties and operations accounted for the remaining portion of the decrease of oil and natural gas production revenue. Marketing revenues decreased approximately $4.0 million, or 51%, primarily due to the sale of our Appalachian properties and operations effective July 1, 1999.

     The following table summarizes production volumes, average sales prices and period to period comparisons for our oil and natural gas operations for the periods indicated:



                                                                YEAR ENDED                %
                                                                DECEMBER 31,           INCREASE
                                                             1999         1998        (DECREASE)
                                                           -----------  ----------   ------------

     Production volumes:
         Natural gas (MMcf)...............................    5,267          9,428        (44)
         Oil (MBbls)......................................      284            374        (24)
         Total (MMcfe)....................................    6,969         11,671        (40)
     Average sale prices:(1)
         Natural gas (per Mcf)............................   $ 2.22        $  2.44         (9)
         Oil (per Bbl)....................................   $16.88        $ 12.59         34
         Per Mcfe(2)......................................   $ 2.36        $  2.30          3
     Expenses (per Mcfe):
       Lease operating (including production taxes).......   $ 0.41        $  0.43         (5)
       Depreciation, depletion and amortization...........   $ 1.67        $  1.55          8
       Administrative.....................................   $ 0.68        $  0.39         74

(1)  Includes effect of hedging.
(2)  Total production revenues divided by total Mcfe sold.

     OIL AND NATURAL GAS PRODUCTION EXPENSE. Oil and natural gas production expense decreased 42% to $2.9 million in 1999 due primarily to a significant decrease in our production volumes. Oil and natural gas production expense was $0.41 per Mcfe for 1999 compared with $0.43 for the same period in 1998, a decrease of 5%.

     EXPLORATION COSTS. During 1999, costs of approximately $2.4 million were attributable to dry hole expense and the purchase of seismic data, analysis of such data and other directly allocable geological and geophysical costs. Exploration costs for 1998 were approximately $5 million.

     IMPAIRMENT OF ASSETS. During 1999, we recorded an impairment of oil and natural gas properties of $2.4 million compared with $34.7 million during 1998. The write down was primarily the result of a decline in the value of certain blocks based upon an independent petroleum engineer's reports.

     ADMINISTRATIVE EXPENSE. Administrative expense increased 2% to $4.8 million in 1999, and was $0.68 per Mcfe, an increase of 74% from the prior year. The per unit increase occurred as the result of decreased production volumes.
In 1999, as part of our restructuring efforts, we reduced our New Orleans staff to one geologist and one accountant as well as moved to a smaller office within the same building. Also, our Kentucky office was reduced as a result of the sale of our Appalachian properties and was completely eliminated in December 1999 pursuant to the

Investment Agreement with Blue Dolphin Exploration. However, these reductions were offset by increases in administrative costs associated with the restructuring activities.

     DEPRECIATION, DEPLETION AND AMORTIZATION (DD&A) EXPENSE. DD&A expense decreased 36% to $11.6 million in 1999 and was $1.67 per Mcfe, an increase of 8% from the prior year. The decrease in total DD&A was due primarily to our significantly reduced production volumes.

     LOSS ON SALE OF ASSETS. In 1999, we experienced a loss on the sale of assets of approximately $13.4 million, resulting primarily from the sale of 80% of our Gulf of Mexico properties and the sale of all of our Appalachian properties and operations.

     EXTRAORDINARY GAIN. During the fourth quarter of 1999, we recorded an extraordinary gain of $45.4 million due to the extinguishment and forgiveness of our debts held by Den norske Bank and TECO. There was no tax effect related to this gain.

LIQUIDITY AND CAPITAL RESOURCES

     The following table summarizes our financial position at December 31, 2000 and 1999 (amounts in thousands):

                                                DECEMBER 31, 2000                DECEMBER 31, 1999

                                               AMOUNT             %             AMOUNT             %
Working Capital                               $1,846              29%          $  644             10%
Property and equipment, net                    4,451              71%           5,736             89%
Other noncurrent assets                            0               0%              34              1%
                                              ------             ---           ------            ---
Total                                         $6,297             100%          $6,414            100%
                                              ======             ===           ======            ===

Long term debt                                $5,000              79%          $5,000             78%
Other liabilities                                550               9%               0              0%
Shareholders' equity                             747              12%           1,414             22%
                                              ------             ---           ------            ---
Total                                         $6,297             100%          $6,414            100%
                                              ======             ===           ======            ===

     The significant changes in our financial position from December 31, 1999 to December 31, 2000 are an increase in working capital of $1.2 million and a decrease in property and equipment of $1.3 million. The increase in our working capital is due to our 1999 restructuring discussed below and high commodity prices received from the sale of our oil and natural gas production in 2000.
The decrease in property and equipment was due to depletion of our reserves and the impairment of our unproved leases.


NET CASH ACTIVITY:                                           YEARS ENDING DECEMBER 31

Net cash provided by (used in):                       2000               1999              1998

  Operating activities                             $ 3,058           $   (532)         $ 21,969
  Investing activities                              (1,714)            24,007           (56,290)
  Financing activities                                (100)           (23,431)           33,396
                                                   -------           --------          --------
Net increase (decrease) in cash                    $ 1,244           $     44          $   (925)
                                                   =======           ========          ========

     As of December 31, 2000, we had cash and cash equivalents of approximately $1.5 million compared with approximately $299,000 for 1999.

     During the third quarter of 1999, Den norske Bank released us from $12.5 million of debt as a result of the sale of our Appalachian properties and operations to a third party. Immediately after the sale of the 80% interest in our Gulf of Mexico properties, we paid Den norske Bank an additional $27.0 million incurred under our credit facility. In connection with our reorganization, Blue Dolphin Exploration, a wholly owned subsidiary of Blue Dolphin, acquired from Den norske Bank the remaining portion of the debt that was outstanding under our credit facility; and we entered into an amendment to our credit agreement wherein Blue Dolphin Exploration agreed, among other things, to reduce the balance due on the debt to $5.0 million and to forgive all of the remaining indebtedness, including all principal and interest, if we remained in compliance with the modified loan documents and the Investment Agreement through December 31, 2000. As a result of the two lawsuits filed against us (see Part I, Item 3, "Legal Proceedings," included in this Report on Form 10-K), to the extent of any liability that could come out of them, an event of default occurred. Therefore, pursuant to the authorization of the Special Committee of our Board of Directors, on December 29, 2000, we entered into another amendment to our credit agreement which extended the due date of the $5.0 million to the earlier of (i) the occurrence of an event of default as set out in the amended credit agreement, or (ii) December 31, 2005, with no interest accruing; provided, however, that the debt may be released in full on the date on which all claims and causes asserted against us in the subject litigation set out in the amended credit agreement are released and/or dismissed with prejudice. Simultaneously, we executed a replacement note in favor of Blue Dolphin Exploration in the amount of $5.0 million.

     Pursuant to the terms of the Note Purchase Agreement between DnB Energy Assets, Den norske Bank, Blue Dolphin Exploration and Fidelity Oil, it was agreed that Den norske Bank will be entitled to receive a possible future payment for its assignment of the debt if the combined, cumulative net revenues received by us and Fidelity Oil that are attributable to our proved oil and natural gas reserves in the Gulf of Mexico as of January 1, 1999 exceed $30.0 million during the period from January 1, 1999 through December 31, 2001. If that occurs, Den norske Bank will be entitled to an amount equal to 50% of those net revenues in excess of $30.0 million during that three-year period. If any contingent amount becomes payable to Den norske Bank, 80% of it will be paid by Fidelity Oil and we will pay 20%. The payment, if any, is due on March 15, 2002. We now estimate that it is probable that a payment to Den norske Bank will be made based upon these terms and current market conditions. We have provided for a payable to Den norske Bank in the amount of $550,000 as of December 31, 2000.

     Funding for our business activities has historically been provided by operating cash flow, bank borrowings, the sale of assets and equity capital from private placements. Our principal uses of capital have been for the acquisition, exploration and development of oil and natural gas properties. We have no present agreement, commitment or understanding with respect to the acquisition of oil and natural gas properties and plan to use all available resources, if any, for the development of our existing properties.

     During 2000, we expended approximately $2.0 million in our exploration and development program. We have established a preliminary budget of $430,000 for exploration and development in 2001; however, this budget is subject to revision during the year to reflect drilling results and new opportunities. Presently, we believe that existing capital and cash from operations will be sufficient to fund our operations in 2001. We will evaluate each of the exploration and development opportunities and our available capital resources and may determine whether to participate, sell our interest or sell a portion of our interest and use the proceeds to participate at a reduced interest.

     We currently do not use forward sales contracts or other hedging instruments. We continuously evaluate the use of forward sales contracts and hedging instruments for natural gas production in light of market conditions, commodity price forecasts, capital spending plans and debt service requirements in order to achieve more predictable cash flows and to reduce its exposure to fluctuations in natural gas prices. These arrangements are settled on a monthly basis.

ITEM 7A.  QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET PRICE

     We are exposed to market risk, including adverse changes in commodity prices and interest rates as discussed below.

     COMMODITY PRICE RISK. We produce and sell natural gas and crude oil. As a result, our revenues and profitability depend substantially on prevailing prices for natural gas and oil. Lower commodity prices affect the amount of cash flow available for capital expenditures and may also reduce the amount of oil and natural gas we can economically produce. Although we are not currently using derivative products, we have used them in the past to manage commodity price risk and may use them again in the future.

ITEM 8.  FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

     The information required hereunder is included in this report as set forth in the "Index to Financial Statements" on page F1.

ITEM 9. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

     There were no changes in or disagreements with accountants on accounting and financial disclosure during 2000.


                                   PART III

ITEM 10. DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS; COMPLIANCE WITH SECTION 16(a) OF THE EXCHANGE ACT

DIRECTORS AND EXECUTIVE OFFICERS

     Information concerning the names, ages, positions and business experience of our current directors and executive officers is set forth below.


NAME                        AGE        POSITION
-----                     -------      --------

Ivar Siem                      54      Chairman of the Board, President and
                                       Chief Executive Officer

Michael J. Jacobson            54      Director

John P. Atwood                 49      Director, Vice President and Secretary

Andrew R. Agosto               39      Director

Douglas L. Hawthorne           58      Director

G. Brian Lloyd                 42      Vice President and Treasurer

Roland B. Keller               62      Vice President


     Our directors are elected to hold office for terms of one year or until their respective successors are duly elected and qualified. Our officers are elected annually by the Board of Directors and hold office until their successors are duly elected and qualified. We anticipate holding our 2001 Annual Meeting of Stockholders in the second quarter of 2001. We no longer have an Executive Committee, Compensation Committee or Audit Committee due to the reduced size of the Board of Directors.

     IVAR SIEM, age 54, has served as our director since October 1999 and our Chairman of the Board, President and Chief Executive Officer since December 1999. He has also served as a director and Chairman of the Board of Blue Dolphin Energy Company since 1989 and a director of Blue Dolphin Exploration since 1989. From 1995 to 2000, he served on the Board of Directors of Grey Wolf, Inc., during which time he served as Chairman from 1995 to 1998 and interim

President in 1995 during its restructuring. Since 1985, he has been an international consultant in energy, technology and finance. He has served as Director of Business Development for Norwegian Petroleum Consultants and as an independent consultant to the oil and natural gas exploration and production industry based in London, England. Mr. Siem holds a Bachelor of Science Degree in Mechanical Engineering from the University of California, Berkley, and an executive MBA from Amos Tuck School of Business, Dartmouth University.

     MICHAEL J. JACOBSON, age 54, has served as our director since October 1999. He has also served as President and Chief Executive Officer of Blue Dolphin Energy Company since 1990 and as President and a director of Blue Dolphin Exploration since 1990. He has been associated with the energy industry since 1968, serving in various senior management capacities since 1980. Mr. Jacobson served as Senior Vice President and Chief Financial and Administrative Officer for Creole International, Inc., as well as Vice President of Operations for the parent holding company, from 1985 until joining the Company in 1990. He has also served as Vice President and Chief Financial Officer of Volvo Petroleum, Inc., and for certain Fred Olsen oil and natural gas interests. Mr. Jacobson holds a Bachelor of Science Degree in Finance from the University of Colorado.

     JOHN P. ATWOOD, age 49, has served as our director, Vice President and Secretary since December 1999. He is also Vice President, Business Development of Blue Dolphin Energy Company. Mr. Atwood has been associated with the energy industry since 1974, serving in various management capacities since 1981. Prior to joining Blue Dolphin Energy Company in April 1991, he served as Senior Vice President for Glickenhaus Energy Corporation. Mr. Atwood was a member of the senior management team, directly responsible for the financial reporting, land and administrative functions of the company. He has also served as Area Land Manager for CSX Oil & Gas Corporation and Division Land Manager for Hamilton Brothers Oil Company/Volvo Petroleum, Inc. Mr. Atwood served in various land capacities for Tenneco Oil Company from 1977 to 1981. Mr. Atwood is a Certified Professional Landman and holds a Bachelor of Arts Degree from Oklahoma City University and a Master of Business Administration Degree from Houston Baptist University. Mr. Atwood served as Vice President of Land of Blue Dolphin Energy Company from 1991 until his appointment as Vice President of Finance and Corporate Development in 1998.

     ANDREW R. AGOSTO, age 39, has been our director since December 1999. He is also Senior Vice President and Chief Operating Officer of CCNG, Inc. Mr. Agosto has been associated with the energy industry in various capacities since 1982. In his capacity as Chief Operating Officer of CCNG, Inc., Mr. Agosto is responsible for the company's activities in the energy sector including exploration and production, natural gas transportation and marketing and new business development. Prior to joining CCNG, Inc., Mr. Agosto served in various capacities with Shell Exploration and Production Company from 1986 to 1997, including Area Manager - Williston Basin, Continental Division. Mr. Agosto is a Registered Professional Petroleum Engineer. He holds a Bachelor of Science Degree in Chemical Engineering from Texas A&M University.

     DOUGLAS L. HAWTHORNE, age 58, has served as our director since March 1993, having been Chairman of the Board from March 1993 until December 1999, and was a director of Southern Gas from February 1994 until it was sold in 1999, having also served in this position in March and April, 1993. Mr. Hawthorne served on our Executive Committee from its establishment in April 1997 until December 1999 and served on the Board's Compensation Committee from August 1996 until December 1999. Mr. Hawthorne also served on the Audit Committee of our Board from August 1996 until July 1997. Prior to his positions with us, Mr. Hawthorne was employed for twenty years with Third National Bank & Society Bank, N.A., retiring as Chairman and Chief Executive Officer in 1991. Subsequently, and for brief periods from 1991 to 1995, he served as principal of Carillon Capital, Inc., investment bankers, and SPECTRA Group, Inc., management consultants, both based in Dayton, Ohio. Mr. Hawthorne also served as a director of Bullet Sports International, Inc. from 1995 through 1998.

     G. BRIAN LLOYD, age 42, has served as our Vice President and Treasurer since December 1999. He is also Vice President, Treasurer and Secretary of Blue Dolphin Energy Company and Vice President, Treasurer, Secretary and director of Blue Dolphin Exploration Company. Mr. Lloyd is a Certified Public Accountant and has been employed by Blue Dolphin Energy Company since December 1985. Prior to joining Blue Dolphin Energy Company, he was an accountant for DeNovo Oil and Gas Inc., an independent oil and natural gas company. Mr. Lloyd received a Bachelor of Science Degree in Finance from Miami University, Oxford, Ohio in 1982 and attended the University of Houston in 1983 and 1984.

     ROLAND B. KELLER, age 62, has served as our Vice President since December 1999. He is also Executive Vice President of Exploration and Development for Blue Dolphin Energy Company, having served in that capacity since September 1990. Mr. Keller has been associated with the energy industry since 1962, serving in senior management capacities since 1976. Prior to joining Blue Dolphin Energy Company in 1990, he served as Senior Vice President of Exploration for Sandefer Oil and Gas Company, an independent oil and natural gas company, from 1982. He served as Vice President of Exploration and Production for Volvo Petroleum, Inc. from 1980 to 1982 and Vice President and Division Manager for Florida Exploration Co. From 1976 to 1980. Mr. Keller began his career with Amoco Production Co., serving in various technical and management capacities from 1962 through 1976. Mr. Keller holds Bachelor of Science and Master of Science degrees in Geology from the University of Florida.

MEETINGS AND COMPENSATION

     During the year ended December 31, 2000, our Board of Directors met on 2 occasions, either in person or telephonically. Each of our directors attended both of the meetings of the Board of Directors.

     During 2000, our non-employee directors, Messrs. Hawthorne and Agosto, received $750 each quarter as compensation for their services to us; and they were reimbursed for reasonable travel expenses incurred, if any, in connection with their attendance at the meetings.

FAMILY RELATIONSHIPS

     There are no family relationships among our directors, executive officers or persons nominated or chosen to become directors or executive officers.

COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

     Section 16(a) of the Securities Exchange Act of 1934 requires our officers and directors and persons who own more than 10% of a registered class of our equity securities to file reports of ownership and changes in ownership with the SEC. Officers, directors and greater than 10% stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

     Based solely upon a review of the copies of such forms furnished to us or written representations that no other reports were required, we believe that during the 2000 fiscal year, all filing requirements applicable to its officers, directors and greater than 10% beneficial owners were complied with.

ITEM 11.  EXECUTIVE COMPENSATION

     Our executive officers are employees of Blue Dolphin, the parent company of Blue Dolphin Exploration, our majority shareholder; and they are not compensated for the services they render to us.

ITEM 12.  SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table reflects information regarding the beneficial ownership of our outstanding equity securities as of March 2, 2001, to the extent known by us. Such information is included for:

 .  persons who own 5% or more of such equity securities;
 .  directors;
 .  the executive officers; and
 .  our officers and directors as a group.

Unless otherwise indicated, we believe that each person named below has the sole power to vote and dispose of the equity securities beneficially owned by such person.


                                                                    SHARES
BENEFICIAL OWNER                               TITLE             BENEFICIALLY           PERCENT
NAME/ADDRESS                                 OF CLASS               OWNED             OF CLASS(1)
-------------------------------------   -------------------   ------------------   ------------------
Blue Dolphin Energy Company(2)          Common Stock                  39,509,457            77.0%
801 Travis, Suite 2100                  Preferred Stock                        -               *
Houston, TX 77002                                                     ----------
                                        Combined                      39,509,457            77.0%

Douglas L. Hawthorne(3)                 Common Stock                     207,847               *
4325 Delco Dell Road                    Preferred Stock                        -               *
Kettering, OH  45429                                                  ----------
                                        Combined                         207,847               *

TECO Oil & Gas, Inc.                    Common Stock                   2,751,852             5.4%
702 N. Franklin Street                  Preferred Stock                        -               *
Tampa, FL  33602                                                      ----------
                                        Combined                       2,751,852             5.4%

James Perry & Daphne Perry,             Common Stock                           -               *
  JTWROS                                Preferred Stock                   12,016            30.3%
2608 Ridgeview Road                                                   ----------
Sioux Falls, SD 57105                   Combined                          12,016               *

International Investments of Ireland    Common Stock                           -               *
 Acct. B                                Preferred Stock                   10,000            25.2%
2124 N. Taimiami Tr., Apt. 207                                        ----------
Sarasota, FL 34234                      Combined                          10,000               *

International Investments of Ireland    Common Stock                           -               *
 Acct. A                                Preferred Stock                   10,000            25.2%
940 Blvd. of the Arts                                                 ----------
Sarasota, FL 34236                      Combined                          10,000               *

Directors and Executive Officers        Common Stock                     207,847               *
as a group (1 person)                   Preferred Stock                        -               *
                                                                      ----------
                                        Combined                         207,847               *

*    Represents less than 1% of our outstanding stock for the indicated class.
(1) Percentage assumes full exercise of outstanding options and warrants to purchase shares of our common stock, if any.
(2) Blue Dolphin owns these shares through its wholly-owned subsidiary, Blue Dolphin Exploration.
(3) Includes 181,400 shares held in Mr. Hawthorne's retirement plan and 1,792 shares of common stock to which Mr. Hawthorne is entitled as a 1/3 beneficiary of the Frances R. Hawthorne Trust.

ITEM 13.  CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

BLUE DOLPHIN ENERGY COMPANY AND AFFILIATES

     Blue Dolphin is the beneficial owner of approximately 77.0% of our outstanding common stock. Blue Dolphin Exploration and Blue Dolphin Services
are wholly-owned subsidiaries of Blue Dolphin.   Ivar Siem, the Chairman of our
Board of Directors, is a director and Chairman of the Board of Blue Dolphin. Additionally, Michael J. Jacobson and John P. Atwood, also members of our Board of Directors, are President of Blue Dolphin and Vice President - Business Development of Blue Dolphin Exploration, respectively.

     BLUE DOLPHIN EXPLORATION. As of December 31, 2000, we were indebted to Blue Dolphin Exploration for approximately $5.0 million. This indebtedness was incurred in 1999 in connection with our reorganization transactions when Blue Dolphin Exploration acquired our indebtedness from Den norske Bank. This indebtedness is due on the earlier of (i) the occurrence of an event of default under our credit agreement, or (ii) December 31, 2005. This indebtedness is non-interest bearing.

     BLUE DOLPHIN SERVICES. In connection with the Investment Agreement with Blue Dolphin Exploration, we entered into a Management and Services Agreement pursuant to which Blue Dolphin Services provides the management and administrative services necessary to operate our business. We pay Blue Dolphin Services a management fee of $83,333 per month. This agreement initially expired on December 31, 2000 but continues on a year-to-year basis unless terminated.

                                 PART IV

ITEM 14.  EXHIBITS AND REPORTS ON FORM 8-K

(a)(1) and (a)(2)  Financial Statements and Financial Statement Schedules.
                   See "Index to Financial Statements" set forth on page F-1.

                   All schedules are omitted because they are not applicable or not required, or because the required information is included in our consolidated financial statements or notes thereto.

(a)(3)             Exhibits:

                   The following Exhibits are either attached hereto or incorporated herein by reference:

Exhibit
Number                   Description

 2.01 Certificate of Ownership and Merger merging American Resources Offshore, Inc., into American Resources of Delaware, Inc. (incorporated by reference to Exhibit 10.96 to ARO's Report on Form 8-K filed on November 12, 1998).

 3.01 By-Laws of ARO, as amended (incorporated by reference to Exhibit 3.2 to ARO's Form 10-SB).

 3.02 Copy of the Certificate eliminating the Series B Preferred Stock (incorporated by reference to Exhibit 3.11 to ARO's Form 8-K filed on April 24, 1997).

 3.03 Second Restated Certificate of Incorporation (incorporated by reference to Exhibit 99.3 to ARO's Report on Form 8-K dated December 10, 1999).

 4.01   Specimen Common Stock Certificate (incorporated by reference to Exhibit
        4.1 to the ARO's Form 10-SB).

 4.02   Specimen Preferred Stock Certificate (incorporated by reference to
        Exhibit 4.2 to ARO's Form 10-SB).

10.01 Copy of the First Amended and Restated Credit Agreement between ARO and Den norske Bank, AS (incorporated by reference to Exhibit 10.86 to ARO's Form 8-K filed on November 19, 1997).

10.02 Promissory Note from American Resources Offshore, Inc. in favor of TECO Oil & Gas, Inc. (incorporated by reference to Exhibit 10.90 to ARO's Form 8-K filed on March 16, 1998).

10.03 Warrant Agreement between American Resources of Delaware, Inc. and TECO Oil & Gas, Inc. (incorporated by reference to Exhibit 10.91 to ARO's Form 8-K filed on March 16, 1998).

10.04 First Amendment to First Amended and Restated Credit Agreement dated March 5, 1998 between American Resources of Delaware, Inc., Southern Gas Co. of Delaware, Inc., American Resources Offshore, Inc. and DNB Energy Assets, Inc. (incorporated by reference to Exhibit 10.92 to ARO's Report on Form 10-Q for the quarterly period ending March 31, 1998).

10.05 Amended Purchase and Sale Agreement between American Resources of Delaware, Inc., American Resources Offshore, Inc, TECO Oil & Gas, Inc. and TECO Energy,

        Inc. (incorporated by reference to Exhibit 10.93 to ARO's Report on Form 8-K/A2 filed on May 19, 1998).

10.06 Intercreditor Agreement between American Resources of Delaware, Inc., American Resources Offshore, Inc., Southern Gas Co. of Delaware, Inc., TECO Oil & Gas, Inc. and DNB Energy Assets, Inc. (incorporated by reference to Exhibit 10.94 to ARO's Report on Form 8-K/A2 filed on May 19, 1998).

10.07 Asset Purchase Agreement between Southern Gas Co. of Delaware, Inc. and Nami Resources Company, LLC (incorporated by reference to Exhibit 10.100 to ARO's Report on Form 8-K dated November 9, 1999).

10.08 Stock Purchase Agreement between American Resources Offshore, Inc. and Southern Gas Holding, LLC (incorporated by reference to Exhibit 10.101 to ARO's Report on Form 8-K dated November 9, 1999).

10.09 Investment Agreement by and between American Resources Offshore, Inc. and Blue Dolphin Exploration Company, as amended (incorporated by reference to Exhibit 99.1 to ARO's Report on Form 8-K dated December 17, 1999).

10.10 Purchase and Sale Agreement between American Resources Offshore, Inc. and Fidelity Oil Holdings, Inc., as amended (incorporated by reference to Exhibit 99.2 to ARO's Report on Form 8-K dated December 17, 1999).

10.11 Management and Administrative Services Agreement by and between Blue Dolphin Services, Inc. and American Resources Offshore, Inc. (incorporated by reference to Exhibit 99.5 to ARO's Report on Form 8-K dated December 17, 1999).

10.12 Fourth Amendment to First Amended and Restated Credit Agreement (incorporated by reference to Exhibit 99.6 to ARO's Report on Form 8-K dated December 17, 1999).

10.13   Consent, Acknowledgment and Ratification (incorporated by reference to
        Exhibit 99.7 to ARO's Report on Form 8-K dated December 17, 1999).

10.14 Consulting Agreement (incorporated by reference to Exhibit 99.8 to ARO's Report on Form 8-K dated December 17, 1999).

10.15   Fifth Amendment to First Amended and Restated Credit Agreement.*

* Filed herewith

(b)  Reports on Form 8-K:

     None.

                       AMERICAN RESOURCES OFFSHORE, INC.

                       CONSOLIDATED FINANCIAL STATEMENTS

                              FOR THE YEARS ENDED
                       DECEMBER 31, 2000, 1999 AND 1998

                       AMERICAN RESOURCES OFFSHORE, INC.

                       CONSOLIDATED FINANCIAL STATEMENTS

                              FOR THE YEARS ENDED
                       DECEMBER 31, 2000, 1999 AND 1998



                TABLE OF CONTENTS
--------------------------------------------------

                                                               Page No.
                                                               --------

Independent Auditors' Report                                      F-1

Consolidated Balance Sheets                                       F-2

Consolidated Statements of Operations                             F-4

Consolidated Statements of Stockholders' Equity                   F-5

Consolidated Statements of Cash Flows                             F-8

Notes to Consolidated Financial Statements                        F-10

                          INDEPENDENT AUDITORS' REPORT



The Board of Directors and Shareholders
American Resources Offshore, Inc.



We have audited the accompanying consolidated balance sheets of American Resources Offshore, Inc. as of December 31, 2000 and 1999, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the period ended December 31, 2000. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion of these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of American Resources Offshore, Inc. as of December 31, 2000 and 1999, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2000, in conformity with accounting principles generally accepted in the United States.

                                    /s/Ernst & Young LLP

New Orleans, Louisiana
February 23, 2001

                       AMERICAN RESOURCES OFFSHORE, INC.

                          Consolidated Balance Sheet

                          December 31, 2000 and 1999



                                    ASSETS




                                     2000                  1999
                                   ---------             -------
                                      (DOLLARS IN THOUSANDS)
Current assets:
  Cash and cash equivalents        $   1,543              $   299
  Accounts receivable                  1,164                1,956

Prepaid expenses and other                17                  144
                                   ---------              -------

    Total current assets               2,724                2,399
                                   ---------              -------

Oil and gas properties, at cost
  (successful efforts method)         14,163               13,642
Property and equipment, at cost           57                  158
                                   ---------              -------
                                      14,220               13,800

Less accumulated depreciation,
  depletion and amortization          (9,769)              (8,064)
                                   ---------              -------
    Net property and equipment         4,451                5,736

Other assets                               -                   34
                                   ---------              -------

    Total assets                   $   7,175              $ 8,169
                                   =========              =======

                                                            (Continued)

See accompanying notes to consolidated financial statements.

                       AMERICAN RESOURCES OFFSHORE, INC.

                          December 31, 2000 and 1999



                     LIABILITIES AND STOCKHOLDERS' EQUITY

                                                    2000              1999
                                                 ---------         ---------
                                                  (DOLLARS IN THOUSANDS)

Current liabilities:
  Accounts payable - Trade                             780           1,584
  Accrued expenses and other                            98             171
                                                 ---------          ------

     Total current liabilities                         878           1,755

Long-term debt                                       5,000           5,000
Other non-current liabilities                          550               -

Stockholders' equity (deficit):
  Series 1993 8% convertible preferred stock,
    par value and liquidation preference $12.00
    per share; 1,000,000 shares authorized             322             322
  Common stock, par value $.00001 per share;
    70,000,000 shares authorized                         1               1
  Additional paid-in-capital                        28,120          28,220
  Retained earnings (deficit)                      (27,696)        (27,129)
                                                 ---------        --------

     Total stockholders' equity (deficit)              747           1,414
                                                 ---------        --------

Commitments and contingencies

     Total liabilities and stockholders' equity  $   7,175        $  8,169
                                                 =========        ========


See accompanying notes to consolidated financial statements.

                       AMERICAN RESOURCES OFFSHORE, INC.

                     Consolidated Statements of Operations

             For the Years Ended December 31, 2000, 1999 and 1998

                                                            2000                1999              1998
                                                        -----------          ----------        ----------
                                                           (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)
Operating Revenues:
  Oil and gas production                                 $     5,233        $    16,456       $    26,724
  Transportation                                                   -                368               790
  Marketing                                                        -              3,794             7,751
  Other                                                            -              1,905               872
                                                         -----------        -----------       -----------
                                                               5,233             22,523            36,137
                                                         -----------        -----------       -----------
Operating Expenses:
  Oil and gas production                                         728              2,869             4,967
  Transportation                                                   -                115               235
  Marketing                                                        -              4,227             7,910
  Exploration costs                                              478              2,415             5,056
  Depreciation, depletion and amortization                     1,876             11,621            18,031
  Impairment of assets                                           769              2,403            36,735
  Administrative expenses & other                              1,461              4,757             4,676
                                                         -----------        -----------       -----------
                                                               5,312             28,407            77,610
                                                         -----------        -----------       -----------

     Operating income (loss)                                     (79)            (5,884)          (41,473)
                                                         -----------        -----------       -----------
Other income (expense):
  Interest income                                                 21                 76               101
  Interest expense                                                 -             (7,263)           (7,437)
  Gain (loss) on sale of assets                                   68            (13,378)              236
  Other                                                         (577)              (319)                3
                                                         -----------        -----------       -----------
                                                                (488)           (20,884)           (7,097)
                                                         -----------        -----------       -----------
    Income (loss) before income tax benefit
       and extraordinary gain                                   (567)           (26,768)          (48,570)

Income tax benefit                                                 -                  -            (2,346)
                                                         -----------        -----------       -----------
Income (loss) before extraordinary gain                         (567)           (26,768)          (46,224)
Extraordinary gain                                                 -             45,366                 -
                                                         -----------        -----------       -----------

     Net income (loss)                                   $      (567)       $    18,598       $   (46,224)

Preferred dividends                                                -                 (7)              (49)
                                                         -----------        -----------       -----------
     Net income (loss) attributable to
       common shares                                     $      (567)       $    18,591       $   (46,273)
                                                         ===========        ===========       ===========
Per common share:
  Basic:
    Income (loss) before extraordinary gain              $     (0.01)       $     (1.61)           $(4.61)
    Extraordinary gain                                             -               2.73                 -
                                                         -----------        -----------       -----------
    Net income (loss)                                    $     (0.01)       $      1.12            $(4.61)
                                                         ===========        ===========       ===========
Weighted average number of common
  shares outstanding                                      52,519,359         16,607,830        10,029,415
                                                         ===========        ===========       ===========
   Diluted:
    Income (loss) before extraordinary gain              $     (0.01)       $     (1.52)           $(4.61)
    Extraordinary gain                                             -               2.58                 -
                                                         -----------        -----------       -----------
    Net income (loss)                                    $     (0.01)       $      1.06            $(4.61)
                                                         ===========        ===========       ===========
Weighted average number of common
  shares and dilutive potential common
  shares                                                  52,519,359         17,582,675        10,029,415
                                                         ===========        ===========       ===========

See accompanying notes to consolidated financial statements.

                       AMERICAN RESOURCES OFFSHORE, INC.

                Consolidated Statement of Stockholders' Equity

                     For the Year Ended December 31, 2000


                   (Dollars in thousands, except share data)


                                  8% Preferred Stock           Common Stock
                              ---------------------------    -----------------
                              Number             Discount     Number            Additional
                               of        Par        on          of        Par    Paid-in    Retained    Treasury
                              Shares    Value   Preferred     Shares     Value   Capital    Earnings      Stock     Total
                              ------    -----   ---------    --------    -----   ---------  --------    --------   -------
Balance, December 31, 1999    39,682     $476      $(154)    52,520,548     $1    $28,220    $(27,129)         -    $1,414

Issuance of common stock
  dividend                                                        3,176      -          -                                -

Retire Treasury Stock                                        (1,241,722)     -       (100)                            (100)

Net income                                                                                       (567)                (567)
                              ------     ----      -----     ----------    ---    -------    --------    --------   ------
Balance, December 31,         39,682     $476      $(154)    51,282,002     $1    $28,120    $(27,696)          -   $  747
 2000                         ======     ====      =====     ==========    ===    =======    ========    ========   ======

See accompanying notes to consolidated financial statements.

                       AMERICAN RESOURCES OFFSHORE, INC.

                Consolidated Statement of Stockholders' Equity

                     For the Year Ended December 31, 1999


                   (Dollars in thousands, except share data)



                                  8% Preferred Stock            Common Stock
                              ----------------------------    -----------------
                              Number              Discount     Number            Additional
                               of        Par         on          of        Par    Paid-in     Retained     Treasury
                              Shares    Value    Preferred     Shares     Value   Capital     Earnings       Stock     Total
                            --------    -------  ---------   ----------   -----   ---------   --------     --------   -------
Balance, December 31, 1998   230,516    $ 2,766    $(895)   10,251,853      -      $22,860    $(45,720)      $(713)   $(21,702)

Conversion of preferred
 stock to common stock      (190,834)    (2,290)     741       190,834      -        1,549

Issuance of common stock
 dividend                                                       18,442      -            7          (7)

TECO Warrant Exercise                                        2,751,852      -

Blue Dolphin Exploration
 purchase                                                   39,509,457      1        4,517                               4,518

Retire Treasury Stock                                         (201,890)     -         (713)                    713

Net income                                                                                      18,598                  18,598
                            --------    -------    -----    ----------    ---      -------    --------       -----    --------
Balance, December 31, 1999    39,682    $   476    $(154)   52,520,548     $1      $28,220    $(27,129)          -    $  1,414
                            ========    =======    =====    ==========    ===      =======    ========       =====    ========

See accompanying notes to consolidated financial statements.

                       AMERICAN RESOURCES OFFSHORE, INC.

                Consolidated Statement of Stockholders' Equity

                     For the Year Ended December 31, 1998


                   (Dollars in thousands, except share data)


                                  8% Preferred Stock            Common Stock
                              ----------------------------    -----------------
                              Number              Discount     Number            Additional
                               of        Par         on          of        Par    Paid-in     Retained     Treasury
                              Shares    Value    Preferred     Shares     Value   Capital     Earnings       Stock     Total
                            --------    -------  ---------   ----------   -----   ---------   --------     --------   -------
Balance, December 31, 1997   268,851    $3,226    $(1,044)   10,193,676          $22,500   $    553       $(713)      $24,522

Conversion of preferred
 stock to common stock       (38,335)     (460)       149        38,335              311          -           -             -

Issuance of common stock
 dividend                          -         -          -        19,842               49        (49)          -             -

Net income                         -         -          -             -                -    (46,224)          -       (46,224)
                             -------    ------    -------    ----------   ---    -------   --------       -----       -------
Balance, December 31, 1998   230,516    $2,766    $  (895)   10,251,853          $22,860   $(45,720)      $(713)     $(21,702)
                             =======    ======    =======    ==========   ===    =======   ========       =====      ========

See accompanying notes to consolidated financial statements.

                       AMERICAN RESOURCES OFFSHORE, INC.

                     Consolidated Statements of Cash Flows

             For the Years Ended December 31, 2000, 1999 and 1998



                                                                     2000              1999             1998
                                                               -------------      -------------     ------------
                                                                            (DOLLARS IN THOUSANDS)
Operating activities:
  Net income (loss)                                            $     (567)          $ 18,598           $(46,224)
  Adjustments to reconcile net income to net
     cash provided by operating activities:
        Depreciation, depletion and amortization                    1,876             11,621             18,031
        Impairment of assets                                          769              2,403             36,735
        Exploration costs                                             422                  -              5,056
        Deferred income taxes                                           -                  -             (2,054)
        (Gain) loss on sale of assets                                 (69)            13,378               (236)
        Extraordinary gain                                              -            (45,366)                 -
        Other                                                         550               (650)               916
        Change in operating assets and liabilities:
          Change in accounts receivable                               792              2,258                310
          Change in prepaid expenses and other                        163              2,226               (376)
          Change in accounts payable                                 (804)            (5,578)             6,199
          Change in accrued expenses and other                        (74)             4,153              2,889
          Change in deferred revenue                                    -             (3,575)               723
                                                               ----------           --------           --------

    Net cash provided by (used in) operating activities             3,058           $   (532)          $ 21,969
                                                               ----------           --------           --------

Investing activities:
  Expenditures on oil and gas properties                           (1,948)              (410)           (56,066)
  Purchases of property and equipment                                   -               (524)            (2,711)
  Proceeds from sales of assets                                       234             24,817              2,390
  Change in notes receivable                                            -                  -                 97
  Sale of Common Stock of Century Offshore                              -                124                  -
                                                               ----------           --------           --------

    Net cash provided by (used in) investing activities        $   (1,714)          $ 24,007           $(56,290)
                                                               ----------           --------           --------


See accompanying notes to consolidated financial statements.

                       AMERICAN RESOURCES OFFSHORE, INC.

             For the Years Ended December 31, 2000, 1999 and 1998


                                                                     2000              1999             1998
                                                               -------------      -------------     ------------
                                                                            (DOLLARS IN THOUSANDS)
Financing activities:
  Proceeds from borrowings                                     $      -          $      -           $40,773
  Payments on borrowings                                              -           (27,977)           (6,334)
  Change in deferred financing and
    issuance costs                                                    -                 -            (1,043)
  Issuance of common stock                                            -             4,546                 -
  Purchase of treasury stock                                       (100)                -                 -
                                                               --------          --------           -------
    Net cash provided by (used in) financing
     activities                                                $   (100)         $(23,431)          $33,396
                                                               --------          --------           -------

    Increase (decrease) in cash                                   1,244                44              (925)

Cash and cash equivalents at beginning of year                      299               255             1,180
                                                               --------          --------           -------

Cash and cash equivalents at end of year                       $  1,543          $    299           $   255
                                                               ========          ========           =======

NON-CASH TRANSACTIONS:

During 1999, the Company sold its Appalachian properties and operations in exchange for the release by Den norske Bank of $12.5 million of indebtedness.

During 1998, the Company expanded its holdings in the Gulf by acquiring properties from TECO for $57.7 million. TECO agreed to seller-finance $18.5 million of the purchase price in the form of a promissory note.

The Company declared stock dividends and issued 3,176, 18,442 and 19,842 shares of common stock to holders of the Series 1993 Preferred Stock during 2000, 1999 and 1998, respectively.

See accompanying notes to consolidated financial statements.

                       AMERICAN RESOURCES OFFSHORE, INC.

                  Notes to Consolidated Financial Statements

                       December 31, 2000, 1999 and 1998

(1)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     (a)  GENERAL

          American Resources Offshore, Inc. ("ARO"), (formerly known as American Resources of Delaware, Inc.), a Delaware corporation organized on August 14, 1992, was formed to acquire the assets and assume certain liabilities of Standard Oil and Exploration of Delaware, Inc. ("SOE") pursuant to SOE's Chapter 11 Bankruptcy Joint Plan of Reorganization which was consummated effective April 22, 1993.

          ARO is involved in the exploration, development and production of oil and natural gas properties in the Gulf Coast Region offshore Louisiana and Texas. During 1999, ARO sold its Appalachian oil and natural gas properties and operations and wholly-owned subsidiary, Southern Gas Co. of Delaware, Inc. ("Southern Gas"), which was involved in the production, gathering, purchasing, processing, transporting and selling of natural gas in the State of Kentucky. These activities are considered to be one business segment for financial reporting purposes.

     (b)  PRINCIPLES OF CONSOLIDATION

          The consolidated financial statements include the accounts of ARO and its former Subsidiary, collectively referred to as the Company. All significant intercompany balances and transactions have been eliminated in consolidation.

          Certain reclassifications have been made to prior year financial statements to conform with the current year presentation.

     (c)  CASH EQUIVALENTS

          For purposes of the statement of cash flows, the Company considers any liquid investments with an original maturity of three months or less when purchased as a cash equivalent.

     (d)  OIL AND NATURAL GAS PROPERTIES

          The Company uses the successful efforts method of accounting for its oil and natural gas operations. The costs of unproved leaseholds are capitalized pending the results of exploration efforts. Significant unproved leasehold costs are assessed periodically, on a property-by-property basis, and a loss is recognized to the extent, if any, that the cost of the property has been impaired. The costs of individually insignificant unproved leaseholds estimated to be nonproductive are amortized over estimated holding periods based on historical experience. The Company assesses the impairment of capitalized costs of proved oil and natural gas properties and other long-lived assets in accordance with Statement of Financial Accounting Standards No. 121 ("SFAS No. 121"), "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of." Under this method, the Company generally assesses its oil and natural gas properties on a depletable unit basis utilizing its current estimate of future revenues and operating expenses. In the event net undiscounted cash flow is less than the

                                                                     (Continued)
          carrying value, an impairment loss is recorded based on estimated fair value, which would consider discounted future net cash flows. Impairments of operating assets are included in the balance sheet as adjustments to the oil and natural gas properties asset account. Exploratory dry holes and geological and geophysical charges on exploratory projects are expensed. Depletion of proved leaseholds and amortization and depreciation of the costs of all development and successful exploratory drilling are provided by the unit-of-production method based upon estimates of proved and proved-developed oil and natural gas reserves, respectively, for each property. The estimated costs of dismantling and abandoning offshore site remediation are provided currently using the unit-of-production method. Significant changes in the various estimates discussed above could affect the financial position and results of operations of the Company.

          On sale of an entire interest in an unproved property for cash or cash equivalent, gain or loss on the sale is recognized, taking into consideration the amount of any recorded impairment if the property had been assessed individually. If a partial interest in the unproved property is sold, the amount received is treated as a reduction of the cost of the interest retained.

     (e)  PROPERTY AND EQUIPMENT

          Property and equipment are stated at cost. Expenditures representing additions or improvements are capitalized. Maintenance and repairs are charged to expense as incurred. Upon retirement or disposition, costs and accumulated depreciation are removed from the accounts and the resulting gain or loss is recognized in income.

          Depreciation and amortization are computed using the straight-line method over the estimated useful lives of the assets.

                                             ESTIMATED
                                           USEFUL LIVES
                                              (YEARS)
                                              -------
               Pipeline support facilities      7-15
               Field equipment                     7
               Other                             3-7


     (f)  NATURAL GAS MARKETING

          ARO sells all of its current natural gas production through the operators of the properties and uses forward sales contracts from time to time to achieve more predictable cash flows and to reduce the effect of fluctuations in natural gas prices. In total, a loss of $70,374 and $198,000, included in production revenues, was recognized during 2000 and 1999, respectively, relating to losses from hedging transactions; and a gain of $680,114 was recognized during 1998 from hedging transactions. ARO continuously reevaluates its sales contracts in light of market conditions, commodity price forecasts, capital spending plans and debt service requirements. As of December 31, 2000, the Company is not using forward sales contracts or other hedging instruments.


                                                                     (Continued)

     (g)  SIGNIFICANT CUSTOMER CONCENTRATION

          The Company's market area is the Gulf Coast Region. The Company previously maintained a market in the Appalachian Region of Kentucky until August 1, 1999, when the properties and operations of Southern Gas were sold.

          Gulf Coast Region: The Company sells all of its current Gulf Coast oil and natural gas production through contracts administered by the operators of the properties.

     (h)  DEFERRED FINANCING COSTS

          In connection with obtaining credit facilities, the Company has capitalized third party costs directly associated with the closing thereof. The costs are being amortized over the period of the credit facilities. For the years ended December 31, 2000, 1999 and 1998, approximately $0, $1,180,538 and $338,000, respectively, were amortized to expense in connection with these costs.

     (i)  INCOME TAXES

          The Company follows the asset and liability method of accounting for income taxes. Under this method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under the asset and liability method, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

     (j)  STOCK-BASED COMPENSATION

          Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation," ("Statement No. 123") encourages, but does not require companies to record compensation cost for stock-based employee compensation plans at fair value. The Company elected to continue to account for stock-based compensation using the intrinsic value method prescribed in Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," ("APB Opinion 25") and related interpretations. Accordingly, compensation cost for stock options issued to employees and directors is measured as the excess, if any, of the quoted market price of the Company's stock at the date of grant over the amount an employee must pay to acquire the stock.

     (k)  EARNINGS PER SHARE

          The following table provides a reconciliation between basic and diluted earnings (loss) per share:


                                                                     (Continued)


                                                                              WEIGHTED
                                                                               AVERAGE
                                                                               COMMON            PER
                                                               NET INCOME      SHARES            SHARE
                                                                 (LOSS)      OUTSTANDING        AMOUNT*
                                                               -----------  -------------      ---------
                                                                 (Thousands except share amounts)

                Year Ended December 31, 2000:
                 Basic (loss) per share.............           $   (567)       52,519,359         $(0.01)
                 Diluted (loss) per share...........           $   (567)       52,519,359         $(0 01)
                                                               ========        ==========
                 Year Ended December 31, 1999:
                 Basic earnings per share...........           $ 18,598        16,607,830         $ 1.12
                 Dilutive effect of stock options
                  and convertible preferred stock...                  -           974,845              -
                 Diluted earnings per share.........           --------        ----------         $ 1.06
                                                               $ 18,598        17,582,675
                                                               ========        ==========
                Year Ended December 31, 1998:
                 Basic (loss) per share.............           $(46,224)       10,029,415         $(4.61)
                 Diluted (loss) per share...........           $(46,224)       10,029,415         $(4.61)
                                                               ========        ==========

          *Adjusted for preferred stock dividends of $361, $6,555 and $49,383 for 2000, 1999 and 1998, respectively.

          For 2000 and 1998, the stock options, warrants and Convertible Preferred Stock were not included in the computation of diluted loss per share because the effect of their assumed exercise and conversion would have an antidilutive effect on the computation of diluted loss per share.

     (l)  USE OF ESTIMATES

          Management of the Company has made a number of estimates and assumptions relating to the reporting of assets and liabilities and disclosure of contingent assets and liabilities to prepare these consolidated financial statements in conformity with generally accepted accounting principles. Actual results could differ from the estimates.

(2)  1999 CORPORATE RESTRUCTURING

     On December 2, 1999, ARO closed the sale to Blue Dolphin Exploration Company ("Blue Dolphin Exploration) of 39,509,457 shares of its Common Stock, resulting in Blue Dolphin Exploration owning approximately 75% of the combined voting power of all classes of ARO's voting securities. The purchase price for the shares was $4,517,734 after taking into consideration contractual price adjustments which were determined at the closing of the purchase. The contract between ARO and Blue Dolphin Exploration relating to this transaction is referred to as the "Investment Agreement."

     Also on December 2, 1999, ARO closed the sale to Fidelity Oil Holdings, Inc. ("Fidelity Oil") of 80% of its interest in all of its oil and natural gas properties located in the Gulf of Mexico. The purchase price for the 80% interest was $24,238,318 after taking into consideration contractual price adjustments which were determined at the closing of the purchase. The contract between ARO and Fidelity Oil relating to this transaction is referred to as the "Purchase and Sale Agreement."


                                                                     (Continued)

     Pursuant to the terms of the Investment Agreement and Purchase and Sale Agreement, prior to or at the closing of said agreements, the following transactions were also consummated:

     . ARO sold all of its Appalachian oil and natural gas properties and operations located in Kentucky and Tennessee to Nami Resources Company LLC ("Nami Resources") in exchange for:

               the assumption by Nami Resources of $12.5 million of ARO's indebtedness to Den norske Bank and the release of ARO by Den norske Bank from any further liability on the indebtedness assumed by Nami Resources (the several promissory notes evidencing ARO's senior debt held by Den norske Bank are collectively referred to as the "DnB Note."); and

               ARO's release from any further obligation under its guarantee issued to Austin Energy Funding with respect to the future production rates of wells located on the Appalachian oil and natural gas properties sold to Nami Resources.

          Separately, ARO sold the stock of Southern Gas to an affiliate of one of its former directors in exchange principally for ARO's release from certain liabilities it owed to the former director and his affiliates and SGH's agreement to indemnify ARO for past operations and activities of Southern Gas.

     . The DnB Note and all related security interests and liens were assigned to Blue Dolphin Exploration under terms and conditions more particularly described in Note 3.

     . ARO agreed that Den norske Bank will also be entitled to receive a possible future payment for its sale of the DnB Note under terms and conditions more particularly described in Note 3.

     . Two holders of approximately 80% of ARO's Series 8% Preferred Stock (the "Preferred Stock"), both of whom were members of ARO's Board of Directors at the time these transactions were approved, converted their preferred shares into shares of our Common Stock in accordance with the existing terms of the Preferred Stock.

     . ARO amended its Amended and Restated Certificate of Incorporation to increase its total authorized capital stock from 53,000,000 to 73,000,000 shares and our authorized Common Stock from 50,000,000 to 70,000,000 shares.

     . ARO amended its Amended and Restated Certificate of Incorporation to eliminate staggered, three-year terms of office for board members.

     . ARO's officers and directors were replaced by persons selected by Blue Dolphin Exploration.

     . ARO entered into a consulting arrangement under which some of its former management personnel will assist its new management selected by Blue Dolphin Exploration with transition matters (see Note 7).


                                                                     (Continued)

     . ARO and Blue Dolphin Services Co. ("Blue Dolphin Services"), an affiliate of Blue Dolphin Exploration, entered into a contractual arrangement for management and administrative services(see Note 7).

     The transactions described above were voted upon and approved or ratified by ARO's stockholders on December 1, 1999.

(3)  LONG-TERM DEBT

     A summary of long-term debt follows:


                                                     DECEMBER 31,    DECEMBER 31,
                                                        2000            1999
                                                    -------------   -------------
                                                       (DOLLARS IN THOUSANDS)

Promissory note, payable to Blue Dolphin
  Exploration pursuant to that certain Fifth
  Amendment to First Amended and Restated
  Credit Agreement (the "Credit Agreement") due
  in full upon the earlier of (i) the occurrence
  of an Event of Default as set out in the Credit
  Agreement, or (ii) December 31, 2005, with no
  interest accruing; provided, however, that the
  note may be released in full on the date on which
  all claims and causes of action asserted against
  the Company in the Subject Litigation set out in
  the Credit Agreement are released and/or
  dismissed with prejudice, secured by all of the           $5,000         $5,000
  Company's oil and natural gas properties                  ======         ======


     Effective August 1, 1999, the Company and DNB entered into a Third Amendment to First Amended and Restated Credit Agreement which combined the original promissory notes under the credit facility and bridge loans, with a current outstanding principal balance of $63,723,000, into two promissory notes: i) a note in the amount of $51,223,000 which was the primary obligation of the Company and is referred to hereunder as the "DnB Note;" and ii) a note in the amount of $12,500,000 which was the primary obligation of Southern Gas and guaranteed by the Company. Under the terms of the Guaranty Agreement entered into between the Company and DNB, the Company would be released from its guarantee of the Southern Gas note at such time as the Appalachian oil and natural gas operations of Southern Gas were sold. The sale of the Appalachian oil and natural gas operations of Southern Gas was completed during the fourth quarter of 1999; therefore, the Company is no longer a guarantor of the loan.

     At the closing of the Investment Agreement with Blue Dolphin Exploration on December 2, 1999, Den norske Bank sold to Blue Dolphin Exploration the DnB Note and all related security interests and liens for the right to receive a contingent, future payment.

     ARO agreed that Den norske Bank will also be entitled to receive a possible future payment for its sale of the DnB Note if the combined, cumulative net revenues received by ARO and Fidelity Oil that are attributable to ARO's proved oil and natural gas resources in the Gulf of Mexico as of January 1, 1999 exceed $30.0 million during the period from January 1, 1999 through December 31, 2001. If that occurs, Den norske Bank will be entitled to an amount equal to 50% of those net revenues in excess of $30.0 million during


                                                                     (Continued)
     that three-year period. If any contingent amount becomes payable to Den norske Bank, 80% of it will be paid by Fidelity Oil and ARO will pay 20%. The payment, if any, is due on March 15, 2002. The Company now estimates that it is probable that a payment to Den norske Bank will be made based upon these terms and has provided for a payable to Den norske Bank in the amount of $550,000 as of December 31, 2000.

     When Blue Dolphin Exploration purchased ARO's DnB Note, it modified the DnB Note and related loan documents so that it:

     . reduced the principal amount ARO owes under the DnB Note to $5.0 million;

     . deferred its right to receive payments under the DnB Note through December 31, 2000, if ARO remains in compliance with the modified loan documents and the Investment Agreement through that same date;

     . agreed to forgive all of the remaining indebtedness, including all principal and interest, under the DnB Note, if ARO remains in compliance with the modified loan documents and the Investment Agreement through December 31, 2000; and

     . agreed to refrain from exercising or enforcing through December 31, 2001, any of its rights that arose because of ARO's defaults under the DnB Note and related liens and loan documentation before they were modified, if ARO remains in compliance with the modified loan documents and the Investment Agreement through December 31, 2001.

     Pursuant to the authorization of the special Committee of the Board of Directors of the Company as a result of two lawsuits in which the Company has been named as a defendant, on December 29, 2000, the Company and Blue Dolphin Exploration entered into a Fifth Amendment to First Amended and Restated Credit Agreement (the "Credit Agreement") which extended the due date of the DnB Note to the the earlier of (i) the occurrence of an Event of Default as set out in the Credit Agreement, or (ii) December 31, 2005, with no interest accruing; provided, however, that the note may be released in full on the date on which all claims and causes of action asserted against the Company in the Subject Litigation set out in the Credit Agreement are released and/or dismissed with prejudice. Simultaneously, the Company executed an Amended Replacement Note in favor of Blue Dolphin Exploration in the amount of $5 Million.

(4)  INCOME TAXES

     The provision (benefit) for income taxes for the years ended December 31, 2000, 1999 and 1998 is summarized as follows:



                                             2000          1999         1998
                                             ----          ----         ----
                                                (Dollars in thousands)
               Current tax expense          $   -          $  -         $   1
                                            =====          ====         =====
               Deferred tax (benefit)       $   -          $  -         $(292)
                                            =====          ====         =====

     The Company's effective tax rate (0%) in 2000 is less than the U.S. federal income tax rate of 34% primarily because of changes to its valuation allowance for deferred tax assets. The Company's effective tax rate (0%) in 1999 is less than the U.S. federal income tax


                                                                     (Continued)
     rate of 34% primarily because of changes to its valuation allowance for deferred tax assets. The Company's effective tax benefit (5%) in 1998 is less than the effective tax rate because of changes to its valuation allowance for deferred tax assets.

     The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 2000 and 1999 are presented as follows:


                                                                          2000               1999
                                                                          ----               ----
                                                                            (DOLLARS IN THOUSANDS)
          Deferred tax assets:
            Net operating loss carryforwards                           $   6,535             $  7,150
            Basis differences in oil and gas properties                      391                1,320
            Basis differences in unconsolidated investee                       -                    -
            Allowance for doubtful accounts                                    -                    -
            Other                                                              -                    -
                                                                       ---------             --------
               Total gross deferred tax assets                             6,926                8,470
          Less - Valuation allowance                                      (6,926)             ( 8,470)
                                                                       ---------             --------
               Net deferred tax assets                                         -                    -

          Deferred tax liabilities:
            Basis differences in oil and gas properties                        -                    -
            Basis differences in property and equipment                        -                    -
            Other                                                              -                    -
                                                                       ---------             --------
               Deferred tax liabilities                                        -                    -

               Net deferred tax asset (liability)                      $       -             $      -
          Current deferred tax asset                                   $       -             $      -
                                                                       =========             ========
          Non-current deferred tax liability                           $       -             $      -


     In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The Company has established a valuation allowance for such deferred tax assets to the extent such amounts are not likely to be utilized to offset existing deferred tax liabilities reversing in the same period.

     At December 31, 2000, the Company had approximately $17.2 million of net operating loss ("NOL") carryforwards available to offset future taxable income for federal purposes. The carryforwards expire beginning 2019.

     The Tax Reform Act of 1986 significantly limits the amount of NOL available to offset future taxable income when a change of ownership occurs. Such a limitation of the NOL in a given year could prevent the Company from realizing the full benefit of the NOL within the 20 year statutory limit.

(5)  FINANCIAL INSTRUMENTS

     The carrying values of cash and cash equivalents, receivables and accounts payable approximate fair value due to the short term nature of these instruments. It is not practical to estimate the fair value of the Company's long term debt.


                                                                     (Continued)

(6)  STOCKHOLDERS' EQUITY

     The Company has authorized seventy million (70,000,000) shares of Common Stock, with 51,282,002 and 52,520,548 shares outstanding at December 31, 2000 and 1999, respectively.

     The Company has authorized one million (1,000,000) shares of Series 1993 Preferred Stock and two million (2,000,000) shares of Preferred Stock subject to designation by the Board of Directors.

     Series 1993 Preferred Stock is convertible into one share of common stock with a liquidation preference of $12 per share. Dividends are payable semiannually at the rate of 8% per share based upon the total number of shares outstanding. A total of 39,682 shares were outstanding at December 31, 2000 and 1999.

     The Company paid dividends on the Series 1993 Preferred Stock through the issuance of 3,176 and 18,442 shares of common stock in 2000 and 1999, respectively.

     In conjunction with the purchase of properties from TECO in 1998, the parties entered into a warrant agreement ("TECO Warrant Agreement") granting TECO warrants to acquire 600,000 shares of common stock of the Company ("First Warrants") at a price of $2.67 per share if the TECO Note was not paid in full by October 1, 1998. Additionally, the TECO Warrant Agreement granted TECO warrants to acquire common stock equal to 10% of the Company's outstanding common stock and options if the TECO Note was not paid in full by October 1, 1998. This percentage increased by an additional 5% on January 1, 1999, and by an additional 5% on April 1, 1999 (collectively, "Secondary Warrants"). The price per share of common stock evidenced by the Secondary Warrants was $.00001. On June 15, 1999, TECO exercised its rights under the Warrant Agreement to acquire 2,004,693 shares of the Company's common stock. By letter dated June 29, 1999, TECO exercised the balance of its Secondary Warrants for 747,159 common shares, and the shares were issued on July 28, 1999. Therefore, a total of 2,751,852 common shares were issued to TECO pursuant to the TECO Warrant Agreement. The 600,000 First Warrants expired by their own terms on July 1, 1999.

     During December 2000, the Company purchased 1,241,722 shares of its common stock in a private transaction for a price of eight cents ($0.08) per share. The Company retired these shares and returned them to authorized but unissued shares effective December 31, 2000.

     On January 15, 2001, the Board of Directors declared dividends payable in common stock on January 22, 2001, to holders of the Series 1993 Preferred Stock totaling 1,588 shares.

     A summary of the status of CSO and non-plan options granted to employees, consultants, officers and directors for the purchase of the Company's common stock follows:


                                                                     (Continued)


                                                                 CSO                     NON-PLAN
                                                                 ---                     --------
                                                                       WEIGHTED                    WEIGHTED
                                                        NUMBER         AVERAGE      NUMBER          AVERAGE
                                                          OF           EXERCISE       OF           EXERCISE
                                                        SHARES          PRICE       SHARES          PRICE
                                                           -             --       --------          ------
             Balance, December 31, 1999                    0             $0        743,987          $ 4.07

             Granted                                       -
             Exercised                                     -              -              -               -
             Terminated                                    -              -              -               -
                                                           -              -       (643,987)          (4.00)
             Balance, December 31, 2000                    -             --       --------          ------

             Weighted average fair value of                0             $0        100,000          $ 4.50
               options granted during 2000                 =             ==       ========          ======

                                                         N/A
                                                         ===



                                                             CSO                         NON-PLAN
                                                             ---                         --------
                                                                   WEIGHTED                        WEIGHTED
                                                    NUMBER          AVERAGE         NUMBER          AVERAGE
                                                      OF            EXERCISE          OF            EXERCISE
                                                    SHARES           PRICE          SHARES           PRICE
                                                  ----------         ------        --------          ------
             Balance, December 31, 1998            1,738,910          $ 5.36         953,987          $ 3.83

             Granted                                       -
             Exercised                                     -               -               -               -
             Terminated                                    -               -               -               -
                                                  (1,738,910)          (5.36)       (210,000)          (3.00)
             Balance, December 31, 1999           ----------          ------        --------          ------

             Weighted average fair value of                0          $    0         743,987          $ 4.07
               options granted during 1999        ==========          ======        ========          ======

                                                     N/A
                                                  ==========

                                                                     (Continued)


                                                              CSO                         NON-PLAN
                                                              ---                         --------
                                                                     WEIGHTED                        WEIGHTED
                                                      NUMBER          AVERAGE       NUMBER           AVERAGE
                                                        OF           EXERCISE         OF             EXERCISE
                                                      SHARES           PRICE         SHARES           PRICE
                                                   ---------          ------       ---------          ------
             Balance, December 31, 1997            1,976,410          $ 5.12       1,143,987          $ 3.83

             Granted                                       -
             Exercised                                     -               -               -               -
             Terminated                                    -               -               -               -
                                                    (237,500)          (3.37)       (190,000)          (3.79)
             Balance, December 31, 1998            ---------          ------       ---------          ------

             Weighted average fair value of        1,738,910          $ 5.36         953,987          $ 3.83
               options granted during 1998         =========          ======       =========          ======



                                                      N/A
                                                   =========

     At December 31, 1998, 1,738,910 CSO options and 783,987 non-plan options were fully vested. The remaining 170,000 non-plan options would have vested over the next one to two years.

     The following is a summary of the status of non-plan options outstanding at December 31, 2000:



                                                 OUTSTANDING OPTIONS               EXERCISBLE OPTIONS
                                                 -------------------               -------------------
                                              WEIGHTED         WEIGHTED                           WEIGHTED
                                              AVERAGE          AVERAGE                            AVERAGE
        EXERCISE                             REMAINING         EXERCISE                           EXERICISE
      PRICE RANGE           NUMBER             LIFE             PRICE          NUMBER               PRICE
      -----------           ------           ---------         --------        ------             --------
         $4.50              100,000             .9              $4.50          100,000               $4.50

(7)  RELATED PARTY TRANSACTIONS

     Significant related party transactions which are not disclosed elsewhere in these consolidated financial statements are discussed in the following paragraphs (see Notes 2, 3 and 6).

     In 1999 and 1998, pursuant to the terms of an employment and stock option agreement, the Company has paid or accrued compensation to the Company's former Chairman, Douglas L. Hawthorne, of $13,750 and $25,500, respectively. Mr. Hawthorne had been assisting Management in various financing transactions.

     In 1999 and 1998, the Company paid $111,442 and $189,260, respectively, to purchase natural gas from a company owned 20% by a former director of the Company, David Fox, Jr., and which participated as a joint venture partner in drilling various wells in the Appalachian area.

     Pursuant to the terms of the Investment Agreement with Blue Dolphin Exploration, ARO and Blue Dolphin Services Co. ("Blue Dolphin Services"), an affiliate of Blue Dolphin Exploration, entered into a contractual arrangement pursuant to which Blue Dolphin


                                                                     (Continued)

     Services will provide management and administrative services to ARO. Blue Dolphin Services will be compensated by ARO at the rate of $83,333 per month for its services.

(8)  COMMITMENTS AND CONTINGENCIES

     In the normal course of business, the Company enters into short-term supply and purchase agreements. These agreements can stipulate either a fixed contract price or a floating price based on spot prices.

     Management attempts to schedule deliveries to mitigate any possible adverse effects of changing prices; however, natural gas prices are susceptible to change due to industry supply and demand positions.

     On May 8, 2000, the Company was named in a lawsuit in the United States District Court for the Southern District of Texas, Houston Division, styled H&N Gas, Limited Partnership, et. al. v. Richard A. Hale, et. al. (Case No. H-02-1371). The Company's former Chief Financial Officer was also named in the lawsuit. The lawsuit alleges, among other things, that H&N Gas was defrauded by the Company in connection with natural gas purchase options and natural gas price swap contracts entered into from February 1998 through September 1999. H&N Gas alleges unlawful collusion between the Company's prior management and the then president of H&N Gas, Richard Hale ("Hale"), to the detriment of H&N Gas. H&N Gas generally alleges that Hale directed H&N Gas to purchase illusory options from the Company that bore no relation to any physical natural gas business and that the Company did not have the financial resources and/or sufficient quantity of natural gas to perform. H&N Gas further alleges that the Company and Hale colluded with respect to swap transactions that were designed to benefit the Company at the expense of H&N Gas. H&N Gas further alleges civil conspiracy against all the defendants. H&N Gas is seeking approximately $6.15 million in actual damages plus treble damages, punitive damages, prejudgment interest and attorneys' fees against ARO directly. As a result of its conspiracy allegation, H&N Gas also contends that all the defendants are jointly and severally liable for over $62.0 million in actual damages plus treble damages, punitive damages, prejudgment interest and attorneys' fees. The Company intends to vigorously defend this claim. The Company cannot determine the outcome of this matter; however, it does not expect that the outcome will have a material adverse affect on its financial condition or operations.

(9)  OIL AND GAS PRODUCING ACTIVITIES

     The following supplemental information regarding oil and natural gas activities of the Company is presented pursuant to the disclosure requirements promulgated by the Securities and Exchange Commission (the "SEC") and Statement of Financial Accounting Standards No. 69 ("SFAS No. 69"), "Disclosures About Oil and Gas Producing Activities."


                                                                     (Continued)


                                                    2000            1999              1998
                                                    ----            ----              ----
                                                           (DOLLARS IN THOUSANDS)
CAPITALIZED COSTS RELATING TO OIL AND
 GAS PRODUCING ACTIVITIES:
  Proved undeveloped oil and gas properties      $     97         $    351         $  8,590
  Proved oil and gas properties                    13,847           12,167           51,112
  Unproved oil and gas properties                     219            1,124           38,459
  Support equipment and facilities                     57              158           10,547
                                                 --------         --------         --------
                                                   14,220           13,800          108,708

Less accumulated depreciation, depletion,
  amortization, and impairment                     (9,769)          (8,064)         (41,255)

    Net capitalized costs                        $  4,451         $  5,736         $ 67,453
                                                 ========         ========         ========

COSTS INCURRED IN OIL AND GAS PRODUCING
 PROPERTY ACQUISITION, EXPLORATION AND
 DEVELOPMENT ACTIVITIES:
  Property acquisition costs:
    Proved                                              -                -         $ 19,119
    Unproved                                            -                -           43,005
  Exploration costs                                   576            2,415                -
  Development costs                                 1,430              934            9,834
                                                 --------         --------         --------

                                                 $  2,006         $  3,349         $ 71,958
                                                 ========         ========         ========
RESULTS OF OPERATIONS FOR OIL AND GAS
 ACTIVITIES:
  Oil and gas sales                              $  5,233         $ 16,456         $ 26,724
  Gain (loss) on sale of oil and gas
   properties                                          68          (11,653)               -
  Exploration costs                                  (478)          (2,415)          (5,056)
  Production costs                                   (728)          (2,869)          (4,967)
  Depreciation, depletion, and amortization        (1,876)         (11,254)         (13,403)
  Impairment of oil and gas properties               (769)          (2,403)         (34,735)
  Contingent payment on net profits                  (550)               -                -
                                                 --------         --------         --------
    Results of operations for oil and gas
     producing activities (excluding
     corporate overhead)                         $    900         $(14,138)        $(31,437)
                                                 ========         ========         ========

    Depreciation, depletion and amortization
      per Mcfe                                      $1.58            $1.67            $1.55
                                                 ========         ========         ========

     RESERVE QUANTITY INFORMATION FOR THE YEARS ENDED DECEMBER 31, 2000, 1999 AND 1998 (UNAUDITED):

     The following estimates of proved developed and proved undeveloped reserve quantities, and related standardized measure of discounted net cash flow, are estimates only and have been provided by Ryder Scott Company (all Gulf Coast Region properties for 2000 and all Gulf Coast Region properties except South Timbalier 148 and Ship Shoal 150 for 1999 and 1998), Netherland, Sewell & Associates, Inc. (Gulf Coast Region properties of South Timbalier 148 and Ship Shoal 150 for 1998 and 1999), and Richard M. Russell & Associates, Inc. (Kentucky/Appalachian Region properties), independent engineering



                                                                     (Continued)
     consulting firms. The amounts do not purport to reflect realizable values or fair market values of the Company's reserves. The Company emphasizes that reserve estimates are inherently imprecise and that estimates of new discoveries are more imprecise than those of currently producing oil and natural gas properties. Accordingly, these estimates are expected to change as future information becomes available. All of the Company's reserves are currently located in the United States in the Gulf Coast Region.

     The success of future development efforts and the amount, timing and costs thereof may significantly increase or decrease the Company's total unproved and proved developed reserve volumes, the "Standardized Measure of Discounted Future Net Flows," and the components and changes therein.

     Proved reserves are estimated reserves of crude oil (including condensate and natural gas liquids), and natural gas that geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions. Proved developed reserves are those expected to be recovered through existing wells, equipment, and operating methods. Natural gas volumes are expressed in millions of cubic feet and oil reserves in thousands of barrels.


                                               2000                        1999                       1998
                                               ----                        ----                      -----
                                         OIL           GAS           Oil         GAS            OIL        GAS
                                         ---           ---           ---         ---            ---        ---
Proved developed and
 undeveloped reserves:
  Beginning of year                      145          4,349          885        49,231        1,385        35,917
  Revisions of previous
   estimates                              99           (741)          29          (843)        (407)       (6,787)
  Purchases of minerals in
   place                                   -              -            -             -          269        25,911
  Extensions and discoveries               1            633            -             -           50         5,506
  Production                             (63)          (812)        (283)       (5,268)        (374)       (9,428)
  Sales and transfers of
   minerals in place                       -              -         (486)      (38,771)         (38)       (1,888)
                                        ----          -----         ----       -------        -----        ------

Total proved developed &
 undeveloped reserves                    182          3,429          145         4,349          885        49,231
                                        ====          =====         ====       =======        =====        ======
Proved developed reserves:

  Beginning of year                       95          2,531          665        38,702        1,092        30,175

  End of year                            180          2,580           95         2,531          665        38,702
                                        ====          =====         ====       =======        =====        ======

     STANDARDIZED MEASURE OF DISCOUNTED FUTURE NET CASH FLOWS AND CHANGES THEREIN RELATING TO PROVED OIL AND GAS RESERVES AS OF DECEMBER 31, 2000, 1999 AND 1998 (UNAUDITED):

     The standardized measure of discounted future net cash flows is computed by applying year-end prices of oil and natural gas (with consideration of price changes only to the extent provided by contractual arrangements) to the estimated future production of proved natural gas reserves, less estimated future expenditures (based on year-end costs) to be incurred in developing and producing the proved reserves, less estimated future income



                                                                     (Continued)
     tax expenses (based on year-end statutory tax rates, with consideration of future tax rates already legislated) to be incurred on pre-tax net cash flows less tax basis of the properties and available credits, and assuming continuation of existing economic conditions. The estimated future net cash flows are then discounted using a rate of 10% a year to reflect the estimated timing of the future cash flows.

     For the Gulf Coast, the average crude oil price at year-end 2000 and 1999 used for this calculation was $25.48 and $20.96, respectively, per barrel; and the average natural gas price used was $10.01 and $2.31, respectively. In general, oil and natural gas prices were declining prior to 1999, at which time they began to increase again. Natural gas prices had increased dramatically as of December 31, 2000, as compared with prior periods.

     At December 31, 2000, 1999 and 1998, the Company's future discounted net cash flow from proved reserves was located as follows:


                               GULF COAST        KENTUCKY            TOTAL
                               ----------        --------            -----
                                           (DOLLARS IN THOUSANDS)

            2000               $27,125            $   N/A           $27,125
            1999               $ 6,101            $   N/A           $ 6,101
            1998               $38,033            $13,389           $51,422
                               =======            =======           =======


     At December 31, 2000, 1999 and 1998, the South Timbalier 148 Field accounted for approximately 32%, 31% and 14%, respectively, of the Company's future net cash flows from proved reserves in the Gulf Coast Region. Other fields with a significant percentage of proved reserved at December 31, 2000, were West Cameron 172, Ship Shoal 150, South Timbalier 211 and Galveston 418, with 17%, 11%, 13% and 12%, respectively, of proved reserves.


                                                    2000              1999              1998
                                                   ------            ------            ------
Standard measure of discounted future
 net cash flows at December 31:
  Future cash inflows                             $38,957           $13,096           $110,468
  Future production costs                          (2,333)           (2,642)           (20,206)
  Future development costs                         (1,556)           (2,740)           (10,703)
  Future taxes                                          -                 -             (1,679)
                                                  -------           -------           --------
                                                  $35,068           $ 7,714           $ 77,880

Future net cash flows, 10% annual
 discount for estimated timing of cash
 flows                                             (7,943)           (1,613)           (26,458)

    Standardized measure of discounted
     future net cash flows relating to
     proved gas reserves                          $27,125           $ 6,101           $ 51,422
                                                  =======           =======           ========



                                                                     (Continued)

     The following reconciles the change in the standardized measure of discounted future net cash flows during the years 2000, 1999 and 1998:


                                                            2000               1999                1998
                                                           -------           --------            --------
Beginning of year                                          $ 6,101           $ 51,422            $ 47,773
Sales of oil and gas produced, net of
 production costs                                           (4,575)           (13,587)            (21,833)
Net changes in prices and production costs                  24,437             13,097              (8,315)
Extensions and discoveries                                   3,997                  -               4,436
Revisions of previous quantity estimates                      (913)            (1,342)             (7,422)
Change from purchases of minerals in place                       -                  -              35,666
Change from sale and transfers of minerals in
 place                                                           -            (49,681)             (2,812)
Changes in future development                               (1,042)              (478)             (1,295)
Changes in future taxes                                          -                  -                 937
Accretion of discount                                          610              5,142               4,777
Changes in timing and other                                 (1,490)             1,528                (490)
                                                           -------           --------            --------
     End of year                                           $27,125           $  6,101            $ 51,422
                                                           =======           ========            ========

     PURSUANT TO THE REQUIREMENTS OF SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934, THE REGISTRANT HAS DULY CAUSED THIS REPORT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED.

                            AMERICAN RESOURCES OFFSHORE, INC.



                            BY: /S/ IVAR SIEM
                               -------------------------------------------
                               IVAR SIEM
                               PRESIDENT, CEO AND CHAIRMAN
DATE:   MARCH 29, 2001
       ---------------


     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES EXCHANGE ACT OF 1934, THIS REPORT HAS BEEN SIGNED BY THE FOLLOWING PERSONS ON BEHALF OF THE REGISTRANT IN THE CAPACITIES AND ON THE DATES INDICATED.


             SIGNATURE                                                       Date
             ---------                                                       ----




   /s/ Ivar Siem                                                        March 29, 2001
-------------------------------------                                   --------------
   Ivar Siem, President
   (Chief Executive Officer)


   /s/ G. Brian Lloyd                                                   March 29, 2001
-------------------------------------                                   --------------
   G. Brian Lloyd, Vice President
   (Chief Accounting Officer)


   /s/ Michael J. Jacobson                                              March 29, 2001
-------------------------------------                                   --------------
   Michael J. Jacobson, Director


   /s/ John P. Atwood                                                   March 29, 2001
-------------------------------------                                   --------------
   John P. Atwood, Director


   /s/ Andrew R. Agosto                                                 March 29, 2001
-------------------------------------                                   --------------
   Andrew R. Agosto, Director


   /s/ Douglas L. Hawthorne                                             March 29, 2001
-------------------------------------                                   --------------
   Douglas L. Hawthorne, Director

                                 EXHIBIT INDEX

                       AMERICAN RESOURCES OFFSHORE, INC.




EXHIBIT
NUMBER                        DESCRIPTION                                           PAGE NO.



2.01       Certificate of Ownership and Merger Merging American Resources
           Offshore, Inc., into American Resources of Delaware, Inc.
           (incorporated by reference to Exhibit 10.96 to ARO's Report on Form
           8-K filed on November 12, 1998).                                            *

3.01       By-Laws of ARO, as amended (incorporated by reference to
           Exhibit 3.2 to ARO's Form 10-SB).                                           *

3.02       Copy of the Certificate eliminating the Series B Preferred Stock
           (incorporated by reference to Exhibit 3.11 to ARO's Form 8-K filed on
           April 24, 1997).                                                            *

3.03       Second Restated Certificate of Incorporation (incorporated by reference to Exhibit 99.3 to ARO's Report on Form 8-K dated December
           10, 1999).                                                                  *

4.01       Specimen Common Stock Certificate (incorporated by reference to
           Exhibit 4.1 to the ARO's Form 10-SB).                                       *

4.02       Specimen Preferred Stock Certificate (incorporated by reference to
           Exhibit 4.2 to ARO's Form 10-SB).                                           *


10.01     Copy of the First Amended and Restated Credit Agreement between ARO and Den norske Bank, AS (incorporated by reference to Exhibit 10.86 to
          ARO's Form 8-K filed on November 19, 1997).                                  *

10.02     Promissory Note from American Resources Offshore, Inc. in favor of
          TECO Oil & Gas, Inc. (incorporated by reference to Exhibit 10.90 to
          ARO's Form 8-K filed on March 16, 1998).                                     *

10.03     Warrant Agreement between American Resources of Delaware, Inc. and
          TECO Oil & Gas, Inc. (incorporated by reference to Exhibit 10.91 to
          ARO's Form 8-K filed on March 16, 1998).                                     *




EXHIBIT
NUMBER                        DESCRIPTION                                           PAGE NO.


10.04     First Amendment to First Amended and Restated Credit Agreement dated
          March 5, 1998 between American Resources of Delaware, Inc., Southern
          Gas Co. of Delaware, Inc., American Resources Offshore, Inc. and DNB
          Energy Assets, Inc. (incorporated by reference to Exhibit 10.92 to
          ARO's Report on Form 10-Q for the quarterly period ending March 31,
          1998).                                                                       *

10.05     Amended Purchase and Sale Agreement between American Resources of
          Delaware, Inc., American Resources Offshore, Inc, TECO Oil & Gas, Inc.
          and TECO Energy, Inc. (incorporated by reference to Exhibit 10.93 to
          ARO's Report on Form 8-K/A2 filed on May 19, 1998).                          *

10.06     Intercreditor Agreement between American Resources of Delaware, Inc.,
          American Resources Offshore, Inc., Southern Gas Co. of Delaware, Inc.,
          TECO Oil & Gas, Inc. and DNB Energy Assets, Inc. (incorporated by reference to Exhibit 10.94 to ARO's Report on Form 8-K/A2 filed on May
          19, 1998).                                                                   *

10.07     Asset Purchase Agreement between Southern Gas Co. of Delaware, Inc.
          and Nami Resources Company, LLC (incorporated by reference to Exhibit
          10.100 to ARO's Report on Form 8-K dated November 9, 1999).                  *

10.08     Stock Purchase Agreement between American Resources Offshore, Inc. and
          Southern Gas Holding, LLC (incorporated by reference to Exhibit 10.101
          to ARO's Report on Form 8-K dated November 9, 1999).                         *

10.09     Investment Agreement by and between American Resources Offshore, Inc.
          and Blue Dolphin Exploration Company, as amended (incorporated by reference to Exhibit 99.1 to ARO's Report on Form 8-K dated December
          17, 1999).                                                                   *

10.10     Purchase and Sale Agreement between American Resources Offshore, Inc.
          and Fidelity Oil Holdings, Inc., as amended (incorporated by reference
          to Exhibit 99.2 to ARO's Report on Form 8-K dated December 17, 1999).        *


10.11     Management and Administrative Services Agreement by and between Blue
          Dolphin Services, Inc. and American Resources Offshore, Inc.
          (incorporated by reference to Exhibit 99.5 to ARO's Report on Form 8-K
          dated December 17, 1999).                                                    *




EXHIBIT
NUMBER                        DESCRIPTION                                           PAGE NO.



10.12     Fourth Amendment to First Amended and Restated Credit Agreement
          (incorporated by reference to Exhibit 99.6 to ARO's Report on Form
          8-K dated December 17, 1999).                                                *

10.13     Consent, Acknowledgment and Ratification (incorporated by reference to
          Exhibit 99.7 to ARO's Report on Form 8-K dated December 17, 1999).           *

10.14     Consulting Agreement (incorporated by reference to Exhibit 99.8 to
          ARO's Report on Form 8-K dated December 17, 1999).                           *

10.15     Fifth Amendment to First Amended and Restated Credit Agreement.             65


* Previously filed

                                                                      APPENDIX D

                     U.S. Securities and Exchange Commission
                             Washington, D.C. 20549

                                    FORM 10-Q
(Mark One)
|X| QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934 For the quarterly period ended September 30, 2001.

|_| TRANSITION REPORT UNDER SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934 For the transition period from ___ to ____.

                           Commission File No.0-21472

                        American Resources Offshore, Inc.
                 (Name of small business issuer in its charter)

              Delaware                                86-0713506
     (State or other jurisdiction of      (I.R.S. Employer Identification No.)
     incorporation or organization)

     801 Travis, Suite 2100
     Houston, Texas                                   77002
     (Address of principal executive offices)      (Zip Code)

Issuer's telephone number, including area code: 713-227-7660

         Check whether the issuer: (1) filed all reports required to be filed by
Section 13 or 15(d) of the Securities Exchange Act of 1934 during the past 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.

                  YES  x                   NO
                      ---                     ---

                      APPLICABLE ONLY TO CORPORATE ISSUERS

         State the number of shares outstanding of each of the Issuer's classes of common equity, as of the last practicable date:

         On November 8, 2001, 51,285,178 shares of the Registrant's common stock, par value $.00001 per share, were issued and outstanding and 39,682 shares of the Registrant's Series 1993 8% Convertible Preferred Stock were issued and outstanding.

                        AMERICAN RESOURCES OFFSHORE, INC.
                                    FORM 10-Q

                    For the Quarter Ended September 30, 2001

                                      INDEX

                                                                           Page
                                                                          Number
                                                                          ------

PART I   -    FINANCIAL INFORMATION                                            1

Item 1   -    Financial Statements (unaudited)                                 1

              Condensed Balance Sheets -
              September 30, 2001 and December 31, 2000                         2

              Condensed Statements of Operations -
              Three & Nine Months Ended September 30, 2001 and 2000            3

              Condensed Statements of Cash Flows -
              Nine Months Ended September 30, 2001 and 2000                    4

              Notes to Condensed Financial Statements                          5

Item 2   -    Management's Discussion and Analysis of Financial Condition
               and Results of Operations                                       8

Item 3   -    Quantitative and Qualitative Disclosures About Market Risks     15

PART II  -    OTHER INFORMATION                                               16

Item 6   -    Exhibits and Reports on Form 8-K                                17

              Signature                                                       18

                        AMERICAN RESOURCES OFFSHORE, INC.

                         PART I - FINANCIAL INFORMATION

Item 1.  FINANCIAL STATEMENTS

         The condensed financial statements of American Resources Offshore, Inc. ("ARO" or "Company") included herein have been prepared by ARO, without audit, pursuant to the rules and regulations of the Securities and Exchange Commission and, in the opinion of management, reflect all adjustments necessary to present a fair statement of operations, financial position and cash flows. ARO follows the successful efforts method of accounting for oil and gas properties wherein costs incurred in the acquisition and successful exploration and development of oil and gas reserves are capitalized, and other costs are expensed as incurred. ARO believes that the disclosures are adequate and the information presented is not misleading, although certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations.


                        AMERICAN RESOURCES OFFSHORE, INC.
                            CONDENSED BALANCE SHEETS
                                                       September 30, 2001       December 31, 2000
                                                       ------------------       -----------------
                                                           (Unaudited)
                                                           -----------
                                                                   (Dollars in thousands)
                                     ASSETS
Current assets:
 Cash and cash equivalents                                   $  2,682                $  1,543
 Accounts and notes receivable, net                               579                   1,164
 Prepaid expenses and other                                        13                      17
                                                             --------                --------
      Total current assets                                      3,274                   2,724
                                                             --------                --------

Oil and gas properties, at cost
 (successful efforts method)                                   14,529                  14,163
Property and equipment, at cost                                    57                      57
                                                             --------                --------
                                                               14,586                  14,220


Less accumulated depreciation,
 depletion and amortization                                   (10,606)                 (9,769)
                                                             --------                --------
      Net property and equipment                                3,980                   4,451
                                                             --------                --------
       Total assets                                          $  7,254                $  7,175
                                                             ========                ========



                      LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
 Accounts payable-trade                                      $    378                $    106
 Accrued expenses and other                                     1,648                     772
                                                             --------                --------
      Total current liabilities                                 2,026                     878


Long-term debt, excluding current portion                       5,000                   5,000
Other non-current liabilities                                    --                       550



Stockholders' equity:
 Convertible preferred stock                                      322                     322
 Common stock                                                       1                       1
 Additional paid-in capital                                    28,121                  28,120
 Retained earnings (deficit)                                  (28,216)                (27,696)
                                                             --------                --------
      Total stockholders' equity                                  228                     747

Total liabilities and stockholders' equity                   $  7,254                $  7,175
                                                             ========                ========






See accompanying footnotes to condensed financial statements.


                        AMERICAN RESOURCES OFFSHORE, INC.

                 CONDENSED STATEMENTS OF OPERATIONS - UNAUDITED

                                              Quarter Ended         Nine Months Ended
                                               September 30            September 30
                                               ------------            ------------
                                             2001        2000        2001        2000
                                           --------    --------    --------    --------
                                            (Dollars in thousands, except share data)

Operating revenues:
 Oil and gas production                    $    848    $  1,579    $  4,099    $  3,523
                                           --------    --------    --------    --------

                                                848       1,579       4,099       3,523
                                           --------    --------    --------    --------
Operating expenses:

 Oil and gas production                         199         175         641         497
 Exploration costs                              123         289         135         438
 Depreciation, depletion and
  amortization                                  352         404       1,341       1,097
 Administrative expenses                        382         379       1,168       1,071
                                           --------    --------    --------    --------
                                              1,056       1,247       3,285       3,103
                                           --------    --------    --------    --------


     Operating income (loss)                   (208)        332         814         420


Other income (expense):
 Interest income                                 14           6          42          21
 Gain on sale of assets                        --          --          --            68
 Other                                          (50)       --          (350)         (8)
                                           --------    --------    --------    --------
                                                (36)          6        (308)         81
                                           --------    --------    --------    --------
     Income (loss) before income
      taxes                                    (244)        338         506         501


Income taxes                                   --          --          --          --
                                           --------    --------    --------    --------

     Net income (loss)                     $   (244)   $    338    $    506         501
                                           ========    ========    ========    ========



Per common share:
 Basic                                     $   --      $   0.01    $    .01    $   0.01
                                           ========    ========    ========    ========

Weighted average number of common
 shares outstanding                          51,285      52,523      51,284      52,522
                                           ========    ========    ========    ========


 Diluted                                   $   --      $   0.01    $    .01    $   0.01
                                           ========    ========    ========    ========

Weighted average number of common shares

 and dilutive potential common shares        51,285      52,563      51,324      52,562
                                           ========    ========    ========    ========


See accompanying footnotes to condensed financial statements.

                        AMERICAN RESOURCES OFFSHORE, INC.

                 CONDENSED STATEMENTS OF CASH FLOWS - UNAUDITED


                                                       Nine months ended
                                                         September 30,
                                                         -------------
                                                       2001         2000
                                                       ----         ----
                                                     (Dollars in thousands)

Net cash provided by operating activities            $ 3,163       $ 1,208
                                                     -------       -------

Investing activities:
 Purchases of oil and gas property and equipment        (738)         (696)
 Proceeds from sale of assets
 Abandonment costs                                      --             145
                                                        (260)         --
                                                     -------       -------
      Net cash used in investing activities             (998)         (551)
                                                     -------       -------

Financing activities
   Cash dividend paid                                 (1,026)         --
   Other                                                --             (40)
                                                     -------       -------
      Net cash used in financing activities           (1,026)          (40)
                                                     -------       -------

      Net change in cash                               1,139           617

Cash and cash equivalents at beginning of period       1,543           299
                                                     -------       -------

Cash and cash equivalents at end of period           $ 2,682       $   916
                                                     =======       =======

Non-Cash Transactions:

The Company declared stock dividends and issued 3,176 shares of common stock to holders of the Series 1993 Preferred Stock for each of the nine month periods ended September 30, 2001 and 2000, respectively.






See accompanying footnotes to condensed financial statements.

                        AMERICAN RESOURCES OFFSHORE, INC.

             FOOTNOTES TO CONDENSED FINANCIAL STATEMENTS - UNAUDITED

                               SEPTEMBER 30, 2001

(1)      Contingencies

         In connection with the Company's sale of (i) shares of its common stock to Blue Dolphin Exploration Company ("Blue Dolphin Exploration") and
         (ii) 80% of its interest in its oil and gas properties located in the Gulf of Mexico to Fidelity Oil Holdings, Inc. ("Fidelity Oil"), on December 2, 1999, Den norske Bank sold to Blue Dolphin Exploration its promissory note due from ARO and all related security interests and liens. Contemporaneously with the purchase of the note, Blue Dolphin Exploration reduced the amount the Company owes under the note to $5.0 million.

         ARO agreed that Den norske Bank will also be entitled to receive a possible future payment for its sale of the note if the combined, cumulative net revenues received by ARO and Fidelity Oil that are attributable to ARO's proved oil and natural gas resources in the Gulf of Mexico as of January 1, 1999 exceed $30.0 million during the period from January 1, 1999 through December 31, 2001. If that occurs, Den norske Bank will be entitled to an amount equal to 50% of those net revenues in excess of $30.0 million during that three-year period. If any contingent amount becomes payable to Den norske Bank, 80% of it will be paid by Fidelity Oil and ARO will pay 20%. The payment, if any, is due on March 15, 2002. As of September 30, 2001, the Company estimates that it is probable that a payment to Den norske Bank will be made based upon these terms and has provided for a liability to Den norske Bank in the amount of $900,000. This estimate is subject to change based on the actual results which occur during the year ending December 31, 2001.

         Pursuant to the authorization of the Special Committee of the Board of Directors of the Company as a result of two lawsuits in which the Company has been named as a defendant, on December 20, 2000, the Company entered into a Fifth Amendment to First Amended and Restated Credit Agreement with Blue Dolphin Exploration (the "Credit Agreement") which extended the due date of the Blue Dolphin Exploration note to the earlier of (i) the occurrence of an event of default, as set out in the Credit Agreement, or (ii) December 31, 2005, with no interest accruing; provided, however, that the note may be released in full on the date on which all claims and causes of action asserted against the Company in the subject litigation set out in the Credit Agreement are released and/or dismissed with prejudice.

         The Company also executed an Amended Replacement Note in favor of Blue Dolphin Exploration in the amount of $5.0 million.

         The Company is involved in various claims and legal actions arising in the ordinary course of business. In the opinion of management, the ultimate disposition of these matters will not have a material effect on the Company's financial position, results of operations or cash flows.


                        AMERICAN RESOURCES OFFSHORE, INC.

             FOOTNOTES TO CONDENSED FINANCIAL STATEMENTS - UNAUDITED
                                   (Continued)



(2)      Earnings Per Share

         The Company applies the provisions of Statement of Financial Accounting
         Standards No. 128 ("SFAS 128"), "Earnings per Share". SFAS 128 requires the presentation of basic earnings per share ("EPS") which excludes dilution and is computed by dividing income (loss) available to common shareholders by the weighted-average number of shares of common stock outstanding for the period. SFAS 128 requires dual presentation of basic EPS and diluted EPS on the face of the income statement and requires a reconciliation of the numerators and denominators of basic
         EPS and diluted EPS.

         The following tables provide a reconciliation between basic and diluted earnings per common share (in thousands except per share amounts) for the quarters and nine month periods ended September 30, 2001 and 2000.



                                     Quarter ended                    Quarter ended
                                   September 30, 2001               September 30, 2000
                                ---------------------------      -------------------------
                                 Net              Per Share       Net            Per Share
                                Loss     Shares     Amount       Income   Shares   Amount
                                ------   ------     ------       ------   ------   ------

Basic earnings per share
  Income (loss) available to
    common stockholders        $ (244)   51,285      $0.01       $  338   52,523    $ 0.01


Potential common shares          --          40(*)                 --         40
                               ------    ------                  ------   ------

Diluted earnings per share
  Income (loss) available to
    common stockholders        $ (244)   51,325      $0.01       $  338   52,563    $ 0.01
                               ======    ======      =====       ======   ======    ======



                        AMERICAN RESOURCES OFFSHORE, INC.

             FOOTNOTES TO CONDENSED FINANCIAL STATEMENTS - UNAUDITED
                                   (Continued)






                                Nine Months ended               Nine Months ended
                               September 30, 2001              September 30, 2000
                             -------------------------      --------------------------

                              Net            Per Share       Net             Per Share
                             Income   Shares  Amount        Income   Shares   Amount
                             ------   ------  ------        ------   ------   ------

Basic earnings per share
  Income available to
    common stockholders      $  506   51,284   $0.01        $  501   52,522    $ 0.01

Potential common shares        --         40                   --        40
                             ------   ------                 -----   ------

Diluted earnings per share
  Income available to
    common stockholders      $  506   51,324   $0.01        $  501   52,562    $ 0.01
                             ======   ======   =====        ======   ======    ======


(*) The Company had a net loss for the quarter ended September 30, 2001, the potential dilutive securities are anti-dilutive in this quarter.



(3)      Common Stock Dividend

         On June 20, 2001, the Company's Board of Directors declared a special cash dividend of $0.02 per share on its common stock, par value $0.00001 per share. The dividend of approximately $1.0 million was paid on July 12, 2001, to stockholders of record on July 2, 2001.

                        AMERICAN RESOURCES OFFSHORE, INC.

Item 2.  MANAGEMENT'S   DISCUSSION   AND  ANALYSIS  OF FINANCIAL  CONDITION  AND
         RESULTS OF OPERATIONS UNAUDITED

         Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995:

This Quarterly Report on Form 10-Q includes "forward looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and
Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical facts included in this Report on Form 10-Q, including without limitation, statements under "Management's Discussion and Analysis of Financial Condition and Results of Operations," regarding the planned capital expenditures, increases in oil and gas production, the number of anticipated wells to be drilled in 2001 and thereafter, ARO's financial position, business strategy and other plans and objectives for future operations, are forward-looking statements. Although ARO believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Some of the risks which could affect future results and could cause actual results to differ materially from those expressed in forward-looking statements in this report include:

         | |      the volatility of oil and natural gas prices;

         | |      the uncertainty of estimates of oil and natural gas reserves;

         | |      the impact of competition;

         | |      difficulties   encountered  during  the  exploration  for  and
                  production of oil and natural gas;

         | |      changes in customer demand;

         | |      ARO's ability to raise necessary capital;

         | | changes in the extensive government regulations regarding the oil and natural gas business;

         | | completion of the merger between ARO and Blue Dolphin Energy Company ("Blue Dolphin");

         | |      compliance with environmental regulations; and

         | |      resolution of pending litigation.

ARO's forward-looking statements speak only as of the date of this report. ARO disclaims any obligation or undertaking to update any forward-looking statements to reflect any changes in ARO's expectations or with regard to any changes in events, circumstances or conditions on which ARO's forward-looking statements are based. Additional important factors that could cause actual results to



                        AMERICAN RESOURCES OFFSHORE, INC.

Item 2.  MANAGEMENT'S   DISCUSSION   AND ANALYSIS  OF  FINANCIAL  CONDITION  AND
         RESULTS OF OPERATIONS - CONTINUED UNAUDITED

differ materially from ARO's expectations are disclosed elsewhere in this Form 10-Q and in the Form 10-K which ARO filed with the Securities and Exchange Commission on March 29, 2001.

         Recent Developments

On August 30, 2001, the Company, Blue Dolphin Energy Company ("Blue Dolphin") and BDCO Merger Sub, Inc., a wholly owned subsidiary of Blue Dolphin (the "Merger Subsidiary"), announced that they entered into an Agreement and Plan of Merger (the "Merger Agreement") pursuant to which, if approved by the Company's stockholders, the Merger Subsidiary will merge with and into the Company and the holders of the Company's common stock, par value $0.00001 per share (the "Common Stock"), and Series 1993 8% convertible Preferred Stock, par value $12.00 per share (the "Preferred Stock"), would receive approximately 326,000 and 1,200 shares of Blue Dolphin common stock, par value $0.01 per share, respectively. The merger requires the approval of a majority of (i) the outstanding shares of Common Stock and Preferred Stock, voting together as a class and (ii) the outstanding shares of Preferred Stock, voting separately as a class. Blue Dolphin, the beneficial owner, as of October 29, 2001, of approximately 77% of the issued and outstanding shares of Common Stock and approximately 50.4% of the issued and outstanding shares of Preferred Stock intends to vote its shares in favor of the Merger Agreement.

The agreement in principle calls for holders of Common Stock (other than Blue Dolphin and its subsidiaries) to receive one share of Blue Dolphin common stock for each 36.2 shares of Common Stock owned and for holders of Preferred Stock (other than Blue Dolphin and its subsidiaries) to receive one share of Blue Dolphin Common Stock for each 33.2 shares of Preferred Stock owned. If the merger is completed, the Company will become a wholly-owned subsidiary of Blue Dolphin Exploration Company, a wholly-owned subsidiary of Blue Dolphin, and the stockholders of the Company will become stockholders of Blue Dolphin.

The Company's board of directors unanimously approved the transaction and its submission to the Company's stockholders following a determination by a special committee of the board, composed of individuals who are not directors or officers of Blue Dolphin (the "Special Committee"), that the merger is fair to and in the best interest of the Company's minority stockholders. The merger is subject to customary closing conditions.


However, since the Merger Agreement was executed certain recent developments have occurred that have effected Blue Dolphin's operations and business. In light of these events, the Special Committee is evaluating whether it is in the best interests of the Company's stockholders to proceed with the merger.
Although the Company, Blue Dolphin and Merger Subsidiary have entered into the Merger Agreement, there can be no assurance that the merger will be consummated.






                        AMERICAN RESOURCES OFFSHORE, INC.

Item 2.  MANAGEMENT'S  DISCUSSION   AND  ANALYSIS  OF  FINANCIAL  CONDITION  AND
         RESULTS OF OPERATIONS - CONTINUED UNAUDITED

         Results of Operations

The Company  reported  net income for the nine months ended  September  30, 2001
("current period") of $506,000 compared to net income of $501,000 reported for the nine months ended September 30, 2000 ("previous period"). For the quarter ended September 30, 2001 ("current quarter"), the Company reported a net loss of $244,000 compared to net income of $338,000 for the quarter ended September 30, 2000 ("previous quarter").

REVENUES:

Nine Months Ended September 30, 2001 Compared to Nine Months Ended September 30,
2000:

Revenues from oil and gas production increased 15% to $4.1 million for the current period from $3.5 million in the previous period. The increase in oil and gas production revenue was due primarily to a 37% increase in gas prices and a 13% increase in gas production volumes providing additional revenues of $782,000 and $268,000, respectively, offset in part by a 40% decrease in oil production volumes accounting for a $543,000 reduction in revenues.

The following table summarizes production volumes, average sales prices and period-to-period comparisons for ARO's oil and gas operations for the periods indicated:

                                                                              Nine Months Ended             %
                                                                                 September 30            Increase
                                                                            2001              2000      (Decrease)
                                                                            ----              ----       --------

         Production volumes:
           Natural gas (MMcf*)....................................            648                576       13%
           Oil (MBbls*)...........................................             31                 51      (40%)
           Total (MMcfe*).........................................            834                882       (5%)
         Average sale prices:
           Natural gas (per Mcf*).................................        $  4.95             $ 3.62       37%
           Oil (per Bbl*).........................................        $ 29.02             $28.21        3%
           Per Mcfe*..............................................        $  4.92             $ 3.99       23%
         Expenses (per Mcfe*):
           Lease operating .......................................        $   .77             $  .56       38%
           Depreciation, depletion and amortization...............        $  1.61             $ 1.24       30%
           Administrative.........................................        $  1.40             $ 1.21       16%


                        AMERICAN RESOURCES OFFSHORE, INC.

Item 2.  MANAGEMENT'S   DISCUSSION   AND  ANALYSIS  OF FINANCIAL  CONDITION  AND
         RESULTS OF OPERATIONS - CONTINUED UNAUDITED

*(MMcf = million cubic feet; MBbl = thousand barrels; Mcf = thousand cubic feet;
MMcfe = million cubic feet equivalent, determined using the ratio of 6 Mcf of gas to one barrel of oil or condensate; Bbl = barrel)

Quarter Ended September 30, 2001 Compared to Quarter Ended September 30, 2000:

Revenues from oil and gas production decreased 50% to $.8 million for the current quarter from $1.6 million in the previous quarter. The decrease in oil and gas production revenue was due primarily to a 29% and a 17% decrease in gas and oil prices, respectively, resulting in a reduction of revenues of $374,000, and a 24% and 38% decrease in production volumes of gas and oil, respectively, resulting in a reduction of revenues of $453,000.

The following  table  summarizes  production  volumes,  average sales prices and period-to-period  comparisons  for ARO's oil and gas  operations for the periods indicated:
                                                                             Three Months Ended                %
                                                                                September 30               Increase
                                                                            2001              2000        (Decrease)
                                                                            ----              ----         --------

         Production volumes:
           Natural gas (MMcf).....................................             194               256         (24%)
           Oil (MBbls)............................................              10                16         (38%)
           Total (MMcfe)..........................................             254               352         (28%)
         Average sale prices:
           Natural gas (per Mcf)..................................        $   3.00            $ 4.25         (29%)
           Oil (per Bbl)..........................................        $  25.45            $30.68         (17%)
           Per Mcfe...............................................        $   3.34            $ 4.49         (26%)
         Expenses (per Mcfe):
           Lease operating .......................................        $    .78            $  .50          56%
           Depreciation, depletion and amortization...............        $   1.39            $ 1.15          21%
           Administrative.........................................        $   1.50            $ 1.08          39%

COSTS AND EXPENSES:

Nine Months Ended September 30, 2001 Compared to Nine Months Ended September 30, 2000:

         Oil and Gas Production Expense. Oil and gas production expense increased 29% in the current period to $641,000 from $497,000 in the previous period due to a new field which came on production in December 2000 resulting in additional costs of $105,000 in the current period, as well


                        AMERICAN RESOURCES OFFSHORE, INC.

Item 2   MANAGEMENT'S   DISCUSSION   AND  ANALYSIS  OF  FINANCIAL  CONDITION AND
         RESULTS OF OPERATIONS - CONTINUED UNAUDITED

as upgrades of production facilities in existing fields. Oil and gas production expense was $.77 per Mcfe in the current period as compared to $.56 in the previous period.

         Administrative Expense. Administrative expense increased 9% to $1,168,000 in the current period as compared to $1,071,000 in the previous period. The increase was primarily attributable to an increase of $177,000 in legal fees associated with legal proceedings the Company is currently involved in (See Part II, Item 1. Legal Proceedings), offset in part by a decrease of $49,000 in consulting fees in the current period as a result of the expiration of a consulting agreement with the former management of the Company.

         Depreciation, Depletion and Amortization Expense. Depreciation, Depletion and Amortization expense increased 22% to $1,341,000 for the current period from $1,097,000 in the previous period due primarily to increased gas production associated with a new field, which began producing in December 2000, that has a cost basis of approximately $6.00 per Mcfe compared to the Company's other properties that have a cost basis of approximately $1.05 per Mcfe.

         Other Expense. Other expense increased in the current period by $342,000. The increase is due to the provision of $350,000 recorded in the current period for the projected payment to Den norske Bank in March 2002, as further described in Item 1., Footnote 1. to the financial statements.


Quarter Ended September 30, 2001 Compared to Quarter Ended September 30, 2000:

         Oil and Gas Production Expense. Oil and gas production expense increased 14% in the current quarter to $199,000 from $175,000 in the previous quarter due to a new field which came on production in December 2000, as well as upgrades of production facilities. Oil and gas production expense was $.78 per Mcfe in the current quarter as compared to $.50 in the previous quarter.

         Depreciation, Depletion and Amortization Expense. Depreciation, Depletion and Amortization expense decreased 13% to $352,000 for the current quarter from $404,000 in the previous quarter. The decrease in expense was due to a 28% reduction in production volumes on an Mcfe basis in the current quarter compared to the previous quarter, offset in part by production from a new field which began producing in December 2000, that has a cost basis of approximately $6.00 per Mcfe, compared to the other properties that have an average cost basis of approximately $1.05 per Mcfe.

         Other Expense. Other expense increased in the current quarter by $50,000. The increase is due to the provision of $50,000 recorded in the current quarter for the projected payment to Den norske Bank in March 2002, as further described in Item 1., Footnote 1. to the financial statements.

                        AMERICAN RESOURCES OFFSHORE, INC.

Item 2.  MANAGEMENT'S   DISCUSSION   AND  ANALYSIS  OF FINANCIAL  CONDITION  AND
         RESULTS OF OPERATIONS - CONTINUED UNAUDITED


Liquidity and Capital Resources:

The following table summarizes our financial position at September 30, 2001 and December 31, 2000 (amounts in thousands):

                                September 30, 2001          December 31, 2000
                                ------------------          -----------------

                                Amount      %               Amount      %
                                ------      -               ------      -

Working Capital                 $1,248       24%            $1,846       29%
Property and equipment, net      3,980       76%             4,451       71%
                                ------   ------             ------   ------
Total                           $5,228      100%            $6,297      100%
                                ======   ======             ======   ======


Long term debt                  $5,000       96%            $5,000       79%
Other non-current liabilities     --       --                  550        9%
Shareholders equity                228        4%               747       12%
                                ------   ------             ------   ------
Total                           $5,228      100%            $6,297      100%
                                ======   ======             ======   ======


Net cash activity:                 Nine Months Ended September 30
                                           2001       2000
                                           ----       ----
Net cash provided by (used in):
     Operating activities .              $ 3,163     1,208
     Investing activities .                 (998)     (551)
     Financing activities .               (1,026)      (40)
                                         -------   -------
Net increase in cash                     $ 1,139   $   617
                                         =======   =======

                        AMERICAN RESOURCES OFFSHORE, INC.

Item 2.  MANAGEMENT'S   DISCUSSION   AND  ANALYSIS OF  FINANCIAL  CONDITION  AND
         RESULTS OF OPERATIONS - CONTINUED UNAUDITED

On June 20, 2001 the Company's Board of Directors declared a special cash dividend of $0.02 per share on its Common Stock. The dividend was paid on July 12, 2001, to stockholders of record on July 2, 2001.

In connection with the Company's reorganization in December 1999, it repaid $27.0 million of indebtedness under the Company's credit facility with Den norske Bank. Immediately after this payment, Den norske Bank sold the remaining portion of the Company's outstanding indebtedness under the credit facility to Blue Dolphin Exploration. The Company and Blue Dolphin amended the terms of the credit facility to, among other things, reduce the balance due to $5.0 million and forgive all of the remaining indebtedness, including all principal and interest, if the Company remained in compliance with the modified loan documents and the Investment Agreement through December 31, 2000. In 2000, an event of default occurred, to the extent of any liability that could come out of the two lawsuits filed against the Company. (see Part II, Item 1, "Legal Proceedings"). Therefore, pursuant to the authorization of the Special Committee of the Board of Directors, on December 29, 2000, the Company and Blue Dolphin Exploration entered into another amendment to the credit agreement which extended the due date of the Company's outstanding indebtedness under the credit facility to the earlier of (i) the occurrence of an event of default as set out in the amended credit agreement, or (ii) December 31, 2005, with no interest accruing; provided, however, that outstanding indebtedness will be forgiven in full on the date on which all claims and causes asserted against the Company in the subject litigation set out in the amended credit agreement are released and/or dismissed with prejudice. Simultaneously, the Company executed a replacement note in favor of Blue Dolphin Exploration in the amount of $5.0 million.

Furthermore, in connection with the Company's reorganization, the Company entered into an agreement that provided that if the combined, cumulative net revenues received by the Company and Fidelity Oil that are attributable to our proved oil and natural gas reserves in the Gulf of Mexico as of January 1, 1999 exceed $30.0 million during the period beginning January 1, 1999 through December 31, 2001. Den norske Bank will be entitled to receive an amount equal to 50% of those net revenues in excess of $30.0 million. If any contingent amount becomes payable to Den norske Bank, 80% of it will be paid by Fidelity Oil and 20% will be paid by the Company. The payment, if any, is due on March 15, 2002. The Company estimates that it is probable that a payment to Den norske Bank will be made pursuant to this agreement. The Company has provided for a payable to Den norske Bank in the amount of $900,000 as of September 30, 2001. This estimate is subject to change based on actual results which occur during the year ending December 31, 2001.

Funding for ARO's business activities has historically been provided by operating cash flow, bank borrowings and equity capital from private placements. ARO's principal uses of capital have been for the acquisition, exploration and development of oil and gas properties.

                        AMERICAN RESOURCES OFFSHORE, INC.

Item 2.  MANAGEMENT'S   DISCUSSION   AND  ANALYSIS  OF FINANCIAL  CONDITION  AND
         RESULTS OF OPERATIONS - CONTINUED UNAUDITED

ARO has no present agreement, commitment or understanding with respect to any acquisitions of oil and gas properties and plans to use all available resources, if any, for the development of its existing properties.

During the first nine months of 2001, ARO expended approximately $738,000 on the exploration and development of its oil and gas properties, and currently estimates that it will spend another $535,000 during the last three months of 2001. The Company continues to evaluate each of the exploration and development opportunities and its available capital resources to determine whether to participate, sell its interest or sell a portion of its interest, and use the proceeds to participate at a reduced interest.

ARO continuously reevaluates the use of forward sales contracts for gas production in light of market conditions, commodity price forecasts, capital spending plans and debt service requirements, in order to achieve more predictable cash flows and to reduce its exposure to fluctuations in gas prices. ARO had no open forward sales contracts at anytime during the nine months ended September 30, 2001.




Item  3. QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISKS

There have been no material changes in market risks since December 31, 2000.

                        AMERICAN RESOURCES OFFSHORE, INC.

                           PART II - OTHER INFORMATION

Item  1. LEGAL PROCEEDINGS

On May 13, 1998, the Company and Southern Gas Co. of Delaware, Inc., a former subsidiary of the Company "Southern Gas", were named as defendants in a lawsuit filed by Wright Enterprises asserting successor liability against the Company for certain alleged obligations of Southern Gas Company, Inc., the company from which ARO purchased its oil and gas assets located in Kentucky. On November 8, 1999, a summary judgment was entered in favor of the Company. The summary judgment is being appealed by the Trustee for Wright Enterprises to the United States District Court for the Eastern District of Kentucky. Although the appeal is pending, the Company believes that it will be successful in the defense of this matter and that the litigation will have no material impact on its financial condition, operating results or cash flows.

On May 8, 2000, the Company was named in a lawsuit in the United States District Court for the Southern District of Texas, Houston Division, styled H&N Gas, Limited Partnership, et. al. v. Richard A. Hale, et. al. (Case No. H-02-1371). The Company's former Chief Financial Officer was also named in the lawsuit. The lawsuit alleges, among other things, that H&N Gas was defrauded by the Company in connection with natural gas purchase options and natural gas price swap contracts entered into from February 1998 through September 1999. H&N Gas alleges unlawful collusion between prior management of the Company and the then president of H&N Gas, Richard Hale ("Hale"), to the detriment of H&N Gas. H&N Gas generally alleges that Hale directed H&N Gas to purchase illusory options from the Company that bore no relation to any physical natural gas business and that the Company did not have the financial resources and/or sufficient quantity of natural gas to perform. H&N Gas further alleges that the Company and Hale colluded with respect to swap transactions that were designed to benefit the Company at the expense of H&N Gas. H&N Gas further alleges civil conspiracy against all the defendants. H&N Gas is seeking approximately $6.15 million in actual damages plus treble damages, punitive damages, prejudgment interest and attorneys' fees against ARO directly. As a result of its conspiracy allegation, H&N Gas also contends that all the defendants are jointly and severally liable for over $62.0 million in actual damages plus treble damages, punitive damages, prejudgment interest and attorneys' fees. The Company intends to vigorously defend this claim. The Company cannot determine the outcome of this matter; however, it does not expect that the outcome will have a material adverse affect on its financial condition, operating results or cash flows.

                        AMERICAN RESOURCES OFFSHORE, INC.
                     PART II - OTHER INFORMATION - CONTINUED


Item  6. EXHIBITS AND REPORTS ON FORM 8-K

         (a) Exhibits: The following Exhibits are either attached hereto or incorporated herein by reference:

                  None.

         (b)      Reports on Form 8-K:

                  On August 31, 2001, the Company filed a current report on Form 8-K announcing that the Company entered into an Agreement and Plan of Merger with Blue Dolphin Energy Company and a wholly owned subsidiary of Blue Dolphin Energy.

                        AMERICAN RESOURCES OFFSHORE, INC.





                                    SIGNATURE

         Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                    AMERICAN RESOURCES OFFSHORE, INC.



Date: November 12 , 2001                By: /s/ G. Brian Lloyd
     -------------------                   -------------------------------------
                                           G. Brian Lloyd
                                           Vice President and Treasurer
                                           (Principal Accounting Officer)

                                                                      APPENDIX E

                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                   FORM 10-K

[X]           Annual Report Pursuant to Section 13 or 15(d) of the
                             Securities Act of 1934

                  For the fiscal year ended December 31, 2000

                                       or

[_]         Transition Report Pursuant to Section 13 or 15(d) of the
                        Securities Exchange Act of 1934

                 For the transition period from ____________ to ______________

                        Commission file Number: 0-15905

                          BLUE DOLPHIN ENERGY COMPANY
            (Exact name of registrant as specified in its charter)

            DELAWARE                                   73-1268729
(State or other jurisdiction of          (I.R.S. Employer Identification No.)
incorporation or organization)

              801 Travis, Suite 2100, Houston, Texas         77002
              (Address of principal executive office)      (Zip Code)

       Registrant's telephone number, including area code: (713) 227-7660

        Securities registered pursuant to Section 12(b) of the Act: None

          Securities registered pursuant to Section 12(g) of the Act:
                          common stock, $.01 par value
                                (Title of Class)

       Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such
filing requirements for the past 90 days.  Yes [X]    No [_]

       Indicate by check mark if disclosure of delinquent filers pursuant to
Item 405 of Regulation S-K is not contained herein, and will not be contained, to the best of the registrant's knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to this Form 10-K. [X]

       The aggregate market value (estimated solely for purposes of this calculation) of the voting stock held by non-affiliates of the registrant as of March 26, 2001, was approximately $14,514,718.

       As of March 26, 2001, there were outstanding 6,016,718 shares of common stock, par value $.01 per share, of the registrant.

                      DOCUMENTS INCORPORATED BY REFERENCE
                                     None

                                     PART I

ITEM 1.  BUSINESS

     FORWARD LOOKING STATEMENTS. Certain of the statements included below, including those regarding future financial performance or results or that are not historical facts, are "forward-looking" statements as that term is defined in the Section 21E of the Securities Exchange Act of 1934, as amended. The words "expect," "plan," "believe," "anticipate," "project," "estimate," and similar expressions are intended to identify forward-looking statements. Blue Dolphin Energy Company (referred to herein, with its predecessors and subsidiaries, as "Blue Dolphin" or the "Company") cautions readers that any such statements are not guarantees of future performance or events and such statements involve risks and uncertainties that may cause actual results and outcomes to differ materially from those indicated in forward-looking statements. Some of the important factors that could cause actual results to vary from forward-looking statements are discussed in our Registration Statement on Form S-3 filed with the Securities and Exchange Commission on January 11, 2001 under the caption "Risk Factors." The Risk Factors section of this
Registration Statement is incorporated by reference into this report.   Readers
are cautioned not to place undue reliance on these forward-looking statements which speak only as of the date hereof. The Company undertakes no duty to update these forward-looking statements. Readers are urged to carefully review and consider the various disclosures made by the Company which attempt to advise interested parties of the additional factors which may affect the Company's business, including the disclosures made under the caption "Management's Discussion and Analysis of Financial Condition and Results of Operations" in this report.

                                  THE COMPANY

     The Company conducts its business activities in two primary business segments: (i) oil and gas exploration and production, which includes our developmental-stage upstream projects, and (ii) pipeline operations, which includes our developmental-stage mid-stream projects. The Company's oil and gas exploration and production activities include the exploration, acquisition, development, operation and, when appropriate, disposition of oil and gas properties. The Company focuses its oil and gas acquisitions and exploration activities in the western and central Gulf of Mexico.

     The Company is a holding company that conducts substantially all of its operations through its subsidiaries. Substantially all of the Company's assets consist of equity in its subsidiaries. The Company's subsidiaries are as follows:

 .   Blue Dolphin Exploration Company, a Delaware corporation,

    o American Resources, a majority-owned subsidiary of Blue Dolphin
      Exploration;

 .   Blue Dolphin Pipe Line Company, a Delaware corporation;

 .   Blue Dolphin Services Co., a Texas corporation;

 .   Black Marlin Energy Company, a Delaware corporation;

 .   Buccaneer Pipe Line Co., a Texas corporation;

 .   Mission Energy, Inc., a Delaware corporation;

 .   New Avoca Gas Storage, LLC, a Texas limited liability company in which the
    Company owns a 25% interest;

 .   Petroport, Inc., a Delaware corporation; and

 .   Drillmar, Inc., a Delaware corporation in which the Company owns a 37.5%
    interest.

    o Zephyr Drilling Ltd., a Texas limited partnership in which Drillmar, Inc. owns a 1% interest and is the general partner.

     The principal executive office of the Company is located at 801 Travis, Suite 2100, Houston, Texas, 77002, telephone number (713) 227-7660. American Resources maintains an office in New Orleans, Louisiana. Shore based facilities are maintained in Freeport, Texas serving Gulf of Mexico operations. The Company has 20 full-time employees. The Company's common stock is traded on the National Association of Securities Dealers, Inc. Automated Quotation System ("NASDAQ") Small Cap Market under the trading symbol "BDCO". The Company's home page address on the world wide web is http://www.blue-dolphin.com.

OIL AND GAS EXPLORATION AND PRODUCTION ACTIVITIES

     The Company's oil and gas assets are held, and operations conducted, by Blue Dolphin Exploration and American Resources. American Resources is a public entity subject to the reporting requirements of the Securities Exchange Act of 1934, whose common stock is traded on the OTC Bulletin Board under the trading symbol "GASS.OB". The Company's oil and gas assets consist of leasehold interests in properties located offshore in the Gulf of Mexico. The leasehold properties held by the Company are subject to royalty, overriding royalty and interests of others. In the future, the Company's properties may become subject to burdens and encumbrances typical to oil and gas operators, such as liens incident to operating agreements and current taxes, development obligations under oil and gas leases and other encumbrances.

     Certain terms that are commonly used in the oil and gas industry, including terms that define our rights and obligations with respect to each of the Company's properties, are defined in the "Glossary of Certain Oil and Gas Terms" on pages 23, 24 and 25 of this Form 10-K.

     The following is a description of the Company's major oil and gas exploration and production assets and activities:

     AMERICAN RESOURCES. On December 2, 1999, Blue Dolphin Exploration acquired a 75% ownership interest in American Resources by purchasing approximately 39.5 million shares of American Resources' common stock. As of December 31, 2000, Blue Dolphin Exploration owned a 77% ownership in American Resources. Concurrently with the sale to Blue Dolphin Exploration, American Resources sold an 80% interest in its oil and gas assets located in the Gulf of Mexico to Fidelity Oil Holdings, Inc. a subsidiary of MDU Resources Group, Inc.

     The oil and gas properties held by American Resources represent 74% of the discounted present value of estimated future net revenues from proved reserves of the Company as of December 31, 2000.

Sales of production from the these properties accounted for 95% of oil and gas sales revenues and 66% of total revenues of the Company for the year ended December 31, 2000.

     The following table provides proved reserve information for American Resources' oil and gas properties as of December 31, 2000:

                                            PROVED RESERVE INFORMATION
                                      FROM AMERICAN RESOURCES OFFSHORE, INC.

                                                                  Gas
                                           Oil        Gas      Equivalent
                                          (Bbl)      (MMcf)      (MMcfe)
                                          ------     ------    ----------
  South Timbalier 148...............      57,064     1,231       1,573
  West Cameron 172..................       1,782       575         586
  South Timbalier 211...............       2,413       476         490
  Galveston 418.....................           0       446         446
  Ship Shoal 150....................     119,097       185         900
  Other.............................       1,817       516         527
                                         -------     -----       -----
         Total net proved reserves       182,173     3,429       4,522
                                         =======     =====       =====

     SIGNIFICANT FIELDS. As of December 31, 2000, all of American Resources oil and gas properties were located in the outer continental shelf of the Gulf of Mexico and consisted of interests in 32 leases. American Resources' working interest in these leases ranges from 10% to 1%, with an average working interest of approximately 5.5%. Of these leases, 17 are offshore Louisiana and 15 are offshore Texas. Twelve of the leases are currently producing, and 20 are held for future development. Those leases that are not producing are in their primary term. The expiration of the primary terms of the undeveloped leases occurs as follows: 15 in 2001, 4 in 2002, and 1 in 2003.

     SOUTH TIMBALIER 148. South Timbalier Block 148 is located 30 miles offshore Louisiana in an average water depth of 100 feet and is operated by Newfield Exploration Company. American Resources owns a working interest in the lease on the west half of the block that covers approximately 2,500 acres and working interests in seven producing wells on three production platforms. American Resources' working interest in the wells ranges from 9% to 1%.

     WEST CAMERON 172. West Cameron Block 172 is located 25 miles offshore Louisiana in an average water depth of 40 feet. American Resources owns a 5.4% working interest that covers approximately 5,000 acres and working interests in four producing wells on this lease, which are operated by Pure Resources, Inc. ("Pure").

     SOUTH TIMBALIER 211. South Timbalier Block 211 is located 42 miles offshore Louisiana in an average water depth of 140 feet. American Resources owns a 6.0% working interest in this lease that covers approximately 5,000 acres and working interests in two producing wells on the lease, which are operated by Pure. American Resources owns an overriding royalty interest in one well on the lease that was drilled under a farmout by Spinnaker Exploration Company, LLC, during 1999 and commenced production in the first quarter of 2000.

     GALVESTON 418. Galveston Block 418 is located 16 miles offshore Texas in an average water depth of 95 feet. The field, operated by The William G. Helis Company, was a discovery in late 2000. American Resources owns a 6% working interest in one well, which has been drilled on this discovery. American Resources expects that production will commence early in the second quarter of 2001, with the well being tied into a facility on Galveston Block 395 which we own a similar working interest in.

     SHIP SHOAL 150. Ship Shoal Block 150 is located 31 miles offshore Louisiana in an average water depth of 53 feet. American Resources owns a 10% working interest in 4,297 acres in the block, and working interests in two producing wells on the lease operated by Century Exploration Company. American Resources owns an overriding royalty interest in one producing well on the lease.

     OTHER. Other leases that contain proved reserves are West Cameron Block 368, offshore Louisiana, accounting for 293 Mmcfe; High Island 37, offshore Texas, accounting for 189 Mmcfe; and Galveston 394/395, offshore Texas, accounting for 45 Mmcfe.

     American Resources sells all of its current oil and gas production through the operators of its properties. The price American Resources is currently receiving is based on current market prices. Previously, forward sales contracts were utilized for a significant portion of its gas production to achieve more predictable cash flow and to reduce the effect of fluctuations in gas prices.

     THE BUCCANEER FIELD. In November 2000, the Company decided to abandon the Buccaneer Field as a result of the occurrence of unforeseen adverse events. In July 2000, production from the only producing well in the Buccaneer Field, the A-12 well, ceased due to down-hole mechanical problems. Due to the age of the wellbore of this well, it is probable that a new well would be needed to restore production at the Buccaneer Field, at an estimated cost of $2.8 million.

     In addition, in October 2000, during the annual inspection by the U.S. Minerals Management Service ("MMS") of the two major platform complexes in the Buccaneer Field, the MMS notified the Company that certain repairs to the platforms would be required before the Company could resume operating activities. The Company estimated the cost of these required, unplanned repairs to be in excess of $1.0 million. However, the Company believes that if it elected to resume production from the Buccaneer Field the actual costs would have been approximately $2.6 million, including an estimated $.6 million to repair one of the platform complexes. Thus, the total cost to reestablish production would have increased to an estimated $5.4 million, consisting of $2.6 million in front-end infrastructure costs and $2.8 million in drilling costs.

     After considering the costs associated with drilling a new well to reestablish production, together with the unplanned cost of repairs to the platforms and the projected rate of production and discounted cash flow from the field, the Company decided to abandon and not reestablish production from the Buccaneer Field. As a result of our decision, our leases on this field terminated in January 2001 pursuant to their terms.

     The Company owned a 100% working interest in the Buccaneer Field (81.33% net revenue interest). Production from the Buccaneer Field accounted for 5%, 48% and 100% of the total revenues from oil and gas sales of the Company for the years ended December 31, 2000, 1999 and 1998, respectively. See "Proved Oil and Gas Reserves" below.

     The MMS requires that security be provided for the estimated abandonment obligations associated with the Buccaneer Field. Blue Dolphin Exploration provided the MMS surety bonds in the amount of $1.3 million. Additionally, Blue Dolphin Exploration was required to make a $250,000 annual payment to a sinking fund to cover its end of lease abandonment and site clearance obligations. Blue Dolphin Exploration was required to make payments to the sinking fund until the balance of the sinking fund was $2.4 million, unless changed by the MMS.

     In October 2000, the MMS notified the Company that they required additional security to ensure that the Company's abandonment obligations associated with the Buccaneer Field will be met. At the request of the MMS, the Company delivered an additional $2.9 million in surety bonds and used the escrowed funds as collateral for the surety bonds. As of December 31, 2000, the escrowed funds totaled approximately $1.5 million.

     During the first quarter of 2001, the Company plugged and abandoned the remaining 10 wells in Buccaneer Field at a cost of approximately $1.1 million, and expects to fund these costs by utilizing its escrowed funds. The remaining $.4 million in the escrowed funds will be used to partially fund the removal of the platform facilities expected to be removed in late 2001 at an estimated cost of $4.3 million.

     In addition to conducting traditional oil and gas production operations for itself, the Company operated and maintained oil and gas production facilities for third party producers who utilized the Blue Dolphin Pipeline System for gathering and transportation of their production. The Company had a contract with Apache Corporation to provide operation and maintenance services that terminated in December 2000 as a result of the decision to abandon the Buccaneer
Field.    During 2000, approximately 3% of the Company's revenues were attributable to its contract with Apache Corporation. Total revenues attributable to the now abandoned Buccaneer Field for production and the Apache contract amounted to approximately 7% of the Company's total revenues in 2000.

     OFFSHORE OIL AND GAS PROSPECT GENERATION ACTIVITIES. In August 1994, Blue Dolphin Exploration initiated a program to develop oil and gas exploration prospects in the Gulf of Mexico for sale to third parties. The Company utilizes seismic and other data to evaluate and develop prospects. The Company owns a non-exclusive license to 200 blocks of 3-D seismic data covering 1,152,000 acres in the Western Gulf of Mexico and a substantial inventory of close grid 2-D seismic data. In addition to recovering prospect development costs, Blue Dolphin Exploration seeks to retain a reversionary working interest in each drillable prospect sold.

     In September 1997, the Company entered into an agreement with Fidelity Oil, Black Hills Exploration and Forcenergy (the "Participants"), whereby in exchange for certain participation rights in prospects generated by the Company, the Participants partially funded the costs associated with the Company's 1997/1998 offshore prospect generation program. The Company was obligated to, among other things, devote its best efforts to initiate, evaluate, document and present drilling prospects to the Participants. This program was suspended in August 1998, as a result of the withdrawal of Forcenergy who filed for bankruptcy.

     In 1999, the Company placed a 50% interest in the program with Fidelity Oil, whereby in exchange for certain participation rights in prospects generated by the Company, Fidelity Oil paid $100,000 per month of the Company's costs associated with the program. Program costs were reimbursed to the Company as prospects were developed and leases acquired. When leases were acquired a portion of the costs that were previously paid to Fidelity Oil were reimbursed to it based on the level of interest Fidelity retained in each prospect. The available 50% interest in the generated prospects was held for sale on an individual prospect basis. In April 2000, the Company amended the agreement with Fidelity Oil whereby in exchange for the right to acquire up to 100% of the working interest in prospects generated by the Company, Fidelity Oil paid, on a monthly basis, the costs associated with the program, which totaled $1.1 million during 2000. Fidelity Oil also reimbursed the Company for the cost of additional seismic data acquired. The available interests in the prospect inventory are held for sale on an individual prospect basis.

     Effective December 31, 2000, Fidelity Oil withdrew from the program. The Company is considering several alternatives including, but not limited to, finding new participants, changing the terms of the program to be more attractive to new participants and discontinuing the program.

     The Company entered into a consulting agreement with Cheyenne Petroleum Co., whereby the Company's remaining prospect generation staff will provide technical consulting services to Cheyenne in the evaluation of prospects for the March 2001 Central Gulf of Mexico federal lease sale. In exchange, Cheyenne will reimburse the Company for personnel costs. This agreement expires June 30, 2001.

     The Company's leased prospect inventory, which it continues to market, consists of prospects on the following offshore leases:

 . Mustang Island Area Block 817
 . Mustang Island Area Block 839

     The Company has reversionary working interests in several offshore leases. Generally, the Company is entitled to its reversionary interest when the other working interest owners receive a return of their investment in operations calculated on a lease wide basis, rather than a well-by-well basis. These leases are:

 . High Island Area Block A-7
 . Galveston Area Block 297
 . Matagorda Island Area Block 713
 . Galveston Area Block 271
 . Galveston Area Block 284
 . Galveston Area Block 285
 . Matagorda Island Area Block 710

     HIGH ISLAND BLOCK A-7 - A gas discovery was made on our High Island A-7 prospect in April 2000. The discovery well, High Island A-7#2, began production in September 2000 at a rate of 34 Mmcf of gas per day and 53 Bbls of condensate per day. A second gas discovery was made with the drilling of the High Island A-7#3 well, with a third well currently being drilled. The Company believes that initial production from the High Island A-7#3 well will begin in the second or third quarter of 2001. Three additional wells have been permitted on High Island A-7. The Company owns an 8.9% working interest after lease-wide pay out is first achieved. Spinnaker Exploration Company is the operator of High Island A-7.

     OTHER. In connection with the Blue Dolphin Exploration's acquisition of American Resources in December 1999, Blue Dolphin Exploration arranged for Fidelity Oil to acquire an 80% interest in American Resources oil and gas assets located in the Gulf of Mexico for approximately $24.2 million.

For the right to participate in the acquisition of these assets, Fidelity Oil has agreed to assign Blue Dolphin Exploration 10% of its working interest in the proved properties acquired from American Resources after it has recovered its investment in these properties. In addition, Fidelity Oil has agreed to assign Blue Dolphin Exploration 15% of its working interest in each property after Fidelity has recovered its investment in exploratory properties on a property by property basis. The Company expects that payout of the proved properties will be achieved in late 2001.

    The following table summarizes the estimates of Proved Reserves, Proved Developed Reserves, and Proved Undeveloped Reserves (as hereinafter defined), future net revenues and the discounted present value of future net revenues from Proved Reserves before income taxes to the net interest the Company expects to receive from Fidelity Oil from proved properties acquired from American Resources as of December 31, 2000, using the SEC Method (defined below):

                                        Net Oil     Net Gas        Future       Discounted Future
                                       Reserves    Reserves     Net Revenues     Net Revenues (1)
                                        (Mbbls)     (Mmcf)     (in thousands)     (in thousands)
                                       --------    --------    --------------   -----------------
Total Proved Reserves                      65.9       1,025          $10,756               $7,972

Total Proved Developed Reserves            65.0         884          $ 9,586               $6,988

Total Proved Undeveloped Reserves           0.9         141          $ 1,170               $  984

     (1) The estimated future net revenues before deductions for income taxes from the Company's Proved Reserves have been determined and discounted at a 10% annual rate in accordance with requirements for reporting oil and gas reserves pursuant the SEC Method.

    These reserve estimates are excluded from the proved reserve information shown below and in Note 11 - Supplemental Oil and Gas Information to the Consolidated Financial Statements included in Item 8.

    These reserve estimates were prepared based on oil and gas prices in effect at year end, which were $25.45 per Bbl of oil and $9.91 per Mcf of gas at December 31, 2000. Gas prices subsequently have declined substantially since year end. At February 28, 2001, the Company was receiving average gas prices of approximately $5.68 per Mcf. The decrease in gas prices will require Fidelity to sell more oil and gas reserves before its investment is recovered and Blue Dolphin Exploration is assigned this interest.

     PROVED OIL AND GAS RESERVES. Estimates of proved reserves, future net revenues, and discounted present value of future net revenues to the net interest of the Company have been prepared as of December 31, 2000, by Ryder Scott Company, an independent petroleum engineer.

    The following table summarizes the estimates of Proved Reserves, Proved Developed Reserves, and Proved Undeveloped Reserves (as hereinafter defined), future net revenues and the discounted present value of future net revenues from Proved Reserves before income taxes to the net interest of the Company in oil and gas properties as of December 31, 2000, using the SEC Method (defined below):


                                                    PROVED RESERVES INFORMATION
                                                      As of December 31, 2000

                                        Net Oil            Net Gas           Future           Discounted Future
                                        Reserves          Reserves        Net Revenues        Net Revenues (1)
                                        (Mbbls)            (Mmcf)        (in thousands)        (in thousands)
                                        ---------         --------       --------------       -----------------
Total Proved:
  American Resources (2)                   182.1            3,429              $35,068            $27,125
  High Island A-7                            3.0            1,238               11,378              9,764
                                           -----            -----              -------            -------
  Total Proved Reserves                    185.1            4,667              $46,446            $36,889
                                           =====            =====              =======            =======
Total Proved Developed Reserves:
  American Resources (2)                   179.8            2,580              $27,756            $21,179
  High Island A-7                            2.3              554                5,275              4,476
                                           -----            -----              -------            -------
  Total Proved Developed
     Reserves:                             182.1            3,134              $33,031            $25,655
                                           =====            =====              =======            =======
Total Proved Undeveloped Reserves:
  American Resources (2)                     2.3              849              $ 7,312            $ 5,946
  High Island A-7                            0.7              684                6,103              5,288
                                           -----            -----              -------            -------
  Total Proved Undeveloped
     Reserves:                               3.0            1,533              $13,415            $11,234
                                           =====            =====              =======            =======

(1) The estimated future net revenues before deductions for income taxes from the Company's Proved Reserves have been determined and discounted at a 10% annual rate in accordance with requirements for reporting oil and gas reserves pursuant to regulations promulgated by the United States Securities and Exchange Commission (the "SEC Method").

(2) As of December 31, 2000 the Company's ownership in American Resources was 77%. The above reflects 100% of American Resources' reserves and future net revenues. 23% of discounted future net revenues associated with total proved reserves, total proved developed reserves and total proved undeveloped reserves of American Resources' properties is $6,238,337, $4,871,280 and $1,367,557, respectively.

     The quantities of proved gas and oil reserves presented include only those amounts which the Company reasonably expects to recover in the future from known oil and gas reservoirs under existing economic and operating conditions. Therefore, proved reserves are limited to those quantities that are believed to be recoverable commercially at prices and costs, and under regulatory practices and technology existing at the time of the estimate. Accordingly, changes in prices, costs, regulations, technology and other factors could significantly affect the estimates of proved reserves and the discounted present value of future net revenues attributable thereto.

    The proved reserves summarized in the preceding table are based upon the following estimated capital expenditures in the years indicated:

                                        Estimated Capital Expenditures For Proved Resources
                                                 For the years ending December 31,
                                                          (in thousands)

                                                    2001          2002          2003          2004          2005
                                                    ----          ----          ----          ----          ----
American Resources                                 $ 432         $ 198         $  88         $ 128         $ 180

High Island Block A-7                                467            11           101            13             0
                                                   -----         -----         -----         -----         -----
                        Total                      $ 899         $ 209         $ 189         $ 141         $ 180
                                                   =====         =====         =====         =====         =====

      Management will continue to evaluate its capital expenditure program based on, among other things, demand and prices obtainable for the Company's production. The availability of capital resources and the willingness of other working interest owners to participate in development operations may affect the Company's timing for further development, and there can be no assurance that the timing of the development of such reserves will be as currently planned.

     The discounted present value of estimated future net revenues attributable to proved reserves has been prepared in accordance with the SEC Method after deduction of royalties and other third-party interests, lease operating expenses, and estimated production, development, workover and recompletion costs, but before deduction of income taxes, general and administrative costs, debt service and depletion and amortization. Estimated future net revenues are based on prices of oil and gas in effect at the end of the year without escalation except to the extent contractually committed. The SEC method calculates Future Net Revenues using prices in effect at December 31, 2000. The gas price used was $9.91 per Mcf, compared to $2.15 per Mcf used at December 31, 1999, reflecting a dramatic increase. Lease operating expenses, and production and development costs, were estimated based on such costs in effect at the end of the year, assuming the continuation of existing economic conditions and without adjustment for inflation or other factors. The present value of estimated future net revenues is computed by discounting future net revenues at a rate of 10% per annum. Revenues from wells not currently producing are included at the time they are expected to be placed into production based upon estimates of future development. Workover and recompletion costs are included at the time they are expected to be incurred.

     Estimates of production and future net revenues cannot be expected to represent accurately the actual production or revenues that may be recognized with respect to oil and gas properties or the actual present market value of such properties. For further information concerning the Company's Proved Reserves, changes in Proved Reserves, estimated future net revenues and costs incurred in the Company's oil and gas activities and the discounted present value of estimated future net revenues from the Company's Proved Reserves, see
Note 11 - Supplemental Oil and Gas Information to Consolidated Financial Statements included in Item 8.

     PRODUCTIVE WELLS AND ACREAGE. The following table sets forth the Company's interest in productive wells and developed and undeveloped acreage as of December 31, 2000:

                                                         ACREAGE AND WELLS

                            Productive Wells (1)
                 ----------------------------------------          Developed               Undeveloped
                        Gross                   Net                Acres (1)                Acres (1)
                 -------------------    ------------------      ------------------     -------------------
                   Oil           Gas      Oil          Gas        Gross        Net        Gross        Net
                   ---           ---      ---          ---        -----        ---        -----        ---
American           14            17      0.76         0.92       56,626      3,118      100,876      5,641
Resources (2)

High Island         0             1         0         0.09        5,760        517            0          0
Block A-7
                   --            --      ----         ----       ------      -----      -------      -----
      Total        14            18      0.76         1.01       62,386      3,635      100,876      5,641
                   ==            ==      ====         ====       ======      =====      =======      =====

(1) "Productive wells" are producing wells and wells capable of production, and include gas wells awaiting pipeline connections to commence deliveries and oil wells awaiting connection to production facilities. Wells that are completed in more than one producing horizon are counted as one well. "Developed acres" include all acreage as to which proved reserves are attributed, whether or not currently producing, but exclude all producing acreage as to which the Company's interest is limited to royalty, overriding royalty, and other similar interests. "Undeveloped acres" are considered to be those acres on which wells have not been drilled or completed to a point that would permit the production of commercial quantities of oil and gas regardless of whether such acreage contains Proved Reserves. "Gross" as it applies to wells or acreage refers to the number of wells or acres in which a working interest is owned, while "net" applies to the sum of the fractional working interests in gross wells or acreage.

(2) As of December 31, 2000 the Company's ownership interest in American Resources was 77%. The above reflects 100% of American Resources' acreage and wells.

     PRODUCTION, PRICE AND COST DATA. The following table sets forth the approximate production volumes and revenues, average sales prices and costs (after deduction of royalties and interests of others) with respect to crude oil, condensate, and gas attributable to the interest of the Company for each of the periods indicated:

                      NET PRODUCTION, PRICE AND COST DATA

                                   Year Ended December 31,
                             -----------------------------------
                                2000         1999         1998
                                ----         ----         ----
Gas:
   Production (Mcf)             911,671      169,329      177,260
   Revenue                   $3,744,566     $393,125     $391,913
   Average Mcf per Day          2,490.9        463.9        485.6
   Average Sales Price
    Per Mcf                  $     4.11     $   2.32     $   2.21

Oil:
   Production (Bbls)             64,707      6,338          1,628
   Revenue                   $1,844,948   $151,974       $ 20,840
   Average Bbls per day           176.8       17.4            4.5
   Average Sales Price
    Per Bbl                  $    28.51   $  23.98       $  12.80
Production Costs (1):
   Per Mcfe:                 $     1.05   $   4.14       $   3.30

(1) Production costs, exclusive of workover costs, are costs incurred to operate and maintain wells and equipment and to pay production taxes.

     DRILLING ACTIVITY. The following table describes the Company's drilling activity for the last three years.

                               Exploratory Wells Drilled               Developmental Wells Drilled
                    -----------------------------------------    ---------------------------------------
                            Productive               Dry              Productive               Dry
                    ---------------------    ----------------    ------------------    -----------------
                          Gross      Net       Gross      Net       Gross      Net       Gross      Net
                    ---------------------    ----------------    ------------------    -----------------
2000
American Resources            3      0.09          1      0.07          4      0.19          1      0.05
Other                         -         -          -         -          -         -          -         -

1999
American Resources            -         -          -         -          -         -          -         -
Other                         -         -          -         -          -         -          -         -

1998
Other                         -         -          2         1          -         -          -         -

    The Company maintains a professional staff capable of supervising and coordinating the operation and administration of its oil and gas properties and pipeline and other assets. From time to time, major maintenance and engineering design and construction projects are contracted to third-party engineering and service companies.

DRILLMAR PROJECT

     In late 2000, the Company formed Drillmar, Inc., and owns a 37.5% interest. The Company records its investment in Drillmar by using the equity method of accounting. Drillmar has developed a new multi function deepwater well construction and intervention solution offshore drilling process, whereby a semi-submersible drilling tender unit can be placed next to a deepwater floating production platform to assist the drilling and completion of oil and gas wells. Mono hull drilling tender barges were first utilized in the Gulf of Mexico in the 1950's, whereby derrick equipment sets were placed on an offshore platform and operated from the tender barge. Due to significant weather down time, mono hull tender barges were eventually replaced in the Gulf of Mexico by new designs including self-erecting platform rigs and jack-up rigs. In the mid 1990's the first semi-tender was utilized in Malaysia by converting a semi submersible rig. The performance in the South China Sea of semi-tender units was the basis for Drillmar's plan to utilize semi-tenders as a means to significantly reduce cost of deepwater oil and gas development. Until now, the barrier prohibiting the use of semi-tenders in the deepwater was the lack of a mooring solution, which allow the tender to be moored in close proximity to a floating production platform. Drillmar has developed a proprietary mooring solution and has patents pending to protect this technology. The semi-tender solution can also be applied to shallower water projects by providing customers high efficiency through its ability to mobilize and demobilize in less than twenty-four hours.

     Drillmar acquired a 1% general partner interest in Zephyr Drilling, Ltd., a Texas limited partnership, who acquired a semi-submersible drilling rig. Zephyr acquired the rig for approximately $7.6 million. The Company believes Drillmar's semi-tender drilling solution can improve health, safety and environmental conditions, reduce costs and accelerate production. Drillmar is currently looking for partners for development of the project and retrofitting of the semi-submersible drilling rig. Drillmar is currently preparing to arrange a private equity offering to fund the 2001 operating costs and engineering work. At December 31, 2000, the Company' investment in Drillmar and the partnership consisted of $25,000 cash and the contribution of management and administrative services, estimated at $50,000.

PIPELINE OPERATIONS AND ACTIVITIES

     The Company's pipeline assets are held and operations conducted by Blue Dolphin Pipe Line Company, Mission Energy, Buccaneer Pipe Line and Black Marlin, all wholly-owned subsidiaries of the Company.

     PURCHASE AND SALE OF PIPELINE INTERESTS. On January 22, 2001, the Company and its partners, MCNIC Pipeline and Processing Company ("MCNIC") and WBI Holding, Inc. ("WBI") sold the Black Marlin Pipeline System and the recently constructed High Island Block A-5 pipeline to Williams Field Services for $9.3 million. The Company owned a 50% interest in the pipelines and received $4.6 million for its interest.

     In July 2000, the Company acquired a 5/6th ownership interest in the Galveston Area Block 350 pipeline, as described below, from Walter Oil and Gas Corp. for approximately $224,000, net to the Company's interest. WBI acquired the remaining 1/6th interest in this pipeline.

     BLUE DOLPHIN PIPELINE SYSTEM. The Company, through Blue Dolphin Pipe Line Company, Mission Energy and Buccaneer Pipe Line, owns a 50% undivided interest in the Blue Dolphin Pipeline System (the "Blue Dolphin System"). The Blue Dolphin System includes the Blue Dolphin Pipeline, Buccaneer Pipeline, onshore facilities for condensate and gas separation and dehydration, 85,000 Bbls of above-ground tankage for storage of condensate, a barge loading terminal on the Intracoastal Waterway and 360 acres of land in Brazoria County, Texas where the Blue Dolphin Pipeline comes ashore and where the pipeline system shore facilities, pipeline easements and rights-of-way are located.

     The Blue Dolphin System gathers and transports gas and condensate from various offshore fields in the Galveston area in the Gulf of Mexico to shore facilities located in Freeport, Texas. After processing, the gas is transported to an end user and a major intrastate pipeline system with further downstream tie-ins to other intrastate and interstate pipeline systems and end users. The Buccaneer Pipeline, an 8" condensate pipeline, transports condensate from the storage tanks to the Company's barge loading terminal on the Intracoastal Waterway near Freeport, Texas for sale to third parties.

     The Blue Dolphin Pipeline consists of two segments. The offshore segment transports both gas and condensate and is comprised of approximately 36 miles of 20-inch pipeline from the Buccaneer Field platforms in Galveston Area Blocks 288 and 296 to shore and 4 miles to the shore facility at Freeport,

Texas. As a result of the removal of the Buccaneer Field platforms, planned in late 2001, the Company is currently installing a new platform in Galveston Area Block 288 to operate and maintain the Blue Dolphin Pipeline System. Additionally, the offshore segment includes 9 field gathering lines totaling approximately 55 miles, connected to the main 20-inch line. This system's onshore segment consists of approximately 2 miles of 16-inch pipeline for transportation of gas from the shore facility to a sales point at a Freeport, Texas chemical plants' complex and intrastate pipeline system tie-in.

     Various fees are charged to producer/shippers for provision of transportation and shore facility services. Blue Dolphin System gas throughput averaged approximately 15% of capacity during 2000. Current system capacity is approximately 160 MMcf per day of gas and 7,000 Bbls per day of condensate. During 2000, 99% of gas and condensate volumes transported were attributable to production from third party producer/shippers. See Note 10 to Consolidated Financial Statements included in Item 8.

     BLACK MARLIN PIPELINE SYSTEM. Prior to its sale in January 2001, the Company's wholly-owned subsidiary, Black Marlin. was the owner of the Black Marlin Pipeline System (the "Black Marlin System"). The Black Marlin System included the Black Marlin Pipeline, onshore facilities for condensate and gas separation and dehydration, 3,000 Bbls of above ground tankage for storage of condensate, a truck loading facility for oil and condensate, and five acres of land in Galveston County, Texas where the Black Marlin Pipeline comes ashore and on which are located the pipeline system's shore facilities.

     Various fees were charged during 2000 to producer/shippers for provision of transportation and shore facility services. Black Marlin System gas throughput averaged approximately 46% and 28% of capacity during 2000 and 1999 respectively. Black Marlin System capacity is approximately 200 MMcf per day of gas and 1,500 Bbls per day of condensate. During 2000 and 1999, all gas and condensate volumes were attributable to production from third party producer/shippers.

     In July 2000, the Company reached an agreement to provide transportation services for Vastar Resources, Inc. in High Island Area Block A-5 offshore Texas in the Gulf of Mexico. To accommodate this production, the Company constructed a 3.4 mile 12" diameter pipeline from the production platform in High Island Area Block A-5 to the Black Marlin Pipeline. The cost to construct the pipeline was approximately $1.9 million, $.9 million net to the Company's 50% interest in the pipeline. The pipeline was completed in September 2000.

     OTHER. In July 2000, the Company acquired a 5/6th ownership interest in an 8-inch, 12.78 mile pipeline extending from Galveston Area Block 350 to an interconnect to a transmission pipeline in Galveston Area Block 391 (the "GA350 Pipeline"), approximately 14 miles south of the Company's Blue Dolphin Pipeline for $224,000. The pipeline currently transports approximately 6,000 Mcf of gas per day.

     The Company also holds a 50% undivided interest in the currently inactive Omega Pipeline, MCNIC holds a one-third (1/3) interest and WBI holds a one-sixth (1/6) interest. The Omega Pipeline originates in West Cameron Block 342 and extends to High Island, East Addition Block A-173, where it was previously connected to the High Island Offshore System ("HIOS"). The line could either be reconnected to HIOS, or a lateral pipeline could be constructed connecting into the Black Marlin Pipeline approximately 14 miles to the west. Reactivation of the Omega Pipeline will be dependent upon future drilling activity in the vicinity and successfully attracting reserves to the system.

     The economic return to the Company on its pipeline system investments is solely dependent upon the amounts of gas and condensate gathered and transported through the pipeline systems. Competition for provision of gathering and transportation services, similar to those provided by the Company, is intense in the market areas served by the Company. See Competition, Markets and Regulation -- Competition below. Since contracts for provision of such services between the Company and third party producer/shippers are generally for a specified time period, there can be no assurance that current or future producer/shippers will not subsequently tie-in to alternative transportation systems or that current rates charged by the Company will be maintained in the future. The Company actively markets gathering and transportation services to prospective third party producer/shippers in the vicinity of its pipeline systems. Future utilization of the pipelines and related facilities will depend upon the success of drilling programs around the pipelines, and attraction, and retention, of producer/shippers to the systems.

MIDSTREAM DEVELOPMENT PROJECTS

PETROPORT PROJECT

     The Company's investment in and development of an offshore crude oil terminal is through Petroport. Petroport holds proprietary technology, represented by certain patents issued and or pending, associated with the development and operation of a deepwater crude oil and products port and offshore storage facility. The Petroport deepwater terminal will receive crude oil offshore with deliveries to shore by pipeline. Costs of the offshore terminal complex, the pipeline to shore, onshore facilities and facility licensing are estimated to be $200.0 million. Onshore the Petroport pipeline will connect with an existing onshore storage and distribution network, accessing Texas Gulf coast and Mid-Continent refining centers.

     As currently planned, the facility will be located 40 miles off the Texas coast in approximately 115 feet of water. The terminal complex will consist of two single point mooring buoys connected to a central pumping platform, with a main export pipeline from the platform to shore facilities in the Freeport, Texas area. At its onshore terminus, the main oil pipeline will access existing onshore storage and a distribution network serving the greater Houston area refiners and the New York Mercantile Exchange crude oil futures settlement hub at Cushing, Oklahoma. The design capacity of the pipeline to shore will be in excess of 1.25 million barrels per day

     Petroport will be designed to offer an alternative for receipt of large volumes of imported crude oil. The Company believes Petroport's commercial success will be driven primarily by economies of scale derived from use of larger, fully loaded tankers discharging short haul Caribbean Basin cargoes into Petroport, and efficiencies gained by supertankers discharging intermediate and long haul West African, North Sea, and Persian Gulf crudes directly into Petroport versus current use of lightering operations.

     Petroport will also be available to serve producers in the Gulf of Mexico. It can serve as a major gathering hub and trunkline to shore, with crude received from floating production storage and offloading systems serving deepwater Gulf of Mexico producers.

     The Company requires but does not have partners to participate in, and bear the development costs of Petroport. The Company is actively soliciting major oil and gas companies that import large volumes of crude oil and various other entities to participate in the ownership and further costs of development. The Company currently estimates that licensing and permitting costs for the offshore port facility will be approximately $6.0 million and expects that its partner or partners in the Petroport project would be responsible for the licensing and permitting costs. The Company plans to seek financing for the costs associated with facility construction, and expects that any such financing would be based on the throughput commitments from prospective users. However, there can be no assurance that the Company will be able to obtain either a partner or the necessary throughput commitments to proceed with the development of Petroport.

     In the process of evaluating and soliciting prospective users and partners for the Petroport project, the Company has identified a second market for an offshore crude oil port, located off the coast of Port Arthur, Texas. This facility, referred to as the Sabine Seaport, would be designed to fill a niche created by long term arrangements for the supply of short haul Caribbean Basin crudes delivered to congested shallow water port complexes on the east Texas and western Louisiana gulf coasts. This port would target the short haul trade.
The Company has completed preliminary conceptual design and costing work, and a general commercial assessment for the project. In addition to the licensing and permitting costs, the Company estimates that the construction costs for the
Sabine Seaport will be approximately $200.0 million.    The Company does not
intend to proceed with the development of the project without a major throughput commitment and financial support of a partner. There can be no assurance that the Company will be able to obtain a throughput commitment or a partner for the project.

     The Company's efforts to advance its Petroport and Sabine Seaport projects continues to center on development of market support, evidenced by firm throughput commitments to use the facilities when completed. While many of the refiners in the primary market areas are prospective users of the facilities, the Company's efforts have focused on those refiners whose crude supply requirements could result in commitments of at least 150,000 barrels of oil per day.

     Uncertainties associated with recent and anticipated industry consolidations combined with the extent of displacement of long haul imported barrels by future deepwater Gulf of Mexico production, has resulted in the deferring of throughput commitment decisions by refiners from whom the Company is seeking log-term commitments for the Petroport project. The Company believes firm throughput commitments for both the Petroport and Sabine Seaport projects will materialize. However, there can be no assurance that the Company will receive such commitments which are necessary for the further development of these projects.

AVOCA GAS STORAGE PROJECT

     In November 1999, the Company and WBI Holdings, Inc. ("WBI Holdings") formed New Avoca Gas Storage LLC ("New Avoca"), 25% owned and managed by the Company and 75% owned by WBI Holdings, and acquired the assets of Avoca Gas Storage, Inc. The Company records its investment in New Avoca by using the equity method of accounting.

     The Avoca salt cavern gas storage project was conceived as a 5 Bcf working gas storage facility located south of Rochester near the town of Avoca, New York. Its design provides for 250 Mmcf per day injection and 500 Mmcf per day withdrawal capacities, with deliveries into the Tennessee Gas Pipeline HC400 24" line and other area transmission lines.

     The original owner, Avoca Gas Storage, Inc., filed for bankruptcy on July 7, 1997. The assets were subsequently acquired out of bankruptcy by Northeastern Gas Caverns ("Northeastern"). In November 1999, the Company and WBI Holdings acquired the Avoca gas storage assets for $400,000 ($100,000 net to the Company's interest) from Northeastern. Additionally, a contingent payment of $.5 million ($125,000 net to the Company's interest) was due to Northeastern on May 22, 2000. New Avoca made a payment of $50,000 and extended the remaining $450,000 payment to August 22, 2000. In

August 2000, Northeastern extended the contingent payment until October 2000 in exchange for increasing the contingent payment by $10,000 to $460,000. The contingent payment would be excused if Northeastern successfully settles a claim associated with Avoca Gas Storage, Inc. (the original owner of the Avoca gas storage assets). In October 2000, Northeastern received a payment on its claim and refunded the $40,000 previously paid by New Avoca. New Avoca can elect to liquidate the project at any time.

     The existing New Avoca assets include:

 .   Approximately 900 acres of land
 .   Pumps and pipeline for fresh water
 .   Pump house containing 12 pumps (6,400 HP) for the solution mining operation
 .   9 cavern wells - 4,000' deep
 .   6 brine disposal wells - 9,000' deep
 .   Storage building with valves, fittings, and miscellaneous parts
 .   Electrical switch gear
 .   Solution mining equipment
 .   Compressor foundations
 .   Electrical Sub-Station

     To create the salt caverns for storage of gas, fresh water is injected from the surface to dissolve the salt formations below. The brine solution produced by this process must be continuously brought to the surface and then injected into underground disposal wells. The disposal wells must have sufficient porosity and permeability to accept the injected brine at a rate at least consistent with the rate at which brine is being produced during the creation of the salt caverns. The original owners of the Avoca gas storage assets conducted tests to determine the rate that the disposal wells would accept brine. New Avoca believes that the testing procedures used by the original owners of the project to analyze the rate at which the disposal wells could accept brine may have been flawed as a result of the accelerated pace at which the tests were conducted, and therefore yielded test results that were uncertain and did not conclusively support an acceptable rate of brine disposal. The original owners of the Avoca gas storage assets encountered technical and other difficulties as a result of the uncertainty of their test results. Simultaneously, New Avoca is reviewing additional brine disposal options that could be used to accelerate the creation of the salt caverns.

     During 2000, New Avoca completed an analysis of the project. Based on this analysis and recent technological advances, New Avoca believes the disposal wells will be capable of handling the more moderate rates of brine injection expected to be produced under its proposed construction schedule. From October 2000 through February 10, 2001, New Avoca tested the disposal wells to determine the rate that these wells will accept brine. On February 12, 2001, as a result of mild seismic activity in the area surrounding Avoca, the New York State Department of Environmental Conservation requested that New Avoca stop testing the disposal wells. Presently, New Avoca is evaluating the test results, and New Avoca and the State Department of Environmental Conservation are investigating whether there is any correlation between the seismic activity that occurred in the area and the testing of the disposal wells. Based on the results of the tests and investigation of the seismic activity, New Avoca expects to make a decision to either proceed with or liquidate the project. If liquidated, the Company believes that it can recover its investment in this project. If the decision is made to proceed with the project, New Avoca estimates that it will take between one and one-half to two years to begin operations at partial capacity, and three to four years for the facility to operate at full capacity. However, until the Company has reviewed and analyzed the results from the tests of the disposal wells it will be unable to determine whether to proceed with this project or to establish a definitive schedule or accurately estimate the costs to complete this project if it determines to proceed.

CUSTOMERS

     The Company generates revenues from both of its primary business segments. In 2000, no customer accounted for more than 10% of the Company's total revenues.

COMPETITION

     The oil and gas industry is highly competitive in all segments. Increasingly vigorous competition occurs among oil, gas and other energy sources, and between producers, transporters, and distributors of oil and gas. Competition is particularly intense with respect to the acquisition of desirable producing properties and the marketing of oil and gas production. There is also competition for the acquisition of oil and gas leases suitable for exploration and for the hiring of experienced personnel to manage and operate the Company's assets. Several highly competitive alternative transportation and delivery options exist for current and potential customers of the Company's traditional gas and oil gathering and transportation business as well as for refiners, shippers, marketers and producers of crude oil whom the Company's proposed Petroport and Sabine Seaport facilities would serve. Gas storage customers who would use the proposed Avoca Gas Storage system have alternatives, including depleted reservoir and other salt cavern storage systems. Competition also exists with other industries in supplying the energy and fuel needs of consumers.

MARKETS

     The availability of a ready market for gas and oil, and the prices of such gas and oil, depends upon a number of factors, which are beyond the control of the Company. These include, among other things, the level of domestic production, actions taken by foreign oil and gas producing nations, the availability of pipelines with adequate capacity, the availability of vessels for direct shipment, lightering and transshipment and other means of transportation, the availability and marketing of other competitive fuels, fluctuating and seasonal demand for oil, gas and refined products, and the extent of governmental regulation and taxation (under both present and future legislation) of the production, importation, refining, transportation, pricing, use and allocation of oil, gas, refined products and alternative fuels.

     Accordingly, in view of the many uncertainties affecting the supply and demand for crude oil, gas and refined petroleum products, it is not possible to predict accurately the prices or marketability of the gas and oil produced for sale or prices chargeable for transportation, terminaling and storage services, which the Company provides or may provide in the future.

GOVERNMENTAL REGULATION

     The production, processing, marketing, and transportation of oil and gas, and planned terminaling and storage of crude oil and gas storage by the Company are subject to federal, state and local regulations which can have a significant impact upon the Company's overall operations.

     FEDERAL REGULATION OF NATURAL GAS TRANSPORTATION. The transportation and resale of gas in interstate commerce have been regulated by the Natural Gas Act, the Natural Gas Policy Act and the rules and regulations promulgated by FERC.
In the past, the federal government has regulated the prices at which gas could be sold. In 1989, Congress enacted the Natural Gas Wellhead Decontrol Act, which removed all remaining Natural Gas Act and Natural Gas Policy Act price and non-price controls affecting producer sales of gas, effective January 1, 1993. Congress could, however, reenact price controls in the future.

     The price and terms for access to pipeline transportation is subject to extensive federal regulation. In April 1992, the FERC issued Order No. 636, beginning a series of related orders, which required interstate pipelines to provide open-access transportation on a basis that is equal for all gas suppliers. The FERC has stated that it intends Order No. 636 to foster increased competition within all phases of the gas industry. Order No. 636 affects how buyers and sellers gain access to the necessary transportation facilities and how gas is sold in the marketplace. In 2000, the FERC issued Order No. 637 which, among other things, will permit pipelines to file for peak/off-peak and term differentiated rate structures and changed existing regulations relating to scheduling procedures, capacity segmentation pipeline imbalance processes and penalties and pipeline reporting requirements.

     The Company cannot predict whether the FERC's actions will achieve the goal of increasing competition in the gas markets or how these, or future regulations will affect its operations or competitive position. However, the Company does not believe that any action taken will affect it in any way that materially differs from the way that such action affects the Company's competitors.

     Of the gas pipelines owned by the Company in 2000, only the recently sold Black Marlin Pipeline was subject to rules and regulations of the Natural Gas Act. As a result, its gas transportation service and pricing service were subject to the regulatory jurisdiction of the FERC.

     All of the Company's pipelines located offshore in federal waters are subject to the requirements of the Outer Continental Shelf Lands Act ("OCSLA"). FERC has stated that nonjurisdictional gathering lines, as well as interstate pipelines, are fully subject to the open access and nondiscrimination requirements of OCSLA's Section 5, which generally authorizes the FERC to insure that gas pipelines on the Outer Continental Shelf will transport for non-owner shippers in a nondiscriminatory manner and will be operated in accordance with certain pro-competitive principles. More recently, the FERC has undertaken several investigations into the nature and extent of its regulatory powers on the Outer Continental Shelf. It issued a policy statement on Outer Continental Shelf pipelines reaffirming the requirement that all pipelines provide nondiscriminatory service. In 2000, FERC issued Order 639, formally imposing new OCSLA regulations on offshore pipelines not otherwise subject to its Natural Gas Act jurisdiction. Order 639's requirements, which largely entail reporting and disclosure obligations to FERC, contain certain exemptions for, among other things, an offshore pipeline system that "feeds into a facility where gas is first collected or a facility where gas is first separated, dehydrated, or otherwise processed."

     Further FERC initiatives concerning possibly diminished Natural Gas Act regulation of pipelines on the OCS and/or broader regulation under the OCSLA
remain possible and could cause increased regulatory compliance costs.   Since
all of the Companies' offshore pipelines fall within the exemption for feeder facilities and already operate on the basis required under OCSLA, the Company does not anticipate significant changes directly resulting from requirements concerning nondiscriminatory open access transportation. Moreover, if an offshore pipeline's throughput increases to the extent that the pipeline's capacity is completely utilized, under OCSLA, the FERC may be petitioned to direct capacity allocation on the pipeline. Accordingly, the Company cannot predict how application of the OCSLA to its pipelines may ultimately affect Company operations.

     Aside from the OCSLA requirements and federal safety and operational regulations, regulation of gas gathering activities is primarily a matter of state oversight. Regulation of gathering activities in Texas includes various transportation, safety, environmental and non-discriminatory purchase/transport requirements.

     FEDERAL REGULATION OF OIL PIPELINES. The Company's operation of the Buccaneer Pipeline is subject to a variety of regulations promulgated by the FERC and imposed on all oil pipelines pursuant to federal law. In particular, the rates chargeable by the Company are subject to prior approval by the FERC, as are operating conditions and related matters contained in the Company's transportation tariffs which are on file with the FERC. In 1993, the FERC issued Order No. 561, which was intended to simplify oil pipeline ratemaking, largely through use of a ceiling based on an indexing system. At the end of 2000, the Commission issued an order based on a five-year review of the indexing system, affirming this approach to oil pipeline ratemaking. Because Buccaneer Pipeline has not taken action to become subject to Order No. 561 or Order No. 572 concerning market-based rates for oil pipelines, the Company cannot predict whether or how an indexed or market-based rate system will affect the Buccaneer Pipeline's rates.

     SAFETY AND OPERATIONAL REGULATIONS. The operations of the Company are generally subject to safety and operational regulations administered primarily by the MMS, the U.S. Department of Transportation, the U.S. Coast Guard, the FERC and/or various state agencies. Currently, the Company believes that it is in material compliance with the various safety and operational regulations that it is subject to. However, as safety and operational regulations are frequently changed, the Company is unable to predict the future effect changes in these regulations will have on its operations, if any.

     REGULATION OF DEEPWATER PORTS: Permitting and Licensing. The ownership, construction and operation of a deepwater crude oil terminal facility (a "Deepwater Port"), such as the Company's proposed Petroport and Sabine Seaport facilities, must conform to the requirements of a number of federal, state and local laws. A license from the Department of Transportation ("DOT") is required under the Deepwater Port Act of 1974 ("DWPA"), as amended. Permits from the Environmental Protection Agency and the Federal Communication Commission are required, as well as permits from the U.S. Army Corps of Engineers and the State of Texas to construct ancillary port facilities, such as pipelines and onshore facilities.

     The DWPA empowers the Secretary of Transportation to license and regulate Deepwater Ports beyond the territorial sea of the United States. License applications must include sufficient information to allow the Secretary of Transportation to judge whether a Deepwater Port will comply with all technical, environmental, and economic criteria. The application and licensing process includes the preparation of an Environmental Impact Statement, development of detailed operations procedures, submission of extensive financial and ownership data and public hearings.

     The Company was a principal participant in the development and passage of The Deepwater Port Modernization Act in 1996, successfully amending the DWPA. The amendments to the Deepwater Port Act provide: (1) upon written request of an applicant for a license, the Secretary may exempt the applicant from certain of the informational filing requirements if the Secretary determines such information is not necessary to facilitate his or her determination and such exemption will not limit public review; (2) the facility is explicitly permitted to receive domestic production from the United States Outer Continental Shelf;
(3) simplification and streamlining of the regulatory process to which the facility would be subject during both the licensing process and when in operation; and (4) elimination of various facility use restrictions. Once a license is issued, the law states that it remains in effect unless suspended or revoked by the Secretary of Transportation or is surrendered by the licensee.

     Regulations provide for extensive consultation among all interested federal agencies, any potentially affected coastal state, and the general public. Adjacent coastal states are granted an effective veto power or reservation over proposed Deepwater Ports. The Secretary of Transportation will not issue a license without the approval of the governor of each adjacent coastal state. Under the statute, if a Governor of an adjacent coastal state notifies the Secretary of Transportation that a proposal is inconsistent with the state programs relating to environmental protection, land and water use, and coastal zone management, then the Secretary of Transportation shall grant the license on the condition that the proposal is made consistent with such state programs. Governors may, in their discretion, also reject proposed Deepwater Ports on other grounds.

     In addition, the DWPA requires all Deepwater Ports, including related
storage facilities, be operated as common carriers.   As a common carrier the
Company's proposed Petroport and Sabine Seaport facilities would be required to accept, transport or convey all oil delivered, unless it is subject to "effective competition" from alternative transportation systems.

     Given the nature and complexity of obtaining the necessary license and permits, there can be no assurance that the Company will be issued a Deepwater Port license and other necessary permits.

     FEDERAL OIL AND GAS LEASES. The Company's operations conducted on offshore federal oil and gas leases under the OCSLA must be conducted in accordance with permits issued by the MMS and are subject to a number of other regulatory restrictions similar to those imposed by the states.

     With respect to any Company operations conducted on offshore federal leases, liability may generally be imposed under OCSLA for costs of clean-up and damages caused by pollution resulting from such operations, other than damages caused by acts of war or the negligence of third parties. Under certain circumstances, including but not limited to conditions deemed a threat or harm to the environment, the MMS may also require any Company operations on federal leases to be suspended or terminated in the affected area. Furthermore, the MMS generally requires that offshore facilities be dismantled and removed within one year after production ceases or the lease expires.

     ENVIRONMENTAL REGULATION. The Company's activities with respect to (1) exploration, development and production of oil and natural gas and (2) the operation and construction of pipelines, plants, and other facilities for the transportation and processing, and storage of natural gas and natural gas liquids are subject to stringent environmental regulation by local, state and federal authorities, including the U.S. Environmental Protection Agency ("EPA"). Such regulation has increased the cost of planning, designing, drilling, operating and in some instances, abandoning wells and related equipment. Similarly, such regulation has also increased the cost of design, construction, and operation of natural gas pipelines and processing facilities. Although the Company believes that compliance with existing environmental regulations will not have a material adverse affect on operations or earnings, there can be no assurance that significant costs and liabilities, including civil and criminal penalties, will not be incurred. Moreover, future developments, such as stricter environmental laws and regulations or claims for personal injury or property damage resulting from our operations, could result in substantial costs and liabilities. It is not anticipated that, in response to such regulation, the Company will be required in the near future to expend amounts that are material relative to its total capital structure. However, it is possible that the costs of compliance with environmental and health and safety laws and regulations will continue to increase. Given the frequent changes made to environmental and health and safety regulations and laws, the Company is unable to predict the ultimate cost of compliance.

     The Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA") imposes liability, without regard to fault or the legality of the original conduct, on responsible parties with respect to the release or threatened release of a "hazardous substance" into the environment. Responsible parties, which include the owner or operator of a site where the release occurred and persons that disposed or arranged for the disposal of a hazardous substance at the site, are liable for response and remediation costs and for damages to natural resources. Petroleum and natural gas are excluded from the definition of "hazardous substances;" however, this exclusion does not apply to all materials associated with the production of petroleum or natural gas. At this time, neither the Company nor any of its predecessors has been designated as a potentially responsible party under CERCLA.

     The federal Resource Conservation and Recovery Act ("RCRA") and its state counterparts regulate solid and hazardous wastes and impose civil and criminal penalties for improper handling and disposal of such wastes. EPA and various state agencies have promulgated regulations that limit the disposal options for such wastes. Certain wastes generated by our oil and gas operations are currently exempt from regulation as "hazardous wastes," but in the future could be designated as "hazardous wastes" under RCRA or other applicable statutes and therefore may become subject to more rigorous and costly requirements.

     The Company currently owns or leases, or has in the past owned or leased, numerous properties used for the exploration and production of oil and gas or used to store and maintain equipment regularly used in these operations. Although our past operating and disposal practices at these properties were standard for the industry at the time, hydrocarbons or other substances may have been disposed of or released on or under these properties or on or under other locations. In addition, many of these properties have been operated by third parties whose waste handling activities were not under our control. These properties and any waste disposed thereon may be subject to CERCLA, RCRA, and analogous state laws which could require the Company to remove or remediate wastes and other contamination or to perform remedial plugging operations to prevent future contamination.

     The Oil Pollution Act of 1990 ("OPA") and regulations promulgated thereunder include a variety of requirements related to the prevention of oil spills and impose liability for damages resulting from such spills. OPA imposes liability on owners and operators of onshore and offshore facilities and pipelines for removal costs and certain public and private damages arising from a spill. OPA establishes a liability limit for onshore facilities of $350 million and for offshore facilities of all removal costs plus $75 million, and lesser liability limits for vessels depending upon their size. A party cannot take advantage of the liability limits if the spill is caused by gross negligence or willful misconduct or resulted from a violation of federal safety, construction, or operating regulations. If a party fails to report a spill or cooperate in the cleanup, liability limits likewise do not apply. OPA imposes ongoing requirements on responsible parties, including proof of financial responsibility for potential spills. The amount of financial responsibility required depends upon a variety of factors including the type of facility or vessel, its size, storage capacity, oil throughput, proximity to sensitive areas, type of oil handled, history of discharges, worst-case spill potential and other factors. The Company believes it has established adequate financial responsibility. While the financial responsibility requirements under OPA may be amended to impose additional costs on us, the impact of such a change is not expected to be any more burdensome on the Company than on others similarly situated.

     The Clean Air Act and state air quality laws and regulations contain provisions that impose pollution control requirements on emissions to the air and require permits for construction and operation of certain emissions sources, including sources located offshore. The Company may be required to incur capital expenditures for air pollution control equipment in connection with maintaining or obtaining operating permits and approvals addressing emission-related issues, although the Company does not expect to be materially adversely affected by such expenditures.

     The Clean Water Act ("CWA") regulates the discharge of pollutants to waters of the United States and imposes permit requirements on such discharges, including discharges to wetlands. Federal regulations under the CWA and OPA require certain owners or operators of facilities that store or otherwise handle oil, to prepare and implement spill prevention, control and countermeasure plans and facility response plans relating to the possible discharge of oil into surface waters. With respect to certain of our operations, we are required to prepare and comply with such plans and to obtain and comply with permits. The CWA also prohibits spills of oil and hazardous substances to waters of the United States in excess of levels set by regulations and imposes liability in the event of a spill. State laws further provide varying civil and criminal penalties and liabilities for the spills to both surface and groundwaters. The Company believes it is in substantial compliance with the requirements of the CWA, OPA, and state laws, and that any non-compliance would not have a material adverse effect on the Company.

     LEGISLATION AND RULEMAKING. In October 1996 the U.S. Congress enacted the Coast Guard Authorization Act of 1996 (P.L. 104-324) which amended the OPA to establish requirements for evidence of financial responsibility for certain offshore facilities, other than Deepwater Ports. The amount required is $35.0 million for certain types of offshore facilities located seaward of the seaward boundary of a state, including properties used for oil transportation. The Company currently maintains this statutory $35.0 million coverage.

     In August 1995, the DOT issued a Rulemaking under OPA providing that the Secretary of Transportation can set the liability limit and associated Certificate of Financial Responsibility requirement for Deepwater Ports from between $350.0 million and $50.0 million concurrent with the overall processing of the DWPA license application. Development of the liability limit would be based upon engineering and environmental analysis provided during the licensing process.

     Federal and state legislative rules and regulations are pending that, if enacted, could significantly affect the oil and gas industry. It is impossible to predict which of those federal and state proposals and rules, if any, will be adopted and what effect, if any, they would have on the operations of the Company.

     In addition, various federal, state and local laws and regulations covering the discharge of materials into the environment, occupational health and safety issues, or otherwise relating to the protection of public health and the environment, may affect the Company's operations, expenses and costs. The trend in such regulation has been to place more restrictions and limitations on activities that may impact the general or work environment, such as emissions of pollutants, generation and disposal of wastes, and use and handling of chemical substances. It is not anticipated that, in response to such regulation, the Company will be required in the near future to expend amounts that are material relative to its total capital structure. However, it is possible that the costs of compliance with environmental and health and safety laws and regulations will continue to increase. Given the frequent changes made to environmental and health and safety regulations and laws, the Company is unable to predict the ultimate cost of compliance.

                     GLOSSARY OF CERTAIN OIL AND GAS TERMS

The following are abbreviations and definitions of certain terms commonly used in the oil and gas industry.

     Bbl. One stock tank barrel, or 42 U.S. gallons liquid volume, used in reference to oil or other liquid hydrocarbon.

     Bcf.  One billion cubic feet of  gas.

     Btu OR BRITISH THERMAL UNIT. The quantity of heat required to raise the temperature of one pound of water by one degree Fahrenheit.

     CONDENSATE. Liquid hydrocarbons associated with the production of a primarily gas reserve.

     DEVELOPMENT WELL. A well drilled within the proved area of a gas or oil reservoir to the depth of a stratigraphic horizon known to be productive.

     EXPLORATORY WELL. A well drilled to find and produce gas or oil in an unproved area, to find a new reservoir in a field previously found to be productive of gas or oil in another reservoir or to extend a known reservoir.

     FIELD. An area consisting of a single reservoir or multiple reservoirs all grouped on or related to the same individual geological structural feature and/or stratigraphic condition.

     LEASE BLOCK. Refers to several leases within close proximity of one another.

     LEASEHOLD INTEREST.  The interest of a lessee under an oil and gas lease.

     Mbbls.   One thousand barrels of oil or other liquid hydrocarbons.

     Mcf.  One thousand cubic feet of gas.

     Mcfe. One thousand cubic feet equivalent, determined using the ratio of six Mcf of gas to one barrel of oil, condensate or gas liquids.

     Mmbtu.  One million British Thermal Units.

     Mmcf.  One million cubic feet of gas.

     Mmcfe. One million cubic feet equivalent, determined using the ratio of six Mcf of gas to one Bbl of oil, condensate or gas liquids.

     NET REVENUE INTEREST.   The percentage of production to which the owner of
a working interest is entitled.

     NONOPERATING WORKING INTEREST. A working interest, or a fraction of a working interest, in a tract where the owner is not the operator of the tract.

     OVERRIDING ROYALTY. An interest in oil and gas produced at the surface, free of the expense of production that is in addition to the usual royalty interest reserved to the lessor in an oil and gas lease.

     PROSPECT. A specific geographic area which, based on supporting geological, geophysical or other data and also preliminary economic analysis using reasonably anticipated prices and costs, is deemed to have potential for the discovery of oil, gas or both.

     PROVED DEVELOPED RESERVES.   Reserves that can be expected to be recovered
through existing wells with existing equipment and operating methods. Proved developed reserves are further categorized into two sub categories, proved developed producing reserves and proved developed non-producing reserves.

     PROVED DEVELOPED PRODUCING. Reserves sub-categorized as producing are expected to be recovered from completion intervals which are open and producing at the time of the estimate.

     PROVED DEVELOPED NON-PRODUCING. Reserves sub-categorized as non-producing include shut-in and behind pipe reserves. Shut-in reserves are expected to be recovered from (1) completion intervals which are open at the time of the estimate but which have not started producing, (2) wells which were shut-in awaiting pipeline connections or as a result of a market interruption, or (3) wells not capable of producing for mechanical reasons.

     PROVED RESERVES. The estimated quantities of oil, gas and condensate that geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions.

     PROVED UNDEVELOPED RESERVES. Reserves that are expected to be recovered from new wells or from existing wells where a relatively major expenditure is required for recompletion.

     REVERSIONARY INTEREST. A form of ownership interest in property that reverts back to the transferor after expiration of an intervening income interest or the occurrence of another triggering event.

     ROYALTY INTEREST. An interest in a gas and oil property entitling the owner to a share of gas and oil production free of costs of production.

     UNDIVIDED INTEREST. A form of ownership interest in which more than one person concurrently owns an interest in the same oil and gas lease or pipeline.

     WORKING INTEREST. The operating interest that gives the owner the right to drill, produce and conduct operating activities on the property and receive a share of production.

ITEM 2.  PROPERTIES

     Information appearing in Item 1 describing the Company's oil and gas properties under the caption "Business and Properties" is incorporated herein by reference.

     The Company leases its executive offices in Houston, Texas, under an operating lease expiring December 31, 2006. The Company also leases under an operating lease, its division office in New Orleans, Louisiana. The lease has been extended from April 30, 2000 to April 30, 2002. The Company's aggregate annual lease payment obligations under these leases are $190,211.

ITEM 3.  LEGAL PROCEEDINGS

     On May 8, 2000, American Resources, a 77% owned subsidiary of the Company, and its former Chief Financial Officer, were named in a lawsuit in the United States District Court for the Southern District of Texas, Houston Division, styled H&N Gas and Howard Energy Marketing, L.L.C. v. American Resources Offshore, Inc. et al (Case No H-00-1371). The lawsuit alleges, among other things, that H&N Gas ("H&N") was defrauded by American Resources in connection with gas purchase options and gas price swap contracts entered into from February 1998 through September 1999. H&N alleges unlawful collusion between American Resources' prior management and the then president of H&N, Richard Hale ("Hale"), to the detriment of H&N. H&N generally alleges that Hale directed H&N to purchase illusory options from American Resources that bore no relation to any physical gas business and that American Resources did not have the financial resources and/or sufficient quantity of gas to perform. H&N further alleges that American Resources and Hale colluded with respect to swap transactions that were designed to benefit American Resources at the expense of H&N Gas. H&N further alleges civil conspiracy against all the defendants. H&N is seeking approximately $6.2 million in actual damages plus treble damages, punitive damages, prejudgment interest and attorneys' fees against ARO directly. As a result of its conspiracy allegation, H&N also contends that all defendants are jointly and severally liable for over $62.0 million dollars in actual damages plus treble damages, punitive damages, prejudgment interest and attorneys' fees. American Resources intends to vigorously defend this claim.

ITEM 4.  SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

     The Company did not submit any matter to a vote of security holders during the quarter ended December 31, 2000.

                                    PART II

ITEM 5.  MARKET FOR REGISTRANT'S COMMON STOCK AND RELATED STOCKHOLDER MATTERS

     The Company's common stock trades in the over-the-counter market and is quoted on the NASDAQ Small Cap Market under the symbol "BDCO". As of March 26, 2001, there were an estimated 325 stockholders of record and the Company estimates there are more than 1,000 beneficial owners of its common stock. NASDAQ quotations reflect inter-dealer prices, without adjustment for retail mark-ups, markdowns or commissions and may not represent actual transactions. The following table sets forth, for the periods indicated, the high and low bid price for the common stock as reported on NASDAQ.

                                              High     Low
                                              ----     ---
       Quarter Ended March 31, 1999.......    $4.69    $3.13
       Quarter Ended June 30, 1999........    $6.00    $4.00
       Quarter Ended September 30, 1999...    $6.88    $5.00
       Quarter Ended December 31, 1999....    $7.94    $5.75
       Quarter Ended March 31, 2000.......    $6.38    $5.00
       Quarter Ended June 30, 2000........    $6.13    $4.50
       Quarter Ended September 30, 2000...    $5.56    $2.75
       Quarter Ended December 31, 2000....    $5.56    $2.50

     The Company has not declared or paid any dividends on the common stock
since its incorporation.   The Company currently intends to retain earnings for
its capital needs and expansion of its business and does not anticipate paying cash dividends on the common stock in the foreseeable future. Previously, the Company was restricted, pursuant to its loan agreement from paying dividends on the common stock if there was an outstanding balance under the loan agreement. Any loan agreements which the Company may enter into in the future will likely contain restrictions on the payment of dividends on its' common stock. Future policy with respect to dividends will be determined by the Board of Directors based upon the Company's earnings and financial condition, capital requirements and other considerations. The Company is a holding company that conducts substantially all of its operations through its subsidiaries. As a result, the Company's ability to pay dividends on the common stock is dependent on the cash flow of its subsidiaries.

     RECENT SALES OF UNREGISTERED SECURITIES. During the year ended December 31, 2000, directors, officers and other employees exercised options to purchase 33,665 shares of common stock. The sale of shares was privately made to directors, officers and other employees pursuant to the Company's 1985 and 1996 Stock Option Plans, at exercise prices between $2.7885 and $3.825 per share. The Company relied on an exemption under Section 4(2) of the Securities Act of 1933 in effecting these transactions.

ITEM 6.  SELECTED FINANCIAL DATA

     The selected financial data of the Company and its consolidated subsidiaries is presented for the five years ended December 31, 2000. The selected financial data should be read in conjunction with Item 7. "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements of the Company and the related notes included elsewhere in this report.

                                                                      YEAR ENDED DECEMBER 31,
                                     ------------------------------------------------------------------------------------------
                                         2000                      1999                  1998           1997           1996
                                     ------------              -----------           ----------        ------         ---------
Operating Revenues                   $  7,941,970              $  2,757,056          $  3,558,773      $ 4,982,606    $ 4,128,568

Net Income (Loss)                     (10,135,120)(3)           ($2,086,511)(4)       ($9,059,979)(3)  $   983,095    $    92,302

Net Income (Loss)
  per Common Share (1) (3)                 ($1.70)                   ($0.43)               ($2.02)            $.22          ($.06)

Weighted average number of
  Common Shares outstanding (3)         5,963,318                 4,837,504             4,492,344        4,462,072      3,107,206

Net Income (Loss)
  per diluted
  Common Share (1) (2)                     ($1.70)                   ($0.43)               ($2.02)            $.22          ($.06)

Weighted average number of
  Common Shares and dilutive
  Potential Common  Shares
  Outstanding  (2)                      5,963,318                 4,837,504             4,492,344        4,531,208      3,107,026

Working Capital                      $  1,388,465              $     93,231          $    310,543      $ 1,856,333    $   917,113

Total Assets                         $ 13,912,955              $ 21,538,216          $ 14,867,216      $24,644,387    $23,428,426

 Long-term debt                                 -                         -          $  2,060,600      $ 2,060,600    $ 2,060,600

1. Income from continuing operations per Common Share and dilutive Common Share is based on the weighted average number of Common Shares outstanding.

2. The weighted average number of Common Shares and potential Common Shares outstanding for the year ended December 31, 1996 has been restated to reflect the one-for-fifteen reverse stock split effected on December 8, 1997.

3. Includes a non-cash impairment of oil and gas properties effective December 31, 2000 and 1998.

4. Includes the gain on the sale of a one-sixth interest in the Blue Dolphin Pipeline System effective March 1, 1999, and a non-cash valuation allowance of its deferred tax assets.

ITEM 7. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following is a review of certain aspects of the financial condition and results of operations of the Company and should be read in conjunction with the Consolidated Financial Statements included in Item 8 and incorporated herein by reference, and Item 1. Business.

FINANCIAL CONDITION:  LIQUIDITY AND CAPITAL RESOURCES

     The following table summarizes our financial position at December 31, 2000 and 1999:

                                           December 31,
                                      (amounts in thousands)
                                      ----------------------
                                        2000             1999
                                        ----             ----
                                   Amount     %    Amount      %
                                   ------     --   ------      --
Working Capital                    $1,388     15   $    93      -
Property and equipment, net         5,345     58    15,195     82
Other noncurrent assets             2,476     27     3,316     18
                                   ------    ---   -------    ---
Total                              $9,209    100   $18,604    100
                                   ======    ===   =======    ===
Other non-current liabilities      $  550      6   $     -      -
Minority Interest                   1,196     13       958      5
Shareholders' equity                7,463     81    17,646     95
                                   ------    ---   -------    ---
Total                              $9,209    100   $18,604    100
                                   ======    ===   =======    ===

     The significant change in our financial position from December 31, 1999 to December 31, 2000, was due to the impairment of oil and gas properties of $10.7 million recorded in 2000, comprised of a non-cash write-off of proved reserves from the Buccaneer Field of $5.3 million and the recognition of associated plugging and abandonment costs estimated to be $5.4 million.

     Historically, the Company has primarily relied on the proceeds from financing activities and the sale of assets to supplement its capital requirements. In 2000, the Company financed its activities through both private debt financing and operating activities.

     The Company's future cash flows are subject to a number of variables, including the level of production, utilization of its pipeline systems from operating activities, utilization of the Company's services by third parties and commodity prices among others. The Company believes that it will have sufficient cash flow from operations, private equity or debt financing activities and the sale of assets to meet its obligations and operating needs for the current year. However, the Company cannot be assured that operations and other capital resources will provide cash in sufficient amounts to maintain planned levels of capital expenditures. The net cash provided by or used in our operating, investing and financing activities is summarized below:

                                            Years Ended December 31
                                            -----------------------
                                             (amounts in thousands)

                                           2000       1999        1998
                                           ----       ----        ----
    Net cash provided by (used in):
       Operating activities              $ 3,601    $(1,087)    $   397
       Investing activities               (3,548)    (5,458)     (1,791)
       Financing activities                  852      7,118         231
                                         -------    -------     -------
    Net increase (decrease) in cash      $   905    $   573     $(1,163)
                                         =======    =======     =======

     The Company's cash flow from operating activities increased by $4.7 million in 2000 from 1999, due primarily to income provided by American Resources, which was acquired in December 1999, and an increase in oil and gas volumes transported on the Black Marlin System along with gas price increases. The Company's cash flows from operating activities decreased $1.5 million in 1999 from 1998, due primarily to a decline in oil and gas volumes transported by the Blue Dolphin System. The Blue Dolphin System is dependent upon drilling and development activity in its vicinity which was very limited during 2000, 1999 and 1998.

     Cash flow used in investing activities in 2000 included capital expenditures for the exploration and development costs associated with the American Resources oil and gas properties of approximately $1.9 million and construction of the pipeline from High Island A-5 to the Black Marlin Pipeline of $.9 million. Cash flow used in investing activities in 1999 primarily included capital expenditures for the acquisition of the 50% ownership interest in the Black Marlin Pipeline of $2.7 million and the 75% ownership interest in American Resources of $4.5 million. Cash flow used in investing activities in 1998 included the unreimbursed costs of the oil and gas prospect generation program of $.7 million and development costs of Petroport of $.8 million.

     Cash flow provided by financing activities in 2000 primarily consisted of proceeds received from private placement of debt securities in the aggregate principal amount of $1.0 million. The Company issued three convertible promissory notes in 2000 totaling $1.0 million: two in the principal amount of $200,000 each on May 25, 2000 and July 6, 2000, issued to Ivar Siem, Chairman of the Company, and one in the principal amount of $0.6 million on November 30, 2000, issued to TI A/S, beneficially controlled by Ivar Siem. These convertible promissory notes were due March 31, 2001, bore interest at the rate of 10% per annum and were convertible into common stock at the rate of $6.00 per share. In January 2001, the Company retired these notes and a $1.0 million convertible promissory note payable to Harris A. Kaffie, a director of the Company, with the proceeds received from the sale of the Black Marlin System. The Company expects to continue to seek external financing to meet its liquidity requirements.

     On January 22, 2001, the Company and its partners sold the Black Marlin Pipeline System for $7.3 million and the recently constructed High Island Block A-5 pipeline for $2.0 million to Williams Field Services; $3.6 million and $1.0 million, respectively, net to the Company's interest. The Black Marlin System accounted for 30% of the Company's revenues for the year ended December 31, 2000.

     In November 2000, the Company elected to abandon the Buccaneer field due to adverse developments in the field. See Item 1 Business "Oil and Gas Exploration and Production Activities - Buccaneer Field." The Company reached an agreement with Tetra Applied Technologies, Inc. ("Tetra"), to plug and abandon the wells located in the Buccaneer Field. Tetra plugged and abandoned the remaining ten wells in the Buccaneer Field in the first quarter of 2001 for approximately $1.1 million. In addition, Maritech Resources, Inc. ("Maritech") an affiliate of Tetra has purchased an adjacent lease on which the Company provided production operating services to Apache Corporation. In December 2000, as a result of the Company's plans to abandon the Buccaneer Field platform facilities, the Company and Maritech terminated the operating agreement. A new platform will be installed to operate and maintain the Blue Dolphin Pipeline System, as well as handle the production from Maritech's lease. The Blue Dolphin System is currently tied into and operated from the Buccaneer Field platforms. The Company believes that the installation of the new platform is the best alternative to continue to operate and maintain the Blue Dolphin System. The Company expects that the platform will be installed in the second quarter of 2001, at an estimated cost of $1.5 million net to the Company's 50% interest in the Blue Dolphin System. The removal of the Buccaneer Field platform facilities is expected to begin in the second half of 2001, at an estimated cost of $4.3 million.

     The Company will partially finance the well plugging and abandonment and the removal of the Buccaneer Field platform facilities totaling $5.4 million, by using its escrow fund for abandonment obligations of approximately $1.5 million. The Company expects to finance the remaining costs, and install a new Blue Dolphin System platform from the proceeds received from the sale of the Black Marlin System and from working capital and the private placement of debt or equity securities.

     In December 1999, the Company entered into an agreement with Fidelity Oil to manage their interest in the oil and gas properties acquired from American Resources for $40,000 per month. This amount was intended to reimburse the Company for the cost of the services provided. During the year ended December 31, 2000 the Company received $480,000 in management fees pursuant to this agreement. The agreement expired in December 2000 and provides for continuation thereafter on a year to year basis unless terminated by either party or extended by Fidelity Oil. Fidelity Oil terminated this agreement effective December 31, 2000.

     The Company's $10.0 million reducing revolving credit facility with Bank
One, Texas, N.A. (the "Loan Agreement") expired on December 31, 2000.   There
was no outstanding balance at December 31, 2000.

     In July 2000, the Company executed an agreement to provide transportation services for Vastar Resources in High Island Block A-5 offshore Texas in the Gulf of Mexico. To accommodate this production, the Company agreed to construct a 3.4 mile 12" diameter pipeline from the production platform in High Island A-5 to the Black Marlin Pipeline. The cost to construct the pipeline was $1.9 million, $.9 million net to the Company's 50% interest in the pipeline. The pipeline was completed in September 2000. The Company sold this pipeline with the Black Marlin System in January 2001.

     In July 2000, the Company acquired an 83.3% ownership interest in an 8-inch, 12.78-mile pipeline from Walter Oil and Gas Corp. for approximately $224,000. The pipeline extends from Galveston Area Block 350 to an interconnect to another pipeline in Galveston Area Block 391, approximately 14 miles south of the Company's Blue Dolphin Pipeline. The pipeline currently transports 6 Mmcf of gas per day. The Company believes it is well positioned to attract future discoveries in the area.

     The reserves and future net revenues presented in Item 1 "Business - Oil and Gas Exploration and Production Activities," reflect capital expenditures totaling $898,900, $209,200, $189,300, $141,500 and $179,600 in the years ending
December 31, 2001, 2002, 2003, 2004 and 2005, respectively. Management will continue to evaluate its capital expenditure program based on, among other things, field reservoir performance, availability and cost of drilling and workover equipment, and demand and prices obtainable for the Company's production, as well as availability of capital resources. There can be no assurance that reserves will be developed as currently planned.

     In April 2000, the Company amended its prospect generation program agreement with Fidelity Oil, whereby in exchange for certain participation rights of up to 100%, Fidelity Oil funded $1.1 million of the costs associated with the program during 2000. Fidelity Oil also reimbursed the Company for seismic data acquired. Fidelity Oil withdrew from the prospect generation program effective December 31, 2000. If funding from alternate sources is not arranged, the Company may terminate its prospect generation program.

     The Company developed prospects on three leases, awarded by the MMS, through its offshore prospect generation program. The leases were awarded to Callon Petroleum Operating Company ("Callon"), a subsidiary of Callon Petroleum Company, on high bids submitted at MMS Western Gulf of Mexico Lease Sale 177 held August 23, 2000. The leases cover Galveston Area Blocks 271 and 284, and

Matagorda Island Area Block 710. Callon will own a 50% interest and operate all leases. Other owners include Fidelity Oil, 40% and Black Hills Exploration and Production, Inc., a subsidiary of Black Hills Corporation, 10%. A fourth block, Galveston Area Block 285 acquired by the Company in 1998, will be assigned to the same ownership group. The Company's subsidiary, Blue Dolphin Exploration Company, owns a 10% reversionary working interest in the four leases after lease-wide payout is achieved by the original working interest owners.

     The Company previously announced a gas discovery in High Island Area Block A-7, in the Gulf of Mexico. The Company acquired the block in 1995, and owns an 8.9% reversionary working interest after lease-wide payout is first achieved. Production from the first well in the block began in September 2000 at a rate of 34 Mmcf of gas per day. A second successful discovery well was drilled and is expected to be on production in the second or third quarter of 2001. A third well is currently being drilled. Before the Company is assigned its working interest, the initial working interest owners must achieve lease-wide payout of their investment.

    In December 1999, American Resources was paid approximately $4.5 million by Blue Dolphin Exploration for American Resources common stock, representing a 75% ownership interest, and $24.2 million by Fidelity Oil for an 80% interest in its Gulf of Mexico assets. The proceeds were used by American Resources to retire certain indebtedness. The indebtedness included American Resources senior secured debt totaling approximately $51.2 million to Den norske bank ("Den norske"). Den norske sold the senior debt for $27.0 million and a contingent future payment if the cumulative net revenues received by American Resources and Fidelity Oil attributable to American Resources proved oil and gas reserves in the Gulf of Mexico as of January 1, 1999, exceed $30.0 million during the period January 1, 1999, through December 31, 2001. If that occurs Den norske will be entitled to receive an amount equal to 50% of the net revenues in excess of $30.0 million during that three-year period. If any contingent amount becomes payable to Den norske, 80% will be paid by Fidelity Oil and 20% will be paid by American Resources. The payment, if any, is due on March 15, 2002. American Resources now estimates that it is probable that a payment to Den norske will be due based upon current market conditions. The Company has provided for a liability to Den norske in the amount of $550,000 at December 31, 2000.

    Although the Loan Agreement expired in December 2000, the Company believes that it has, or can obtain, adequate capital to continue to meet its anticipated capital requirements. In the past, the Company's requirements have been financed by the disposition of certain assets, for example, interests in its pipelines, by borrowings under the Loan Agreement, private placements of its equity and debt securities, and investments by its directors. However, there can be no assurance that the Company will be able to continue to obtain financing from these sources or sell assets on commercially acceptable terms. The Company's inability to finance its capital requirements may adversely affect its results of operations, timing for major pipeline expansions, growth in oil and gas prospect generation activities, developmental midstream projects and other projects.

RESULTS OF OPERATIONS

     For the year ended December 31, 2000, the Company reported a net loss of $10,135,120, compared to a net loss of $2,086,511 for the year ended December 31, 1999. The 2000 loss was due to the impairment of oil and gas properties recorded in 2000 of $10,754,976.

     For the year ended December 31, 1999, the Company reported a net loss of $2,086,511, compared to net loss of $9,059,979 reported for the year ended December 31, 1998, representing an improvement of $6,973,468. The improvement is primarily due to a non-cash impairment of oil and gas properties recorded at December 31, 1998 of $8,952,785, net of income tax benefit, offset in part by a non-cash valuation allowance on deferred tax assets of $1,858,608 recorded at December 31, 1999.

2000 compared to 1999

     REVENUE FROM OIL AND GAS SALES AND OPERATING FEES. Revenues from oil and gas sales increased by $4,952,037 in 2000, from those of 1999 due to the acquisition of American Resources in December 1999, resulting in additional revenues of $4,925,497 in 2000. In addition, oil and gas sales from the Buccaneer Field increased by approximately $205,000 due to a 86% increase in commodity prices from 1999 to 2000. However, Buccaneer Field production ceased in July 2000, due to downhole mechanical problems and subsequently the Buccaneer Field leases terminated in January 2001.

     REVENUE FROM PIPELINE OPERATIONS. Revenues from pipeline operations increased by $336,580 or 18% in 2000 to $2,212,296 from 1999. The increase was primarily due to an increase in gas volumes transported on the Black Marlin Pipeline System, which system was acquired on March 1, 1999, resulting in a $486,754 increase in pipeline revenues in 2000. During 2000, average daily gas volumes transported by the Black Marlin Pipeline System were 81,000 Mmbtu per day compared to 58,000 Mmbtu per day during the ten months the Company owned the system in 1999. This increase was offset in part by a decline in gas volumes on the Blue Dolphin Pipeline System. During 2000, average daily gas volumes transported by the Blue Dolphin Pipeline System were 30,000 Mmbtu per day compared to 38,000 Mmbtu per day during 1999, resulting in a reduction in pipeline revenues of $154,533. The reduction in pipeline revenue is partially attributable to a decrease in the Company's interest in the Blue Dolphin Pipeline System. On March 1, 1999, the Company sold a 1/6th interest in the Blue Dolphin Pipeline System, reducing its interest from 67% to 50%.

     LEASE OPERATING EXPENSES. Lease operating expenses for 2000 increased by $268,387 from 1999 due to the acquisition of American Resources in December 1999, resulting in additional lease operating expenses in 2000 of $661,243. The increase in expenses was offset by lower lease operating expenses in 2000 associated with the Buccaneer Field of $392,856.


     DEPLETION, DEPRECIATION AND AMORTIZATION EXPENSE. Depletion, depreciation and amortization for 2000 increased $1,401,624, primarily due to the acquisition of American Resources in December 1999, resulting in increased depletion of $1,484,584 in 2000.

     IMPAIRMENT OF OIL AND GAS PROPERTIES. The Company recorded an impairment of oil and gas properties of $10,754,976, in 2000, comprised of a non-cash write-off of proved reserves from the Buccaneer Field of $5,354,976 and the recognition of associated plugging and abandonment costs estimated to be $5,400,000.

    INTEREST AND OTHER EXPENSE. In 2000, interest and other expense increased $523,256, due primarily to the recording of a $550,000 liability providing for the contingent payment associated with the acquisition of American Resources senior debt in December 1999 (see note 9 to the Company's Financial Statements). In addition the Company retired $1,811,555 principal amount of promissory notes in December 1999, resulting in a decrease in interest expense of $170,211. The decrease was offset in part by interest expense of $126,990 on the $1,000,000 convertible promissory note issued in December 1999, the $200,000 convertible promissory note issued in May 2000, the $200,000 convertible promissory note issued in July 2000 and the $600,000 convertible promissory note issued in November 2000.

1999 compared to 1998

     REVENUE FROM OIL AND GAS SALES AND OPERATING FEES. Oil and gas sales and operating fees increased by $111,511 or 15% in 1999 to $881,340 from 1998. The acquisition of American Resources in December 1999 provided revenues of $307,195, partially offset by a reduction in Buccaneer Field revenues of $195,684 or 25%. Although commodity prices in general increased during 1999, gas sales from the Buccaneer Field were based on a fixed price of $2.08 per MMBtu through September 1999. Since October 1999, the price received for Buccaneer Field gas production has been based on the current monthly market price.

     REVENUE FROM PIPELINE OPERATIONS. Pipeline system revenues decreased by $913,228 or 33% in 1999 to $1,875,716 from 1998. The decrease was due to a decline in gas and oil volumes transported by the Blue Dolphin System of approximately $1,424,749, and the sale of a one-sixth interest in the Blue Dolphin System in March 1999, reducing revenues by $189,623, offset in part by the acquisition of the Black Marlin System in March 1999, which provided revenues of $701,144.

     LEASE OPERATING EXPENSES. Lease operating expenses increased by $254,450 or 30% in 1999 to $1,100,549 from 1998. The increase was due primarily to costs of approximately $187,738 associated with repairs made to the offshore platforms in the Buccaneer Field in 1999 and approximately $66,712 associated with the American Resources properties that were acquired in December 1999.

     PIPELINE OPERATING EXPENSES. Pipeline operating expenses increased $218,946 or 25% to $1,102,998 from 1998. The increase was due to the acquisition of the Black Marlin System in March 1999, adding expenses of $393,696 in 1999, offset in part by the sale of a one-sixth interest in the Blue Dolphin System in March 1999, reducing expenses by $108,205, and cost reductions from continuing operations of $66,545.

     DEPLETION, DEPRECIATION AND AMORTIZATION. Depletion, depreciation and amortization expense increased by $194,304 or 48% in 1999 to $595,286 from 1998. The increase was due to the acquisition of the Black Marlin System in March 1999, resulting in additional depreciation of approximately $199,017, and American Resources in December 1999, resulting in additional depletion of approximately $124,562. These increases were partially offset by a reduction in depletion due to lower production volumes from the Buccaneer Field of approximately $92,475, and the sale of a one-sixth interest in the Blue Dolphin System in March 1999, resulting in a $36,800 reduction in depreciation.

     GENERAL AND ADMINISTRATIVE EXPENSES. General and administrative expenses increased $595,067 or 41% to $2,061,805 from 1998. The increase was primarily due to increased personnel costs associated with the Company's asset acquisitions during 1999. The Company expects to maintain this higher level of general and administrative expenses.

     GAIN ON SALE OF ASSETS. In March 1999, the Company reported a gain on the sale of a one-sixth interest in the Blue Dolphin System of approximately $2,052,920.

     INCOME TAX EXPENSE.   In 1999 the Company recorded a valuation allowance of
its deferred tax assets in accordance with SFAS No. 109 Accounting for Income Taxes, whereby the deferred tax asset of $2,103,052 was reduced to $244,444, resulting in an increase in income tax expense of $1,858,608.

RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

     Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS 133"), was issued in June 1998 by the Financial Accounting Standards Board.

SFAS 133 establishes new accounting and reporting standards for derivative instruments and for hedging activities. This statement requires an entity to establish at the inception of a hedge, the method it will use for assessing the effectiveness of the hedging derivative and the measurement approach for determining the ineffective aspect of the hedge. Those methods must be consistent with the entity's approach to managing risk. Certain provisions of SFAS 133 were amended by SFAS 138, "Accounting for Certain Derivative Instruments and Certain Hedging Activities - an amendment of Statement 133", SFAS 133, as amended, is effective for all fiscal quarters of fiscal years beginning after June 15, 2000. SFAS 133, as amended, will not have a material effect on the Company's consolidated financial position or the results of operations.

     In March 2000, the FASB issued FASB Interpretation No. 44 "Accounting for Certain Transactions involving Stock Compensation - and interpretation of APB Opinion No. 25" ("FIN 44"). FIN 44 provides guidance on the accounting for certain stock option transactions and subsequent amendments to stock option transactions. FIN 44 is effective July 1, 2000, but certain conclusions cover specific events that occur after either December 15, 1998 or January 12, 2000. To the extent that FIN 44 covers events occurring during the periods from December 15, 1998 and January 12, 2000, but before July 1, 2000, the effects of applying this interpretation are to be recognized on a prospective basis. FIN 44 did not have a material effect on the Company's consolidated financial position or the results of operations.

     In December 1999, the Securities and Exchange Commission ("SEC") issued Staff Accounting Bulletin No. 101, "Revenue Recognition" ("SAB 101"), which provides guidance on the recognition, presentation and disclosure of revenue in financial statements filed with the SEC. Subsequently, the SEC released SAB 101B, which delayed the implementation date of SAB 101 for registrants with fiscal years beginning between December 16, 1999 and March 15, 2000. SAB 101 did not have a material effect on the Company's consolidated financial position or the results of operations.

     In April 1998, the Accounting Standards Executive Committee of the American Institute of Certified Public Accountants issued Statement of Position 98-5, "Reporting on the Costs of Start-Up Activities" ("SOP 98-5"). SOP 98-5 requires that costs of start-up activities be charged to expense as incurred and broadly defines such costs. The Company has capitalized certain costs incurred in connection with a new business segment, and SOP 98-5 requires that such costs be charged to results of operations upon its adoption. The Company adopted the requirements of SOP 98-5 as of January 1, 1999, resulting in a cumulative effect of a change in an accounting principle of $80,334, net of income tax benefit of $41,480.

ITEM 7A.  QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

     The Company is exposed to market risk, including adverse changes in commodity prices and interest rates as discussed below.

     COMMODITY PRICE RISK: The Company produces and sells gas, crude oil, and gas liquids. As a result, the Company's financial results can be significantly affected if these commodity prices fluctuate widely in response to changing market forces. Except as discussed below, the Company has not used derivative products in the past to manage commodity price risk.

     INTEREST RATE RISK: The Company currently has no short-term or long-term debt with floating interest rates and, is not subject to risk of interest rate changes.

     DERIVATIVES: In October 1999, American Resources sold call options for 5 Mmbtu's per day of gas at a call price of $3.25 per Mmbtu to H & N Gas. The call options expired in September 2000. In exchange for establishing a ceiling of $3.25 per Mmbtu over the option term, American Resources received an average option premium of approximately $0.12 per Mmbtu on the volumes contracted for under the call option agreement. Fidelity Oil agreed to assume 80%, or 4 Mmbtu's per day, of any liability from these options. The call options were settled each month. The months of October 1999 through May 2000 expired with no liability to American Resources. The liability from the options for the months of June, July, August and September 2000, included settlement amounts of $147,900, $222,580, $79,515 and $215,250, respectively, of which Fidelity Oil has reimbursed American Resources $118,320, $178,064, $63,612 and $172,200,
respectively. The Company had no derivative contracts in place as of December 31, 2000.

ITEM 8.  FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

                                                                      Page
                                                                      ----

       Index to Financial Statements:

       Independent Auditors' Report.................................   36

       Consolidated Balance Sheets, at December 31, 2000 and 1999...   38

       Consolidated Statements of Operations, for the years
            ended December 31, 2000, 1999, and 1998.................   40

       Consolidated Statements of Stockholders' Equity, for the
            years ended December 31, 2000, 1999, and 1998...........   41

       Consolidated Statements of Cash Flows, for the years
            ended December 31, 2000, 1999, and 1998.................   42

       Notes to Consolidated Financial Statements...................   44

                          Independent Auditors' Report

The Board of Directors
Blue Dolphin Energy Company:

We have audited the accompanying consolidated balance sheets of Blue Dolphin Energy Company and subsidiaries as of December 31, 2000 and 1999, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 2000. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We did not audit the consolidated financial statements of American Resources Offshore, Inc., a 77 percent owned subsidiary, which statements reflect total assets constituting 80 percent and total revenues constituting 66 percent in 2000 of the related consolidated totals. Those statements were audited by other auditors whose report has been furnished to us, and our opinion, insofar as it relates to the amounts included for American Resources Offshore, Inc., is based solely on the report of the other auditors.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, based on our audits and the report of other auditors, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Blue Dolphin Energy Company and subsidiaries as of December 31, 2000 and 1999, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2000 in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 1 to the consolidated financial statements, effective January 1, 1999, the Company changed its method of accounting for costs of start-up activities.

                                                     /s/  KPMG LLP

Houston, Texas
March 23, 2001

                          Independent Auditors' Report


The Board of Directors and Shareholders
American Resources Offshore, Inc.


We have audited the consolidated balance sheets of American Resources Offshore, Inc. as of December 31, 2000 and 1999, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the period ended December 31, 2000 (not presented separately herein). These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion of these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of American Resources Offshore, Inc. as of December 31, 2000 and 1999, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2000, in conformity with accounting principles generally accepted in the United States.

                                         /s/ Ernst & Young LLP

New Orleans, Louisiana
February 23, 2001

                 BLUE DOLPHIN ENERGY COMPANY AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                          December 31, 2000 and 1999


                     Assets                           2000         1999
                     ------                        -----------   ----------
Current assets:
 Cash and cash equivalents                         $ 2,071,682    1,166,730
 Trade accounts receivable                           2,406,751    1,542,328
 Funds escrowed for abandonment                      1,485,728           --
 Prepaid expenses and other assets                     127,913      318,139
                                                   -----------   ----------
   Total current assets                              6,092,074    3,027,197
                                                   -----------   ----------
Property and equipment, at cost:
 Oil and gas properties, including $430,782
 and $950,813 of unproved leasehold cost at
 December 31, 2000 and 1999, respectively
 (full-cost method)                                 28,032,211   26,474,957
 Onshore separation and handling facilities          1,583,610    1,583,610
 Land                                                  930,500      930,500
 Pipelines                                           4,845,975    3,653,397
 Other property and equipment                          397,683      431,294
                                                   -----------   ----------
                                                    35,789,979   33,073,758
 Less accumulated depletion, depreciation,
  amortization and impairment                       30,444,622   17,879,183
                                                   -----------   ----------
                                                     5,345,357   15,194,575

Deferred federal income tax                            244,444      244,444
Acquisition and development costs - Petroport        1,885,219    1,741,823
Funds escrowed for abandonment                              --    1,168,564
Other assets                                           345,861      161,613
                                                   -----------   ----------
                                                   $13,912,955   21,538,216
                                                   ===========   ==========

See accompanying notes to consolidated financial statements.



                                                                     (Continued)

                 BLUE DOLPHIN ENERGY COMPANY AND SUBSIDIARIES

                          December 31, 2000 and 1999


             Liabilities and Stockholders' Equity                     2000                 1999
             ------------------------------------                     ----                 ----
Current liabilities:
     Trade accounts payable and accrued expenses              $       2,235,493            1,347,944
     Current portion of long term debt                                  218,412              319,045
     Note payable - related party                                     2,000,000            1,000,000
     Accrued expenses and other liabilities                             249,704              266,977
                                                               ----------------     ----------------
             Total current liabilities                                4,703,609            2,933,966
                                                               ----------------     ----------------

Other non-current liabilities                                           550,000                   --

Minority interest                                                     1,196,479              958,521

Stockholders' equity:
     Common stock, $.01 par value, 10,000,000 shares
       authorized at December 31, 2000 and 1999, 6,016,718
       shares issued and outstanding at December 31,
       2000; 5,950,879 shares issued and outstanding
       at December 31, 1999                                              60,167               59,509
     Additional paid-in capital                                      25,775,417           25,823,817
     Accumulated (deficit)                                          (18,372,717)          (8,237,597)
                                                               ----------------     ----------------

             Total stockholders' equity                               7,462,867           17,645,729

                                                               $     13,912,955           21,538,216
                                                               ----------------     ----------------


See accompanying notes to consolidated financial statements.

                 BLUE DOLPHIN ENERGY COMPANY AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                 Years ended December 31, 2000, 1999 and 1998



                                                                   2000            1999          1998
                                                                ------------    ----------    -----------
Revenue from operations:
 Oil and gas sales                                              $  5,519,140       567,103        412,753
 Pipeline operations                                               2,212,296     1,875,716      2,788,944
 Operating fees                                                      210,534       314,237        357,076
                                                                ------------    ----------    -----------
   Revenue from operations                                         7,941,970     2,757,056      3,558,773
                                                                ------------    ----------    -----------
Cost of operations:
 Lease operating expenses                                          1,368,936     1,100,549        846,099
 Pipeline operating expenses                                         976,999     1,102,998        884,052
 Impairment of oil and gas properties                             10,754,976            --     12,011,544
 Depletion, depreciation and amortization                          1,996,910       595,286        400,982
 General and administrative expenses                               2,093,840     2,061,805      1,466,738
                                                                ------------    ----------    -----------
   Cost of operations                                             17,191,661     4,860,638     15,609,415
                                                                ------------    ----------    -----------
   Loss from operations                                           (9,249,691)   (2,103,582)   (12,050,642)

Other income (expense):
 Interest and other expense                                         (761,578)     (238,322)      (215,141)
 Gain on sale of assets                                                   --     2,052,920             --
 Interest and other income                                           114,107        80,722        105,994
                                                                ------------    ----------    -----------
   Loss before income taxes                                       (9,897,162)     (208,262)   (12,159,789)

Minority interest                                                   (237,958)         (882)            --

Income tax benefit (expense)                                              --    (1,797,033)     3,099,810
                                                                ------------    ----------    -----------
   Loss before cumulative effect of a
   change in an accounting principle                             (10,135,120)   (2,006,177)    (9,059,979)

Change in accounting principle (net of $41,480 income tax)                --       (80,334)            --
                                                                ------------    ----------    -----------
   Net loss                                                     $(10,135,120)   (2,086,511)    (9,059,979)
                                                                ============    ==========    ===========
Earnings per common share-basic and diluted
  Loss before accounting change                                       $(1.70)        (0.41)         (2.02)
  Cumulative effect of a change in accounting principle                   --         (0.02)            --
  Net loss                                                            $(1.70)        (0.43)         (2.02)
                                                                ============    ==========    ===========
Weighted average number of common shares
 outstanding:                                                      5,963,318     4,837,504      4,492,344



See accompanying notes to consolidated financial statements.

                 BLUE DOLPHIN ENERGY COMPANY AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                 Years ended December 31, 2000, 1999, and 1998



                                                          ADDITIONAL                      TOTAL
                                               COMMON      PAID-IN      ACCUMULATED    STOCKHOLDERS'
                                               STOCK       CAPITAL       (DEFICIT)        EQUITY
                                               -----      ---------     ----------    -------------
Balance at December 31, 1997                   44,918     17,669,515      2,908,894    20,623,327
                                              -------     ----------    -----------   -----------
  Exercise of 12,780 stock options                128         35,509             --        35,637
  Other                                            --         (4,191)            --        (4,191)
  Net loss                                         --             --     (9,059,979)   (9,059,979)
                                              -------     ----------    -----------   -----------
Balance at December 31, 1998                   45,046     17,700,833     (6,151,085)   11,594,794
                                              -------     ----------    -----------   -----------
  Exercise of 32,004 stock options                320        115,073             --       115,393
  Cancellation of 14,470 shares of stock         (145)       (85,010)            --       (85,155)
  Issuance of  shares to 401K plan                200         59,800             --        60,000
  Private placements                           10,939      6,159,980             --     6,170,919
  Notes and accrued interest
          tendered for stock                    3,149      1,886,241             --     1,889,390
  Other                                            --        (13,100)            (1)      (13,101)
  Net loss                                         --             --     (2,086,511)   (2,086,511)
                                              -------     ----------    -----------   -----------
Balance at December 31, 1999                  $59,509     25,823,817     (8,237,597)   17,645,729
                                              -------     ----------    -----------   -----------
  Exercise of 33,665 stock options                336        109,843             --       110,179
  Issuance of  shares to 401K plan                300         89,700             --        90,000
  Stock registration costs and other               22       (247,943)            --      (247,921)
  Net loss                                                              (10,135,120)  (10,135,120)
                                              -------     ----------    -----------   -----------
Balance at December 31, 2000                   60,167     25,775,417    (18,372,717)    7,462,867
                                              =======     ==========    ===========   ===========

See accompanying notes to consolidated financial statements.

                 BLUE DOLPHIN ENERGY COMPANY AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                 Years ended December 31, 2000, 1999, and 1998


                                                                2000            1999           1998
                                                             ------------    -----------    ----------
Operating activities:
 Net income (loss)                                           $(10,135,120)    (2,086,511)   (9,059,979)
 Adjustments to reconcile net income to net cash
  provided by operating activities:
   Depletion, depreciation and amortization                     1,996,910        595,286       400,982
   Minority interest                                              237,958            882            --
   Deferred income taxes                                               --      1,765,616    (3,113,980)
   Change in accounting principle                                      --        121,814            --
   Gain on sale of property and equipment                              --     (2,052,920)           --
   Impairment of oil and gas properties                        10,754,976             --    12,011,544
   Increase in other non-current liabilities                      550,000             --            --
   Changes in operating assets and liabilities:
    (Increase) decrease in trade accounts receivable             (864,423)      (771,060)       90,472
    (Increase) decrease in prepaid
     expenses and other assets                                    190,226       (298,298)      (62,750)
    (Decrease) increase in trade accounts payable,
     accrued expenses and other liabilities                       870,276      1,638,583       130,282
                                                               ----------    -----------    ----------
      Net cash provided by (used in)
      operating activities                                      3,600,803     (1,086,608)      396,571
                                                               ----------    -----------    ----------
Investing activities:
 Oil and gas prospect generation costs                                 --     (1,268,098)     (737,868)
 Reimbursement of oil and gas prospect generation costs                --      1,292,125
 Development costs - New Avoca                                   (184,248)            --            --
 Exploration and development costs                             (1,620,564)            --      (100,051)
 Purchases of property and equipment                           (1,269,924)   (10,290,563)     (354,821)
 Net proceeds from sale of assets                                      --      5,513,423            --
 Acquisition and development costs - Petroport                   (155,576)      (299,426)     (822,086)
 Reduction of escrowed abandonment fund                                --             --       593,830
 Abandonment of oil and gas properties                                 --       (344,698)           --
 Funds escrowed for abandonment costs                            (317,164)       (60,991)     (369,806)
                                                               ----------    -----------    ----------
      Net cash used in
       investing activities                                    (3,547,476)    (5,458,228)   (1,790,802)
                                                               ----------    -----------    ----------

See accompanying notes to consolidated financial statements.

                 BLUE DOLPHIN ENERGY COMPANY AND SUBSIDIARIES

                 Years ended December 31, 2000, 1999, and 1998



                                                       2000         1999           1998
                                                    ----------    ---------      ---------
Financing activities:
 Proceeds from borrowings, Bank                             --      200,000       200,000
 Proceeds from borrowings, Director                  1,000,000    1,000,000
 Payments on borrowings                               (100,633)    (330,000)           --
 Payments of offering costs and other                 (247,921)          --            --
 Net proceeds from private placement                        --    6,170,919
 Net proceeds from the issuance of stock
  and the exercise of stock options                    200,179       77,138        31,446
                                                    ----------    ---------    ----------
   Net cash provided by
    financing activities                               851,625    7,118,057       231,446
                                                    ----------    ---------    ----------
   Increase (decrease) in cash                         904,952      573,221    (1,162,785)

Cash and cash equivalents at beginning of year       1,166,730      593,509     1,756,294
                                                    ----------    ---------    ----------
Cash and cash equivalents at end of year            $2,071,682    1,166,730       593,509
                                                    ==========    =========    ==========
Supplementary cash flow information:
   Interest paid                                    $   86,316      326,819       214,926
                                                    ==========    =========    ==========
   Income taxes (received) paid                     $    8,498       12,620       (93,264)
                                                    ==========    =========    ==========



NON-CASH TRANSACTIONS:

During 1999, holders of $1,811,555 of notes payable along with accrued interest of $77,835 converted the notes payable into 314,898 shares of Common Stock.


See accompanying notes to consolidated financial statements.

                  BLUE DOLPHIN ENERGY COMPANY AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                        December 31, 2000, 1999 and 1998


(1)  ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES

     ORGANIZATION


     Blue Dolphin Energy Company (the Company) was incorporated in Delaware in January 1986 to engage in oil and gas exploration, production and acquisition activities and oil and gas transportation and marketing. It was formed pursuant to a reorganization effective June 9, 1986.

     PRINCIPLES OF CONSOLIDATION


     The consolidated financial statements of the Company include the accounts of its wholly-owned subsidiaries and majority owned subsidiary (American Resources). All significant intercompany balances and transactions have been eliminated in consolidation.

     ACCOUNTING ESTIMATES


     Management has made a number of estimates and assumptions relating to the reporting of assets and liabilities and to the disclosure of contingent assets and liabilities including reserve information which affects the depletion calculation as well as the computation of the full cost ceiling limitation to prepare these financial statements in conformity with generally accepted accounting principles. Actual results could differ from those estimates.

     CASH EQUIVALENTS


     Cash equivalents include liquid investments with an original maturity of three months or less.

     OIL AND GAS PROPERTIES


     Oil and gas properties are accounted for using the full-cost method of accounting, whereby all costs associated with acquisition, exploration, and development of oil and gas properties, including directly related internal costs, are capitalized on a country-by-country cost center basis. Due to the difference in the expected life of the reserves of the properties, the Company uses two separate cost centers, one for its Buccaneer Field property and one for its other properties. With the write off of the Buccaneer Field during the year ended December 31, 2000, the Company is now utilizing one cost center for all of its properties. Amortization of such costs and estimated future development costs are determined using the unit-of-



                                                                     (Continued)

                 BLUE DOLPHIN ENERGY COMPANY AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


     production method. Provision for the estimated costs of offshore platform and well abandonment, net of salvage value, is computed on the units of production method and is included in depletion, depreciation and amortization. Costs directly associated with the acquisition and evaluation of unproved properties are excluded from the amortization computation until it is determined whether or not proved reserves can be assigned to the properties or impairment has occurred. Estimated proved oil and gas reserves are based upon reports of independent petroleum engineers. The net carrying value of oil and gas properties, less related deferred income taxes, is limited to the lower of unamortized cost or the cost center ceiling, defined as the sum of the present value (10% discount rate applied) of estimated future net revenues from proved reserves, after giving effect to income taxes, and the lower of cost or estimated fair value of unproved properties. Disposition of oil and gas properties are recorded as adjustments to capitalized costs, with no gain or loss recognized unless such adjustments would significantly alter the relationship between capitalized costs and proved reserves.

     The following table reflects the depletion expense incurred from oil and gas properties during the periods indicated:


                                                   Year Ended December 31,
                                                  ------------------------
                                                   2000     1999      1998
                                                   ----     ----      ----
            Depletion expense per Mcf
            equivalent produced                    $1.18    $0.83    $0.77
                                                   =====    =====    =====

     At December 31, 2000, oil and gas properties included $430,782 of unproved leasehold costs that are not being amortized. These costs will begin to be amortized when they are evaluated and proved reserves are discovered, impairment is indicated or when the lease term expires. Unproved leasehold costs consist of interests in state and federal leases located in the Gulf of Mexico with expiration dates ranging from January 2001 to November 2004. In order to retain the leases after the primary term, they must be producing or development operations must be in progress. The leases have primary terms of 5 years. Development of these leases is dependent upon the other owners of the leases to initiate a plan of development.

     The following table reflects the periods when costs were incurred for unproved leasehold costs:

                                                  Year Ended December 31,
                                     --------------------------------------------
                                       Total        2000       1999        1998
                                     --------     --------   -------     --------
Property acquisition costs           $280,438           -     280,438          -

Exploration costs                     150,344           -      57,632     92,712
                                     --------     -------     -------     ------

                                     $430,782           -     338,070     92,712
                                     ========     =======     =======     ======


                                                                     (Continued)

                 BLUE DOLPHIN ENERGY COMPANY AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



     The Company capitalizes interest on expenditures made in connection with significant exploration and production projects that are not subject to current amortization. Interest is capitalized only for the period that activities are in progress to bring these projects to their intended use. No interest has been capitalized for the periods reflected herein.

     PIPELINES AND FACILITIES


     Pipelines and facilities are recorded at cost. Depreciation is computed using the straight-line method over estimated useful lives of 10-25 years. Provision for the estimated cost of pipeline and facilities abandonment, net of salvage value, is computed on a straight line basis over the estimated useful life of such assets and is included in DD&A.

     The Company in 1995 adopted Statement of Financial Accounting Standards ("SFAS") No. 121, Accounting for the Impairment of Long-lived Assets and for Long-lived Assets to Be Disposed Of, with no impact to the Company's consolidated financial statements. Assets are grouped and evaluated for impairment based on the ability to identify separate cash flows generated therefrom.

     OTHER PROPERTY AND EQUIPMENT


     Depreciation of furniture, fixtures and other equipment, including assets held under capital leases, is computed using the straight-line method over estimated useful lives of 2-5 years.

     ABANDONMENT


     A provision for the abandonment, dismantlement and site remediation of offshore production platforms and existing wells is made using the unit-of-production method applied to estimates based on current costs. A provision for pipeline and pipeline facilities abandonment costs is also provided using the straight-line method over the estimated useful lives of the pipeline and pipeline facilities. These provisions are included in accumulated depletion, depreciation, amortization and impairment, and are undiscounted. Aggregate abandonment liability was estimated to be approximately $5,900,000 at December 31, 2000.

     NEW AVOCA AND DRILLMAR

     The Company records its investment in New Avoca and Drillmar using the equity method of accounting. Under the equity method, investments are recorded at cost plus the Company's equity in undistributed earnings and losses after acquisition.


                                                                     (Continued)

                 BLUE DOLPHIN ENERGY COMPANY AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS




     STOCK-BASED COMPENSATION


     The Company applies SFAS No. 123, Accounting for Stock-Based Compensation, which allows a company to adopt a fair value based method of accounting for a stock-based employee compensation plan or to continue to use the intrinsic value based method of accounting prescribed by Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees. The Company has chosen to continue to account for stock-based compensation under the intrinsic value method and provides the pro forma effects of the fair value method as required.

     RECOGNITION OF OIL AND GAS REVENUE


     Sales from producing wells are recognized on the entitlement method of accounting which defers recognition of sales when, and to the extent that, deliveries to customers exceed the Company's net revenue interest in production. Similarly, when deliveries are below the Company's net revenue interest in production, sales are recorded to reflect the full net revenue interest. The Company's imbalance liability at December 31, 2000 and 1999 was not material.

     RECOGNITION OF PIPELINE TRANSPORTATION REVENUE


     Revenue from the transportation of gas, condensate and crude oil is recognized on the accrual basis as products are transported.


     OPERATION OF OIL AND GAS PROPERTIES


     Until December 2000, the Company operated, for a monthly fee, oil and gas properties in which it did not own an interest. Revenues and costs from these activities are included in operating fees and lease operating expenses, respectively. Operating fees received related to properties in which the Company owns an interest are netted against the appropriate operating costs in the Statement of Operations. Fees received in excess of costs incurred are reflected as a reduction of the full cost pool.

     INCOME TAXES


     The Company provides for income taxes using the asset and liability method pursuant to SFAS No. 109, Accounting for Income Taxes ("Statement 109"). Under the asset and liability method of Statement 109, deferred tax assets and liabilities are recognized for the


                                                                      (Continue)

                 BLUE DOLPHIN ENERGY COMPANY AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



     future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

     EARNINGS PER SHARE


     The Company follows SFAS No. 128 ("Statement 128"), Earnings per Share, for computing and presenting earnings per share and requires, among other things, dual presentation of basic and diluted earnings per share on the face of the statement of operations.

     The employee stock options at December 31, 2000, 1999 and 1998, were not included in the computation of diluted earnings per share because the effect of their assumed exercise and conversion would have an antidilutive effect on the computation of diluted loss per share.

     The following unaudited pro forma information for the years ended December 31, 1999 and 1998, presents a summary of consolidated results of operations as if the acquisition of the 75% ownership interest in American Resources made in 1999 had occurred on January 1, 1998, with pro forma adjustments to give effect to depreciation and certain other adjustments together with related income tax effects

                                                      Year Ended
                                                      December 31,
                                                     --------------
                                                   1999           1998
                                                   ----           ----
     Revenues                                   $ 5,726,056     $ 8,995,773

     Net Earnings                               $(2,257,225)    $(7,905,549)

     Basic and diluted earnings per share       $     (0.47)    $     (1.76)

     The above pro forma information is not necessarily indicative of the results of operations as they would have been had the acquisition been effected on January 1, 1998.

     ENVIRONMENTAL


     The Company is subject to extensive Federal, state and local environmental laws and regulations. These laws, which are constantly changing, regulate the discharge of materials into the environment and may require the Company to remove or mitigate the environmental effects of the disposal or release of petroleum or chemical substances at various sites.


                                                                     (Continued)

                 BLUE DOLPHIN ENERGY COMPANY AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


     Environmental expenditures are expensed or capitalized depending on their future economic benefit. Expenditures that relate to an existing condition caused by past operations and that have no future economic benefits are expensed. Liabilities for expenditures of a noncapital nature are recorded when environmental assessment and/or remediation is probable, and the costs can be reasonably estimated. Such liabilities are generally recorded at their undiscounted amounts unless the amount and timing of payments is fixed or reliably determinable.


     COSTS OF START-UP ACTIVITIES

     In April 1998, the Accounting Standards Executive Committee of the American Institute of Certified Public Accountants issued Statement of Position 98-5, Reporting on the Costs of Start-Up Activities ("SOP 98-5"). SOP 98-5 requires that costs of start-up activities be charged to expense as incurred and broadly defines such costs. The Company deferred certain costs incurred in connection with a new business segment, and SOP 98-5 requires that such deferred costs be charged to results of operations upon its adoption. The Company adopted the requirements of SOP 98-5 on January 1, 1999. The cumulative effect of the change in accounting principle for the adoption of SOP 98-5 resulted in a charge to results of operations in the financial statements for the year ended December 31, 1999 of $80,334, net of $41,480 of income taxes.

     RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS


     Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS 133"), was issued in June 1998 by the Financial Accounting Standards Board. SFAS 133 establishes new accounting and reporting standards for derivative instruments and for hedging activities. This statement requires an entity to establish at the inception of a hedge, the method it will use for assessing the effectiveness of the hedging derivative and the measurement approach for determining the ineffective aspect of the hedge. Those methods must be consistent with the entity's approach to managing risk. Certain provisions of SFAS 133 were amended by SFAS 138, "Accounting for Certain Derivative Instruments and Certain Hedging Activities - an Amendment of Statement 133", SFAS 133, as amended, is effective for all fiscal quarters of fiscal years beginning after June 15, 2000. The adoption of SFAS 133 will not have a material effect on the Company's consolidated financial position or the results of operations.


(2)  FAIR VALUE OF FINANCIAL INSTRUMENTS

     The carrying values of cash and cash equivalents, receivables and accounts payable approximate fair value due to the short-term maturities of these instruments. The carrying value of the notes payable approximates fair value at December 31, 2000 and 1999.


                                                                     (Continued)

                 BLUE DOLPHIN ENERGY COMPANY AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(3)  INCOME TAXES

     Income tax expense (benefit) for 2000, 1999 and 1998 consists of:

                                 2000        1999         1998
                                 ----        ----         ----
       Current:
         Federal                $  --          --           --
         State                     --          --       14,170
       Deferred - Federal          --   1,797,033   (3,113,980)
                                -----   ---------   ----------
                                $  --   1,797,033   (3,099,810)
                                =====   =========   ==========

       The income tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 2000 and 1999 are presented below.

                                                 2000             1999
                                                 ----             ----
    Deferred tax assets:
       Net operating loss carryforwards       10,315,000       9,800,517
       Alternative minimum tax credit            244,444         244,444
     Basis differences in property and
         equipment                             2,720,000       1,562,100
                                             -----------    ------------
        Total gross deferred tax assets       13,279,444      11,607,061
      Deferred tax liabilities-state tax         (34,000)        (34,009)
                                             -----------    ------------
       Net deferred tax asset                 13,245,444      11,573,052

       Less valuation allowance              (13,001,000)    (11,328,608)
                                             -----------    ------------
       Deferred tax asset                    $   244,444    $    244,444


     In 1999, the Company acquired American Resources, which had deferred tax assets of approximately $8.5 million made up of basis differences in oil and gas properties and net operating losses. A full valuation allowance was recorded to reduce the corresponding deferred assets, since it is more likely than not that they will not be realized, due to the limitation of the use of the net operating loss carryforwards resulting from the ownership change in December 1999.

     In assessing the realizability of deferred tax assets, the Company applies SFAS No. 109 to determine whether it is more likely than not that some portion or all of the deferred tax


                                                                     (Continued)

                 BLUE DOLPHIN ENERGY COMPANY AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


     assets will not be realized. As a result, the Company recorded a valuation allowance at December 31, 1999 to reduce the deferred tax asset to $244,444.

     The Company's effective tax rate applicable to continuing operations in 2000, 1999, and 1998 differs from the expected tax rate of 34% due to the following:

                                                       2000     1999   1998
                                                       ----     ----   ----
      Expected tax rate                                (34%)    (34%)   (34%)
      State taxes, net of federal benefit               --       --      --
      Expenses not deductible for tax purposes          --        2%     --
      Increase in valuation allowance recognized
       in earnings                                      34%     893%      8%
      Other                                             --        2%     --
                                                       ----    -----    ----
                                                         0%     863%    (26%)
                                                       ====    =====    ====

     For federal tax purposes, the company had a net operating loss carryforwards ("NOL") of approximately $28.3 million, $28.8 million and $7.9 million for the years ended December 31, 2000, 1999 and 1998. These NOLs must be utilized prior to their expiration, which is between 2001 and 2020. Of the $28.3 million of NOLs for the year ended December 31, 2000, $17.2 million relate to American Resources.

     The Company has an alternative minimum tax credit carry forward of $244,444 that does not expire and may be applied to reduce regular tax to an amount not less than the alternative minimum tax payable in any one year.

(4)  LONG-TERM DEBT

     The Company's reducing revolving credit facility (Loan Agreement) with Bank One, Texas, N.A., in an amount of $10,000,000 expired December 31, 2000. Borrowings under the Loan Agreement were secured by first liens on the Buccaneer Field, the Blue Dolphin Pipeline, the Buccaneer Pipeline, the Freeport, Texas acreage, the Shore Facilities and the Black Marlin Pipeline.

     In December 1996, the Company issued $2,050,600 in promissory notes to the holders of the Preferred Stock as full payment of the cumulative preferred stock dividends. The promissory notes were unsecured and bore interest at the rate of 10.25% per annum. Interest only was payable semi-annually with
     the principal due on December 31, 2000.   On December 1, 1999, the holders
     of promissory notes totaling $1,811,555 tendered their promissory notes, along with accrued interest of $77,835 for common stock pursuant to the Company's private placement of shares. Additionally, the Company retired $20,634 principal amount of promissory notes in January 2000. The Company retired the remaining $218,412 principal amount of promissory notes in January 2001.


                                                                     (Continued)

                 BLUE DOLPHIN ENERGY COMPANY AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


     On December 1, 1999, the Company issued a $1,000,000 promissory note to a director of the Company. The note was due June 1, 2000, bore interest at 10% per annum, and was convertible into common stock at $6.60 per share. The due date of the note was subsequently extended to March 31, 2001 and is convertible into common stock at $6.00 per share. This note and accrued interest were paid in full in January 2001.

     The Company issued three convertible promissory notes in the principal amounts of $200,000, $200,000 and $600,000, on May 25, 2000, July 6, 2000,
     and November 30, 2000, respectively. The notes were issued to a director of the Company. These convertible promissory notes were due March 31, 2001, bore interest at the rate of 10% per annum and were convertible into common stock at the rate of $6.00 per share. These notes and accrued interest were paid in full in January 2001.

     Long-term debt at December 31, 2000 and 1999 is as follows:


                                                             December 31,
                                                          -----------------
                                                          2000         1999
                                                          ----         ----
       Note payables - directors, interest at
         10% per annum, principal due
            March 31, 2001, convertible into
            common stock at $6.00 per share.        $2,000,000   $1,000,000
       $10,000,000 bank credit facility,
         $80,000 borrowing base, interest
         payable monthly at prime rate
         (8. 5% at December 31, 1999)
         plus 1.25%. Borrowing availability
         and reducing base amount were
         redetermined semiannually.                          -   $   80,000
       Notes payable, interest at
         10.25% per annum payable
         semi-annually, principal due
         December 31, 2000.                            218,412      239,045
                                                    ----------   ----------
                                                     2,218,412    1,319,045
       Less current maturities, including note
         payable-related party                       2,218,412    1,319,045
                                                    ----------   ----------
                                                    $       --   $       --
                                                    ==========   ==========

(5)  STOCKHOLDERS' EQUITY


     In June 1999, the Company received $1,960,000 through a private placement of 392,000 shares of its' common stock, $.01 par value per share, at $5.00 per share. The proceeds were used to replenish working capital previously used for planned investments in longer term, high potential projects and for general working capital.


                                                                     (Continued)

                 BLUE DOLPHIN ENERGY COMPANY AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


     In order to provide funding for the acquisition of American Resources in December 1999, the Company arranged a private placement and conversion of principal and accrued interest on promissory notes into common stock, $.01 par value per share, of 701,820 shares and 314,898 shares, respectively and a $1,000,000 convertible promissory note, see notes 4 and 7. The shares were issued at a price of $6.00 per share. Consideration for the common stock sold consisted of approximately $4,210,919 cash and the surrender of approximately $1,811,555 of the Company's promissory notes due December 31, 2000, along with accrued interest of $77,835 through December 1, 1999.

     In 2000, the Company incurred costs totaling $263,458 associated with the registration of shares of common stock, $.01 par per share. In addition the Company issued 2,785 shares of its common stock as a severance payment to a former employee and recorded compensation expense of $15,537.


(5)  STOCK OPTIONS

     Effective April 14, 2000, the Company adopted a stock incentive plan (the "2000 Plan"). The stock subject to the options and other provisions of the 2000 Plan are shares of the Company's common stock $.01 par value (the "Stock"). No more than 500,000 shares of Stock will be available for incentive stock options ("ISOs"). The 2000 Plan is administered by the Compensation Committee of the Board of Directors. Options granted must be exercised within 10 years from their grant date. The exercise price of ISOs can not be less than 100% of the fair market value of a share of Stock.
     The 2000 Plan also provides for the granting of other incentive awards, however only ISOs and non-statutory stock options have been issued under the 2000 Plan.

     The Company adopted a stock option plan in 1996 (the "1996 Plan"). The stock subject to the options and other provisions of the 1996 Plan are shares of the Company's common stock. The total amount of the common stock with respect to which options may be granted shall not exceed in the aggregate 10% of the number of issued and outstanding shares of Common Stock of the Company. The stock options become exercisable from time to time in part or as a whole, as the Compensation Committee (the Committee), appointed by the Board of Directors, or the Board of Directors in their discretion may provide. However, the Committee shall not grant options which may become exercisable in any one calendar year to purchase more than one-third of the maximum amount granted. All options expire five years after the date of grant. The price of options granted may not be less than eighty-five percent of the fair market value of the common stock on the date the option is granted. Optionees must continue their association with the Company for six months after exercising the options, or the underlying stock reverts to the Company.

     As of December 31, 2000, all options granted pursuant to the Company's 1985 stock option plan were either exercised or expired.

     At December 31, 2000 the Company has reserved a total of 151,236 shares of common stock


                                                                     (Continued)

                 BLUE DOLPHIN ENERGY COMPANY AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



     for issuance under the above mentioned stock option plans. The outstanding stock options granted to key employees, officers and directors, for the purchase of shares of the Company's common stock, are as follows:

                                                   Exercise
                                                price per share
                                                ---------------
                                        Shares    From     To
                                        ------    ----     --
       Balance, December 31, 1998      151,231    2.789   4.383
                                       -------    -----   -----
          Granted                       72,100    3.125   5.000
          Expired                      (14,223)   4.383   2.789
          Exercised                    (32,004)   2.789   4.383
                                       -------    -----   -----
       Balance, December 31, 1999      177,104    2.789   5.000
                                       =======    =====   =====
          Granted                       55,300    6.000   6.000
          Expired                      (47,503)   2.789   6.000
          Exercised                    (33,665)   2.789   3.984
                                       -------    -----   -----
       Balance, December 31, 2000      151,236    2.789   6.000
                                       =======    =====   =====

     The weighted average exercise price per share was $3.365 and $3.606 in 2000 and 1999, respectively.

     As of December 31, 2000, options for 103,391 shares of common stock were immediately exercisable. There were 55,300 options granted in 2000. Pursuant to the requirements of FASB No. 123, the weighted average fair market value of options granted during 2000 and 1999 are $1.30 per share and $1.57 per share, respectively. The weighted average closing bid prices for the Company's stock at the date the options were granted during 2000 and 1999 are $5.25 and $3.34, respectively. The fair market value pursuant to FASB No. 123 of each option granted is estimated on the date of grant using the Black-Scholes options-pricing model. The model assumed expected volatility of 70% and 61% and risk-free interest rates of 6.39% and 3.75% for grants in 2000 and 1999, respectively and an expected life of 1 and 3 years respectively. As the Company has not declared dividends since it became a public entity, no dividend yield was used. Actual value realized, if any, is dependent on the future performance of the Company's common stock and overall stock market conditions. There is no assurance the value realized by an optionee will be at or near the value estimated by the Black-Scholes model.

     As discussed in Note 1, no compensation expense has been recorded in 2000, 1999, and 1998 for stock options granted. Had compensation cost for the Company's stock option plans been determined based on the fair market value at the grant dates for awards made after December 31, 1996 under those plans, the Company's net income (loss) and earnings (loss) per share would have been reduced to the pro forma amounts indicated below:



                                                                     (Continued)

                 BLUE DOLPHIN ENERGY COMPANY AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                               Year ended December 31,
                                               -----------------------
                                         2000          1999           1998
                                     --------------------------------------
    Net (loss) as reported           $(10,135,120)  $(2,086,511)   $(9,059,979)
    Pro Forma                        $(10,271,293)  $(2,190,033)   $(9,172,801)

    Basic and diluted (loss)

          Per share as reported             (1.70)        (0.43)         (2.02)

          Pro Forma                         (1.72)        (0.45)         (2.04)

     Outstanding options at December 31, 2000 expire between August 18, 2000 and January 14, 2004.

     Under the provisions of SFAS No. 123, the pro forma disclosures above include only the effects of stock options granted by the Company subsequent to December 31, 1994. During this initial phase-in period, the pro forma disclosures as required by SFAS No. 123 are not representative of the effects on reported net income for future years as options vest over several years and additional awards are generally made each year and there is a risk of forfeiture.

(6)  RELATED PARTY TRANSACTIONS

     Related party transactions which are not disclosed elsewhere in these consolidated financial statements are discussed in the following paragraph.

     In June 1999, the Company received $1,960,000 through a private placement of 392,000 shares of its common stock, $.01 par value per share, at $5.00 per share. A director of the Company participated in the private placement, purchasing 100,000 shares.

     In order to provide funding for the acquisition of American Resources in December 1999, the Company arranged a private placement and conversion of principal and accrued interest on promissory notes into common stock, $.01 par value per share, of 701,820 shares and 314,898 shares, respectively. The shares were issued at a price of $6.00 per share. Consideration for the common stock sold consisted of approximately $4,210,919 cash and the surrender of approximately $1,811,555 of the Company's promissory notes due December 31, 2000, along with accrued interest of $77,835 through December 1, 1999. Three directors of the Company participated in this private placement; one director paid $100,002 for 16,667 shares and tendered a note in the amount of $95,761 plus accrued


                                                                     (Continued)

                 BLUE DOLPHIN ENERGY COMPANY AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


     interest of $4,114 and cash of $325 for 16,700 shares, another director tendered a note in the amount of $179,921 plus accrued interest of $7,730 and cash of $149 for 31,300 shares and a third director tendered a note in the amount of $26,769 plus accrued interest of $1,150 and cash of $281 for 4,700 shares.

     In late 2000, the Company formed Drillmar, Inc., 37.5% owned by the Company. Drillmar acquired a 1% general partner interest in Zephyr Drilling, Ltd. At December 31, 2000, Drillmar's investment in Zephyr was $86,000. Harris A. Kaffie, director of the Company, and Ivar Siem, Chairman of the Company, are limited partners in Zephyr owning 37.5% and 37.1% interests, respectively.

     In 1992, the Company entered into a contract with a company, in which a director of the Company is a principal, for business development consulting services. The Company paid $71,250 under the contract in 1998. The contract was terminated October 15, 1998.

(7)  LEASES

     The Company has various noncancelable operating leases which continue through 2006. The following is a schedule of future minimum lease payments required under noncancelable operating leases at December 31, 2000:

               Years ending
               December 31,
               ------------
                   2001                     $  198,548
                   2002                        186,498
                   2003                        185,521
                   2004                        195,617
                   2005                        195,617
                   Thereafter                  195,617
                                            ----------
                                            $1,157,418
                                            ==========

     Rental expense under operating leases for the years indicated are as follows:

                 Years ended
                 December 31,
                 ------------
                   2000                       $190,211
                   1999                        136,310
                   1998                        119,490

(8)  COMMITMENTS AND CONTINGENCIES

     As a result of the decision to cease operating activities in the Buccaneer Field, the


                                                                     (Continued)

                 BLUE DOLPHIN ENERGY COMPANY AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



    Company's leases in or on the Buccaneer Field terminated in January 2001. The Company must plug and abandon all remaining wells and remove platform facilities within one year from the termination of the leases. In the first quarter of 2001, the Company removed its remaining wells at a cost of approximately $1.1 million. Removal of the platform facilities is expected to take place in the second half of 2001 at a cost estimated to be $4.3 million. The Company has $1.5 million in funds escrowed to pay for some of these costs.

    In December 1999, American Resources received approximately $4.5 million from Blue Dolphin Exploration for American Resources common stock representing a 75% ownership interest and $24.2 million from Fidelity Oil for an 80% interest in its Gulf of Mexico assets. American Resources senior secured debt was held by Den norske bank ("Den norske"). Den norske sold the senior debt to the Company for the right to receive a possible future payment if the cumulative net revenues received by American Resources and Fidelity Oil attributable to American Resources proved oil and gas reserves in the Gulf of Mexico as of January 1, 1999, exceed $30.0 million during the period January 1, 1999, through December 31, 2001. If that occurs, Den norske will be entitled to receive an amount equal to 50% of those net revenues in excess of $30.0 million during that three-year period. If any contingent amount becomes payable to Den norske, 80% of it will be paid by Fidelity Oil and 20% of it will be paid by American Resources. The payment, if any, is due on March 15, 2002. American Resources now estimates that it is probable that a payment to Den norske will be due based upon these terms and current market conditions. The Company has provided for a liability to Den norske in the amount of $550,000 at December 31, 2000.

    The Company is involved in various claims and legal actions arising in the ordinary course of business. In the opinion of management, the ultimate disposition of these matters will not have a material effect on the Company's financial position, results of operations or cash flows.

    On May 8, 2000, American Resources, a 77% owned subsidiary of the Company, and its former Chief Financial Officer, were named in a lawsuit in the United States District Court for the Southern District of Texas, Houston Division, styled H&N Gas and Howard Energy Marketing, L.L.C. v. American Resources Offshore, Inc. et al (Case No H-00-1371). The lawsuit alleges, among other things, that H&N Gas ("H&N") was defrauded by American Resources in connection with gas purchase options and gas price swap contracts entered into from February 1998 through September 1999. H&N alleges unlawful collusion between American Resources' prior management and the then president of H&N, Richard Hale ("Hale"), to the detriment of H&N. H&N generally alleges that Hale directed H&N to purchase illusory options from American Resources that bore no relation to any physical gas business and that American Resources did not have the financial resources and/or sufficient quantity of gas to perform. H&N further alleges that American Resources and Hale colluded with respect to swap transactions that were
    designed to benefit American Resources at the expense of H&N.   H&N further
    alleges civil conspiracy against all the defendants. H&N is seeking approximately $6.2 million in actual damages plus treble damages, punitive damages, prejudgment interest and attorneys' fees against American Resources directly. As a result of its conspiracy allegation, H&N also contends that all defendants are jointly and severally



                                                                     (Continued)

                 BLUE DOLPHIN ENERGY COMPANY AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


     liable for over $62.0 million dollars in actual damages plus treble damages, punitive damages, prejudgment interest and attorneys' fees. American Resources intends to vigorously defend this claim.

(10) BUSINESS SEGMENT INFORMATION

     The Company's income producing operations are conducted in two principal business segments: oil and gas exploration and production which includes upstream projects, and pipeline operations, which includes mid stream projects. Intersegment revenues consist of transportation, general processing and storage fees charged by certain subsidiaries to another for gas and crude oil transported through the Blue Dolphin Pipeline System. The intercompany revenues and expenses are eliminated in consolidation. Information concerning these segments for the years ended December 31, 2000, 1999, and 1998 is as follows

                                                                          Operating                         Depletion,
                                                         Intersegment      income       Identifiable   depreciation and
                                       Revenues           revenues        (loss)(1)        assets         amortization(2)
                                     ------------       -------------    ------------     -------------   ----------------
Year ended December 31, 2000:
      Oil and gas exploration and
            production and
            operating fees            $ 5,735,674          6,000         (8,577,943)       4,164,299       12,292,574
      Pipeline operations               2,225,312         13,016            625,486        8,958,876          369,824
      Other                               (19,016)                       (1,297,234)         789,780           89,488
                                      -----------                        ----------       ----------       ----------
      Consolidated                     7,941,970               -         (9,249,691)      13,912,955       12,751,886
      Other expense                                                        (647,471)
                                                                         ----------
      Loss before income taxes                                           (9,897,162)

Year ended December 31, 1999:
      Oil and gas exploration and
            production and
            operating fees            $   887,340          6,000           (892,032)      12,816,861          212,441
      Pipeline operations               1,889,837         14,121           (551,339)       7,735,149          345,600
      Other                               (20,121)                         (660,211)         986,206           37,245
                                      -----------                        ----------       ----------       ----------
      Consolidated                      2,757,056              -         (2,103,582)      21,538,216          595,286
      Other income                                                        1,895,320
                                                                         ----------
      Loss before income taxes                                             (208,262)

Year ended December 31, 1998:
      Oil and gas exploration
            and production
            operating fees            $   777,829          8,000        (12,448,875)       6,869,682          179,384
      Pipeline operations               2,818,921         29,976            739,610        5,912,550          193,086
      Other                               (37,976)                         (341,377)       2,084,984           28,512
                                      -----------                       -----------       ----------       ----------
      Consolidated                      3,558,774              -        (12,050,642)      14,867,216          400,982
      Other expense                                                        (109,147)
                                                                        -----------
      Loss before income taxes                                          (12,159,789)




                                                                     (Continued)

                 BLUE DOLPHIN ENERGY COMPANY AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


     (1) Consolidated income from operations includes $1,188,721, $602,845, and $564,584 in unallocated general and administrative expenses, and unallocated depletion, depreciation and amortization of $89,488, $37,245, and $28,512 for the years ended December 31, 2000, 1999 and 1998, respectively.

     (2) Pipeline depletion, depreciation and amortization includes a provision for pipeline abandonment of $19,740, $20,840, and $26,340, for the years ended December 31, 2000, 1999 and 1998, respectfully. Oil and gas depletion, depreciation and amortization includes a provision for abandonment costs of platforms and wells of $13,793, $17,656, and $30,378 for the years ended December 31, 2000, 1999 and 1998, respectively.

     See the supplemental disclosures for oil and gas producing activities for discussion of capitalized costs incurred for oil and gas production operations. Capital expenditures of $1,282,104 were incurred for pipeline operations for the year ended December 31, 2000. Capitalized expenditures of $143,396 were incurred for mid stream projects for the year ended December 31, 2000.

     The Company's primary market area is the Texas and Louisiana Gulf Coast region of the United States. The Company has a concentration of credit risk with customers in the energy and petrochemical industries. The Company's customers may be similarly affected by changes in economic, regulatory or other factors. Trade receivables are generally not collateralized; however, the Company's customers' historical and future credit positions are thoroughly analyzed prior to extending credit. Revenues from major customers exceeding 10% of segment revenues were as follows for the periods indicated. In 2000, no customer accounted for more than 10% of the Company's total revenues.


                                        Oil and Gas
                                         sales and      Pipeline
                                       operating fees  operations     Total
                                       --------------  ----------     -----
     Year ended December 31, 1999:
       Apache Corporation                 $  295,525     723,437    1,018,962
       The Dow Chemical Company              227,778      22,512      250,290

     Year ended December 31, 1998:
       Apache Corporation                 $  333,787   1,504,375    1,838,162
       The Dow Chemical Company              391,913      46,119      438,032
       Burlington Resources                      --      429,186      429,186


                                                                     (Continued)

          BLUE DOLPHIN ENERGY COMPANY AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


(11)     SUPPLEMENTAL OIL AND GAS INFORMATION - UNAUDITED

     The following supplemental information regarding the oil and gas activities of the Company is presented pursuant to the disclosure requirements promulgated by the Securities and Exchange Commission ("SEC") and SFAS No. 69 Disclosures About Oil and Gas Producing Activities (`Statement 69").

     Proved reserves previously reported at December 31, 1999 were revised to eliminate proved undeveloped reserves attributable to the Buccaneer Field, before income taxes. This revision eliminated 76,074 barrels of oil and 13,123,893 Mcf of gas, thereby decreasing the standardized measure of discounted future net cash inflow by $1,234,601.

     In November 2000, the Company decided to abandon the Buccaneer Field as a result of the occurrence of unforeseen adverse events. In July 2000, production from the only producing well in the Buccaneer Field, the A-12 well, ceased due to down-hole mechanical problems. Due to the age of the wellbore of this well, it is probable that a new well would be needed to restore production at the Buccaneer Field, at an estimated cost of $2.8 million.

     In addition, in October 2000, during the annual inspection by the U.S. Minerals Management Service ("MMS") of the two major platform complexes in the Buccaneer Field, the MMS notified the Company that certain repairs to the platforms would be required before the Company could resume operating activities. The Company estimated the cost of these required, unplanned repairs to be in excess of $1.0 million. However, the Company believes that if it elected to resume production from the Buccaneer Field the actual costs would have been approximately $2.6 million, including an estimated $600,000 to repair one of the platform complexes. Thus, the total cost to reestablish production would have increased to an estimated $5.4 million, consisting of $2.6 million in front-end infrastructure costs and $2.8 million in drilling costs.

     After considering the costs associated with drilling a new well to reestablish production, together with the unplanned cost of repairs to the platforms and the projected rate of production and discounted cash flow from the field, the Company decided to abandon and not reestablish production from the Buccaneer Field. As a result of this decision, the leases on the field terminated in January 2001 pursuant to their terms.

     In connection with the Blue Dolphin Exploration's acquisition of American Resources in December 1999, Blue Dolphin Exploration arranged for Fidelity Oil to acquire an 80% interest in American Resources oil and gas assets located in the Gulf of Mexico for approximately $24.2 million. For the right to participate in the acquisition of these assets, Fidelity Oil has agreed to assign Blue Dolphin Exploration 10% of its working interest in the proved properties acquired from American Resources after it has recovered its investment in these properties. In addition, Fidelity Oil has agreed to assign Blue Dolphin Exploration 15% of its interest in each property after Fidelity has recovered its investment


                                                                     (Continued)

                 BLUE DOLPHIN ENERGY COMPANY AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


     in exploratory properties on a property by property basis. The Company expects that payout of the proved properties will be achieved in late 2001.

     The following table summarizes the estimates of Proved Reserves, Proved Developed Reserves, and Proved Undeveloped Reserves (as hereinafter defined), future net revenues and the discounted present value of future net revenues from Proved Reserves before income taxes to the net interest the Company expects to receive from Fidelity Oil from proved properties acquired from American Resources as of December 31, 2000, using the SEC Method (defined below):

                                               Net Oil      Net Gas          Future       Discounted Future
                                               Reserves    Reserves        Net Revenues     Net Revenues
                                               (Mbbls)      (Mmcf)        (in thousands)   (in thousands)
                                             -----------   -----------      ------------     -------------
         Total Proved Reserves                   65.9        1,025            $10,756           $7,972

         Total Proved Developed Reserves         65.0          884            $ 9,586           $6,988

         Total Proved Undeveloped Reserves        0.9          141            $ 1,170           $  984

     (1) The estimated future net revenues before deductions for income taxes from the Company's Proved Reserves have been determined and discounted at a 10% annual rate in accordance with requirements for reporting oil and gas reserves pursuant the SEC Method.

            These reserves are excluded from the estimated quantities of proved oil and gas reserves and the standardized measure of discounted future net cash flows shown below.

            These reserve estimates were prepared based on oil and gas prices in effect at year end, which were $25.45 per Bbl of oil and $9.91 per Mcf of gas at December 31, 2000. Gas prices subsequently have declined substantially since year end. At February 28, 2001, the Company was receiving average gas prices of approximately $5.68 per Mcf. The decrease in gas prices will require Fidelity to sell more oil and gas reserves before its investment is recovered and Blue Dolphin Exploration is assigned this interest.

     The timing and amount of estimated future development costs may significantly increase or decrease the Company's total proved and proved developed reserve volumes, the Standardized Measure of Discounted Future Net Cash Flows, and the components and changes therein. These reserves and future net revenues reflect capital expenditures totaling $18,606, $79,201, $20,372, $51,200 and $71,839 in the years ending December 31,
     2001, 2002, 2003, 2004 and 2005, respectively.



                                                                     (Continued)

                 BLUE DOLPHIN ENERGY COMPANY AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


     ESTIMATED QUANTITIES OF PROVED OIL AND GAS RESERVES


     Set forth below is a summary of the changes in the estimated quantities of the Company's crude oil and condensate, and gas reserves for the periods indicated, as estimated by Ryder Scott Company as of December 31, 2000. All of the Company's reserves are located within the United States. Proved reserves cannot be measured exactly because the estimation of reserves involves numerous judgmental determinations. Accordingly, reserve estimates must be continually revised as a result of new information obtained from drilling and production history, new geological and geophysical data and changes in economic conditions.

     Proved reserves are estimated quantities of gas, crude oil, and condensate which geological and engineering data demonstrate, with reasonable certainty, to be recoverable in future years from known reservoirs under existing economic and operating conditions. Proved developed reserves are proved reserves that can be expected to be recovered through existing wells with existing equipment and operating methods.


                                                        Oil          Gas
    Quantity of Oil and Gas Reserves                   (Bbls)       (Mcf)
    --------------------------------                  --------     -------
      Total proved reserves at December 31, 1996      193,802     32,715,044
                                                      -------     ----------
      Revisions to previous estimates                  (8,500)    (1,125,504)
      Production                                       (1,156)      (176,986)
                                                      -------     ----------
      Total proved reserves at December 31, 1997      184,146     31,412,554
                                                      -------     ----------
      Revisions to previous estimates                   6,743        (40,387)
      Production                                       (1,628)      (177,260)
                                                      -------     ----------
      Total proved reserves at December 31, 1998      189,261     31,194,907
                                                      -------     ----------
      Acquisitions                                    150,012      4,419,130
        Revisions to previous estimates               (76,711)   (13,226,766)
      Production                                       (6,338)      (169,329)
                                                      -------     ----------
      Total proved reserves at December 31, 1999      256,224     22,217,942
                                                      -------     ----------
      Revisions to previous estimates                 (10,175)   (18,507,271)
      New discoveries and extensions                    3,793      1,868,000
        Production                                    (64,707)      (911,671)
                                                      -------     ----------
     Total proved reserves at December 31, 2000       185,135      4,667,000
                                                      =======     ==========


                                                                     (Continued)

                 BLUE DOLPHIN ENERGY COMPANY AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


     Proved developed reserves:
        December 31, 2000                             182,106      3,134,000
        December 31, 1999                             205,525     20,400,120
             December 31, 1998                        113,183     18,070,961

CAPITALIZED COSTS OF OIL AND GAS PRODUCING ACTIVITIES


     The following table sets forth the aggregate amounts of capitalized costs relating to the Company's oil and gas producing activities and the aggregate amount of related accumulated depletion, depreciation and amortization as of the dates indicated:

                                                           December 31,
                                                      2000            1999
      Unproved properties and prospect generation
        costs not being amortized                  $    430,782    $    950,813

      Proved properties being amortized              27,601,429      25,524,144
      Less accumulated depletion, depreciation,
        amortization and impairment                 (28,408,166)    (16,129,385)
                                                   ------------    ------------
            Net capitalized costs                  $   (375,955)   $ 10,345,572
                                                   ============    ============

     During 2000, the Company recorded an impairment charge on its oil and gas properties of $10,754,976. The impairment was comprised of a non-cash write-off of proved reserves from the Buccaneer Field of $5.4 million and the recognition of associated plugging and abandonment costs estimated to be $5.4 million.

     At December 31, 1998 the Company recorded an impairment charge on its oil and gas properties and certain exploration activity costs of $12,011,544, resulting from lower oil and gas prices and changes to its development plans, whereby development of oil and gas properties have been deferred.

     COSTS INCURRED IN OIL AND
     GAS PRODUCING ACTIVITIES

     The following table reflects the costs incurred in oil and gas property acquisition, exploration and development activities during the periods indicated:


                                                                     (Continued)

                 BLUE DOLPHIN ENERGY COMPANY AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


                                                     December 31,
                                           ---------------------------
                                           2000        1999       1998
                                           ----        ----       ----
       Property acquisition costs      $             4,538,939        --
       Exploration costs                 1,620,564      57,632   277,501
       Development costs                        --          --        --
                                        ----------   ---------   -------
                                        $1,620,564   4,596,571   277,501
                                        ==========   =========   =======

     STANDARDIZED MEASURE OF DISCOUNTED
     FUTURE NET CASH FLOWS

     The following table reflects the Standardized Measure of Discounted Future Net Cash Flows relating to the Company's interest in proved oil and gas reserves as of:

                                                          December 31,
                                                      --------------------
                                                      2000            1999
                                                      ----            ----
       Future cash inflows                         $51,320,776     54,304,207
       Future development costs                     (2,397,403)    (5,208,880)
       Future production costs                      (2,477,723)   (15,655,715)
                                                   -----------    -----------
       Future net cash inflows
         before income taxes                        46,445,650     33,439,612
       Future income taxes                          (3,490,661)      (195,748)
                                                   -----------    -----------
       Future net cash flows                        42,954,989     33,243,864
       10% discount factor                          (6,307,411)   (18,340,109)
                                                   -----------    -----------
          Standardized measure of discounted
            future net cash inflow                 $36,647,578     14,903,755
                                                   ===========    ===========

     Future net cash flows at each year end, as reported in the above schedule, were determined by summing the estimated annual net cash flows computed by:
     (1) multiplying estimated quantities of proved reserves to be produced during each year by current prices (at December 31, 2000, such prices were $25.45 per barrel of oil and $9.91 per Mcf of gas) and (2) deducting estimated expenditures to be incurred during each year to develop and produce the proved reserves (based on current costs). Gas prices subsequently have declined substantially since year end. At February 28, 2001, the Company was receiving average gas prices of $5.68 per Mcf. Had the lower prices been used, the Company's standardize measure of discounted future net cash flows attributable to proved oil and gas reserves at December 31, 2000 would have been reduced.

     Income taxes were computed by applying year-end statutory rates to pretax net cash flows, reduced by the tax basis of the properties and available net operating loss carryforwards. The annual future net cash flows were discounted, using a prescribed 10% rate, and summed to determine the standardized measure of discounted future net cash flow.

     The Company cautions readers that the standardized measure information which places a value on proved reserves is not indicative of either fair market value or present value of future cash flows. Other logical assumptions could have been used for this computation


                                                                     (Continued)

                 BLUE DOLPHIN ENERGY COMPANY AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


     which would likely have resulted in significantly different amounts. Such information is disclosed solely in accordance with Statement 69 and the requirements promulgated by the SEC to provide readers with a common base for use in preparing their own estimates of future cash flows and for comparing reserves among companies. Management of the Company does not rely on these computations when making investment and operating decisions. Principal changes in the Standardized Measure of Discounted Future Net Cash Flows attributable to the Company's proved oil and gas reserves for the periods indicated are as follows:

                                                                          December 31,
                                                             ------------------------------------
                                                             2000          1999              1998
                                                             ----          ----              ----
     Sales and transfers, net of production costs*      $(4,150,204)      555,450           433,346
     Acquisitions of reserves                                    --     4,335,908                --
     Net change in estimated future development
       costs                                             (5,495,874)    2,523,249            18,918
     Extensions and discoveries                          14,431,684        17,523         5,322,055
     Revisions in previous quantity estimates             2,280,195    (9,433,590)               34
     Net changes in sales and transfer prices,
       net of production costs                            6,125,097     9,503,801       (10,944,737)
     Accretion of discount                                1,499,151       618,430         2,277,393
     Net change in income taxes                            (153,634)           --                --
     Change in production rates (timing)
       and other                                          7,207,408       811,953        (7,835,514)
                                                        -----------    ----------       -----------
          Net change                                    $21,743,823     8,932,724       (10,728,505)
                                                        ===========    ==========       ===========

       *54% of the Company's estimated proved oil reserves and 28% of its estimated proved gas reserves were being produced at December 31, 2000.

(12) SALE OF ASSETS

     On January 22, 2001, the Company sold its 50% interest in the Black Marlin Pipeline System to affiliates of the Williams Companies, Inc. for approximately $4.6 million. The Black Marlin Pipeline System includes a 75-mile gas and condensate gathering line with related shore facilities servicing the High Island Area, offshore Texas (the "Black Marlin Pipeline") and the recently constructed 3-mile lateral pipeline extending from High Island Block A-5 to an interconnection into the Black Marlin Pipeline in High Island Block A-6 (the "A-5 Lateral").

     This disposition was consummated, in part, through a sale of all of the outstanding capital stock of Black Marlin Pipeline Company (formerly an indirect wholly owned subsidiary of the Company) the owner of a 50% interest in the Black Marlin Pipeline, pursuant to a Purchase and Sale Agreement dated January 12, 2001 (the "Stock Purchase Agreement") among Black Marlin Energy Company, a wholly owned subsidiary of the Company, MCNIC Offshore Pipeline & Processing Company ("MCNIC"), WBI Southern, Inc. ("WBI") and


                                                                     (Continued)

                 BLUE DOLPHIN ENERGY COMPANY AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


     Williams Field Services Group, Inc. The Company received $3.6 million for the outstanding capital stock of Black Marlin Pipeline Company for a gain of $922,865.

     The remaining part of this disposition was consummated through the sale of the A-5 Lateral owned 50% by Blue Dolphin Pipe Line Company, a wholly owned subsidiary of the Company ("BDPL"), pursuant to a Purchase and Sale Agreement dated January 12, 2001, among BDPL, MCNIC, WBI and Williams Field Services - Gulf Coast Company, L.P. The Company received $1.0 million for its interest in the A-5 Lateral, for a gain of $112,092.


(13) QUARTERLY FINANCIAL DATA

     The following table shows summary quarterly financial data for 2000 and 1999. See Management's Discussion and Analysis of Financial Condition and Results of Operations under Item 7 of this Form 10-K.


                                         First     Second           Third         Fourth
                                        Quarter    Quarter         Quarter        Quarter
                                        ------     ------          -------        -------
2000
----
Operating revenues                  1,584,781   1,807,930        2,368,062      2,181,197
Operating income (loss), pretax       105,395     201,102       (9,930,339)     1,232,677
Net income (loss)                      52,838     151,697      (10,109,585)       229,070
EPS - basic and diluted                  0.01        0.03            (1.69)          0.04

1999
----
Operating revenues                    584,442     604,238          631,493        936,883
Operating income (loss), pretax      (499,970)   (549,255)        (593,267)      (461,090)
Net income (loss)                     924,833    (406,946)        (429,003)    (2,175,395)
EPS - basic and diluted                  0.20       (0.09)           (0.09)         (0.36)



                                                                     (Continued)

                 BLUE DOLPHIN ENERGY COMPANY AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


ITEM 9. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURES

        Not applicable.

                                    PART III

ITEM 10.  DIRECTORS AND EXECUTIVE OFFICERS OF THE REGISTRANT

     The following table provides information with respect to the Directors and the executive officers of the Company.


                                                                    POSITION
    NAME                       AGE  POSITION                       HELD SINCE
    ----                       ---  --------                       ----------
    Ivar Siem                  54   Chairman of the Board            1989
    Robert L. Barbanell        70   Director                         2000
    Michael S. Chadwick        49   Director                         1992
    Harris A. Kaffie           51   Director                         1989
    Michael J. Jacobson        54   President and Chief              1990
                                    Executive Officer
    Roland B. Keller           62   Executive Vice President         1990
    John P. Atwood             49   Vice President                   1998
    G. Brian Lloyd             42   Vice President, Treasurer        1989
                                    and Secretary


     The following is a brief description of the background and principal occupation of each Director and executive officer:

        IVAR SIEM - Chairman of the Board of Directors - From 1995 to 2000, Mr. Siem served on the Board of Directors of Greywolf Inc., during which time he served as Chairman from 1995 to 1998 and interim President (1995) during its restructuring. Since 1985, he has been an international consultant in energy, technology and finance. He has served as a Director of Business Development for Norwegian Petroleum Consultants and as an independent consultant to the oil and gas exploration and production industry based in London, England. Mr. Siem holds a Bachelor of Science Degree in Mechanical Engineering from the University of California, Berkeley, and has completed an executive MBA program at Amos Tuck School of Business, Dartmouth University. Since October 1999, Mr. Siem has served as a Director of American Resources Offshore, Inc., and since December 1999 he has served as President of American Resources, at which time American Resources became a 75% owned subsidiary of the Company.

        ROBERT L. BARBANELL - Director - Mr. Barbanell has served as President of Robert L. Barbanell Associates, Inc., a financial consulting firm since July 1994. Mr. Barbanell was employed by Bankers Trust New York Corporation from June 1986 to June 1994 as Managing Director and from December 1981 to June 1986 as Senior Vice President. He is also a director of Cantel Medical Corp., Kaye Group, Inc. and Marine Drilling Companies, Inc.



                                                                     (Continued)

        MICHAEL S. CHADWICK - Director - Mr. Chadwick has been engaged in the commercial and investment banking businesses since 1975. From 1988 to 1994, Mr. Chadwick was President of Chadwick, Chambers & Associates, Inc., a private merchant and investment banking firm in Houston, Texas, which he founded in 1988. In 1994, Mr. Chadwick joined Sanders Morris Mundy Harris, an investment banking and financial advisory firm, as Senior Vice President and a Managing Director in the Corporate Finance Group. Mr. Chadwick holds a Bachelor of Arts Degree in Economics from the University of Texas at Austin and a Master of Business Administration Degree from Southern Methodist University.

        HARRIS A. KAFFIE - Director - Mr. Kaffie has been a partner in Kaffie Brothers, a real estate, farming and ranching company, and has held this position for more than five years. He currently serves as a Director of KBK Capital Corporation and Director of CCNG, Inc., the General Partner of Corpus Christi Natural Gas Company, L.P., a privately-held company which owns and operates natural gas pipelines and processing facilities, and is engaged in the marketing of gas. Mr. Kaffie received a Bachelor of Business Administration Degree from Southern Methodist University in 1972.

        MICHAEL J. JACOBSON - President and Chief Executive Officer - Mr. Jacobson has been associated with the energy industry since 1968, serving in various senior management capacities since 1980. He served as Senior Vice President and Chief Financial and Administrative Officer for Creole International, Inc. and it's subsidiaries, international providers of engineering and technical services to the energy sector, as well as Vice President of Operations for the parent holding company, from 1985 until joining the Company in January 1990. He has also served as Vice President and Chief Financial Officer of Volvo Petroleum, Inc. Mr. Jacobson began his career with Shell Oil Company, where he served in various analytical and management capacities in the exploration and production organization during the period 1968 through 1974. Mr. Jacobson holds a Bachelor of Science Degree in Finance from the University of Colorado. Mr. Jacobson has served as President and Chief Executive Officer of the Company since January 1990. Since October 1999, Mr. Jacobson has served as a Director of American Resources.

        ROLAND B. KELLER - Executive Vice President Exploration and Operations - Mr. Keller has been associated with the energy industry since 1962, serving in senior management capacities since 1976. Prior to joining the Company in 1990, he served as Senior Vice President - Exploration for Sandefer Oil and Gas Company, an independent oil and gas company from 1982. He served as Vice President - Exploration and Production for Volvo Petroleum, Inc., from 1980 to 1982, and Vice President and Division Manager for Florida Exploration Co., from 1976 to 1980. Mr. Keller began his career with Amoco Production Co., serving in various technical and management capacities from 1962 through 1976. Mr. Keller holds Bachelor of Science and Master of Science degrees in Geology from the University of Florida. Mr. Keller has served as Executive Vice President - Exploration and Development of the Company since September 1990. Since December 1999, Mr. Keller has served as Vice President of American Resources.

          JOHN P. ATWOOD - Vice President, Business Development - Mr. Atwood has been associated with the energy industry since 1974, serving in various management capacities since 1981. He served as Senior Area Land Manager for CSX Oil & Gas Corporation and Division Land Manager for Hamilton Brothers Oil Company/Volvo Petroleum, Inc. He served in various land capacities for Tenneco Oil Company from 1977 to 1981. Mr. Atwood is a Certified Professional Landman and


                                                                     (Continued)
holds a Bachelor of Arts Degree from Oklahoma City University and a Master of Business Administration Degree from Houston Baptist University. Mr. Atwood served as Vice President of Land from 1991 to 1998 and Vice President of Finance and Corporate Development until his appointment as Vice President of Business Development in 2001. Since December 1999, Mr. Atwood has served as a Director, Vice President and Secretary of American Resources.

        G. BRIAN LLOYD - Vice President, Treasurer and Secretary - Mr. Lloyd is a Certified Public Accountant and has been employed by the Company since December 1985. Prior to joining the Company, he was an accountant for DeNovo Oil and Gas Inc., an independent oil and gas company. Mr. Lloyd received a Bachelor of Science Degree in Finance from Miami University, Oxford, Ohio in 1982 and attended the University of Houston in 1983 and 1984. Mr. Lloyd has served as Secretary of the Company since May 1989, Treasurer since September 1989 and Vice President since March 1998. Since December 1999, Mr. Lloyd has served as Vice President and Treasurer of American Resources.

     There are no family relationships between any Director or executive officer.

ITEM 11.  EXECUTIVE COMPENSATION

     The Company pays to non-employee members of the Board of Directors an annual retainer of $3,000, plus $500 for each committee served on, and stock options as determined by the compensation committee. In 2001, the annual retainer was increased to $12,000, payable 50% in cash and 50% in Company Common Stock. The audit committee chairman receives an annual retainer of $3,000 and other audit committee members receive an annual retainer of $1,500. In addition, Directors will receive stock options based upon a market value of $20,000. No additional remuneration is paid to such Directors for committee meetings attended, except that such Directors are entitled to be reimbursed for expenses related to attendance of board or committee meetings.

The following table sets forth the compensation paid to the Chief Executive Officer and each of the executive officers of the Company whose cash compensation exceeded $100,000 in 2000 (collectively, the "Named Executive Officers") for services rendered to the Company.



                                                                     (Continued)

                          SUMMARY COMPENSATION TABLE*


                                                                                               LONG-TERM
                                                                                              COMPENSATION
                                                                                                 AWARDS
                                                                                          -----------------
                                                         ANNUAL COMPENSATION                   SECURITIES
       NAME AND                                  ------------------------------------          UNDERLYING
   PRINCIPAL POSITION               YEAR                 SALARY               BONUS            OPTIONS (#)
-------------------------     --------------     -------------------     ------------     -----------------
Ivar Siem                         2000                $150,000                -                10,965
    Chairman of the Board         1999                $150,000                -                14,292
                                  1998                $ 65,085                -                     -

Michael J. Jacobson               2000                $200,000                -                 9,283
    President and Chief           1999                $200,000                -                14,445
    Executive Officer             1998                $200,000                -                     -

Roland B. Keller                  2000                $140,000                -                 5,704
    Executive Vice                1999                $140,000                -                10,140
    President -                   1998                $140,000                -                     -
    Exploration
    and Development

John P. Atwood (1)                2000                $124,167                -                 6,423
    Vice President of             1999                $120,000                -                 9,834
    Business                      1998                $105,000                -                     -
    Development



(1)  Became an executive officer in October 1998.

*Excludes certain personal benefits, the aggregate value of which do not exceed 10% of the Annual Compensation shown for each person.




                                                                     (Continued)

                       OPTION GRANTS IN LAST FISCAL YEAR



                                                                                                               Potential Realizable
                                               Percent of                                                        Value At Assumed
                                                  Total                                                          Annual Rates Of
                           Number of             Options                                                        Stock Appreciation
                           Securities          Granted to                                                       At Assumed Annual
                           Underlying           Employees           Exercise of                                     Rates for
                            Options             In Fiscal           Base Price        Expiration                   Option Term
Name                       Granted #              Year                ($/Sh)             Date                5% ($)         10% ($)
                         -------------       ----------------     --------------     -------------         ---------       --------
Ivar Siem                   8,000                  14%               $6.00           5/17/2010                 0                0

Michael J. Jacobson         6,000                  11%               $6.00           5/17/2010                 0                0

Roland B. Keller            3,000                   5%               $6.00           5/17/2010                 0                0

John P. Atwood              4,000                   7%               $6.00           5/17/2010                 0                0



                AGGREGATE OPTION EXERCISES IN LAST FISCAL YEAR
                          AND YEAR-END OPTION VALUES




                                                                                                            Value of Unexercised
                                                                        Number of Unexercised               In-the-Money Options
                                                                       Options at at Year End (#)             at Year End (1)
                                Shares Acquired     Value           -------------------------------     --------------------------
  Name                          on Exercise (#)    Realized         Exercisable       Unexercisable     Exercisable   Unexercisable
  ----                          ----------------  ---------         -----------       -------------     -----------   -------------
Ivar Siem                         2,778           $ 3,539            16,444              8,446              $  0           $  0

Michael J. Jacobson              23,445           $14,166            22,223              7,332              $  0           $  0

Roland B. Keller                      0           $     0            11,222              8,112              $  0           $  0

John P. Atwood                    1,000          $  1,274             8,778              8,669              $  0           $  0

(1) Based on the difference between the average of the closing bid and ask prices on December 29, 2000 (the last trading day of 2000) and the exercise price.

The Company's Stock Option Plans provide that, upon a change of control, the Compensation Committee may accelerate the vesting of options, cancel options and make payments in respect thereof in cash in accordance with the Stock Option Plans, adjust the outstanding options as appropriate to reflect such change of control, or provide that each option shall thereafter be exercisable for the number and class of securities or property that the optionee would have been entitled to had the option already been exercised. The Stock Option Plans provide that a change of control occurs if any person, entity or group acquires or gains ownership or control of more than 50% of the outstanding Common Stock or, if after certain enumerated transactions, the persons who were Directors before such transactions cease to constitute a majority of the Board of Directors.


ITEM 12.  SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

   The following table sets forth, as of March 26, 2001, certain information with respect to the beneficial ownership of shares of the Common Stock (the only class of voting security issued and outstanding) as to (i) all persons known by the Company to be beneficial owners of 5% or more of the outstanding shares of
Common Stock, (ii) each Director, (iii) each Named Executive Officer   and (iv)
all executive officers and Directors, as a group. Unless otherwise indicated, each of the following persons has sole voting and dispositive power with respect to such shares.

                                  SHARES OWNED BENEFICIALLY
    NAME OF                 ------------------------------------
BENEFICIAL OWNER               NUMBER              PERCENT (1)
----------------            -----------         ----------------

Colombus Petroleum
Limited, Inc. (2)               911,712               15.2

Ivar Siem (3)                   418,177                7.0

Harris A. Kaffie (3)            707,775               11.8

Michael S. Chadwick (3)          11,476                  *

Robert Barbanell (3)             30,000                  *

Michael J. Jacobson (3)         147,556                2.5

Roland B. Keller (3)             44,469                  *

John P. Atwood (3)               25,755                  *

Executive Officers and
Directors, as a Group
(8 persons) (3)               1,404,289               23.3

------------------------------
* Less than 1%

(1)  Based upon 6,016,718 shares of Common Stock outstanding on March 26, 2001.

(2) The address of Colombus Petroleum Limited, Inc., is Aeulestrasse 74, FL-9490, Vaduz, Liechtenstein.

(3) Includes shares of Common Stock issuable upon exercise of options that may be exercised within 60 days of March 26, 2001 as follows: Mr. Siem - 16,444; Mr. Kaffie - 6,890; Mr. Chadwick - 4,389; Mr. Barbanell - 10,000;
     Mr. Jacobson - 22,222; Mr. Keller - 11,222; Mr. Atwood - 8,778 and all directors and executive officers as a group - 98,830.

ITEM 13.  CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

       On December 1, 1999, the Company issued a $1,000,000 promissory note to Harris A. Kaffie, a director of the Company. The note was due June 1, 2000, bore interest at 10% per annum, and was convertible into Common Stock at $6.60 per share. The due date of the note was subsequently extended to March 31, 2001, and was convertible into common stock at $6.00 per share. The Company issued three convertible promissory notes in the principal amount of $200,000, $200,000 and $600,000 on May 25, 2000, July 6, 2000 and November 30, 2000, respectively. These notes were issued to Ivar Siem, Chairman of the Company. These convertible promissory notes were due March 31, 2001, bore interest at the rate of 10% per annum and were convertible into common stock at the rate of $6.00 per share. The principal and accrued interest due to Messrs. Kaffie and Siem were paid in full in January 2001.

     In late 2000, the Company formed Drillmar, Inc., 37.5% owned by the Company. Drillmar acquired a 1% general partnership interest in Zephyr Drilling, Ltd. At December 31, 2000, Drillmar's investment in Zephyr was $86,000. Harris A. Kaffie, director of the Company, and Ivar Siem, Chairman of the Company, are limited partners in Zephyr, investing $3.0 million dollars for a 37.5% interest and $2.97 million for a 37.1% interest, respectively.

                                       PART IV

ITEM 14.  EXHIBITS, FINANCIAL STATEMENT SCHEDULES AND REPORTS ON FORM 8-K

    (a)  1. Financial Statements

       The following financial statements and the Reports of Independent Public Accountants are filed as a part of this report on the pages indicated:

                                                              Page
                                                              ----
Consolidated Balance Sheets, at December 31, 2000
 and 1999...................................................   38
Consolidated Statements of Operations, for the years ended
 December 31, 2000, 1999, and 1998..........................   40
Consolidated Statements of Stockholders' Equity, for the
 years ended December 31, 2000, 1999, and 1998..............   41
Consolidated Statements of Cash Flows, for the years ended
 December 31, 2000, 1999, and 1998..........................   42
Notes to Consolidated Financial Statements..................   44


(a) 2.    Exhibits

No.       Description

3.1   (1) Certificate of Incorporation of the Company.

3.2 (2) Certificate of Correction to the Certificate of Incorporation of the Company dated June 30, 1987.

3.3 (2) Certificate of Amendment to the Certificate of Incorporation of the Company dated June 30, 1987.

3.4 (2) Certificate of Amendment to the Certificate of Incorporation of the Company dated December 11, 1989.

3.5 (2) Certificate of Amendment to the Certificate of Incorporation of the Company dated December 14, 1989.

3.6   (2) Bylaws of the Company.

3.7 (4) Certificate of Amendment to the Certificate of Incorporation of the Company dated December 8, 1997.

  4.1   (2) Specimen Certificate of Blue Dolphin Energy Company Common Stock.

*10.1   (3) Blue Dolphin Energy Company 1996 Employee Stock Option Plan.

*10.2   (7) Blue Dolphin Energy Company 2000 Stock Incentive Plan.

 10.12  (5) Asset Purchase Agreement between WBI Southern, Inc., Blue Dolphin
            Pipeline Company, Buccaneer Pipe Line Co. and Mission Energy, Inc.

 10.13  (5) Purchase and Sale Agreement between Enron Pipeline Company, Black
            Marlin Energy Company and Blue Dolphin Energy Company.

 10.14  (5) Asset Purchase Agreement between WBI Southern, Inc., Black Marlin
            Pipeline Company and Black Marlin Energy Company.

 10.15  (5) Asset Purchase Agreement between MCNIC Offshore Pipeline &
            Processing Company, Black Marlin Pipeline Company and Black Marlin Energy Company.

 10.16  (6) Investment Agreement, as amended, by and between American Resources
            Offshore, Inc. and Blue Dolphin Exploration Company.

 10.18  (8) Purchase and Sale Agreement by and between Williams Field Services
            Group, Inc. and Black Marlin Energy Company

 10.19  (8) Purchase and Sale Agreement by and between Williams Field
            Services - Gulf Coast Company, L.P. and Blue Dolphin Pipeline
            Company

 21.1**     List of Subsidiaries of the Company.

 23.1**     Consent of Ryder Scott Company, independent petroleum engineers.

 23.2**     Consent of KPMG LLP

 23.3**     Consent of Ernst & Young LLP

--------------
(1) Incorporated herein by reference to Exhibits filed in connection with Registration Statement on Form S-4 of ZIM Energy Corp. filed under the Securities Act of 1933 (Commission File No. 33-5559).

(2) Incorporated herein by reference to Exhibits filed in connection with Form 10-K of Blue Dolphin Energy Company for the year ended December 31, 1989 under the Securities and Exchange Act of 1934, dated March 30, 1990 (Commission File No. 000-15905).

(3) Incorporated herein by reference to Exhibits filed in connection with Form 10-K of Blue Dolphin Energy Company for the year ended December 31, 1995 under the Securities and Exchange Act of 1934, dated March 29, 1996 (Commission File No. 000-15905).

(4) Incorporated herein by reference to Exhibits filed in connection with the definitive Information Statement on Schedule 14C of Blue Dolphin Energy Company under the Securities and Exchange Act of 1934, dated November 18, 1997 (Commission File No. 000-15905).

(5) Incorporated herein by reference to Exhibits filed in connection with Form 8-K of Blue Dolphin Energy Company under the Securities and Exchange Act of 1934, dated March 1, 1999 (Commission File No. 000-15905).

(6)  Incorporated herein by reference to Exhibits filed in connection with
     Schedule 13D of Blue Dolphin Energy Company under the Securities and Exchange Act of 1934, dated October 22, 1999 (Commission File No. 000-15905).

(7) Incorporated herein by reference to Exhibits filed in connection with the Proxy Statement of Blue Dolphin Energy Company under the Securities and Exchange Act of 1934, dated May 18, 2000 (Commission File No. 000-15905).

(8) Incorporated herein by reference to Exhibits filed in connection with Form 8-K of Blue Dolphin Energy Company under the Securities and Exchange Act of 1934, dated January 22, 2001 (Commission File No. 000-15905).


  *   Management Compensation Plan.
 **   Filed herewith.

     (b)  Reports on Form 8-K

          On January 31, 2001, the Company filed a current report on Form 8-K dated January 22, 2001, reporting the sale of its 50% interest in the Black Marlin Pipeline System. The items reported in such current report were Item 2 (Acquisitions or Dispositions of Assets) and Item 7 (Financial Statement and Exhibits).

                                   SIGNATURES

  Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                BLUE DOLPHIN ENERGY COMPANY
                                (Registrant)


                                By:  /s/ Michael J. Jacobson
                                   ------------------------------
                                   Michael J. Jacobson, President
                                   (principal executive officer)

                                Date:  March 30, 2001

    Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the Registrant and in the capacities and on the dates indicated.

   SIGNATURE                       TITLE                   DATE

/s/ Michael J. Jacobson      President (principal         March 30, 2001
Michael J. Jacobson          executive officer)


/s/ G. Brian Lloyd           Vice President, Treasurer    March 30, 2001
G. Brian Lloyd               (principal accounting and
                             financial officer)


/s/ Ivar Siem                Chairman                     March 30, 2001
Ivar Siem

/s/ Harris A. Kaffie         Director                     March 30, 2001
Harris A. Kaffie


/s/ Robert L. Barbanell      Director                     March 30, 2001
Robert L. Barbanell


/s/ Michael S. Chadwick      Director                     March 30, 2001
Michael S. Chadwick

                                                                      APPENDIX F

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM 10-Q

[X] Quarterly Report Pursuant to Section 13 or 15(d) of the Securities  Exchange
    Act of 1934

For the period ended:          September 30, 2001

                                       or

[ ] Transition Report Pursuant to Section 13 or 15(d) of the Securities Exchange
    Act of 1934

For the transition period from ..................to ...................

Commission File Number:               0-15905


                           BLUE DOLPHIN ENERGY COMPANY
             (Exact name of registrant as specified in its charter)

                  Delaware                                  73-1268729
      (State or other jurisdiction of                   (I.R.S. Employer
       incorporation or organization)                    Identification No.)

                  801 Travis, Suite 2100, Houston, Texas 77002
               (Address of principal executive offices)(Zip Code)

                                 (713) 227-7660
              (Registrant's telephone number, including area code)

              (Former name, former address and former fiscal year,
                         if changed since last report.)


         Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.

                                                 YES  X   NO
                                                     ---     ---

                      APPLICABLE ONLY TO CORPORATE ISSUERS:

         Indicate the number of shares outstanding of each of the issuer's classes of common stock as of the latest practicable date.

6,023,725  shares of the  Registrants'  common stock,  par value $.01 per share,
--------------------------------------------------------------------------------
where outstanding at November 8, 2001.
--------------------------------------

                  BLUE DOLPHIN ENERGY COMPANY AND SUBSIDIARIES

                          PART I. FINANCIAL INFORMATION


ITEM 1.  FINANCIAL STATEMENTS

The condensed consolidated financial statements of Blue Dolphin Energy Company and subsidiaries (the "Company") included herein have been prepared by the Company, without audit, pursuant to the rules and regulations of the Securities and Exchange Commission ("SEC") and, in the opinion of management, reflect all adjustments necessary to present a fair statement of operations, financial position and cash flows. The Company follows the full-cost method of accounting for oil and gas properties, wherein costs incurred in the acquisition, exploration and development of oil and gas reserves are capitalized. The Company believes that the disclosures are adequate and the information presented is not misleading, although certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations.

The accompanying condensed consolidated financial statements of the Company should be read in conjunction with the consolidated financial statements and notes thereto included in the Annual Report on Form 10-K for the year ended December 31, 2000.


                  BLUE DOLPHIN ENERGY COMPANY AND SUBSIDIARIES

                     CONDENSED CONSOLIDATED BALANCE SHEETS

                                                                                           September 30,   December 31,
                                                                                                2001            2000
                                                                                           ------------    ------------
                                                                                           (Unaudited)
                                 ASSETS

Current Assets:
   Cash and cash equivalents                                                               $  3,136,835    $  2,071,682
   Trade accounts receivable                                                                  1,299,661       2,406,751
   Funds escrowed for abandonment                                                                69,604       1,485,728
   Prepaid expenses                                                                             261,966         127,913
                                                                                           ------------    ------------
                         TOTAL CURRENT ASSETS                                                 4,768,066       6,092,074

Property and Equipment at cost:
   Oil and Gas properties, including $430,782
   of unproved leasehold cost at September 30, 2001
   and December 31, 2000, respectively
   (full-cost method)                                                                        28,562,867      28,032,211
   Onshore separation and handling facilities                                                 1,583,428       1,583,610
   Land                                                                                         850,000         930,500
   Pipelines                                                                                  2,950,621       4,845,975
   Other property and equipment                                                                 402,994         397,683
                                                                                           ------------    ------------
                                                                                             34,349,910      35,789,979
  Accumulated depletion, depreciation and amortization                                      (30,285,969)    (30,444,622)
                                                                                           ------------    ------------
                                                                                              4,063,941       5,345,357

Deferred federal income tax                                                                     244,444         244,444
Investment in Petroport                                                                       1,935,862       1,885,219
Other assets                                                                                    841,660         345,861
                                                                                           ------------    ------------

                         TOTAL ASSETS                                                      $ 11,853,973    $ 13,912,955
                                                                                           ============    ============

                  LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities:
   Trade accounts payable                                                                  $  1,545,922    $  1,557,850
   Current portion of long term debt                                                               --           218,412
   Notes payable - related parties                                                                 --         2,000,000
   Accrued expenses and other liabilities                                                     1,673,151         927,347
                                                                                           ------------    ------------
                         TOTAL CURRENT LIABILITIES                                            3,219,073       4,703,609

Other non-current liabilities                                                                      --           550,000
Minority interests                                                                            1,133,634       1,196,479

Contingencies

Common Stock, (10,000,000 shares authorized, 6,022,875 shares issued and outstanding
   at September 30, 2001, 6,016,718 shares issued and outstanding at December 31, 2000.)         60,229          60,167
Additional Paid-in Capital                                                                   25,749,549      25,775,417
Accumulated Deficit                                                                         (18,308,512)    (18,372,717)
                                                                                           ------------    ------------
                                                                                              7,501,266       7,462,867
                         TOTAL LIABILITES AND
                         STOCKHOLDERS' EQUITY                                              $ 11,853,973    $ 13,912,955
                                                                                           ============    ============

See accompanying notes to the condensed consolidated financial statements.


                  BLUE DOLPHIN ENERGY COMPANY AND SUBSIDIARIES

           CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS - UNAUDITED

                                                                        Nine Months
                                                                     Ended September 30,
                                                                    2001            2000
                                                               ------------    ------------
Revenue from operations:
    Oil and gas sales                                          $  4,099,606    $  3,810,333
    Pipeline operations                                             784,003       1,716,102
    Operating  fees                                                    --           234,338
                                                               ------------    ------------
                                                                  4,883,609       5,760,773
                                                               ------------    ------------

Cost of operations:
    Lease operating expenses                                        888,805         951,068
    Pipeline operating expenses                                     425,852         753,726
    Gain on sale of assets                                       (1,417,626)           --
    Depletion, depreciation, amortization and abandonment         2,379,402       1,441,694
    Impairment of oil and gas properties                               --        10,654,976
    General and administrative                                    2,138,475       1,583,151
                                                               ------------    ------------
                                                                  4,414,908      15,384,615
                                                               ------------    ------------

                    OPERATING PROFIT (LOSS)                         468,701      (9,623,842)

Other income (expense):

    Interest and other expense                                     (356,868)       (140,405)
    Interest and other income                                       125,013          77,418
                                                               ------------    ------------

                    INCOME (LOSS) BEFORE MINORITY INTERESTS,
                    AND INCOME TAXES                                236,846      (9,686,829)

Minority interests                                                 (172,641)       (219,223)

Income taxes                                                           --              --
                                                               ------------    ------------

Net income (loss)                                              $     64,205    $ (9,906,052)
                                                               ============    ============

Earnings (loss) per common share-basic                         $       0.01    $      (1.66)
                                                               ============    ============

Earnings (loss) per common share-diluted                       $       0.01    $      (1.66)
                                                               ============    ============

Weighted average number of common shares outstanding
      and potential dilutive common shares:
    Basic                                                         6,019,463       5,955,645
                                                               ============    ============
    Diluted                                                       6,035,216       5,955,645
                                                               ============    ============


See accompanying notes to the condensed consolidated financial statements.


                  BLUE DOLPHIN ENERGY COMPANY AND SUBSIDIARIES

           CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS - UNAUDITED

                                                                        Three Months
                                                                     Ended September 30,
                                                                    2001            2000
                                                               ------------    ------------
Revenue from operations:
    Oil and gas sales                                          $    846,739    $  1,633,118
    Pipeline operations                                             229,927         657,020
    Operating  fees                                                    --            77,924
                                                               ------------    ------------
                                                                  1,076,666       2,368,062
                                                               ------------    ------------

Cost of operations:
    Lease operating expenses                                        261,413         352,605
    Pipeline operating expenses                                     156,904         247,481
    Depletion, depreciation, amortization and abandonment           376,594         530,921
    Impairment of oil and gas properties                               --        10,654,976
    General and administrative                                      708,965         512,418
                                                               ------------    ------------
                                                                  1,503,876      12,298,401
                                                               ------------    ------------

                    OPERATING LOSS                                 (427,210)     (9,930,339)

Other income (expense):
    Interest and other expense                                      (27,225)        (54,824)
    Interest and other income                                        27,540          27,154
                                                               ------------    ------------

                    INCOME (LOSS) BEFORE MINORITY INTERESTS,
                    AND INCOME TAXES                               (426,895)     (9,958,009)

Minority interests                                                    7,595        (151,576)

Income taxes                                                           --              --
                                                               ------------    ------------

Net loss                                                       $   (419,300)   $(10,109,585)
                                                               ============    ============

Loss per common share-basic and diluted                        $      (0.07)   $      (1.69)
                                                               ============    ============

Weighted average number of common shares outstanding
      and potential dilutive common shares:
    Basic                                                         6,021,463       5,964,521
                                                               ============    ============
    Diluted                                                       6,021,463       5,964,521
                                                               ============    ============


See accompanying notes to the condensed consolidated financial statements.


                  BLUE DOLPHIN ENERGY COMPANY AND SUBSIDIARIES

           CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS - UNAUDITED
                                                                                           Nine Months
                                                                                       Ended September 30,
                                                                                      2001            2000
                                                                                 ------------    ------------

OPERATING ACTIVITIES
    Net income (loss)                                                            $     64,205    $ (9,906,052)
    Adjustments to reconcile net income (loss) to net cash provided by operating activities:
               Depletion, depreciation, amortization, abandonment and
               impairment                                                           2,379,402      12,096,670
               Minority interests                                                     172,641            --
               Gain on sale of assets                                              (1,417,626)           --
               Changes in operating assets and liabilities:
                    (Increase) decrease in trade accounts receivable                1,107,090        (634,071)
                    Increase in prepaid expenses                                     (134,053)       (613,739)
                    Abandonment costs incurred                                     (2,061,525)           --
                    Increase in accounts payable and other current liabilities        183,876       2,254,121
                                                                                 ------------    ------------
                              NET CASH PROVIDED BY
                              OPERATING ACTIVITIES                                    294,010       3,196,929
                                                                                 ------------    ------------

INVESTING ACTIVITIES
    Oil and gas prospect generation costs                                                --          (811,555)
    Reimbursement of oil and gas prospect generation costs                               --           811,555
    Purchases of property and equipment                                            (1,737,331)     (1,113,088)
    Exploration and development costs                                                (503,459)     (1,254,952)
    Net proceeds from sale of assets                                                4,625,000         144,999
    Funds escrowed for abandonment costs                                              (31,358)       (298,293)
    Release of escrowed funds for abandonment                                       1,447,482            --
    Investment in Petroport                                                           (53,688)       (138,855)
    Investment in New Avoca                                                          (119,414)        (60,475)
    Investment in Drillmar                                                           (373,885)           --
    Increase in other assets                                                           (2,500)        (32,261)
                                                                                 ------------    ------------
                              NET CASH PROVIDED BY (USED IN)
                              INVESTING ACTIVITIES                                  3,250,847      (2,752,925)
                                                                                 ------------    ------------

FINANCING ACTIVITIES
    Net proceeds from borrowings                                                         --           400,000
    Net proceeds from the sale of stock                                               (25,806)         85,117
    Payments on borrowings                                                         (2,218,412)       (100,633)
    Dividends paid by subsidiary                                                     (235,486)           --
    Other                                                                                --          (123,936)
                                                                                 ------------    ------------
                              NET CASH PROVIDED BY (USED IN)
                              FINANCING ACTIVITIES                                 (2,479,704)        260,548
                                                                                 ------------    ------------

                              INCREASE  IN CASH AND CASH EQUIVALENTS                1,065,153         704,552

CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD                                    2,071,682       1,166,730
                                                                                 ------------    ------------

CASH AND CASH EQUIVALENTS AT END OF PERIOD                                       $  3,136,835    $  1,871,282
                                                                                 ============    ============

SUPPLEMENTARY CASH FLOW INFORMATION

    Interest paid                                                                $     98,500    $     75,062
                                                                                 ============    ============

    Income taxes paid                                                            $      6,530    $      8,430
                                                                                 ============    ============


See accompanying notes to the condensed consolidated financial statements.

                  BLUE DOLPHIN ENERGY COMPANY AND SUBSIDIARIES

            FOOTNOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                    UNAUDITED


1. Related Party Transactions

In December 1999, the Company issued a $1.0 million unsecured convertible promissory note to Harris A. Kaffie, a director of the Company. This convertible promissory note originally due June 1, 2000 was extended to March 31, 2001, bore interest at 10% per annum, and was convertible into common stock at $6.00 per share. This convertible promissory note and accrued interest of $64,361 were paid in January 2001.

The Company issued three unsecured convertible promissory notes in 2000 totaling $1.0 million; two in the principal amount of $200,000 each on May 25, 2000 and July 6, 2000, issued to Ivar Siem, Chairman of the Company, and one in the principal amount of $600,000 on November 30, 2000, issued to TI A/S, beneficially controlled by Ivar Siem. The convertible promissory notes were due March 31, 2001, bore interest at the rate of 10% per annum and were convertible into common stock at the rate of $6.00 per share. These convertible promissory notes and accrued interest of $32,790 were paid in January 2001.

At June 30, 2001, Ivar Siem loaned Drillmar, Inc., a Delaware corporation ("Drillmar"), $100,000 and was issued an unsecured promissory note due December 31, 2001, bearing interest at 10% per annum. In July 2001, Drillmar was loaned $300,000 from Ivar Siem and $200,000 from Harris Kaffie and they were issued unsecured promissory notes due December 31, 2001, bearing interest at 10% per annum. The promissory note and accrued interest of $986 due to Harris Kaffie was paid in August 2001. In August 2001, Drillmar was loaned $125,000 from Ivar Siem and $125,000 from Harris Kaffie and they where issued unsecured promissory notes due December 31, 2001, bearing interest at 10% per annum. In October 2001 Harris Kaffie loaned an additional $200,000 to Drillmar under the same terms and due date. The promissory notes issued by Drillmar are non-recourse to the Company.

2. Contingencies

The Company has previously announced a gas discovery in High Island Area Block A-7, in the Gulf of Mexico. The Company owns an 8.9% reversionary working interest in this field. The Company will begin to receive revenues from its reversionary interest after "payout" occurs. Payout is scheduled to occur after all of the other working interest owners have recovered their costs and expenses associated with developing the field from sales of production from the field. At the beginning of the third quarter of 2001, there were three wells producing in this field at a combined rate of approximately 60 Mmcf of natural gas per day and a fourth (exploratory) well was being drilled. However, two of the three wells have stopped producing and the remaining well is currently producing approximately 28 Mmcf of natural gas per day. Additionally, the exploratory well that was being drilled was unsuccessful. The Company believes that one of the non-producing wells will be worked-over and the other plugged and abandoned. As a result of these occurrences the Company expects to begin to receive revenues from its reversionary working interest in this field in the third quarter of 2002.

                  BLUE DOLPHIN ENERGY COMPANY AND SUBSIDIARIES

            FOOTNOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                    UNAUDITED
                                   (Continued)

Prior to the decrease in production in the High Island A-7 field and the corresponding delay in the Company's receipt of payments from its reversionary working interest in this field, the Company believed that it would have adequate capital to meet its obligations and operating needs for the current fiscal year.

However, due to this delay the Company now believes that it will need to raise between $4.5 to $7.0 million of capital to meet its obligations and operating needs. The Company will need to seek external financing and/or sell assets to raise the necessary capital. There can be no assurance that the Company will be able to obtain financing or sell assets on commercially reasonable terms. The Company's inability to raise capital may have a material adverse effect on its financial condition, ability to meet its obligations and operating needs and results of operations.

In December 1999, Blue Dolphin Exploration Company, a wholly owned subsidiary of the Company, purchased shares of American Resources Offshore, Inc. ("American Resources") common stock representing a 75% ownership interest for approximately $4.5 million, and concurrently with this transaction American Resources received $24.2 million from Fidelity Oil Holdings, Inc. ("Fidelity Oil") for an 80% interest in its Gulf of Mexico assets. American Resources senior secured debt was held by Den norske Bank ("Den norske"). In connection with this transaction Den norske sold the senior debt and all related security interests and liens to the Company for the right to receive a possible future payment if the cumulative net revenues received by American Resources and Fidelity Oil attributable to American Resources, proved oil and gas reserves in the Gulf of Mexico as of January 1, 1999, exceed $30.0 million during the period January 1, 1999 through December 31, 2001. If that occurs, Den norske will be entitled to receive an amount equal to 50% of the net revenues in excess of $30.0 million during that three-year period. If any contingent amount becomes payable to Den norske, 80% will be paid by Fidelity Oil and 20% will be paid by American Resources. The payment, if any, is due on March 15, 2002. American Resources estimates that it is probable that a payment to Den norske will be due based upon this agreement and current market conditions. The Company has provided for a liability to Den norske in the amount of $900,000 at September 30, 2001.

On May 8, 2000, American Resources, a majority owned subsidiary of the Company, and its former Chief Financial Officer, were named in a lawsuit in the United States District Court for the Southern District of Texas, Houston Division,
styled H&N Gas and Howard Energy Marketing, L.L.C. v. American Resources Offshore, Inc. et al (Case No H-00-1371). The lawsuit alleges, among other things, that H&N Gas ("H&N") was defrauded by American Resources in connection with gas purchase options and gas price swap contracts entered into from February 1998 through September 1999. H&N alleges unlawful collusion between American Resources' prior management and the then president of H&N, Richard Hale ("Hale"), to the detriment of H&N. H&N generally alleges that Hale directed H&N to purchase illusory options from American Resources that bore no relation to any physical gas business and that American Resources did not have the financial resources and/or sufficient quantity of gas to perform. H&N further alleges that American Resources and Hale colluded with respect to swap transactions that were designed to benefit American Resources at the expense of H&N Gas. H&N further alleges civil conspiracy against all the defendants. H&N is seeking approximately $6.2 million in actual damages plus treble damages, punitive damages, prejudgment interest and attorneys' fees against American Resources directly. As a result of its conspiracy allegation, H&N also contends that all defendants are jointly and severally liable for over $62.0 million dollars in actual damages plus treble damages, punitive damages, prejudgment interest and attorneys' fees. American Resources intends to vigorously defend this claim.

                  BLUE DOLPHIN ENERGY COMPANY AND SUBSIDIARIES

            FOOTNOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                    UNAUDITED
                                   (Continued)

As a result of the decision to cease operating activities in the Buccaneer Field, the Company's leases in or around the Buccaneer Field terminated in January 2001. The Company must plug and abandon all remaining wells and remove platform facilities. The rules and regulations of the Material Management Service ("MMS") requires that the Company complete the plugging and abandonment within one year after termination of the lease. In the first quarter of 2001, the Company plugged and abandoned the remaining wells at a cost of approximately $1.4 million. Work to remove the two platform facilities began in August 2001 with $216,000 cost incurred as of September 30, 2001. The removal was expected to be completed in December 2001. However, the Company has requested an extension from the Minerals Management Service ("MMS") until mid-2002 to complete the site clearance when weather conditions in the Gulf of Mexico are typically more favorable. The Company received an extension from the MMS until the second quarter of 2002 to begin site clearance at one platform facility location and expects to receive a comparable extension for the remaining platform facility location. The Company still believes that its provision for total abandonment costs of $4.9 million at September 30, 2001 is adequate.

Petroport, Inc. ("Petroport") submitted a proposal for development of a deepwater port in the Gulf of Mexico, south of Sabine Pass, Texas, to a group of area refiners in September, 2001. The refiners are seeking proposals from qualified parties with the intent of evaluating the proposals and developing a consensus on which proposal best meets the objectives of the individual refiners. The Company met with the refiners in October, 2001, to discuss its proposal. No specific timetable has been set for a decision by the refiners however it is anticipated that an indication of the project's viability will be known by year-end. It is possible that the refiners may not reach a consensus, or that the Company is not selected to participate in the project by the individual refiners even if a consensus is reached. If this should occur, the Company's investment in deepwater port project development would likely have no or limited future value.

The Company is involved in various claims and legal actions arising in the ordinary course of business. In the opinion of management, the ultimate disposition of these matters will not have a material effect on the Company's financial position, results of operations or cash flows.

3. Acquisition of Drillmar, Inc.

Effective May 1, 2001 the Company increased its ownership in Drillmar from 37.5% to 64%. Consideration paid by the Company included cash of approximately $131,000, a contribution of services in the amount of $434,000.

Effective as of September 30, 2001, Drillmar entered into a merger agreement and merged with Zephyr Drilling Ltd. ("Zephyr"). Prior to the merger, Zephyr was a limited partnership in which Drillmar was the general partner. Zephyr owns a semi-submersible drilling rig that is being retrofitted into a semi-tender. Accordingly, Drillmar and Zephyr were considered to be related parties at the time of the transaction. As a result of the merger, the Company's interest in Drillmar decreased from 64% to 12.8%. Prior to the merger, the Company entered into an agreement with Drillmar whereby it agreed to provide

                  BLUE DOLPHIN ENERGY COMPANY AND SUBSIDIARIES

            FOOTNOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                    UNAUDITED
                                   (Continued)

office space and certain administrative services to Drillmar for approximately $40,000 per month. Historically the Company has used the payments it is entitled to receive under this agreement to fund its investment in Drillmar. In connection with the merger the Company received a partial payment under the services agreement in October 2001 and expects to receive full payments beginning in November 2001.

The Company records its investment in Drillmar using the equity method of accounting. Under the equity method, investments are recorded at cost plus the Company's equity in undistributed earnings and losses after acquisition. Intercompany gains and losses are eliminated.

4. Earnings Per Share

The Company applies the provisions of Statement of Financial Accounting Standards No. 128 ("SFAS 128"), "Earnings per Share". SFAS 128 requires the presentation of basic earnings per share ("EPS") which excludes dilution and is computed by dividing income (loss) available to common stockholders by the weighted-average number of shares of common stock outstanding for the period. SFAS 128 requires dual presentation of basic EPS and diluted EPS on the face of the income statement and requires a reconciliation of the numerators and denominators of basic EPS and diluted EPS.

The following table provides a reconciliation between basic and diluted earnings per share:
                                                         Weighted-
                                                       Average Number
                                                      of Common Shares
                                                        Outstanding
                                                       and Potential     Per
                                        Net Income        Dilutive      Share
                                          (Loss)       Common Shares    Amount
                                          ------       -------------    ------
Nine Months ended September 30, 2001
    Basic earnings per share           $     64,205       6,019,463    $   0.01
    Effect of dilutive stock options           --            15,753        --
                                       ------------    ------------    --------
    Diluted earnings per share         $     64,205       6,035,216    $   0.01
                                       ============    ============    ========

Nine Months ended September 30, 2000
    Basic and diluted loss per share   ($ 9,906,052)      5,955,645    ($  1.66)
                                       ============    ============    ========
Quarter ended September 30, 2001
    Basic and diluted loss per share   ($   419,300)      6,021,463    ($  0.07)
                                       ============    ============    ========
Quarter ended September 30, 2000
    Basic and diluted loss per share   ($10,109,585)      5,964,521    ($  1.69)
                                       ============    ============    ========

                  BLUE DOLPHIN ENERGY COMPANY AND SUBSIDIARIES

            FOOTNOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                    UNAUDITED
                                   (Continued)

5. Sale of Assets

On January 22, 2001, the Company sold its 50% interest in the Black Marlin Pipeline System to affiliates of the Williams Companies, Inc. for approximately $4.6 million.

This disposition was consummated, in part, through a sale of all of the outstanding capital stock of Black Marlin Pipeline Company (formerly an indirect wholly owned subsidiary of the Company) the owner of a 50% interest in the Black Marlin Pipeline, pursuant to a Purchase and Sale Agreement dated January 12, 2001 (the "Stock Purchase Agreement") among Black Marlin Energy Company, a wholly owned subsidiary of the Company, MCNIC Offshore Pipeline & Processing Company ("MCNIC"), WBI Southern, Inc. ("WBI") and Williams Field Services Group, Inc. The Company received $3.6 million for the outstanding capital stock of Black Marlin Pipeline Company and recorded a gain of $1.3 million.

The remaining part of this disposition was consummated through the sale of the A-5 Lateral owned 50% by Blue Dolphin Pipe Line Company, a wholly owned subsidiary of the Company ("BDPL"), pursuant to a Purchase and Sale Agreement dated January 12, 2001, among BDPL, MCNIC, WBI and Williams Field Services - Gulf Coast Company, L.P. The Company received $1.0 million for its interest in the A-5 Lateral, and recorded a gain of $112,092.

6. Business Segment Information

The Company's income producing operations are conducted in two principal business segments: oil and gas exploration and production; and pipeline operations. Intersegment revenues consist of transportation, general processing and storage fees charged by certain subsidiaries to another for natural gas and crude oil transported through the Blue Dolphin Pipeline System. The intercompany revenues and expenses are eliminated in consolidation. Information concerning these segments for the nine months and three months ended September 30, 2001, and 2000, and at September 30, 2001 and December 31, 2000 are as follows:


                  BLUE DOLPHIN ENERGY COMPANY AND SUBSIDIARIES

            FOOTNOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                    UNAUDITED
                                   (Continued)

                                                                                                         Depletion,
                                                                                                        Depreciation,
                                                                                         Operating      Amortization,
                                                                        Intersegment       Income     Abandonment, and
                                                           Revenues       Revenues       (Loss)(1)    Impairment(2)(3)
                                                          -----------    -----------    -----------   ----------------
Nine months ended September 30, 2001:
     Oil and gas exploration and
        production and operating fees                     $ 4,099,606           --          257,813      2,231,354
     Pipeline operations                                      784,003           --        1,510,597        127,175
     Other                                                       --                      (1,299,709)        20,873
                                                          -----------                   -----------    -----------
     Consolidated                                           4,883,609           --          468,701      2,379,402
                                                          -----------                                  -----------
     Other expense                                                                         (231,855)
                                                                                        -----------
     Income before minority interests, and income taxes                                     236,846
                                                                                        -----------

Nine months ended September 30, 2000:
       Oil and gas exploration and
          production and operating fees                   $ 4,049,171          4,500     (9,410,110)    11,806,953
       Pipeline operations                                  1,729,102         13,000        408,648        267,272
       Other                                                  (17,500)                     (622,380)        22,445
                                                          -----------                   -----------    -----------
       Consolidated                                         5,760,773           --       (9,623,842)    12,096,670
                                                          -----------                                  -----------
       Other expense                                                                        (62,987)
                                                                                        -----------
       Loss before minority interests, and income taxes                                  (9,686,829)
                                                                                        -----------

Three months ended September 30, 2001:
     Oil and gas exploration and
        production and operating fees                     $   846,739           --          163,887        334,359
     Pipeline operations                                      229,927           --           12,693         36,684
     Other expense                                               --                        (603,790)         5,551
                                                          -----------                   -----------    -----------
     Consolidated                                           1,076,666           --         (427,210)       376,594
                                                          -----------                                  -----------
     Other income                                                                               315
                                                                                        -----------
     Loss before minority interests, and income taxes                                      (426,895)
                                                                                        -----------

Three months ended September 30, 2000:
     Oil and gas exploration and
        production and operating fees                     $ 1,712,542          1,500     (9,967,164)    11,087,298
     Pipeline operations                                      658,765          1,745        228,218         90,819
     Other                                                     (3,425)          --         (191,393)         7,780
                                                          -----------                   -----------    -----------
     Consolidated                                           2,367,882           --       (9,930,339)    11,185,897
                                                          -----------                                  -----------
     Other expense                                                                          (27,670)
                                                                                        -----------
     Loss before minority interests, and income taxes                                    (9,958,009)
                                                                                        -----------


                  BLUE DOLPHIN ENERGY COMPANY AND SUBSIDIARIES

            FOOTNOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                    UNAUDITED
                                   (Continued)

                                        September 30,   December 31,
                                             2001           2000
                                        ------------   ------------
           Identifiable assets:
              Oil and gas exploration
                 and production         $  3,543,141   $  4,164,299
             Pipeline operations           7,620,622      8,958,876
             Other                           690,210        789,780
                                        ------------   ------------
             Consolidated               $ 11,853,973   $ 13,912,955
                                        ============   ============

     1. Consolidated income (loss) from operations includes $1,050,752 and $582,436 in unallocated general and administrative expenses, and unallocated depletion, depreciation and amortization of $20,873 and $22,445 for the nine months ended September 30, 2001 and 2000, respectively.

          Consolidated  income  (loss) from  operations  includes  $169,021  and
          $180,369 in unallocated general and administrative expenses, and unallocated depletion, depreciation and amortization of $5,551 and $7,780 for the quarters ended September 30, 2001 and 2000, respectively.

     2. Pipeline depreciation and amortization includes a provision for pipeline abandonment of $14,805 and $14,805 for the nine months ended September 30, 2001 and 2000, respectively. Oil and gas depletion, depreciation, amortization and abandonment includes a provision for abandonment costs of platforms and wells of $5.3 million for the nine months ended September 30, 2000. In addition, the Company recorded an expense of approximately $1.1 million for the nine months ended September 30, 2001, as a result of a change in the estimated costs associated with the Buccaneer Field abandonment.

     3. Pipeline depreciation and amortization includes a provision for pipeline abandonment of $4,935 and $4,935 for the quarters ended September 30, 2001 and 2000, respectively. Oil and gas depletion, depreciation, amortization and abandonment includes a provision for abandonment costs of platforms and wells of $5.3 million for the quarter ended September 30, 2000.

7. Recently Issued Accounting Pronouncements

Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS 133"), was issued in June 1998 by the Financial Accounting Standards Board ("FASB"). SFAS 133 establishes new accounting and reporting standards for derivative instruments and for hedging activities. This statement requires an entity to establish at the inception of a hedge, the method it will use for assessing the effectiveness of the hedging derivative and the measurement approach for determining the ineffective aspect of the hedge. Those methods must be consistent with the entity's approach to managing risk. Certain provisions of SFAS 133 were amended by SFAS 138, "Accounting for Certain Derivative Instruments and Certain Hedging Activities - an amendment of Statement 133". SFAS 133, as amended, is effective for all fiscal quarters of fiscal years beginning after June 15, 2000. The Company adopted SFAS 133 effective January 1, 2001. Adoption of SFAS 133, as amended, did not have an impact on the Company's consolidated financial position or the results of operations.

                  BLUE DOLPHIN ENERGY COMPANY AND SUBSIDIARIES

            FOOTNOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                    UNAUDITED
                                   (Continued)

In July 2001, the FASB issued Statement No. 141 ("SFAS 141"), "Business Combinations," and Statement No. 142, "Goodwill and Other Intangible Assets" ("SFAS 142"). SFAS 141 requires that the purchase method of accounting be used for all business combinations initiated after June 30, 2001. SFAS 141 also specifies criteria intangible assets acquired in a purchase method business combination must meet to be recognized and reported apart from goodwill. SFAS 142 will require that goodwill and intangible assets with indefinite useful lives no longer be amortized, but instead tested for impairment at least annually in accordance with the provisions of SFAS 142. SFAS 142 will also require that intangible assets with definite useful lives be amortized over their respective estimated useful lives to their estimated residual values, and reviewed for impairment in accordance with SFAS 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of". As of the date of adoption, the Company does not expect to have unamortized goodwill, unamortized identifiable assets, or unamortized negative goodwill upon adoption of SFAS 142 on January 1, 2002.

In August 2001, the FASB issued Statement No. 143 ("SFAS 143"), "Accounting for Asset Retirement Obligations," which addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. The standard applies to legal obligations associated with the retirement of long-lived assets that result from the acquisition, construction, development and/or normal use of the asset.

SFAS 143 requires that the fair value of a liability for an asset retirement obligation be recognized in the period in which it is incurred if a reasonable estimate of fair value can be made. The fair value of the liability is added to the carrying amount of the associated asset and this additional carrying amount is depreciated over the life of the asset. The liability is accreted at the end of each period through charges to operating expense. If the obligation is settled for other than the carrying amount of the liability, the Company will recognize a gain or loss on settlement.

The Company is required and plans to adopt the provisions of SFAS 143 for the quarter ending March 31, 2003. To accomplish this, the Company must identify all legal obligations for asset retirement obligations, if any, and determine the fair value of these obligations on the date of adoption. The determination of fair value is complex and will require the Company to gather market information and develop cash flow models. Additionally, the Company will be required to develop processes to track and monitor these obligations. Because of the effort necessary to comply with the adoption of SFAS 143, it is not practicable for management to estimate the impact of adopting this Statement at the date of this report.

In October 2001, the FASB issued Statement No. 144 ("SFAS 144"), "Accounting for the Impairment or Disposal of Long-Lived Assets". SFAS 144 provides that long-lived assets to be disposed of by sale be measured at the lower of carrying amount or fair value less cost to sell, whether reported in continuing operations or in discontinued operations, and broadens the reporting of discontinued operations to include all components of an entity with operations that can be distinguished from the rest of the entity and that will be eliminated from the ongoing operations of the entity in a disposal transaction. SFAS 144 is effective for fiscal years beginning after December 15, 2001.

                  BLUE DOLPHIN ENERGY COMPANY AND SUBSIDIARIES

            FOOTNOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                    UNAUDITED
                                   (Continued)

The Company is currently assessing the impact of SFAS 144 on its financial condition and results of operations.

                  BLUE DOLPHIN ENERGY COMPANY AND SUBSIDIARIES

ITEM 2.    MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
           CONDITION AND RESULTS OF OPERATIONS - UNAUDITED

              CAUTIONARY NOTE REGARDING FORWARD LOOKING STATEMENTS

Certain of the statements included below, including those regarding future financial performance or results or that are not historical facts, are "forward-looking" statements as that term is defined in Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended. The words "expect", "plan", "believe", "anticipate", "project", "estimate", and similar expressions are intended to identify forward-looking statements. Blue Dolphin Energy Company (referred to herein, with its predecessors and subsidiaries, as "Blue Dolphin" or the "Company") cautions readers that any such statements are not guarantees of future performance or events and such statements involve risks and uncertainties that may cause actual results and outcomes to differ materially from those indicated in forward-looking statements. Some of the important factors that could cause actual results to vary from forward-looking statements are discussed in our Registration Statement on Form S-3 filed with the SEC on January 11, 2001 under the caption "Risk Factors". The Risk Factors section of this registration statement is incorporated by reference into this report. Readers are cautioned not to place undue reliance on these forward-looking statements which speak only as of the date hereof. The Company undertakes no duty to update these forward-looking statements. Readers are urged to carefully review and consider the various disclosures made by the Company which attempt to advise interested parties of the additional factors which may affect the Company's business, including the disclosures made under the caption "Management's Discussion and Analysis of Financial Condition and Results of Operations" in this report.

The following is a review of certain aspects of the financial condition and results of operations of the Company and should be read in conjunction with the unaudited Condensed Consolidated Financial Statements and notes thereto included in Item 1. of this report and the consolidated financial statements and notes thereto included in the Annual Report on Form 10-K for the year ended December 31, 2000.

RECENT DEVELOPMENTS
-------------------

The Company previously announced a gas discovery in High Island Area Block A-7, in the Gulf of Mexico. The Company owns an 8.9% reversionary working interest in this field. The Company will begin to receive revenues from its reversionary interest after "payout" occurs. Payout will occur after all of the other working interest owners have recovered their costs and expenses associated with developing the field from sales of production from the field. At the beginning of the third quarter of 2001, there were three wells producing in this field at a combined rate of approximately 60 Mmcf of natural gas per day and a fourth (exploratory) well was being drilled. Based on the Company's estimate of when payout would occur, it expected to begin receiving revenues from its reversionary working interest in the fourth quarter of 2001 or first quarter of 2002. However, two of the three wells have stopped producing and the remaining well is producing approximately 28 Mmcf of natural gas per day. Additionally, the exploratory well that was being drilled was unsuccessful. The Company believes that one of the non-producing wells will be worked-over and the other plugged and abandoned. As a result of these occurrences the Company now expects to begin to receive revenues from its reversionary working interest in this field in the third quarter of 2002.

Effective as of September 30, 2001, Drillmar, Inc. ("Drillmar"), entered into a merger agreement and merged with Zephyr Drilling Ltd. ("Zephyr"). Prior to the merger, Zephyr was a limited partnership in which Drillmar was the general partner. Zephyr owns a semi-submersible drilling rig that is being

                  BLUE DOLPHIN ENERGY COMPANY AND SUBSIDIARIES

ITEM 2.    MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
           CONDITION AND RESULTS OF OPERATIONS - UNAUDITED
                                   (Continued)

retrofitted into a semi-tender. As a result of the merger, the Company's interest in Drillmar decreased from 64% to 12.8%. Prior to the merger, the Company entered into an agreement with Drillmar whereby it agreed to provide office space and certain administrative services to Drillmar for approximately $40,000 per month. Historically the Company has used the payments it is entitled to receive under this agreement to fund its investment in Drillmar. However, in connection with the merger the Company received a partial payment under the services agreement in October 2001 and expects to receive full payments beginning in November 2001.

On August 31, 2001, the Company, American Resources and BDCO Merger Sub, Inc., a wholly owned subsidiary of the Company (the "Merger Subsidiary"), announced that they entered into an Agreement and Plan of Merger (the "Merger Agreement") pursuant to which the Merger Subsidiary will merge with and into American Resources and the holders, other than the Company, of American Resources' shares of common stock, par value $0.00001 per share (the "Common Stock"), and Series 1993 Preferred Stock, par value $12.00 per share (the "Preferred Stock"), will receive approximately 326,000 and 1,200 shares of the Company's common stock, par value $0.01 per share, respectively. The merger requires the approval of (i) a majority of American Resources' outstanding Common Stock and Preferred Stock, voting together as a class; and (ii) a majority of American Resources' outstanding Preferred Stock voting separately as a class. The Company, the beneficial owner, as of November 14, 2001, owned approximately 77% of the issued and outstanding shares of Common Stock and 50.4% of the Preferred Stock.

American Resources' board of directors unanimously approved the transaction and its submission to stockholders following a determination by a special committee of the board, composed of individuals who are not directors or officers of the Company, that the merger is fair and in the best interest of American Resources' minority stockholders. The merger is subject to customary closing conditions.

In light of recent developments, the board of directors of the Company and a special committee of the board of directors of American Resources are evaluating whether it is in the best interests of their respective stockholders to proceed with the merger. Although the Company and American Resources have entered into the merger agreement, there can be no assurance that the merger will be completed.

LIQUIDITY AND CAPITAL RESOURCES
-------------------------------

Prior to the decrease in production in the High Island A-7 field and the corresponding delay in the Company's receipt of payments from its reversionary working interest in this field, the Company believed that it would have adequate capital to meet its obligations and operating needs for the current fiscal year.

However, due to this delay the Company now believes that it will need to raise between $4.5 to $7.0 million of capital to meet its obligations and operating needs. The Company will need to seek external financing and/or sell assets to raise the necessary capital. There can be no assurance that the Company will be able to obtain financing or sell assets on commercially reasonable terms. The Company's inability to raise capital may have a material adverse effect on its financial condition, ability to meet its obligations and operating needs and results of operations.

                  BLUE DOLPHIN ENERGY COMPANY AND SUBSIDIARIES

ITEM 2.    MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
           CONDITION AND RESULTS OF OPERATIONS - UNAUDITED
                                   (Continued)

The following table summarizes the Company's financial position at September 30, 2001 and December 31, 2000 (dollars in thousands):

                                         September 30, 2001    December 31, 2000
                                         ------------------    -----------------

                                          Amount       %        Amount        %
                                         --------     ---      --------      ---

         Working capital                 $  1,549      18      $  1,388       15

         Property and equipment, net        4,064      47         5,345       58

         Other noncurrent assets            3,022      35         2,476       27
                                         --------              -------
         Total                           $  8,635     100      $  9,209      100
                                         ========              ========

         Other non-current liabilities   $      -       -      $    550        6

         Minority interests                 1,134      13         1,196       13


         Stockholders' equity               7,501      87         7,463       81
                                         --------              --------
         Total                           $  8,635     100      $  9,209      100
                                         ========              ========


The change in the Company's financial position from December 31, 2000 to September 30, 2001, was primarily due to the sale of its' 50% interest in the Black Marlin Pipeline System in January 2001.

Historically, the Company has relied on the proceeds from financing activities and the sale of assets to supplement its capital requirements. In the nine months ended September 30, 2001 ("current period"), the Company financed its activities through both the sale of assets and operating activities.

The Company's future cash flows are subject to a number of variables, including the level of production from oil and gas natural gas properties that the Company has an interest in, utilization of its pipeline systems, utilization of the Company's services by third parties and commodity prices among others. See the section titled "Recent Developments".

The net cash provided by or used in our operating, investing and financing activities is summarized below (amounts in thousands):

                                                    Nine Months Ended
                                                    -----------------
                                                      September 30
                                                      ------------
                                                     2001      2000
                                                     ----      ----
               Net cash provided by (used in):
               Operating activities                $    294   $ 3,197
               Investing activities                   3,251    (2,753)
               Financing activities                  (2,480)      261
                                                   ------------------
                    Net increase in cash           $ 1,065    $   705
                                                   ==================

                  BLUE DOLPHIN ENERGY COMPANY AND SUBSIDIARIES

ITEM 2.    MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
           CONDITION AND RESULTS OF OPERATIONS - UNAUDITED
                                   (Continued)

The Company's cash flow from operating activities decreased by $2.9 million in the current period compared to the nine months ended September 30, 2000 ("previous period"), due primarily to abandonment costs offset in part by the increased cash flow generated from the Company's American Resources oil and gas properties.

Cash flow provided by investing activities during the current period included the proceeds from the sale of the Company's interest in the Black Marlin Pipeline System of approximately $4.6 million. Cash flow used in investing activities included the construction of a new offshore platform installed to operate the Blue Dolphin Pipeline of approximately $1.7 million, investment costs associated with Drillmar of approximately $0.4 million and exploration and development costs associated with an American Resources, oil and natural gas properties of approximately $0.5 million.

Cash flow used in financing activities during the current period consisted of the payment of convertible promissory notes in the principal amount of approximately $2.2 million to related parties, see Item 1., Note 1., Related Party Transactions.

On January 22, 2001, the Company and its partners sold the Black Marlin Pipeline System for $7.3 million, and the High Island Block A-5 lateral constructed in 2000 for $2.0 million, to Williams Field Services; $3.6 million and $1.0 million, respectively, net to the Company's interest. The Black Marlin System accounted for 15% of the Company's revenues for the nine months ended September 30, 2000.

In November 2000, the Company elected to abandon the Buccaneer Field due to adverse developments in the field. The Company reached an agreement with Tetra Applied Technologies, Inc. ("Tetra") to plug and abandon the wells in the field. In the current period the remaining wells in the Buccaneer Field were plugged and abandoned for approximately $1.4 million. The Company used its escrow fund for abandonment obligations to fund the plugging of the Buccaneer Field wells. In addition, Maritech Resources, Inc. ("Maritech") an affiliate of Tetra, purchased an adjacent lease for which the Company provided production operating services. In December 2000, as a result of the Company's plans to abandon the Buccaneer Field platform facilities, the Company and Maritech terminated the operating agreement. A new platform was installed in the current period in Galveston Block 288 to operate and maintain the Blue Dolphin Pipeline System. The Blue Dolphin Pipeline System was previously tied into and operated from the Buccaneer Field platforms. The installation of the new platform and its connection to the Blue Dolphin Pipeline System cost approximately $1.7 million net to the Company's 50% interest.

In August 2001, the Company reached an agreement with Tetra to remove the Buccaneer Field platforms for a cost of approximately $2.6 million. The Company initially expected that the platform removal would be completed in the fourth quarter of 2001. However, the Company has requested an extension from the Minerals Management Service until mid-2002 to complete the site clearance when weather conditions in the Gulf of Mexico are typically more favorable. The Company received an extension from the Minerals Management Service until the second quarter of 2002 to begin site clearance at one platform facility location and expects to receive a comparable extension for the remaining platform facility location. In addition, Tetra and the Company reached payment terms, whereby the Company will pay 20% upon completion and 5% per month for twelve months, with the remaining balance due in the thirteenth month. To provide security for the extended payment, the Company is providing Tetra with a

                  BLUE DOLPHIN ENERGY COMPANY AND SUBSIDIARIES

ITEM 2.    MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
           CONDITION AND RESULTS OF OPERATIONS - UNAUDITED
                                   (Continued)

first lien on its interest in the Blue Dolphin Pipeline System. The Company will continue to seek extended payment arrangements for certain of its remaining abandonment costs estimated to be $2.5 million. Work to remove the two platform facilities began in August 2001 with $216,000 cost incurred as of September 30, 2001.

Although the abandonment may be delayed, the Company still believes that its provision for total abandonment costs of $4.9 million at September 30, 2001 is adequate.

In December 1999, the Company entered into an agreement with Fidelity Oil to manage their interest in the oil and gas properties acquired from American Resources for $40,000 per month. This amount was intended to reimburse the Company for the cost of the services provided. The agreement expired in December 2000 and provided for continuation thereafter on a year to year basis unless terminated by either party. Fidelity Oil terminated this agreement effective January 31, 2001.

The Company's reserves and future net revenues reported at December 31, 2000 reflected capital expenditures totaling $898,900 for the year ending December 31, 2001. Management will continue to evaluate its capital expenditure program based on, among other things, field reservoir performance, availability and cost of drilling and workover equipment, and demand and prices obtainable for the Company's production, as well as availability of capital resources. For the nine months ended September 30, 2001, the Company incurred capital expenditures totaling $738,000, which was associated with the development of its interest in the American Resources' Galveston Block 418 property. The Company currently believes that capital expenditures for the fourth quarter of 2001 will be $535,000.

In December 1999, American Resources was paid approximately $4.5 million by Blue Dolphin Exploration for American Resources common stock, representing a 75% ownership interest, and $24.2 million by Fidelity Oil for an 80% interest in its' Gulf of Mexico assets. The proceeds were used by American Resources to retire certain indebtedness. The indebtedness included American Resources senior secured debt totaling approximately $51.2 million to Den norske. Den norske sold the senior debt for $27.0 million and a contingent future payment if the cumulative net revenues received by American Resources and Fidelity Oil attributable to American Resources proved oil and gas reserves in the Gulf of Mexico as of January 1, 1999, exceed $30.0 million during the period January 1, 1999, through December 31, 2001. If that occurs Den norske will be entitled to receive an amount equal to 50% of the net revenues in excess of $30.0 million during that three-year period. If any contingent amount becomes payable to Den norske, 80% will be paid by Fidelity Oil and 20% will be paid by American Resources. The payment, if any, is due on March 15, 2002. American Resources estimates that it is probable that a payment to Den norske will be due based upon current market conditions. The Company has provided for a liability to Den norske in the amount of $900,000 at September 30, 2001.

RESULTS OF OPERATIONS
---------------------

The Company reported net income for the nine months ended September 30, 2001, ("current period") of $64,205, compared to a net loss of $9.9 million reported for the nine months ended September 30, 2000 ("previous period"). The increase in net income is primarily due to an impairment of the Buccaneer Field of $10.7 million recorded in the previous period. In addition the Company recorded a gain on the sale of the Black Marlin Pipeline System of $1.4 million in the current period, offset in part by an increase of $1.1 million in the Company's Buccaneer Field abandonment obligations.

                  BLUE DOLPHIN ENERGY COMPANY AND SUBSIDIARIES

ITEM 2.    MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
           CONDITION AND RESULTS OF OPERATIONS - UNAUDITED
                                   (Continued)

For the quarter ended September 30, 2001 ("current quarter") the Company reported a net loss of $419,300 compared to a net loss of $10.1 million for the quarter ended September 30, 2000 ("previous quarter"). The change in the net loss is primarily due to the Company recording an impairment charge for the Buccaneer Field of $10.7 million in the previous quarter. Pipeline transportation revenues decreased in the current quarter resulting from the sale of the Black Marlin Pipeline System in January 2001.

Revenues:

Nine Months 2001 vs. Nine Months 2000. Current period oil and gas sales increased by $289,273 from the previous period. The increase was primarily due to an increase of 37% in gas prices and 3% in oil prices resulting in an increase of $776,000 offset partially by a 5% reduction in volumes resulting in a reduction of revenue of $192,000. The increase in oil and gas sales noted above was partially offset by a loss of revenues totaling approximately $287,000 from the Buccaneer Field production in the previous period.

Current period revenues from pipeline operations decreased by $932,099 or 54% from the previous period. The decrease was due to the sale of the Black Marlin Pipeline System in January 2001. The Black Marlin Pipeline System provided revenues of $1.0 million for the previous period compared to approximately $50,000 for the current period.

The Company did not have current period revenues from operating fees due to the termination of the operating agreement with Maritech in December 2000.

Third Quarter 2001 vs. Third Quarter 2000. Current quarter revenues from oil and gas sales decreased by $786,379 from those of the previous quarter. The change was due to a 26% decrease in gas prices resulting in a reduction of revenues of $292,000, and a decrease of 28% in production volumes resulting in a reduction of revenues of $367,000. The decrease in oil and gas sales in the current quarter also resulted in a loss of revenues from the Buccaneer Field, which totaled $54,000 in the previous quarter.

Current quarter revenues from pipeline operations decreased by $427,093 or 65% from the previous quarter. The decrease was primarily due to the sale of the Black Marlin Pipeline System in January 2001. The Black Marlin Pipeline System provided revenues of approximately $450,000 for the third quarter of 2000.

The Company did not have current quarter revenues from operating fees due to the termination of the operating agreement with Maritech in December 2000.

Costs and Expenses:

Nine Months 2001 vs. Nine Months 2000. Current period pipeline operating expenses decreased by $327,874 or 44% from the previous period. The decrease was primarily due to the sale of the Black Marlin Pipeline System in January 2001. The Black Marlin Pipeline System operating expenses were approximately $377,000 for the previous period compared to approximately $33,000 for the current period.

                  BLUE DOLPHIN ENERGY COMPANY AND SUBSIDIARIES

ITEM 2.    MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
           CONDITION AND RESULTS OF OPERATIONS - UNAUDITED
                                   (Continued)

Current period depletion, depreciation, amortization and abandonment increased $937,708 over the previous period. The increase was primarily due to the Company increasing its abandonment estimate by $1.1 million associated with the Buccaneer Field. This increase was partially offset by a $133,000 decrease in depreciation related to the Black Marlin Pipeline System that was sold in January 2001.

General and administrative expenses for the current period increased $555,324 from the previous period. The increase was due in part to an increase in legal expense associated with the H&N lawsuit of approximately $177,000 net of insurance proceeds and the termination of the Management Services Agreement between the Company and Fidelity Oil, whereby the Company managed Fidelity Oil's interest in the oil and gas assets it acquired from American Resources in December 1999. Management fees of approximately $200,000 received from Fidelity Oil were recorded as a reduction to general and administrative expenses during the nine months ended September 30, 2000.

Interest and other expense increased $216,463 in the current period was due primarily to a $350,000 increase in the provision for the contingent payment to Den norske, offset in part by lower interest expense. In January 2001, the Company retired debt totaling $2.2 million.

Third Quarter 2001 vs. Third Quarter 2000. Current quarter pipeline operating expenses decreased by $90,577 or 37% from the previous quarter. The decrease was primarily due to the sale of the Black Marlin Pipeline System in January 2001.

Current quarter depletion, depreciation, amortization and abandonment decreased $154,327 from the previous quarter. The decrease was primarily due to a 28% reduction in production volumes accounting for approximately $58,000 and the sale of the Black Marlin Pipeline System in January 2001 resulting in lower depreciation of $49,934 in the current quarter.

General and administrative expenses for the current quarter increased $196,547 from the previous quarter. The increase was primarily due to the termination of the Management Services Agreement between the Company and Fidelity Oil, whereby the Company managed Fidelity Oil's interest in the oil and gas assets it acquired from American Resources in December 1999. Management fees of approximately $120,000 received from Fidelity Oil were recorded as a reduction to general and administrative expenses during the three months ended September 30, 2000.

Interest and other expense decreased $27,599 in the current quarter primarily due to a $50,000 increase in the provision for the contingent payment to Den norske, offset in part by lower interest expense. In January 2001, the Company retired debt totaling $2.2 million.

                  BLUE DOLPHIN ENERGY COMPANY AND SUBSIDIARIES


ITEM 3. QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET PRICE

The Company is exposed to market risk, including adverse changes in commodity prices and interest rates as discussed below.

Commodity Price Risk- The Company produces and sells natural gas, crude oil, and natural gas liquids. As a result, the Company's financial results can be significantly affected if these commodity prices fluctuate widely in response to changing market forces. The Company does not use derivative products to manage commodity price risk.

Interest Rate Risk- The Company currently has no short-term or long-term debt with floating interest rates, and as such is not subject to risk of interest rate changes.

                  BLUE DOLPHIN ENERGY COMPANY AND SUBSIDIARIES

                           PART II. OTHER INFORMATION

ITEM 1.     LEGAL PROCEEDINGS

On May 8, 2000, American Resources, a 77% indirectly owned subsidiary of the Company, and its former Chief Financial Officer, were named in a lawsuit in the United States District Court for the Southern District of Texas, Houston Division, styled H&N Gas and Howard Energy Marketing, L.L.C. v. American Resources Offshore, Inc. et al (Case No H-00-1371). The lawsuit alleges, among other things, that H&N Gas ("H&N") was defrauded by American Resources in connection with gas purchase options and gas price swap contracts entered into from February 1998 through September 1999. H&N alleges unlawful collusion between American Resources' prior management and the then president of H&N, Richard Hale ("Hale"), to the detriment of H&N. H&N generally alleges that Hale directed H&N to purchase illusory options from American Resources that bore no relation to any physical gas business and that American Resources did not have the financial resources and/or sufficient quantity of gas to perform. H&N further alleges that American Resources and Hale colluded with respect to swap transactions that were designed to benefit American Resources at the expense of H&N Gas. H&N further alleges civil conspiracy against all the defendants. H&N is seeking approximately $6.2 million in actual damages plus treble damages, punitive damages, prejudgment interest and attorneys' fees against American Resources directly. As a result of its conspiracy allegation, H&N also contends that all defendants are jointly and severally liable for over $62.0 million dollars in actual damages plus treble damages, punitive damages, prejudgment interest and attorneys' fees. American Resources intends to vigorously defend this claim.

ITEM 6.     EXHIBITS AND REPORT ON FORM 8-K

               A)   No Exhibits

               B) Form 8-K - On August 31, 2001, the Company filed a current report on Form 8-K dated August 30, 2001, with respect to the execution of an agreement and plan of merger with American Resources Offshore, Inc. The items reported in such current report were Item 5 (Other Events).

                    On November 8, 2001, the Company filed a current report on Form 8-K dated November 8, 2001, with respect to a discussion of recent developments which have effected the Company. The item reported in such current report was Item 5 (Other Events).

                  BLUE DOLPHIN ENERGY COMPANY AND SUBSIDIARIES


                                   SIGNATURES


Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                         By: BLUE DOLPHIN ENERGY COMPANY



Date:    November 14, 2001               /s/ Michael J. Jacobson
                                         ---------------------------------------
                                         Michael J. Jacobson
                                         President and Chief Executive Officer



                                         /s/ G. Brian Lloyd
                                         ---------------------------------------
                                         G. Brian Lloyd
                                         Vice President, Treasurer
                                         (Principal Accounting Officer)

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Section 145 of the Delaware General Corporate Law ("DGCL") permits a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action.

         In a suit brought to obtain a judgment in the corporation's favor, whether by the corporation itself or derivatively by a stockholder, the corporation may only indemnify for expenses, including attorney's fees, actually and reasonably incurred in connection with the defense or settlement of the case, and the corporation may not indemnify for amounts paid in satisfaction of a judgment or in settlement of the claim. In any such action, no indemnification may be paid in respect of any claim, issue or matter as to which such persons shall have been adjudged liable to the corporation except as otherwise provided by the Delaware Court of Chancery or the court in which the claim was brought. In any other type of proceeding, the indemnification may extend to judgments, fines and amounts paid in settlement, actually and reasonably incurred in connection with such other proceeding, as well as to expenses (including attorneys' fees).

         The statute does not permit indemnification unless the person seeking indemnification has acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interest of the corporation and, in the case of criminal actions or proceedings, the person had no reasonable cause to believe his conduct was unlawful. There are additional limitations applicable to criminal actions and to actions brought by or in the name of the corporation. The determination as to whether a person seeking indemnification has met the required standard of conduct is to be made (i) by a majority vote of a quorum of disinterested members of the board of directors, or (ii) by independent counsel in a written opinion, if such a quorum does not exist or if the disinterested directors so direct, or (iii) by the stockholders.

         The Registrant's certificate of incorporation and bylaws requires the Registrant to indemnify its directors and officers to the fullest extent permitted under Delaware law. The Registrant's certificate of incorporation limits the personal liability of a director to the Registrant or its stockholders to damages for breach of the director's fiduciary duty.

         The Registrant maintains officers' and directors' indemnity insurance against expenses of defending claims or payment of amounts arising out of good-faith conduct believed by the officer or director to be in or not opposed to the Registrant's best interest.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

         The following is a list of all the exhibits and financial statement schedules filed as part of the Registration Statement:

         (a)      Exhibits:


     EXHIBIT
       NO.                                              DESCRIPTION
  -------------                                         -----------
       2.1   --    Amended and Restated Agreement and Plan of Merger dated December 19, 2001 (the "Merger
                   Agreement"), among Registrant, American Resources Offshore, Inc. and BDCO Merger Sub., Inc.
                   (Included as Appendix A to the joint proxy statement/prospectus forming a part of this registration statement) (1).

       2.2   --    Amendment No. 1 to the Merger Agreement (1).

       3.1   --    Certificate of Incorporation of the Company (2).

       3.2   --    Certificate of Correction to the Certificate of Incorporation of the Company dated June 30,
                   1987 (3).

       3.3   --    Certificate of Amendment to the Certificate of Incorporation of the Company dated June 30,
                   1987 (3).

       3.4   --    Certificate of Amendment to the Certificate of Incorporation of the Company dated December
                   11, 1989 (3).

       3.5   --    Certificate of Amendment to the Certificate of Incorporation of the Company dated December
                   14, 1989 (3).

       3.6   --    Bylaws of the Company (3)

       3.7   --    Certificate of Amendment to the Certificate of Incorporation of the Company dated December
                   8, 1997 (4).

       4.1   --    Specimen Certificate of Blue Dolphin Energy Company Common Stock (3).

      *5.1   --    Opinion of Porter & Hedges, L.L.P. as to the legality of the securities being registered.

      10.1   --    Blue Dolphin Energy Company 1996 Employee Stock Option Plan (4).

      10.2   --    Blue Dolphin Energy Company 2000 Stock Incentive Plan (10).

      10.4   --    Loan Agreement by and among Blue Dolphin Energy Company, Blue Dolphin Pipe Line Company,
                   Buccaneer Pipe Line Co., Mission Energy, Inc. d/b/a MEI Mission Energy, Inc., Ivory
                   Production Co., Blue Dolphin Services Co., and Bank One, Texas, N.A., dated January 14,
                   1994 (5).

      10.6   --    First Amendment to Loan Agreement dated January 14, 1994 by and among Blue Dolphin Energy
                   Company, Blue Dolphin Pipe Line Company, Buccaneer Pipe Line Co., Mission Energy, Inc.
                   d/b/a MEI Mission Energy, Inc., Ivory Production Co., Blue Dolphin Services Co., and Bank
                   One, Texas, N.A., dated February 7, 1995 (4).

      10.7   --    Second Amendment to Loan Agreement dated January 14, 1994 by and among Blue Dolphin Energy
                   Company, Blue Dolphin Pipe Line Company, Buccaneer Pipe Line co., Mission Energy, Inc.
                   d/b/a MEI Mission Energy, Inc., Blue Dolphin Exploration Company, previously known as Ivory
                   Production Co., Blue Dolphin Services Co., and Bank One, Texas, N.A., dated December 22,
                   1995 (4).

      10.8   --    Third Amendment to Loan Agreement dated January 14, 1994 by and among Blue Dolphin Energy
                   Company, Blue Dolphin Pipe Line Company, Buccaneer Pipe Line co., Mission Energy, Inc.
                   d/b/a MEI Mission Energy, Inc., Blue Dolphin Exploration Company, previously known as Ivory
                   Production Co., Blue Dolphin Services Co., and Bank One, Texas, N.A., dated November 5,
                   1996 (6).

      10.9   --    Fourth Amendment to Loan Agreement dated January 14, 1994 by and among Blue Dolphin Energy
                   Company, Blue Dolphin Pipe Line Company, Buccaneer Pipe Line co., Mission Energy, Inc.
                   d/b/a MEI Mission Energy, Inc., Blue Dolphin Exploration Company, previously known as Ivory
                   Production Co., Blue Dolphin Services Co., and Bank One, Texas, N.A., dated August 18, 1998
                   (11).

     10.10   --    Fifth Amendment to Loan Agreement dated January 14, 1994 by and among Blue Dolphin Energy
                   Company, Blue Dolphin Pipe Line Company, Buccaneer Pipe Line co., Mission Energy, Inc.
                   d/b/a MEI Mission Energy, Inc., Blue Dolphin Exploration Company, previously known as Ivory
                   Production Co., Blue Dolphin Services Co., and Bank One, Texas, N.A., dated December 17,
                   1999 (11).

     10.11   --    Sixth Amendment to Loan Agreement dated January 14, 1994 by and among Blue Dolphin Energy
                   Company, Blue Dolphin Pipe Line Company, Buccaneer Pipe Line co., Mission Energy, Inc.
                   d/b/a MEI Mission Energy, Inc., Blue Dolphin Exploration Company, previously known as Ivory
                   Production Co., Blue Dolphin Services Co., and Bank One, Texas, N.A., dated January 12,
                   2000 (11).

     10.12   --    Asset Purchase Agreement between WBI Southern, Inc., Blue Dolphin Pipeline Company,
                   Buccaneer Pipe Line Co. and Mission Energy, Inc. (8).

     10.13   --    Purchase and Sale Agreement between Enron Pipeline Company, Black Marlin Energy Company and
                   Blue Dolphin Energy Company (8).

     10.14   --    Asset Purchase Agreement between WBI Southern, Inc., Black Marlin Pipeline Company and
                   Black Marlin Energy Company (8).

     10.15   --    Asset Purchase Agreement between MCNIC Offshore Pipeline & Processing Company, Black Marlin
                   Pipeline Company and Black Marlin Energy Company (8).

     10.16   --    Investment Agreement, as amended, by and between American Resources Offshore, Inc. and Blue
                   Dolphin Exploration Company (9).

     10.17   --    Management Services Agreement by and between Fidelity Oil Holdings, Inc. and Blue Dolphin
                   Exploration Company (11).

      21.1   --    List of Subsidiaries of the Registrant (1).

     *23.1   --    Consent of KPMG LLP.

     *23.2   --    Consent of Ernst & Young LLP.

     *23.3   --    Consent of Porter and Hedges, L.L.P. (contained in opinion filed as Exhibit 5.1).

     *23.4   --    Consent of Ryder Scott Company, independent petroleum engineers.

      99.1   --    Form of proxy for ARO common stockholders (1).

      99.2   --    Form of proxy for ARO preferred stockholders (1).

      99.3   --    Form of Stockholder Election (1).

---------------------------
* Filed herewith.

(1) Incorporated herein by reference to the exhibits filed in connection with the registration statement on Form S-4 of the Registrant filed under the Securities Act of 1933 (Commission File No. 333-75842).

(2) Incorporated herein by reference to the exhibits filed in connection with the registration statement on Form S-4 of ZIM Energy Corp. filed under the Securities Act of 1933 (Commission File No. 33-5559).

(3) Incorporated herein by reference to the exhibits filed in connection with Form 10-K of Blue Dolphin Energy Company for the year ended December 31, 1989 under the Securities and Exchange Act of 1934, dated March 30, 1990 (Commission File No. 000-15905).

(4) Incorporated herein by reference to the exhibits filed in connection with Form 10-K of Blue Dolphin Energy Company for the year ended December 31, 1995 under the Securities and Exchange Act of 1934, dated March 29, 1996 (Commission File No. 000-15905).

(5) Incorporated herein by reference to the exhibits filed in connection with the definitive Information Statement on Schedule 14C of Blue Dolphin Energy Company under the Securities and Exchange Act of 1934, dated November 18, 1997 (Commission File No. 000-15905).

(6) Incorporated herein by reference to the exhibits filed in connection with Form 10-K of Blue Dolphin Energy Company for the year ended December 31, 1996 under the Securities and Exchange Act of 1934, dated March 31, 1997 (Commission File No. 000-15905).

(7) Incorporated herein by reference to the exhibits filed in connection with the definitive Information Statement on Schedule 14C of Blue Dolphin Energy Company under the Securities and Exchange Act of 1934, dated November 18, 1997 (Commission File No. 000-15905).

(8) Incorporated herein by reference to the exhibits filed in connection with Form 8-K of Blue Dolphin Energy Company under the Securities and Exchange Act of 1934, dated March 1, 1999 (Commission File No. 000-15905).

(9) Incorporated herein by reference to the exhibits filed in connection with Schedule 13D of Blue Dolphin Energy Company under the Securities and Exchange Act of 1934, dated October 22, 1999 (Commission File No. 000-15905).

(10) Incorporated herein by reference to the exhibits filed in connection with the Proxy Statement of Blue Dolphin Energy Company under the Securities and Exchange Act of 1934, dated May 18, 2000 (Commission File No. 000-15905).

(11) Incorporated herein by reference to the exhibits filed in connection with the Form 10-K of Blue Dolphin Energy Company for the year ended December 31, 1999 under the Securities Exchange Act of 1984, dated April 13, 2000 (Commission File No. 000-15905).

ITEM 22. UNDERTAKINGS

         The undersigned Registrant hereby undertakes:

         1. To respond to requests for information that is incorporated by reference in the joint proxy statement/prospectus pursuant to Items 4, 10(b), 11 or 13 of Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the requests;

         2. To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective;

         3. That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form;

         4. That every prospectus (i) that is filed pursuant to paragraph (3) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415 will be filed as a part of an amendment to the Registration Statement and will not be used until such amendment is effective and that, for purposes of determining liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof;

         5. To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                  a. To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                  b. To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

                  c. To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

         6. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         7. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         8. That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report under Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report under Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 as amended (the "Securities Act") may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, such Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Houston, State of Texas, on January 31, 2002.


                               BLUE DOLPHIN ENERGY COMPANY


                               By: /s/ MICHAEL J. JACOBSON
                                   ----------------------------------------
                               Name:  Michael J. Jacobson
                               Title: President and Chief Executive Officer


                                POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Michael J. Jacobson and G. Brian Lloyd, and each of them, either of whom may act without joinder of the other, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all pre- and post-effective amendments and supplements to this Registration Statement, and to file the same, or cause to be filed the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, and each of them, or the substitute or substitutes of either of them, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the indicated capacities on the dates indicated below.


                    SIGNATURES                                            TITLE                                    DATE
                    ----------                                            -----                                    ----
/S/ MICHAEL J. JACOBSON                                   President and Chief Executive Officer,             January 31, 2002
-------------------------------------------------             (Principal Executive Officer)
                Michael J. Jacobson

/S/ G. BRIAN LLOYD                                             Vice President and Treasurer                  January 31, 2002
-------------------------------------------------             (Principal Accounting Officer)
                  G. Brian Lloyd

/S/ IVAR SIEM                                                            Director                            January 31, 2002
-------------------------------------------------
                     Ivar Siem

/S/ HARRIS A. KAFFIE                                                     Director                            January 31, 2002
-------------------------------------------------
                 Harris A. Kaffie

/S/ ROBERT L. BARBANELL                                                  Director                            January 31, 2002
-------------------------------------------------
                Robert L. Barbanell

/S/ MICHAEL S. CHADWICK                                                  Director                            January 31, 2002
-------------------------------------------------
                Michael S. Chadwick

/S/ ROBERT D. WAGNER, JR.                                                Director                            January 31, 2002
-------------------------------------------------
               Robert D. Wagner, Jr.

                                    EXHIBITS

      EXHIBIT
        NO.                                              DESCRIPTION
     ---------                                           -----------
        2.1    --    Agreement and Plan of Merger dated December 19, 2001 (the "Merger Agreement"), among
                     Registrant, American Resources Offshore, Inc. and BDCO Merger Sub., Inc. (Included as
                     Appendix A to the joint proxy statement/prospectus forming a part of this registration statement) (1).

        2.2    --    Amendment No. 1 to the Merger Agreement (1).

        3.1    --    Certificate of Incorporation of the Company (2).

        3.2    --    Certificate of Correction to the Certificate of Incorporation of the Company dated June 30,
                     1987 (3).

        3.3    --    Certificate of Amendment to the Certificate of Incorporation of the Company dated June 30,
                     1987 (3).

        3.4    --    Certificate of Amendment to the Certificate of Incorporation of the Company dated December
                     11, 1989 (3).

        3.5    --    Certificate of Amendment to the Certificate of Incorporation of the Company dated December
                     14, 1989 (3).

        3.6    --    Bylaws of the Company (3).

        3.7    --    Certificate of Amendment to the Certificate of Incorporation of the Company dated December
                     8, 1997 (4).

        4.1    --    Specimen Certificate of Blue Dolphin Energy Company Common Stock (3).

       *5.1    --    Opinion of Porter & Hedges, L.L.P. as to the legality of the securities being registered.

       10.1    --    Blue Dolphin Energy Company 1996 Employee Stock Option Plan (4).

       10.2    --    Blue Dolphin Energy Company 2000 Stock Incentive Plan (10).

       10.4    --    Loan Agreement by and among Blue Dolphin Energy Company, Blue Dolphin Pipe Line Company,
                     Buccaneer Pipe Line Co., Mission Energy, Inc. d/b/a MEI Mission Energy, Inc., Ivory
                     Production Co., Blue Dolphin Services Co., and Bank One, Texas, N.A., dated January 14,
                     1994 (5).

       10.6    --    First Amendment to Loan Agreement dated January 14, 1994 by and among Blue Dolphin Energy
                     Company, Blue Dolphin Pipe Line Company, Buccaneer Pipe Line Co., Mission Energy, Inc.
                     d/b/a MEI Mission Energy, Inc., Ivory Production Co., Blue Dolphin Services Co., and Bank
                     One, Texas, N.A., dated February 7, 1995 (4).

       10.7    --    Second Amendment to Loan Agreement dated January 14, 1994 by and among Blue Dolphin Energy
                     Company, Blue Dolphin Pipe Line Company, Buccaneer Pipe Line Co., Mission Energy, Inc.
                     d/b/a MEI Mission Energy, Inc., Blue Dolphin Exploration Company, previously known as Ivory
                     Production Co., Blue Dolphin Services Co., and Bank One, Texas, N.A., dated December 22,
                     1995 (4).

       10.8    --    Third Amendment to Loan Agreement dated January 14, 1994 by and among Blue Dolphin Energy
                     Company, Blue Dolphin Pipe Line Company, Buccaneer Pipe Line Co., Mission Energy, Inc.
                     d/b/a MEI Mission Energy, Inc., Blue Dolphin Exploration Company, previously known as Ivory
                     Production Co., Blue Dolphin Services Co., and Bank One, Texas, N.A., dated November 5,
                     1996 (6).

      EXHIBIT
        NO.                                              DESCRIPTION
     ---------                                           -----------
       10.9    --    Fourth Amendment to Loan Agreement dated January 14, 1994 by and among Blue Dolphin Energy
                     Company, Blue Dolphin Pipe Line Company, Buccaneer Pipe Line co., Mission Energy, Inc.
                     d/b/a MEI Mission Energy, Inc., Blue Dolphin Exploration Company, previously known as Ivory
                     Production Co., Blue Dolphin Services Co., and Bank One, Texas, N.A., dated August 18, 1998
                     (11).

      10.10    --    Fifth Amendment to Loan Agreement dated January 14, 1994 by and among Blue Dolphin Energy
                     Company, Blue Dolphin Pipe Line Company, Buccaneer Pipe Line co., Mission Energy, Inc.
                     d/b/a MEI Mission Energy, Inc., Blue Dolphin Exploration Company, previously known as Ivory
                     Production Co., Blue Dolphin Services Co., and Bank One, Texas, N.A., dated December 17,
                     1999 (11).

      10.11    --    Sixth Amendment to Loan Agreement dated January 14, 1994 by and among Blue Dolphin Energy
                     Company, Blue Dolphin Pipe Line Company, Buccaneer Pipe Line co., Mission Energy, Inc.
                     d/b/a MEI Mission Energy, Inc., Blue Dolphin Exploration Company, previously known as Ivory
                     Production Co., Blue Dolphin Services Co., and Bank One, Texas, N.A., dated January 12,
                     2000 (11).

      10.12    --    Asset Purchase Agreement between WBI Southern, Inc., Blue Dolphin Pipeline Company,
                     Buccaneer Pipe Line Co. and Mission Energy, Inc. (8).

      10.13    --    Purchase and Sale Agreement between Enron Pipeline Company, Black Marlin Energy Company and
                     Blue Dolphin Energy Company (8).

      10.14    --    Asset Purchase Agreement between WBI Southern, Inc., Black Marlin Pipeline Company and
                     Black Marlin Energy Company (8).

      10.15    --    Asset Purchase Agreement between MCNIC Offshore Pipeline & Processing Company, Black Marlin
                     Pipeline Company and Black Marlin Energy Company (8).

      10.16    --    Investment Agreement, as amended, by and between American Resources Offshore, Inc. and Blue
                     Dolphin Exploration Company (9).

      10.17    --    Management Services Agreement by and between Fidelity Oil Holdings, Inc. and Blue Dolphin
                     Exploration Company (11).

       21.1    --    List of Subsidiaries of the Registrant (1).

      *23.1    --    Consent of KPMG LLP.

      *23.2    --    Consent of Ernst & Young LLP.

      *23.3    --    Consent of Porter and Hedges, L.L.P. (contained in opinion filed as Exhibit 5.1).

      *23.4    --    Consent of Ryder Scott Company, independent petroleum engineers.

       99.1    --    Form of Proxy for ARO common stockholders (relating to the special meeting described in the joint proxy statement/prospectus forming a part of this registration statement) (1).

       99.2    --    Form of Proxy for ARO preferred stockholders (relating to the special meeting described in the joint proxy statement/prospectus forming a part of this registration statement) (1).

       99.3    --    Form of Stockholder Election (1).

------------------------
 *       Filed herewith.

(1) Incorporated herein by reference to the exhibits filed in connection with registration statement on Form S-4 of Registrant filed under the Securities Act of 1933 (Commission File No. 333-75842).

(2) Incorporated herein by reference to the exhibits filed in connection with registration statement on Form S-4 of ZIM Energy Corp. filed under the Securities Act of 1933 (Commission File No. 33-5559).

(3) Incorporated herein by reference to the exhibits filed in connection with Form 10-K of Blue Dolphin Energy Company for the year ended December 31, 1989 under the Securities and Exchange Act of 1934, dated March 30, 1990 (Commission File No. 000-15905).

(4) Incorporated herein by reference to the exhibits filed in connection with Form 10-K of Blue Dolphin Energy Company for the year ended December 31, 1995 under the Securities and Exchange Act of 1934, dated March 9, 1996 (Commission File No. 000-15905).

(5) Incorporated herein by reference to the exhibits filed in connection with the definitive Information Statement on Schedule 14C of Blue Dolphin Energy Company under the Securities and Exchange Act of 1934, dated November 18, 1997 (Commission File No. 000-15905).

(6) Incorporated herein by reference to the exhibits filed in connection with Form 10-K of Blue Dolphin Energy Company for the year ended December 31, 1996 under the Securities and Exchange Act of 1934, dated March 31, 1997 (Commission File No. 000-15905).

(7) Incorporated herein by reference to the exhibits filed in connection with the definitive Information Statement on Schedule 14C of Blue Dolphin Energy Company under the Securities and Exchange Act of 1934, dated November 18, 1997 (Commission File No. 000-15905).

(8) Incorporated herein by reference to the exhibits filed in connection with Form 8-K of Blue Dolphin Energy Company under the Securities and Exchange Act of 1934, dated March 1, 1999 (Commission File No. 000-15905).

(9) Incorporated herein by reference to the exhibits filed in connection with Schedule 13D of Blue Dolphin Energy Company under the Securities and Exchange Act of 1934, dated October 22, 1999 (Commission File No. 000-15905).

(10) Incorporated herein by reference to the exhibits filed in connection with the Proxy Statement of Blue Dolphin Energy Company under the Securities and Exchange Act of 1934, dated May 18, 2000 (Commission File No. 000-15905).

(11) Incorporated herein by reference to the exhibits filed in connection with the Form 10-K of Blue Dolphin Energy Company for the year ended December 31, 1999 under the Securities Exchange Act of 1984, dated April 13, 2000 (Commission File No. 000-15905).